Exhibit (a)(1)(A)
Mandatory publication pursuant to Sec. 34, 14 paras. 2 and 3 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG)

Shareholders of QIAGEN N.V., in particular those who have their place of residence, seat or place of habitual abode in the United States of America or otherwise outside the Federal Republic of Germany, The Netherlands and the other member states of the European Union and the European Economic Area should pay particular attention to the information contained in Section 1 of this Offer Document.

Offer Document
Voluntary Public Takeover Offer
(Cash Offer)
made by
Quebec B.V.
Takkebijsters 1
4817 BL Breda
The Netherlands
to the shareholders of
QIAGEN N.V.
Hulsterweg 82
5912 PL Venlo
The Netherlands
to acquire their ordinary shares with a par value of EUR 0.01 in QIAGEN N.V.
in return for a cash consideration of
EUR 39.00
per ordinary share of QIAGEN N.V.
Acceptance Period:
May 18, 2020 to July 27, 2020, 24:00 hours (Frankfurt am Main local time) /
18:00 hours (New York local time)
Shares of QIAGEN N.V.:
ISIN NL0012169213 (WKN A2DKCH)
CUSIP N72482123

THIS OFFER IS BEING MADE FOR THE SECURITIES OF A DUTCH COMPANY WHOSE SHARES ARE LISTED IN GERMANY AND THE UNITED STATES OF AMERICA AND, AS A RESULT, IS SUBJECT TO THE LAWS, RULES AND REGULATIONS (TO THE EXTENT APPLICABLE) OF GERMANY, THE NETHERLANDS AND THE UNITED STATES OF AMERICA. SOME OF THE INFORMATION CONTAINED IN THIS DOCUMENT IS INCLUDED BECAUSE IT IS REQUIRED TO BE INCLUDED UNDER THE LAWS OF GERMANY, THE NETHERLANDS OR THE UNITED STATES OF AMERICA. SOME OF THE INFORMATION IN THIS DOCUMENT HAS BEEN PREPARED IN ACCORDANCE WITH GERMAN FORMAT AND STYLE, WHICH DIFFERS FROM THE U.S. FORMAT AND STYLE FOR DOCUMENTS OF THIS TYPE.

1. GENERAL INFORMATION ON THE IMPLEMENTATION OF THE OFFER	1
1.1 Implementation of the Offer in Accordance with the Laws and Regulations of Germany, The Netherlands (to the Extent Applicable) and the United States	1
1.2 Special Information for QIAGEN Shareholders Whose Place of Residence, Seat or Habitual Abode Is in the United States	2
1.3 Publication of the Decision to Launch the Offer	3
1.4 Publication and Dissemination of This Offer Document and Related Documents	3
1.5 Acceptance of the Offer Outside the Member States of the European Union and the European Economic Area as Well as the United States	4
2. INFORMATION REGARDING THE STATEMENTS CONTAINED IN THIS OFFER DOCUMENT	5
2.1 General	5
2.2 Status and Source of the Information on QIAGEN Contained in This Offer Document	5
2.3 No Updates	6
2.4 Conversion Rates	6
2.4.1 Conversion Rates Used in This Offer Document	6
2.4.2 EUR-USD Exchange Rate Information	6
2.5 Forward-Looking Statements and Intentions	7
3. SUMMARY OF THE OFFER	8
4. OFFER	17
5. ACCEPTANCE PERIOD	18
5.1 Duration of the Acceptance Period	18
5.2 Extension of the Acceptance Period	18
5.3 Additional Acceptance Period Pursuant to Sec. 16 Para. 2 WpÜG	19
6. DESCRIPTION OF THE BIDDER	19
6.1 Legal Basis and Capital Structure of the Bidder	19
6.2 Bidder’s Shareholder Structure	19
6.3 Thermo Fisher	20
6.3.1 Legal Basis	20
6.3.2 Capital Structure	20
6.3.3 Overview of the Business Activities of the Thermo Fisher Group	20
6.3.4 Governing Bodies	21
6.4 Persons Acting Jointly with the Bidder and Bidder Parent	25
6.5 QIAGEN Shares Currently Held by the Bidder or Persons Acting Jointly with the Bidder and by Their Subsidiaries; Attribution of Voting Rights	25
6.6 Information on Securities Transactions and Business Relationships with QIAGEN	26
6.7 Possible Future Acquisitions of QIAGEN Shares	26
7. DESCRIPTION OF QIAGEN	27
7.1 Legal Basis	27
7.2 Capital Structure	27
7.2.1 Issued and Authorized Capital	27
7.2.2 QIAGEN Call Options and QIAGEN Warrants	27
7.2.3 QIAGEN Equity Plans	28

i

v

INDEX OF DEFINED TERMS
Term	Section
2014 QIAGEN Call Options	7.2.2
2014 QIAGEN Warrants	7.2.2
2017 QIAGEN Call Options	7.2.2
2017 QIAGEN Warrants	7.2.2
2018 QIAGEN Call Options	7.2.2
2018 QIAGEN Warrants	7.2.2
2025 Notes	14.2(b)
2027 Notes	14.2(b)
2030 Notes	14.2(b)
2032 Notes	14.2(b)
ACCC	11.1.4
Acceptance Period	5.2
Action	8.2.13
Additional Acceptance Period	5.3
Adjusted RSU	18.1
Administrative Agent	14.2(a)
Adverse Recommendation Change	8.2.3
Affiliate	2.2
AFM	1.1
Agent’s Message	13.2.2
Alternative Proposal	8.2.14
Antitrust Clearance	8.2.13
Antitrust Clearance Condition	12.2
Antitrust Division	11.1.2
Antitrust Investigation	8.2.13
April Notes	14.2(b)
Asset Sale	8.5.7
Asset Sale Agreement	8.5.7
Asset Sale and Liquidation	8.5.8
AWV	11.3
Back-End Resolution	8.3(i)
BaFin	1.1
Banking Day	2.1
BCA Business Day	2.1
Bernard Bonus Agreement	18.2
Bernard Employment Agreement	18.2
Bidder	1.1
Bidder Parent	1.1
Bidder Top Up Affiliate	8.3(i)(A)
BMWi	11.3
Book-Entry Confirmation	13.2.2
Bridge Commitments	14.2(a)
Bridge Credit Agreement	14.2(a)
Business Combination Agreement	1.4

Term	Section
Cash Distribution	8.5.5
Cash Distribution Amount	8.5.5
Cash Payment	8.5.5
CCCS	11.1.4
CCSA	11.1.4
Clearstream	12.11
Clearstream Settlement Agent	13.1.1
Clearstream Shares	13
Closing Date	14.2(a)
Code	8.5.9
Commitment Letter	14.2(b)
Company Recommendation	8.2.3
Competing Offer	8.2.14
Completion Date	8.2.5
Compulsory Acquisition	8.5.10
Consolidated EBIT	12.8
Consolidated EBITDA	12.8
Continuing Employee	9.3.1
Custodian Bank	13.1.2
D&O Insurance	8.2.9
DCC	7.8(d)
De Brauw	8.1.2
Declaration of Acceptance	13.1.2
Directly Registered Shares	13
Domestic Paying Agent	19.3.2(i)
DTC	1.2
DTC Shares	13
Dutch Courts	8.2.20
Dutch GAAP	15.2
Dutch Offer Rules	1.1
Dutch Resident Entity	19.2.2(ii)(a)
Dutch Resident Individual	19.2.2(ii)(b)
EC	11.1.1
EC Merger Regulation	11.1.1
Eligible Institution	13.2.2
EUR	2.1
Exchange Act	1.1
Executive Officer	18.1
Explanatory Financial Information	15
FAS	11.1.4
Federal Reserve Board	16(j)
FFIR	11.3
Financial Threshold	12.8
Financing Term Sheet	14.2(b)
Foster Employment Agreement	18.2
Foundation	7.8

Term	Section
Foundation Call Option	7.8(a)
Foundation Call Option Agreement	7.8(a)
Foundation Support Agreement	7.8
Fractional QIAGEN Share	4
FSE	1.2
FTC	11.1.2
GAAP	2.1
German Business Day	2.1
German Information Agent	21
German Resident Corporation	19.3.2(ii)(a)
German Resident Holders	19.3.2(ii)(a)
German Resident Individual	19.3.2(i)
German Solicitation Agent	22
German Takeover Act	1.1
Germany	1.1
GM	8.3
Governance Resolutions	8.3
Governmental Authority	8.2.15
HSR Act	11.1.2
ICA	11.1.4
Indemnified Person	18.2
Independent Expert	12.10
Independent Members	8.2.5(ii)
Interim Period	8.2.13
Intervening Event	8.2.14
IRS	19.1
JFTC	11.1.4
JPMorgan	14.2(a)
KFTC	11.1.4
KStG	19.3.3(ii)(a)
Law	12.6
Letter of Transmittal	13.2.2
Liquidation	8.5.8
Liquidation Distribution	3
Liquidator	8.3
Loans	14.2(a)
Long Stop Date	3
Managing Board	4
March Notes	14.2(b)(ii)
Material Adverse Effect	12.8
Material Compliance Violation	12.9
Maximum Number of Top Up Shares	8.3(i)(A)
Merger	8.5.4
Merger and Liquidation	8.5.8
Merger Resolution	8.4
Minority Shareholder NFC	8.2.5

Term	Section
Minority Shareholders	8.5.11
MIT	6.3.4
MSSF	14.2(b)(i)
Non-Financial Covenants	8.2.5
Non-Tender Agreement	14.1
Noon Buying Rate	2.4.2
Notes	14.2(b)
Notice of Guaranteed Delivery	13.2.2
November 5th Proposal	8.1.2
November 21st Proposal	8.1.2
November 22nd Proposal	8.1.2
NYSE	1.1
NZCC	11.1.4
October 18th Proposal	8.1.2
Offer	1.1
Offer Conditions	12
Offer Costs	14.1
Offer Document	1.1
Offer Materials	3
Offer Price	4
Order	12.6
Other Post-Offer Measures	8.5.11
Parent Financing Commitment	14.2
PFIC	19.1
Piening Employment Agreement	18.2
Post-Offer Measures	8.5.2
Preference Shares Cancellation	8.5.5
Premium Cap	8.2.9
QIAGEN	1.1
QIAGEN Boards	4
QIAGEN Call Options	7.2.2
QIAGEN Equity Plans	7.2.3
QIAGEN Group	3
QIAGEN Newco	8.5.4
QIAGEN Newco Class A Share	8.5.4
QIAGEN Newco Class B Share	8.5.4
QIAGEN Newco Preference Share	8.5.4
QIAGEN Newco Shares	8.5.4
QIAGEN Newco Sub	8.5.4
QIAGEN Newco Sub Election	8.5.5
QIAGEN Option	8.2.10(i)
QIAGEN Ordinary Shares	8.3(i)(A)
QIAGEN PSU	8.2.10(ii)
QIAGEN RSU	7.2.3
QIAGEN Share	1.1
QIAGEN Shareholder	1.1

Term	Section
QIAGEN Shareholders	1.1
QIAGEN Shares	1.1
QIAGEN Warrants	7.2.2
Qualified Holding	19.3.2(i)
Quebec	1.1
Reasoned Position Statement	7.7
Resolutions	8.3
Reverse Termination Payment	8.2.17
RFIs	11.1.4
Sackers DE Employment Agreement	18.2
Sackers Employment Agreements	18.2
Sackers NL Employment Agreement	18.2
Sackers U.S. Employment Agreement	18.2
SAMR	11.1.3
Schedule TO	1.1
Schweins Employment Agreement	18.2
SEC	1.1
Securities Act	8.2.20
Sell-Out Right	16(e)
Settlement	3
Settlement Agent	13.2.1
Settlement Date	3
SFIR	11.3
Share Transfer	8.5.6
Share Transfer Agreement	8.5.6
Sheldon Employment Agreement	18.2
Stock Exchange Trading Day	2.1
Subsequent EGM	8.4
Supervisory Board	4
Tendered Clearstream Shares	13.1.3(a)(i)
Term A-1 Facility	14.2(b)
Term Loan Facility	14.2(b)
Termination Payment	8.2.17
TFTC	11.1.4
Thermo Fisher	1.1
Thermo Fisher Board	8.1.2
Thermo Fisher Group	1.1
Thermo Options	18.2
Thermo RSUs	18.2
Threshold Value Contract	8.2.17
Threshold Value Transaction	8.2.17
Top Up Option	8.3(i)(A)
Transaction Committee	8.1.2
Transaction Costs	15.1.2(b)
Transaction Payment	18.2
Transactions	4

x

Term	Section
Treasury Fractional Shares	7.2.1
Treasury Ordinary Shares	7.2.1
Treasury Shares	7.2.1
U.S.	1.1
U.S. Business Day	2.1
U.S. Holder	19.1
U.S. Information Agent	1.4
U.S. Offer Rules	1.1
United States	1.1
USA	1.1
USD	2.1
Viola DE Employment Agreement	18.2
Viola NL Employment Agreement	18.2
Wachtell Lipton	8.1.2
Waiver Letters	18.1
WpÜG	1.1
WpÜGAngebV	1.1
WpÜGAnwendV	1.1

1.
General Information on the Implementation of the Offer

1.1
Implementation of the Offer in Accordance with the Laws and Regulations of Germany, The Netherlands (to the Extent Applicable) and the United States

The tender offer (the “Offer”) contained in this offer document (this “Offer Document”) by Quebec B.V., a wholly-owned subsidiary of Thermo Fisher Scientific Inc. (“Thermo Fisher” or “Bidder Parent” and, together with its subsidiaries, “Thermo Fisher Group”) and a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands, having its corporate seat in Breda, The Netherlands and registered with the Dutch trade register under number 77473469 (the “Bidder” or “Quebec”), is a voluntary public takeover offer for the acquisition of all ordinary shares with a par-value of EUR 0.01, including all ancillary rights, in particular the entitlement to profits, existing at the time of the Settlement (as defined in Section 3) of the Offer (each, a “QIAGEN Share” and, collectively, the “QIAGEN Shares”) in QIAGEN N.V., a limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, having its corporate seat in Venlo, The Netherlands and registered with the Dutch trade register under number 12036979 (“QIAGEN”). The Offer is directed towards all holders of QIAGEN Shares (collectively, the “QIAGEN Shareholders,” each, a “QIAGEN Shareholder”).
This Offer is being launched and implemented under the rules of law of the Federal Republic of Germany (“Germany”), the rules of law of The Netherlands (to the extent applicable) as well as the provisions of the securities laws of the United States of America (“United States,” “U.S.” or “USA”). The Offer will, in particular, be implemented in accordance with (i) the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) (“WpÜG” or “German Takeover Act”) and the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots) (“WpÜGAngebV”), as well as the German Regulation on the Applicability of Provisions Concerning Offerings within the meaning of Sec. 1 para. 2 and 3 of the German Securities Acquisition and Takeover Act (Verordnung über die Anwendbarkeit von Vorschriften betreffend Angebote im Sinne des § 1 Abs. 2 und 3 des Wertpapiererwerbs und Übernahmegesetzes) (“WpÜGAnwendV”), (ii) the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht), the Dutch Decree on Public Takeovers (Besluit openbare biedingen Wft) and the rules and regulations promulgated thereunder (together, the “Dutch Offer Rules”) and (iii) the U.S. Securities Exchange Act of 1934, as currently amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (together with the Exchange Act, the “U.S. Offer Rules”). In order to reconcile certain areas where German law and U.S. law conflict, the Bidder obtained, prior to the publication of the Offer Document, no-action and exemptive relief from the U.S. Securities and Exchange Commission (the “SEC”) to conduct the Offer in the manner described in this Offer Document (see also Section 20).
Given that QIAGEN has its corporate seat in The Netherlands and the listed QIAGEN Shares are admitted to trading on a regulated market in Germany within the European Economic Area, the Offer must comply with the terms and conditions of the WpÜG with regard to the consideration offered, the content of this Offer Document and the procedures to be followed in connection with the Offer (Sec. 1 para. 3 WpÜG in conjunction with Sec. 2 WpÜGAnwendV), which will be supervised by the German Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (the “BaFin”). Information to be provided to the employees of QIAGEN and questions pertaining to corporate law, in particular the conditions under which the QIAGEN Boards (as defined in Section 4) may undertake any action that might result in the frustration of the Offer, are governed by the laws of The Netherlands, in particular the Dutch Offer Rules and Dutch corporate law. In addition, as a result of the QIAGEN Shares being listed on the New York Stock Exchange (the “NYSE”), the Offer must also comply with U.S. Offer Rules. The Bidder does not intend to make this Offer as a public offer pursuant to the applicable law of any jurisdictions other than Germany, The Netherlands and the United States.
In connection with the Offer, the Bidder filed the German language version of this Offer Document with BaFin. The publication of the German language version of this Offer Document was permitted by BaFin on May 15, 2020. In addition, pursuant to Rule 14d-3 under the Exchange Act, the Bidder and

Thermo Fisher have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer Document forms a part, and may file amendments thereto. No further announcements, registrations, admissions or approvals of this Offer Document or this Offer by securities exchange authorities or similar authorities outside the Federal Republic of Germany and the United States have been applied for, have been initiated or are envisaged by the Bidder or Thermo Fisher. Pursuant to Sec. 5:74 para. 2 of the Dutch Act on Financial Supervision, this Offer Document and the Schedule TO are not subject to the approval of the Dutch Authority for the Financial Markets (“AFM”) and have not been approved by the AFM. Neither the Bidder nor any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor any of its directors, officers or employees assume any responsibility for compliance with any legal requirements other than German, Dutch and U.S. law requirements. Therefore, QIAGEN Shareholders may not rely on the legal requirements for the protection of investors of any other jurisdiction.
Neither the Bidder nor Thermo Fisher is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Bidder or Thermo Fisher becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the QIAGEN Shares, the Bidder will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Bidder.
Both (i) the receipt of cash in respect of QIAGEN Shares pursuant to the Offer or, if implemented, the Asset Sale and Liquidation (as defined in Section 8.5.8), the Compulsory Acquisition (as defined in Section 8.5.10) or any Other Post-Offer Measures (as defined in Section 8.5.11), and (ii) if the Merger and Liquidation (as defined in Section 8.5.8) is implemented, the receipt of cash in respect of QIAGEN Newco Shares (as defined in Section 8.5.4), may be a taxable transaction under applicable tax laws, including those of the country of residency of QIAGEN or QIAGEN Newco (as defined in Section 8.5.4) or the country of residence of the relevant QIAGEN Shareholder, and generally will be a taxable transaction to “U.S. Holders” (as defined in Section 19.1) for U.S. federal income tax purposes (see Section 19). All QIAGEN Shareholders are urged to consult their independent professional advisors immediately regarding the tax consequences of acceptance of the Offer and, if implemented, the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measure. Neither the Bidder nor any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor any of its directors, officers or employees accept responsibility for any tax effects on or liabilities of any person as a result of the acceptance of the Offer or as a result of any of the related transactions by which the Bidder may acquire the QIAGEN Shares. QIAGEN SHAREHOLDERS SHOULD BE AWARE THAT THE TAX CONSEQUENCES OF RECEIVING THE OFFER PRICE (AS DEFINED IN SECTION 4) AS A RESULT OF ACCEPTING THE OFFER MAY BE MORE FAVORABLE TO A TENDERING SHAREHOLDER THAN THE TAX CONSEQUENCES OF RECEIVING CASH IN RESPECT OF QIAGEN SHARES (OR, IF THE MERGER (AS DEFINED IN SECTION 8.5.4) HAS OCCURRED, QIAGEN NEWCO SHARES) IN A LIQUIDATION DISTRIBUTION (AS DEFINED IN SECTION 3). IN PARTICULAR, THE APPLICABLE WITHHOLDING TAXES, INCLUDING GENERALLY A 15% DUTCH DIVIDEND WITHHOLDING TAX, AND OTHER TAXES IMPOSED ON NON-TENDERING QIAGEN SHAREHOLDERS IN RESPECT OF THE LIQUIDATION DISTRIBUTION MAY BE DIFFERENT FROM, AND GREATER THAN, THE TAXES IMPOSED UPON SUCH QIAGEN SHAREHOLDERS HAD THEY TENDERED THEIR QIAGEN SHARES PURSUANT TO THE OFFER.
1.2
Special Information for QIAGEN Shareholders Whose Place of Residence, Seat or Habitual Abode Is in the United States

The Offer refers to shares that, in addition to trading on the NYSE, are also traded on the Frankfurt Stock Exchange (“FSE”) and is subject to the legal provisions of the German Takeover Law regarding the implementation and disclosure requirements for such an offer, which differ substantially from the corresponding legal provisions of the United States. For example, the payment and settlement procedure with respect to the Offer will comply with the relevant rules of German Takeover Law, which differ from payment and settlement procedures customary in the United States, particularly with regard to the payment date of the consideration.
QIAGEN Shareholders resident in the United States are advised that references in this Offer Document to a QIAGEN Shareholder’s ‘‘acceptance of the Offer’’ relate to and are interchangeable with, references to ‘‘tendering’’ QIAGEN Shares into the Offer, and “acceptance of the Offer” is the legal equivalent of tendering shares in an offer subject exclusively to the laws, rules and regulations of the United States.
In accordance with German market practice, QIAGEN Shareholders who hold their QIAGEN Shares in the Clearstream (as defined in Section 12.11) system may trade tendered QIAGEN Shares on the regulated “as-tendered” market of the FSE as described in Section 13.1.8.
There will be no stock market trading of Directly Registered Shares or QIAGEN Shares (as defined in Section 13) held in the Depository Trust Company (“DTC”) system that have been tendered into the Offer. There may be a lengthy period of time between the deadline for tendering QIAGEN Shares into the Offer and the Settlement, which is currently expected to occur in the first half of 2021. QIAGEN Shareholders will not have withdrawal rights for the forty-five (45)-calendar day period following the end of the Acceptance Period, even if the Antitrust Clearance Condition (as defined in Section 12.2) has not yet been satisfied or previously effectively waived and, therefore, the Bidder has not yet become obligated to pay the Offer Price. In addition, as described in Section 17.1, the Bidder may request one or more extensions of this forty-five (45)-calendar day period from the Staff of the SEC. If granted, tendering QIAGEN Shareholders may not have the right to withdraw their QIAGEN Shares for the entire period between the end of the Acceptance Period and the Settlement, which may not occur until August 5, 2021. QIAGEN Shareholders who hold Directly Registered Shares or who hold their QIAGEN Shares in the DTC system and who wish to have the ability to trade tendered QIAGEN Shares on the regulated “as-tendered” market of the FSE should promptly contact their bank, broker, dealer or other nominee to effect a transfer of their QIAGEN Shares from the Depository Trust Company system or transfer agent, as applicable, to the Clearstream system prior to tendering their QIAGEN Shares into the Offer as described in Section 13.2.8. The deadline for tendering QIAGEN Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. QIAGEN Shareholders who hold Directly Registered Shares or who hold their QIAGEN Shares in the DTC system are advised to allow sufficient time for the transfer of their QIAGEN Shares to the Clearstream system.
The Offer has not been approved or disapproved by the SEC or any state securities commission in the United States, nor has the SEC or any state securities commission in the United States passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained herein. Any representation to the contrary is unlawful.
1.3
Publication of the Decision to Launch the Offer

On March 3, 2020, the Bidder published its decision to launch the Offer in accordance with Sec. 10 para. 1 sentence 1 WpÜG. The German version of such publication is available on the Internet at http://corporate.thermofisher.com/en/offer.html?lang=de and the English version of such publication is available on the Internet at http://corporate.thermofisher.com/en/offer.html. In addition, the publication in which the Bidder announced its decision to make the Offer, together with other materials related to the Offer, were filed with the SEC as preliminary tender offer communications under the cover of Schedule TO. Such Schedule and other documents filed by the Bidder in connection with this Offer are available on the Internet at the website of the SEC at http://www.sec.gov.
1.4
Publication and Dissemination of This Offer Document and Related Documents

The publication of the German language version Offer Document was permitted by BaFin on May 15, 2020. The German language version of the Offer Document was published on May 18, 2020 by way of (i) announcement on the Internet available at http://corporate.thermofisher.com/en/offer.html?lang=de and (ii) making copies of this Offer Document available free of charge at D.F. King Ltd, Mergenthaler Allee 15-21, 65760 Eschborn, Germany (inquiries via email to QGEN@dfking.com or via fax to +49 69 2222 129 19 or via phone to +49 800 186 0230, indicating a valid mailing address). Furthermore, the English language version of this Offer Document will be published by way of announcement on the Internet at http://corporate.thermofisher.com/en/offer.html. The announcement about making copies of this Offer

Document available free of charge in Germany and the Internet address at which the publication of the German language version Offer Document is available will be published on May 18, 2020 in the Federal Gazette (Bundesanzeiger).
In the United States, the corresponding announcement about making copies of the English language version of the Offer Document available free of charge will be published in The Wall Street Journal. To the extent legally required or at the Bidder’s sole discretion, all notifications and announcements will be published in the United States as part of a press release. Requests for copies of this Offer Document, the related Letter of Transmittal (as defined in Section 13.2.2) and the Notice of Guaranteed Delivery (as defined in Section 13.2.2) may be directed to the U.S. Information Agent for the Offer, D.F. King & Co., Inc. (the “U.S. Information Agent”), 48 Wall Street, 22nd Floor, New York, NY 10005, United States, email: QGEN@dfking.com and by calling + 1 (877) 297-1744 (toll-free in the United States) for distribution free of charge.
The Schedule TO and any amendments thereto (see Section 1.1), exhibits to the Schedule TO, and other information that the Bidder and Thermo Fisher have filed electronically with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov.
QIAGEN is also required under the Business Combination Agreement between Thermo Fisher and QIAGEN dated as of March 3, 2020 (the “Business Combination Agreement”) to file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on the day of publication of this Offer Document, setting forth the recommendation of QIAGEN with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto when filed, may be examined at, and copies may be obtained from, the SEC free of charge at the SEC’s website at http://www.sec.gov. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY VOTING DECISION OR DECISION REGARDING TENDERING THEIR QIAGEN SHARES.
The publication, dispatch, distribution or dissemination of this Offer Document or other documents related to the Offer outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area and the United States may be subject to legal restrictions. This Offer Document and other documents related to the Offer may not be dispatched to or disseminated, distributed or published by third parties in countries in which this would be illegal. The Bidder has not given its permission for the dispatch, publication, distribution or dissemination of this Offer Document by third parties outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area and the United States. Therefore, custodian investment service providers may not publish, dispatch, distribute, or disseminate this Offer Document outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area and the United States unless in compliance with all applicable domestic and foreign statutory provisions.
1.5
Acceptance of the Offer Outside the Member States of the European Union and the European Economic Area as well as the United States

The Offer may be accepted by all QIAGEN Shareholders in accordance with the terms outlined in this Offer Document and the applicable statutory provisions. However, acceptance of the Offer outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area, and the United States may be subject to legal restrictions. QIAGEN Shareholders who come into possession of this Offer Document outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area or the United States and who wish to accept the Offer outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area or the United States and/or who are subject to statutory provisions other than those of Germany, The Netherlands and other member states of the European Union and the European Economic Area or the United States are advised to inform themselves of the relevant applicable statutory provisions and to comply with them. The Bidder assumes no responsibility for acceptance of the Offer outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area and the United States being permissible under the relevant applicable statutory provisions.

2.
Information Regarding the Statements Contained in This Offer Document

2.1 General
Unless stated otherwise, time data in this Offer Document is given in the local time of Frankfurt am Main, Germany and the corresponding time in New York, New York, United States. To the extent that expressions such as “currently,” “at the present time,” “at the moment,” “now,” “at present” or “today” are used in this Offer Document, they refer to the date of publication of this Offer Document, i.e., May 18, 2020.
References in this Offer Document to a “U.S. Business Day” relate to any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States are authorized or required by applicable Law (as defined in Section 12.6) to close. References in this Offer Document to a “German Business Day” relate to any day, other than Saturday, Sunday or other day on which commercial banks in Frankfurt am Main, Germany, are authorized or required by applicable Law to close. References to a “Banking Day” or a “BCA Business Day” relate to any day, other than Saturday, Sunday or other day on which commercial banks in Frankfurt am Main, Germany, Amsterdam, The Netherlands or New York, New York, United States are authorized or required by applicable Law to close. References to a “Stock Exchange Trading Day” refer to a day on which both the FSE and the NYSE are open for trading. References to “EUR” relate to Euro. References to “USD” relate to U.S. Dollar.
References in this Offer Document to a QIAGEN Shareholder’s ‘‘acceptance of the Offer’’ relate to and are interchangeable with, references to ‘‘tendering’’ QIAGEN Shares into the Offer, and “acceptance of the Offer” is the legal equivalent of tendering shares in an offer subject exclusively to the laws, rules and regulations of the United States.
No person has been authorized to give any information or to make any representation on behalf of Thermo Fisher or the Bidder not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. If third parties nevertheless make such statements, these are neither attributable to the Bidder nor to persons acting jointly with the Bidder pursuant to Sec. 2 para. 5 WpÜG. No broker, dealer, bank, trust company, fiduciary, or other person will be deemed to be the agent of Thermo Fisher, the Bidder, the Settlement Agent (as defined in Section 13.2.1), the Clearstream Settlement Agent (as defined in Section 13.1.1), the U.S. Information Agent, the German Information Agent (as defined in Section 21) or the German Solicitation Agent (as defined in Section 22) for the purpose of the Offer.
In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), Thermo Fisher uses certain non-GAAP financial measures, including adjusted EPS and adjusted operating income, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any regularity or predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. Thermo Fisher excludes the above items because they are outside of the company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Thermo Fisher does not provide a reconciliation of such forward-looking non-GAAP measures to the corresponding GAAP measures because the company is unable to predict the above items with reasonable certainty, and without unreasonable effort. Thermo Fisher believes that the use of non-GAAP measures helps investors to gain a better understanding of the company’s core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.
2.2
Status and Source of the Information on QIAGEN Contained in This Offer Document

Unless expressly stated otherwise, all representations, opinions, stated intentions, forward-looking statements and other information contained in this Offer Document are based upon the Bidder’s and Thermo Fisher’s knowledge as of the time of publication of this Offer Document. Unless expressly indicated otherwise, the information on QIAGEN contained in this Offer Document has been taken from or is based on information furnished by QIAGEN or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information in Section 3 should be considered in conjunction with more comprehensive financial and other information in such reports and other publicly available information, without limiting the declaration of assumption of responsibility in Section 25.
From February 18, 2020 through the signing of the Business Combination Agreement, Thermo Fisher and its advisors conducted a confirmatory due diligence investigation of QIAGEN, including review of relevant documents, calls and meetings among management and visits to certain QIAGEN facilities (see also Section 8.1.2). None of the Bidder, Thermo Fisher or any of its or their Affiliates assume any responsibility for the accuracy or completeness of the information concerning QIAGEN, whether furnished by QIAGEN or contained in such documents and records, or for any failure by QIAGEN to disclose events that may have occurred or that may affect the significance or accuracy of any such information that is unknown to the Bidder, Thermo Fisher or any of its or their Affiliates or assigns. “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
2.3
No Updates

The Bidder cannot rule out that the information regarding QIAGEN described in this Offer Document has changed since the publication of this Offer Document. The Bidder will update this Offer Document (also with regard to any changed intentions) only to the extent required by either the German Takeover Act or U.S. Offer Rules and permitted under both the German Takeover Act and U.S. Offer Rules.
2.4
Conversion Rates

2.4.1
Conversion Rates Used in This Offer Document

For the purpose of this Offer and, unless expressively stated otherwise, the Bidder has carried out its calculations using the Noon Buying Rate (as defined in Section 2.4.2) on April 17, 2020.
2.4.2
EUR-USD Exchange Rate Information

The following tables set forth, for the periods indicated, information concerning the exchange rates for EUR per USD. The Bidder has provided these rates solely for convenience and these translations should not be construed as a representation that EUR amounts actually represent these USD amounts or that EUR amounts could have been, or could be, converted into USD at those rates or at any other rate. The Bidder did not use these rates in the preparation of the financial statements included in this Offer Document. Fluctuations in the exchange rate between USD and EUR will affect the USD equivalent of the EUR price of the QIAGEN Shares traded on the FSE and the NYSE.
As used in this Offer Document, the term “Noon Buying Rate” refers to the rate of exchange for EUR, expressed in USD per EUR, as announced by the Federal Reserve Bank of New York for customs purposes as the rate in New York, New York, United States for cable transfers in foreign currencies.
The table below shows the average Noon Buying Rates in New York, New York, United States for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for USD per EUR for the last two (2) fiscal years. The average is computed using the Noon Buying Rate on the last Banking Day of each month during the period indicated.
Year Ended December 31,	Average Rate
2019	1.1184
2018	1.1785

The following table shows the average Noon Buying Rates for EUR in USD for the last six (6) months.
Month Ended	Average Rate
April 2020	1.0871
March 2020	1.1046
February 2020	1.0911
January 2020	1.1098
December 2019	1.1114
November 2019	1.1051
On April 17, 2020, the Noon Buying Rate was USD 1.0883 per EUR 1.00.
2.5
Forward-Looking Statements and Intentions

This Offer Document and the documents referred to in it contain certain forward-looking statements that involve a number of risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Such statements express the intent, belief, views or current expectations and assumptions of Thermo Fisher, the Bidder and their management with regard to possible future events, including among other things the likely consequences of the Offer for QIAGEN and QIAGEN Shareholders or on future financial results. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed Transactions, may not materialize as expected; the proposed Transactions not being timely completed, if completed at all; regulatory approvals required for the proposed Transactions not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the proposed Transactions, QIAGEN’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed Transactions; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all.
Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 28, 2020, which are on file with the SEC and available in the “Investors” section of Thermo Fisher’s website, http://ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019, which is on file with the SEC and available in the “Investor Relations” section of QIAGEN’s website, http://corporate.qiagen.com/investor-relations, under the heading “Financial Reports,” and in any subsequent Quarterly Reports on Form 6-K and other documents QIAGEN files or furnishes with the SEC. While the Bidder and Thermo Fisher may elect to update forward-looking statements at some point in the future, the Bidder and Thermo Fisher specifically disclaim any obligation to update such forward-looking statements, even if estimates change. Therefore, QIAGEN Shareholders should not rely on these forward-looking statements as representing the Bidder’s or Thermo Fisher’s views as of any date subsequent to the day of the publication of the Offer Document. Regardless of any forward-looking statements, the Bidder will update this Offer Document only to the extent such update is required under the German Takeover Act or U.S. Offer Rules and permissible under both the German Takeover Act and U.S. Offer Rules.
3.
Summary of the Offer

The information contained in the following summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer Document, the related Declaration of Acceptance (as defined in Section 13.1.2(a)), the related Letter of Transmittal (as defined in Section 13.2.2), and other related materials distributed by the U.S. Information Agent or German Information Agent, as applicable (collectively, the “Offer Materials”). QIAGEN Shareholders are urged to carefully read the Offer Materials in their entirety, as each may be amended or supplemented from time to time. The Bidder has included cross-references in this summary term sheet to other sections of this Offer Document where QIAGEN Shareholders can find more complete descriptions of the topics mentioned below. The information concerning QIAGEN contained herein and elsewhere in this Offer Document has been provided to the Bidder by QIAGEN or has been taken from or is based upon publicly available documents or records of QIAGEN on file with the SEC or other public sources at the time of the Offer and the Bidder has not independently verified the accuracy and completeness of such information.
Bidder:	Quebec B.V. Takkebijsters 1 4817 BL Breda The Netherlands
Target Company:	QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands
Subject of the Offer:	Acquisition of all QIAGEN Shares (ISIN NL0012169213; CUSIP N72482123) including all ancillary rights, in particular the entitlement to profits, existing at the time of the Settlement.
Consideration:
EUR 39.00 per QIAGEN Share
Tendering holders of QIAGEN Shares that are held in the Depository Trust Company system or of Directly Registered Shares will receive U.S. dollars in exchange for such QIAGEN Shares upon the Settlement. The Offer Price will be converted using the simple average of the two WM/Reuters 4:00 p.m. (London time) fixings of the USD/EUR exchange rate on the second (2nd) and third (3rd) day prior to the date of the Settlement. Holders of QIAGEN Shares that are held in the Depository Trust Company system as well as holders of Directly Registered Shares should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of U.S. dollar denominated consideration paid to them in respect of such shares to fluctuate accordingly. Additional details about the Offer, including details related to consideration, are included in Section 4.
As described in detail in Section 19, the tax consequences of receiving the Offer Price as a result of accepting the Offer may be more favorable to a tendering shareholder than the tax consequences of receiving cash in respect of QIAGEN Shares in a Liquidation Distribution. In particular, the applicable withholding taxes, including generally a 15% Dutch dividend withholding tax, and other taxes imposed on non-tendering QIAGEN Shareholders in respect of the Liquidation Distribution may be different from, and greater than, the taxes imposed upon such QIAGEN Shareholders had they tendered their QIAGEN Shares pursuant to the Offer. See Section 19 for additional information regarding material U.S., Dutch and German tax consequences for tendering and non-tendering QIAGEN Shareholders.
In addition, as described in Section 16, tendering QIAGEN Shareholders will be paid earlier than non-tendering QIAGEN Shareholders that receive payment in connection with any subsequent Post-Offer Measure (as defined in Section 8.5.2).

Acceptance Period:	May 18, 2020 to July 27, 2020, 24:00 hours (Frankfurt am Main local time)/18:00 hours (New York local time).
Additional Acceptance Period:	The Additional Acceptance Period (as defined in Section 5.3) is expected to commence on July 31, 2020 and end on August 13, 2020, 24:00 hours (Frankfurt am Main local time)/18:00 hours (New York local time). See Section 5.3 for additional information regarding the Additional Acceptance Period.
Offer Conditions:
The Settlement and the agreements which have been entered into as a result of the acceptance of the Offer are subject to the conditions set forth in Section 12, which can be summarized as follows:
–
As further specified in Section 12.1, a minimum acceptance threshold of at least 75% of QIAGEN’s issued and outstanding ordinary share capital (geplaatst en uitstaand gewoon kapitaal), for the avoidance of doubt, excluding any QIAGEN Shares held by QIAGEN in treasury at the end of the Acceptance Period, having been achieved at the end of the Acceptance Period.

–
As further specified in Section 12.2, merger control approvals in the United States, the European Union, China and the other jurisdictions set forth in Section 11.1.4 having been obtained between the publication of the Offer Document and the Long Stop Date (defined below).

–
As further specified in Section 12.3, neither the Managing Board nor the Supervisory Board of QIAGEN having made an Adverse Recommendation Change (as defined in Section 8.2.3) in relation to an Intervening Event or a Competing Offer (in each case, as defined in Section 8.2.14) between the publication of the Offer Document and the end of the Acceptance Period.

–
As further specified in Sections 12.4(a) and (b), the number of QIAGEN Shares (as defined in Section 8.3(i)(A)) issued and outstanding (including outstanding Fractional QIAGEN Shares (as defined in Section 4), with twenty-seven (27) Fractional QIAGEN Shares counted as one (1) QIAGEN Share) not exceeding 230,253,368 at the end of the Acceptance Period, and between the publication of the Offer Document and the end of the Acceptance Period, (i) no QIAGEN Shares have been issued and no subscription rights, options, (convertible) bonds or other financial instruments granting a right to receive QIAGEN Shares have been granted by QIAGEN to a third party (other than Thermo Fisher, the Bidder Top Up Affiliate (as defined in Section 8.3(i)) or the Bidder), other than pursuant to (x) QIAGEN Equity Plans (as defined in Section 7.2.3) or (y) QIAGEN Warrants, and (ii) QIAGEN or its legal representatives have neither publicly announced nor notified Thermo Fisher or the Bidder, nor has the Bidder or Thermo

Fisher otherwise obtained knowledge, that any of the events mentioned in the preceding clause (i) has occurred.

–
As further specified in Section 12.4(c), the general meeting of QIAGEN not adopting any resolutions, other than the Resolutions (as defined in Section 8.3), regarding any increase of the share capital, split of QIAGEN Shares, consolidation of QIAGEN Shares, change of rights pertaining to, or the nature of, QIAGEN Shares or amendment of the articles of association of QIAGEN between the publication of the Offer Document and the end of the Acceptance Period.

–
As further specified in Section 12.5, the general meeting of QIAGEN having adopted the Back-End Resolution (as defined in Section 8.3(i)) between the publication of the Offer Document and the end of the Acceptance Period.

–
As further specified in Section 12.6, no Order (as defined in Section 12.6), stay, judgment or decree having been issued by any Governmental Authority (as defined in Section 8.2.15) of competent jurisdiction that remains in force and effect immediately before the end of the Acceptance Period, and no statute, rule, regulation or other law of any Governmental Authority of competent jurisdiction having been enacted that remains in force and effect immediately before the end of the Acceptance Period, which in any case prohibits the completion of the Offer or the other Transactions (as defined in Section 4), in whole or in part, in accordance with the Business Combination Agreement.

–
As further specified in Section 12.7, between the publication of the Offer Document and the end of the Acceptance Period, (i) QIAGEN not being subject to a voluntary or involuntary liquidation, administration order, suspension of payments or any other insolvency proceeding in any jurisdiction and (ii) QIAGEN or its legal representatives not having publicly announced nor notified Thermo Fisher or the Bidder, nor have the Bidder or Thermo Fisher otherwise obtained knowledge, that any of the events mentioned in the preceding clause (i) has occurred.

–
As further specified in Section 12.8, no Material Adverse Effect (as defined in Section 12.8) having occurred between the publication of the Offer Document and the end of the Acceptance Period.

–
As further specified in Section 12.9, no Material Compliance Violation (as defined in Section 12.9) having occurred between the publication of the Offer Document and the end of the Acceptance Period.

The Bidder will seek to complete the merger control procedures (see Sections 11.1 and 11.2) by July 27, 2021 (the “Long Stop Date”).

If one or more of the Offer Conditions (as defined in Section 12) have not been timely satisfied and the Bidder did not previously effectively waive such condition, the Offer will lapse and the agreements which have been entered into as a result of the acceptance of the Offer will cease to exist and will not be consummated (conditions subsequent within the meaning of German law (auflösende Bedingungen)).
In the Business Combination Agreement, Thermo Fisher and QIAGEN agreed that the Bidder may waive the Offer Conditions specified in Section 12.1, Section 12.3 (with respect to an Adverse Recommendation Change in relation to a Competing Offer) and Section 12.6, only with the written consent of QIAGEN.
ISIN/CUSIP:	QIAGEN Shares: ISIN NL0012169213; CUSIP N72482123. Tendered Clearstream Shares (as defined in Section 13.1.3(a)(i)): ISIN NL0014676538
Acceptance of the Offer for Clearstream Shares:
Acceptance of the Offer by holders of QIAGEN Shares that are held in the Clearstream system must be declared in writing or in text by the relevant QIAGEN Shareholder to the Custodian Bank (as defined in Section 13.1.2) during the Acceptance Period or Additional Acceptance Period.
Until the Settlement pursuant to the terms and conditions of this Offer Document, the Clearstream Shares (as defined in Section 13) for which acceptance of the Offer has become effective will remain in the accepting QIAGEN Shareholder’s securities account. However, they will each be rebooked under a different ISIN and therefore identified as tendered QIAGEN Shares.
As described in more detail in Section 13.1, the acceptance of the relevant QIAGEN Shareholder will only become effective upon the QIAGEN Shares for which the Offer has been accepted being rebooked, in due time, at Clearstream under ISIN NL0014676538.

Acceptance of the Offer for DTC Shares:	Acceptance of the Offer by holders of DTC Shares (as defined in Section 13) must be declared to the Settlement Agent using one of the procedures described in Section 13.2.
Costs of Acceptance:
The Settlement will be free of costs and expenses (except for costs incurred for transmitting a declaration of acceptance or letter of transmittal, as applicable, to a Custodian Bank or the Settlement Agent, as applicable) for QIAGEN Shareholders who hold their QIAGEN Shares in the Clearstream system in a securities deposit account with a Custodian Bank in Germany or whose ownership of QIAGEN Shares is directly registered on the QIAGEN shareholders register, including QIAGEN Shares that are held in book-entry form on the books of QIAGEN’s transfer agent.
Shareholders who hold their QIAGEN Shares in the Depository Trust Company system through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Offer on the shareholder’s behalf may be charged a fee.

Any non-German exchange tax, sales tax or stamp tax resulting from the acceptance of the Offer shall be borne by QIAGEN Shareholders. See Sections 13.1.7 and 13.2.6 for additional information regarding the costs of acceptance.
Right of Withdrawal:	QIAGEN Shareholders who accept the Offer during the Acceptance Period may withdraw their declared acceptance in respect of their QIAGEN Shares at any time until the end of the Acceptance Period, without having to give any reason. QIAGEN Shareholders who have exercised their right of withdrawal may re-accept the Offer prior to the end of the Additional Acceptance Period as described in this Offer Document.

In addition to the aforementioned withdrawal rights, the following statutory withdrawal rights exist prior to the end of the Acceptance Period:
–
In the event of an amendment of the Offer pursuant to Sec. 21 para. 1 WpÜG, QIAGEN Shareholders may, at any time until the end of the Acceptance Period, withdraw from the contracts entered into as a result of acceptance of the Offer if and to the extent that they have accepted the Offer prior to the publication of the amendment of the Offer (pursuant to Sec. 21 para. 4 WpÜG); and

–
In the event of a competing offer pursuant to Sec. 22 para. 1 WpÜG, QIAGEN Shareholders may, at any time until the end of the Acceptance Period, withdraw from the contracts entered into as a result of acceptance of the Offer if and to the extent that they have accepted the Offer prior to publication of the offer document for the competing offer (Sec. 22 para. 3 WpÜG).

QIAGEN Shareholders will have no withdrawal rights for the forty-five (45)-calendar day period following the end of the Acceptance Period, even if the Offer condition described in Section 12.2 has not yet been satisfied or previously effectively waived and the Bidder has, accordingly, not yet become obligated to pay the Offer Price. As described in Section 17.1, the Bidder may request further relief from the Staff of the SEC to extend this forty-five (45)-calendar day period. If any such extension of the forty-five (45)-calendar day period is granted, the Bidder will promptly notify QIAGEN Shareholders in accordance with procedures described in Section 20.
Although tendered QIAGEN Shares may not be withdrawn for the forty-five (45)-calendar day period (as it may be extended as described in Section 17.1) following the end of the Acceptance Period, Tendered Clearstream Shares will be eligible to trade on the regulated market of the FSE (Prime Standard) under ISIN NL0014676538 under certain circumstances as described in Section 13.1.8.
Only QIAGEN Shareholders who hold Clearstream Shares may trade tendered QIAGEN Shares on the regulated market of the FSE as described in Section 13.1.8. Trading on the regulated “as-tendered” market of the FSE is expected to start on the third (3rd) Banking Day after commencement of the Acceptance Period and end at the close of FSE trading on the day on which a publication is made that all Offer Conditions have been met or effectively waived.

There will be no stock market trading of DTC Shares or Directly Registered Shares that have been tendered into the Offer. There may be a lengthy period of time between the deadline for tendering QIAGEN Shares into the Offer and the Settlement, which is currently expected to occur in the first half of 2021. QIAGEN Shareholders will not have withdrawal rights for the forty-five (45)-calendar day period following the end of the Acceptance Period, even if the Antitrust Clearance Condition has not yet been satisfied or previously effectively waived and, therefore, the Bidder has not yet become obligated to pay the Offer Price. In addition, as described in Section 17.1, the Bidder may request one or more extensions of this forty-five (45)-calendar day period from the Staff of the SEC. If granted, tendering QIAGEN Shareholders may not have the right to withdraw their QIAGEN Shares for the entire period between the end of the Acceptance Period and the Settlement of the Offer, which may not occur until August 5, 2021. QIAGEN Shareholders who hold Directly Registered Shares or who hold their QIAGEN Shares in the Depository Trust Company system and who wish to have the ability to trade tendered QIAGEN Shares on the regulated “as-tendered” market of the FSE should promptly contact their bank, broker, dealer or other nominee to effect a transfer of such QIAGEN Shares from the Depository Trust Company system or transfer agent, as applicable, to the Clearstream system prior to tendering their QIAGEN Shares into the Offer. The deadline for tendering QIAGEN Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. QIAGEN Shareholders who hold Directly Registered Shares or who hold their QIAGEN Shares in the Depository Trust Company system are advised to allow sufficient time for the transfer of their QIAGEN Shares to the Clearstream system.
Additional information regarding rights of withdrawal is included in Section 17.

Publications:
The German language version of this Offer Document, the publication of which was permitted by BaFin on May 15, 2020, was published on May 18, 2020, by way of (i) announcement on the Internet at http://corporate.thermofisher.com/en/offer.html?lang=de and (ii) making copies of this Offer Document available free of charge at D.F. King Ltd, Mergenthaler Allee 15-21, 65760 Eschborn, Germany (inquiries via email to QGEN@dfking.com, via fax to +49 69 2222 129 19 or via phone to +49 800 186 0230, indicating a valid mailing address).
The announcement about making copies of this Offer Document available free of charge in Germany and the Internet address at which the publication of the German language version Offer Document is available has been published on May 18, 2020 in the Federal Gazette (Bundesanzeiger).
All notices and announcements required under the WpÜG are published on the Internet at http://corporate.thermofisher.com/en/offer.html. Notices and announcements according to the WpÜG are also published in the Federal Gazette (Bundesanzeiger).
In the United States, the corresponding announcement about making copies of the English language version of the Offer Document available free of charge will be published in The Wall Street Journal. Furthermore, the English language version of this Offer Document will be published by way of announcement on the Internet at http://corporate.thermofisher.com/en/offer.html and is available in the United States at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, United States, email: QGEN@dfking.com, and by calling + 1 (877) 297-1744 (toll-free in the United States) for distribution free of charge.
To the extent legally required or at the Bidder’s sole discretion, all notifications and announcements will be published in the United States as part of a press release.
In addition, the Schedule TO that the Bidder and Thermo Fisher have filed with the SEC, of which this Offer Document forms a part, exhibits to the Schedule TO and other information that the Bidder has filed electronically with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov.

Settlement:	The payment of the Offer Price in exchange for QIAGEN Shares validly tendered and not properly withdrawn (the “Settlement”) will be made without undue delay following, but in any event within seven (7) German Business Days following, the later of the end of the Additional Acceptance Period or the satisfaction of the Antitrust Clearance Condition, if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder.

In the event of the latest possible fulfillment of the Antitrust Clearance Condition (i.e., fulfillment on the Long Stop Date), the Settlement may be delayed until August 5, 2021 (the time that the Bidder accepts for exchange, and exchanges and pays the Offer Price for, all of the QIAGEN Shares validly tendered and not properly withdrawn, the “Settlement Date”).
The payment of the Offer Price (as defined in Section 4) for the Tendered Clearstream Shares will be made to the account of the relevant Custodian Bank with Clearstream simultaneously with the transfer of the Tendered Clearstream Shares to the Bidder (Zug um Zug gegen).
Upon crediting the Offer Price to the respective Custodian Bank’s cash account with Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Price with respect to the Clearstream Shares. It is the respective Custodian Bank’s responsibility to transfer the Offer Price to QIAGEN Shareholders.
The payment of the Offer Price for DTC Shares and Directly Registered Shares, in each case that have been properly tendered and not validly withdrawn, will be made to the account of the Settlement Agent without undue delay, which will transfer the Offer Price to the applicable QIAGEN Shareholders.

Post-Offer Measures:	Thermo Fisher’s willingness to enter into the Business Combination Agreement and agree to the Offer (including the Offer Price) was predicated on the acquisition of 100% of the QIAGEN Shares or the entirety of QIAGEN’s assets and operations. In light thereof, and the willingness of Thermo Fisher and the Bidder to have a minimum acceptance threshold of less than 95%, QIAGEN and Thermo Fisher have agreed to certain Post-Offer Measures (as defined in Section 8.5.2) in respect of QIAGEN and its subsidiaries (the “QIAGEN Group”).

Following the Settlement, Thermo Fisher intends to implement or cause to be implemented, if deemed necessary or otherwise appropriate by Thermo Fisher one or more Post-Offer Measures in order to complete its acquisition of QIAGEN’s business, operations and assets. These may include the implementation of the Merger and Liquidation, the Asset Sale and Liquidation or one or more Other Post-Offer Measures, as described in more detail in Section 8.5.
To allow for Thermo Fisher to complete its acquisition of QIAGEN’s business, operations and assets in an optimal manner for U.S. tax purposes, an Affiliate of Thermo Fisher and the Bidder will be granted a Top Up Option (as defined in Section 8.3(i)(A)) to subscribe to a new issue of QIAGEN Ordinary Shares. The Top Up Option, if exercised in full, ensures that Thermo Fisher and its Affiliates hold more than 80% of the voting rights and fair market value of QIAGEN’s share capital on the Settlement Date, prior to completion of the Share Transfer (as defined in Section 8.5.6) or Asset Sale (as defined in Section 8.5.7). Following exercise of the Top Up Option, Thermo Fisher must proceed with the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be.
Thermo Fisher will continue to review the structural, tax, and other implications associated with the implementation of Post-Offer Measures as well as the availability of each such measure under applicable law.
As described in detail in Section 19, the withholding taxes and other taxes, if any, imposed on a non-tendering QIAGEN Shareholder in respect of any advance liquidation distributions and any final liquidation distribution in connection with the Liquidation (as defined in Section 8.5.8) (together, the “Liquidation Distribution”) may be different from, and greater than, the taxes imposed upon such QIAGEN Shareholder had it tendered its QIAGEN Shares pursuant to the Offer. If the Merger and Liquidation or the Asset Sale and Liquidation is pursued, the net amount received by a QIAGEN Shareholder for QIAGEN Shares that are not tendered under the Offer (and who remains a QIAGEN Shareholder up to and including the time of the Asset Sale and Liquidation or the Merger and Liquidation) will depend upon such shareholder’s individual tax circumstances and the amount of any applicable withholding or other taxes.

As described in more detail in Section 16(c), QIAGEN Shareholders who do not accept the Offer should be aware that, if the Settlement occurs, non-tendering QIAGEN Shareholders will not be able to prevent the implementation of one or more Post-Offer Measures. In addition, as described in Section 16, tendering QIAGEN Shareholders will be paid earlier than non-tendering QIAGEN Shareholders that receive payment in connection with any subsequent Post-Offer Measure.
Certain U.S. Federal Income Tax Consequences:	The receipt of cash in respect of QIAGEN Shares pursuant to the Offer or, if implemented, the Liquidation or the Compulsory Acquisition (or, if the Merger has occurred, in respect of QIAGEN Newco Shares (as defined in Section 8.5.4)) generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws.

All QIAGEN Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and, if implemented, the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measure.
See Section 19.1 for a more detailed discussion of the material U.S. federal income tax consequences for tendering and non-tendering QIAGEN Shareholders.

Certain Dutch Tax Consequences:	The receipt of cash in respect of QIAGEN Shares pursuant to the Offer or, if implemented, the Liquidation or the Compulsory Acquisition (or, if the Merger has occurred, in respect of QIAGEN Newco Shares) generally will be a taxable transaction for Dutch income tax purposes and may also be a taxable transaction under applicable non-Dutch tax laws.

If Thermo Fisher elects to effect the Merger and Liquidation or the Asset Sale and Liquidation, the Liquidation Distribution to be ultimately received by the non-tendering QIAGEN Shareholders is generally subject to a 15% Dutch dividend withholding tax to the extent that the Liquidation Distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (which QIAGEN expects to be the case), while the payment of the Offer Price to tendering QIAGEN Shareholders will generally not be subject to Dutch withholding taxes. Hence, the cash payment to be received by non-tendering QIAGEN Shareholders may be less than they would have received in the event they had tendered their QIAGEN Shares in the Offer.
All QIAGEN Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and, if implemented, the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measure, including any Dutch withholding tax consequences.
See Section 19.2 for a more detailed discussion of material Dutch tax consequences for tendering and non-tendering QIAGEN Shareholders.

Certain German Tax Consequences:
The receipt of cash in respect of QIAGEN Shares pursuant to the Offer or, if implemented, the Liquidation or the Compulsory Acquisition (or, if the Merger has occurred, in respect of QIAGEN Newco Shares) will generally be a taxable transaction for German income tax purposes and may also be a taxable transaction under applicable non-German tax laws. If Thermo Fisher elects to effect the Merger and Liquidation, the exchange of QIAGEN Shares against QIAGEN Newco Shares due to the Merger might constitute a taxable event for certain groups of non-tendering QIAGEN Shareholders under German tax laws. Also, if Thermo Fisher elects to effect the Merger and Liquidation or the Asset Sale and Liquidation, the taxation of the Liquidation Distribution to be ultimately received by non-tendering QIAGEN Shareholders might differ from the taxation of the cash amount they would have received in the event they had tendered their QIAGEN Shares in the Offer.
All QIAGEN Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and, if implemented, the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measure.
See Section 19.3 for a more detailed discussion of material German tax consequences for tendering and non-tendering QIAGEN Shareholders.

4.
Offer

Subject to the terms and conditions set forth in this Offer Document, the Bidder hereby offers to acquire all QIAGEN Shares at a purchase price (the “Offer Price”) of
EUR 39.00 in cash per QIAGEN Share.
The Offer Price per QIAGEN Share applies to all QIAGEN Shares, including all ancillary rights, in particular the entitlement to profits, existing at the time of the Settlement of the Offer.
QIAGEN’s issued share capital includes fractional ordinary shares (onderaandelen) (each, a “Fractional QIAGEN Share”), each representing one-twenty-seventh (1/27th) of the value of a QIAGEN Share. References in this Offer Document to QIAGEN Shares shall include, without duplication, Fractional QIAGEN Shares, provided that a Fractional QIAGEN Share will be treated for purposes of the definition of QIAGEN Shares as one-twenty-seventh (1/27th) of a QIAGEN Share. The consideration per Fractional QIAGEN Share is one-twenty-seventh (1/27th) of the Offer Price. Accordingly, the total amount that will be received by a holder of Fractional QIAGEN Shares in consideration of validly tendered Fractional QIAGEN Shares is EUR 39.00 divided by 27 multiplied by the number of validly tendered Fractional QIAGEN Shares.
Holders of DTC Shares and Directly Registered Shares will be paid by the Settlement Agent in U.S. dollars in exchange for their DTC Shares or Directly Registered Shares upon Settlement. The Offer Price will be converted using the simple average of the two WM/Reuters 4:00 p.m. (London time) fixings of the USD/EUR exchange rate on the second (2nd) and third (3rd) day prior to the Settlement Date. Accordingly, the actual amount of U.S. dollars received by a holder of DTC Shares or Directly Registered Shares tendering into the Offer may vary compared with the Offer Price per QIAGEN Share. Holders of DTC Shares or Directly Registered Shares should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of U.S. dollar denominated consideration paid to them in respect of their QIAGEN Shares to fluctuate accordingly.
The Settlement will occur without undue delay following, but in any event within seven (7) German Business Days following, the later of the end of the Additional Acceptance Period or the satisfaction of the Antitrust Clearance Condition, if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder. In the event of the latest possible fulfillment of the Antitrust Clearance Condition (i.e., fulfillment on the Long Stop Date), the Settlement may be delayed until August 5, 2021.
Only QIAGEN Shareholders that have tendered Clearstream Shares into the Offer may trade such tendered Clearstream Shares on the regulated “as-tendered” market of the FSE as described in Section 13.1.8.
There will be no stock market trading of DTC Shares or Directly Registered Shares that have been tendered into the Offer. There may be a lengthy period of time between the deadline for tendering QIAGEN Shares into the Offer and the Settlement, which is currently expected to occur in the first half of 2021. QIAGEN Shareholders will not have withdrawal rights for the forty-five (45)-calendar day period following the end of the Acceptance Period, even if the Antitrust Clearance Condition has not yet been satisfied or previously effectively waived and, therefore, the Bidder has not yet become obligated to pay the Offer Price. In addition, as described in Section 17.1, the Bidder may request one or more extensions of this forty-five (45)-calendar day period from the Staff of the SEC. If granted, tendering QIAGEN Shareholders may not have the right to withdraw their QIAGEN Shares for the entire period between the end of the Acceptance Period and the Settlement, which may not occur until August 5, 2021. Holders of DTC Shares and Directly Registered Shares may participate in the trading of tendered shares only if they transfer their DTC Shares or Directly Registered

Shares to the Clearstream system prior to tendering such QIAGEN Shares into the Offer. The deadline for tendering QIAGEN Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. In order to transfer DTC Shares or Directly Registered Shares into the Clearstream system, the holders of such QIAGEN Shares must instruct their bank, broker, dealer or other nominee to effect a transfer of such QIAGEN Shares from the DTC system or transfer agent, as applicable, to the Clearstream system prior to tendering such QIAGEN Shares into the Offer as described in Section 13.2.8. QIAGEN Shareholders who hold DTC Shares or Directly Registered Shares are advised to allow sufficient time for the transfer of their QIAGEN Shares to the Clearstream system.
After careful consideration, the managing board of QIAGEN (the “Managing Board”) and the supervisory board of QIAGEN (the “Supervisory Board,” together with the Managing Board, the “QIAGEN Boards”) have, among other things, (a) unanimously determined that, on the terms of and subject to the conditions of the Business Combination Agreement, the Offer, the other Transactions and the related actions as contemplated by the Business Combination Agreement are in the best interest of QIAGEN and its stakeholders (including its shareholders) and (b) unanimously approved the execution and delivery of the Business Combination Agreement by QIAGEN and the performance by QIAGEN of its obligations under the Business Combination Agreement and the consummation of the Transactions, including the Offer.
The QIAGEN Boards unanimously recommend, in accordance with the Business Combination Agreement, that QIAGEN Shareholders accept the Offer and tender their QIAGEN Shares in the Offer. Furthermore, the QIAGEN Boards unanimously recommend that the QIAGEN Shareholders vote in favor of each of the Resolutions (as defined in Section 8.3) at the GM (as defined in Section 8.3).
For more information on the recommendation by the QIAGEN Boards, reference is made to the Reasoned Position Statement (as defined in Section 7.7) to be published by QIAGEN on the date of this Offer Document.
References in this Offer Document to the “Transactions” relate to the Offer, the Merger and Liquidation and the Asset Sale and Liquidation (as applicable) and the grant and exercise of the Top Up Option.
5.
Acceptance Period

5.1
Duration of the Acceptance Period

The period for accepting the Offer begins upon publication of this Offer Document on May 18, 2020. It will end on
July 27, 2020, 24:00 hours (Frankfurt am Main local time) /
18:00 hours (New York local time).
5.2
Extension of the Acceptance Period

The time limit for the acceptance of the Offer will be extended automatically in the following cases:
(a)
The Bidder may amend the Offer up to one (1) working day (within the meaning of Sec. 21 para. 1 WpÜG) before the end of the Acceptance Period in accordance with Sec. 21 WpÜG. In the event of an amendment of the Offer pursuant to Sec. 21 WpÜG, the Acceptance Period pursuant to Section 5.1 of this Offer Document will be extended by two (2) weeks, i.e., until August 10, 2020, 24:00 hours (Frankfurt am Main local time)/18:00 hours (New York local time), if publication of the amendment takes place within the last two (2) weeks before the end of the Acceptance Period (Sec. 21 para. 5 WpÜG). This applies even if the amended Offer violates laws and regulations. Prior to the publication of the Offer Document, the Bidder obtained no-action relief from the requirements of Rule 14e-1(b) under the Exchange Act from the Staff of the SEC in order to permit the extension of the Acceptance Period in compliance with German law by two (2) weeks and not by ten (10) U.S. Business Days in the event of an amendment to this Offer (for further details see also Section 20).

(b)
If a competing offer is made by a third party during the Acceptance Period of this Offer and if the Acceptance Period for the Offer expires prior to the end of the acceptance period for the competing offer, the Acceptance Period for the Offer will be extended to correspond to the end date of the acceptance period for the competing offer (Sec. 22 para. 2 WpÜG). This applies even if the competing offer is amended or prohibited or violates laws and regulations.
(c)
If a general meeting of QIAGEN is convened in connection with the Offer following publication of the Offer Document, the Acceptance Period will not be extended pursuant to Sec. 16 para. 3 WpÜG.

The period for acceptance of the Offer, including all extensions of such period resulting from provisions of the WpÜG (but excluding the Additional Acceptance Period described in Section 5.3 of this Offer Document), is uniformly referred to as the “Acceptance Period” in this Offer Document. The Bidder will publish information about each extension of the period for acceptance of the Offer as set out in Section 21 of this Offer Document. As described in Section 17.1, QIAGEN Shareholders will not have the right to withdraw tendered QIAGEN Shares for the forty-five (45)-calendar day period (as it may be extended as described in Section 17.1) following the end of the Acceptance Period. With regard to the right of withdrawal in the event of an amendment of the Offer or the launching of a competing offer, please refer to the statements contained in Section 17.1.
5.3
Additional Acceptance Period Pursuant to Sec. 16 Para. 2 WpÜG

QIAGEN Shareholders that have not accepted the Offer within the Acceptance Period can still accept it within two (2) weeks after publication of the results of the Offer by the Bidder according to Sec. 23 para. 1 sentence 1 no. 2 WpÜG (the “Additional Acceptance Period”), provided that none of the Offer Conditions set forth in Sections 12.1 through 12.9 of this Offer Document has definitively failed by the end of the Acceptance Period except if such condition has been previously effectively waived. Subject to any extension of the Acceptance Period in accordance with Section 5.2, the Additional Acceptance Period is expected to begin on July 31, 2020 and end on August 13, 2020, 24:00 hours (Frankfurt am Main local time)/18:00 hours (New York local time). However, pursuant to Sec. 16 para. 2 sentence 2 of the WpÜG, this does not apply if the minimum acceptance threshold as specified in Section 12.1 was not achieved at the end of the Acceptance Period and the Bidder (with the consent of QIAGEN) did not waive the minimum acceptance threshold specified in Section 12.1 before the end of the Acceptance Period. The Offer may therefore only be accepted during the Additional Acceptance Period if the minimum acceptance threshold as specified in Section 12.1 was achieved at the end of the Acceptance Period or if the minimum acceptance threshold as specified in Section 12.1 was effectively waived before the end of the Acceptance Period.
QIAGEN Shareholders should therefore not rely on being able to accept the Offer during the Additional Acceptance Period.
6.
Description of the Bidder

6.1
Legal Basis and Capital Structure of the Bidder

The Bidder is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under Dutch law, having its corporate seat in Breda, The Netherlands and registered with the Dutch trade register under number 77473469. The business address of the Bidder is Takkebijsters 1, 4817 BL Breda, The Netherlands. The Bidder’s issued capital amounts to EUR 1.00, divided into one share. The Bidder was established on February 27, 2020 in The Netherlands and was registered with the Dutch trade register on the same day.
The Bidder’s financial year is the calendar year. The corporate objects of the Bidder, as set forth in its articles of association, include, inter alia, to participate in and conduct the management of other legal entities or enterprises.
The sole managing director of the Bidder is Anthony Hugh Smith. The Bidder has no employees.
6.2
Bidder’s Shareholder Structure

The sole and direct shareholder of the Bidder is Thermo Fisher.

6.3
Thermo Fisher

6.3.1
Legal Basis

Thermo Fisher, the group parent company of the Thermo Fisher Group and the direct parent company of the Bidder, is a Delaware corporation. Thermo Fisher was incorporated in 1956. The address of Thermo Fisher is: 168 Third Avenue, Waltham, Massachusetts, 02451, USA. The telephone number of Thermo Fisher’s headquarters is +1 (781) 622-1000. Thermo Fisher’s common stock is traded on the NYSE under the symbol “TMO.”
6.3.2
Capital Structure

As of March 28, 2020, Thermo Fisher had 394,591,104 shares of common stock outstanding, USD 1.00 par value per share. Pursuant to its Third Amended and Restated Certificate of Incorporation, Thermo Fisher is authorized to issue up to 1,200,000,000 shares of common stock, USD 1.00 par value per share, and 50,000 shares of preferred stock, USD 100.00 par value per share. Its common stock is registered under Section 12(b) of the Exchange Act. Thermo Fisher also has several classes of debt securities registered under Section 12(b) of the Exchange Act.
6.3.3
Overview of the Business Activities of the Thermo Fisher Group

The Thermo Fisher Group serves customers working in pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings. It delivers innovative technologies, purchasing convenience and pharmaceutical services through industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. In the fiscal year ended December 31, 2019, the Thermo Fisher Group generated sales revenues of USD 25.5 billion (approximately EUR 23.4 billion), operating income of USD 4.6 billion (approximately EUR 4.2 billion) and net income of USD 3.7 billion (approximately EUR 3.4 billion). Approximately 50% of sales were generated in North America, 25% in Europe, 22% in Asia-Pacific and 3% in other regions. As of December 31, 2019, the Thermo Fisher Group had approximately 75,000 employees.
Thermo Fisher reports its business in four (4) segments: Life Sciences Solutions, Analytical Instruments, Specialty Diagnostics, and Laboratory Products and Services.
Life Sciences Solutions Segment
Through its Life Sciences Solutions segment, the Thermo Fisher Group provides an extensive portfolio of reagents, instruments and consumables used in biological and medical research, discovery and production of new drugs and vaccines as well as diagnosis of disease. These products and services are used by customers in pharmaceutical, biotechnology, agricultural, clinical, academic, and government markets. Life Sciences Solutions includes four primary businesses: Biosciences, Genetic Sciences, Clinical Next-Generation Sequencing, and BioProduction.
Analytical Instruments Segment
Through its Analytical Instruments segment, the Thermo Fisher Group provides a broad offering of instruments, consumables, software and services that are used for a range of applications in the laboratory, on the production line and in the field. These products and services are used by customers in pharmaceutical, biotechnology, academic, government, environmental and other research and industrial markets, as well as the clinical laboratory. This segment includes three primary businesses: Chromatography and Mass Spectrometry, Chemical Analysis, and Materials and Structural Analysis.
Specialty Diagnostics Segment
The Specialty Diagnostics segment offers a wide range of diagnostic test kits, reagents, culture media, instruments and associated products in order to serve customers in healthcare, clinical, pharmaceutical, industrial, and food safety laboratories. The healthcare products are used to increase the speed and accuracy of diagnoses, which improves patient care in a more cost-efficient manner. This segment has five primary businesses: Clinical Diagnostics, ImmunoDiagnostics, Microbiology, Transplant Diagnostics and Healthcare Market Channel.
Laboratory Products and Services Segment
The Laboratory Products and Services segment offers virtually everything needed for the laboratory. The combination of self-manufactured and sourced products and extensive service offering aims to enable customers to focus on their core activities and help them to be more efficient, productive and cost effective. The segment also includes a comprehensive offering of outsourced services used by the pharmaceutical and biotech industries for drug development, clinical trials logistics and commercial drug manufacturing. Thermo Fisher serves the pharmaceutical, biotechnology, academic, government and other research and industrial markets, as well as the clinical laboratory through four key businesses: Laboratory Products, Laboratory Chemicals, Research and Safety Market Channel, and Pharma Services.
6.3.4
Governing Bodies

Set forth below is the name, business address and telephone number, citizenship, present principal occupation, employment history, material occupations, positions, offices or employment for at least the past five (5) years of each of the executive officers and directors of Thermo Fisher. The current business address of each person is 168 Third Avenue, Waltham, Massachusetts 02451, USA, and the current business telephone number is +1 (781) 622-1000.
The Thermo Fisher executive officers currently include the following persons:
Name	Citizenship	Past and Present Principal Occupation or Employment
Marc N. Casper	United States	Mr. Casper, age 52, has been President and Chief Executive Officer since October 2009, and was also elected Chairman of Thermo Fisher’s board in February 2020. He served as Thermo Fisher’s Executive Vice President and Chief Operating Officer from 2008 to 2009, and as Executive Vice President and President, Analytical Technologies, from 2006 to 2008. Prior to that, he was Senior Vice President from 2003 to 2006, and in 2005 assumed responsibility for all of Thermo Fisher’s operating divisions. He joined Thermo Fisher in 2001 as President of the Life Sciences sector of Thermo Electron. He serves on the boards of trustees of Brigham & Women’s Hospital and Wesleyan University and the board of U.S. Bancorp.
Mark P. Stevenson	United States, United Kingdom	Mr. Stevenson, age 57, has been Executive Vice President and Chief Operating Officer of Thermo Fisher since August 2017 and has responsibility for Thermo Fisher’s life sciences, analytical instruments, laboratory products and specialty diagnostics businesses as well as Thermo Fisher’s innovation and digital strategy. He joined Thermo Fisher as Executive Vice President and President, Life Sciences Solutions, through the acquisition of Life Technologies in 2014. He serves on the board of the Personalized Medicine Coalition.
Michel Lagarde	United States	Mr. Lagarde, age 46, was named Executive Vice President in September 2019, with responsibility for Thermo Fisher’s pharma services and customer channels businesses, as well as Thermo Fisher’s corporate accounts function. He joined Thermo Fisher as President, Pharma Services, through the acquisition of Patheon in 2017. Mr. Lagarde previously served as President and Chief Operating officer of Patheon from 2016 to 2017, and

Name	Citizenship	Past and Present Principal Occupation or Employment
prior to that, he was Managing Director at JLL Partners, a leading middle-market private equity firm focused on healthcare, from 2008 to 2016.
Michael A. Boxer	United States	Mr. Boxer, age 58, joined Thermo Fisher in January 2018 as Senior Vice President and General Counsel. Prior to joining Thermo Fisher, Mr. Boxer spent more than 20 years at Luxottica, where he held a number of senior business and legal roles and ultimately became Executive Vice President and Group General Counsel.
Syed A. Jafry	United States	Mr. Jafry, age 56, has served as Senior Vice President and President, Regions since 2017. Prior to that, he was Senior Vice President and President, Asia-Pacific and Emerging Markets from 2011 to 2017. Mr. Jafry serves on the board of directors of Zimmer Biomet.
Stephen Williamson	United States	Mr. Williamson, age 53, was named Senior Vice President and Chief Financial Officer, responsible for Thermo Fisher’s tax, treasury, financial reporting and investor relations functions in 2015. In 2008, he became Vice President of Financial Operations for Thermo Fisher and led the finance support function for all of the company’s businesses. He joined Thermo Fisher in 2001 as Vice President, European Financial Operations, based in the U.K. Mr. Williamson serves on the board of International Flavors and Fragrances Inc.
Peter E. Hornstra	United States	Mr. Hornstra, age 60, was appointed Vice President of Thermo Fisher in February 2007 and Chief Accounting Officer in January 2001. He was Corporate Controller from January 1996 to February 2007.
The Thermo Fisher board of directors consists of 13 members. The Thermo Fisher board of directors is currently composed of the following persons:
Name	Citizenship	Past and Present Principal Occupation or Employment
Marc N. Casper	United States	Mr. Casper, age 52, has been President and Chief Executive Officer since October 2009, and was also elected Chairman of Thermo Fisher’s board in February 2020. He served as Thermo Fisher’s Executive Vice President and Chief Operating Officer from 2008 to 2009, and as Executive Vice President and President, Analytical Technologies, from 2006 to 2008. Prior to that, he was Senior Vice President from 2003 to 2006, and in 2005 assumed responsibility for all of Thermo Fisher’s operating divisions. He joined Thermo Fisher in 2001 as President of the Life Sciences sector of Thermo Electron. He serves on the boards of trustees of Brigham & Women’s Hospital and Wesleyan University and the board of U.S. Bancorp.
Thomas J. Lynch	United States	Mr. Lynch, age 65, has been Lead Director since February 2020 and a director of Thermo Fisher since May 2009. He is currently Chairman of the Board of TE Connectivity Ltd. (formerly Tyco Electronics Ltd.), where he previously served as Executive Chairman and Chief Executive Officer. Prior to that, Mr. Lynch

Name	Citizenship	Past and Present Principal Occupation or Employment
was Chief Executive Officer and President of Tyco Engineered Products & Services. He previously served as Executive Vice President of Motorola and President and Chief Executive Officer of Motorola’s Personal Communications sector. Mr. Lynch is currently a director of Automated Data Processing Inc. and Cummins Inc.
Nelson J. Chai	United States	Mr. Chai, age 54, has been a director of Thermo Fisher since December 2010. Since 2018, he has served as Chief Financial Officer of Uber Technologies, Inc., a global ride-hailing technology company. He previously served as the President and Chief Executive Officer of The Warranty Group from 2017 to 2018, and as President of CIT Group, Inc from 2011 to 2015. Mr. Chai also served as Chief Financial Officer of Merrill Lynch & Co., NYSE Euronext, the parent company of the NYSE, and Archipelago Holdings. Mr. Chai is currently a director of the School of Arts and Sciences at the University of Pennsylvania.
C. Martin Harris	United States	Dr. Harris, age 63, has been a director of Thermo Fisher since March 2012. Since 2016, he has served as Associate Vice President of the Health Enterprise and Chief Business Officer of the Dell Medical School at the University of Texas at Austin. Previously, he was Chief Strategy Officer at The Cleveland Clinic Foundation from 2009 to 2016, as well as CIO and Chairman of the Information Technology Division from 1996 to 2016. He also served as a Staff Physician for the Cleveland Clinic Foundation Department of General Internal Medicine from 1996 to 2016. He is currently a director of Invacare Corporation, HealthStream, Inc. and Colgate-Palmolive Company.
Tyler Jacks	United States	Dr. Jacks, age 59, has been a director of Thermo Fisher since May 2009. Since 2001, he has served as the David H. Koch Professor of Biology at the Massachusetts Institute of Technology (“MIT”) and director of the David H. Koch Institute for Integrative Cancer Research. He joined the MIT faculty in 1992. Since 2002, he has also been an investigator with the Howard Hughes Medical Institute, a non-profit medical research organization. Previously he was director of the MIT Center for Cancer Research from 2001 to 2008. He currently serves as a director of Amgen Inc.
Judy C. Lewent	United States	Ms. Lewent, age 71, has been a director of Thermo Fisher since May 2008. From 1990 until her retirement in 2007, she was Chief Financial Officer of Merck & Co., Inc., where she was responsible for worldwide financial, corporate development and licensing matters, as well as for strategic planning. She was also Executive Vice President of Merck from 2001 through her retirement and had additional responsibilities as President of Human Health Asia from 2003 until 2005. She is currently a director of GlaxoSmithKline PLC and Motorola Solutions, Inc.
Jim P. Manzi	United States	Mr. Manzi, age 68, was Chairman of the Board from May 2007 through February 2020 and has been a director of Thermo Fisher since May 2000. Mr. Manzi is the founder and, since 1995, also the

Name	Citizenship	Past and Present Principal Occupation or Employment
Chairman of Stonegate Capital, a firm that manages private equity investment activities in technology startup ventures. From 1984 until 1995, he served as Chairman, President and Chief Executive Officer of Lotus Development Corporation, a software manufacturer that was acquired by IBM Corporation in 1995. He serves as Chairman of the Board and director for Skyword, Inc., and is a director of Cargometrics, Elysium Health, CloverFood Lab, Continental Grain Corp. and Paxos Technology Solutions, LLC.
James C. Mullen	United States	Mr. Mullen, age 61, has been a director of Thermo Fisher since November 2018. He previously served as Chief Executive Officer of Patheon N.V., a leading global provider of pharmaceutical development and manufacturing services from February 2011 until its acquisition by Thermo Fisher in August 2017. From 2000 to 2010, he served as the President and Chief Executive Officer of Biogen Idec, Inc., where he held various operating positions before becoming Chief Executive Officer. Mr. Mullen previously served on the board of directors of Insulet, Inc. and PerkinElmer, Inc. Mr. Mullen is currently a director of Editas Medicine Inc.
Lars R. Sørensen	Denmark	Mr. Sørensen, age 65, has been a director of Thermo Fisher since May 2016. He also served as a director of Thermo Fisher from 2011 to 2015. From 2000 to 2017, Mr. Sørensen was President and Chief Executive Officer of Novo Nordisk A/S, where he previously held several senior management roles. He currently serves as a member of the board of Essity Aktiebologet.
Debora L. Spar	United States	Ms. Spar, age 56, has been a director of Thermo Fisher since September 2019. She is currently the MBA Class of 1952 Professor at Harvard Business School, where she returned after serving as President of Barnard College from 2008 to 2017, and as President and Chief Executive Officer at Lincoln Center for the Performing Arts from 2017 and 2018. Prior to joining Barnard, Ms. Spar was the Spangler Family Professor at Harvard Business School for 17 years and served as Senior Associate Dean for Faculty Research and Development. Ms. Spar currently serves as a director of Value Retail LLC. She is also a member of the American Academy of Arts and Sciences, and trustee of the Howard Hughes Medical Institute, a non-profit medical research organization. She previously served as director of Goldman Sachs until 2017.
Scott M. Sperling	United States	Mr. Sperling, age 62, has been a director of Thermo Fisher since November 2006. Prior to the merger of Thermo Electron Corporation and Fisher Scientific International Inc., he was a director of Fisher Scientific from 1998 to 2006. Since 1994, Mr. Sperling has been Co-President of Thomas H. Lee Partners, L.P., a leveraged buyout firm. Previously he was managing partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, as well as a senior consultant with the Boston Consulting Group. He is currently a director of The Madison Square Garden Company and Agiliti Health, Inc.

Name	Citizenship	Past and Present Principal Occupation or Employment
Elaine S. Ullian	United States	Ms. Ullian, age 72, has been a director of Thermo Fisher since July 2001. From 1996 until her retirement in 2010, she served as President and Chief Executive Officer of Boston Medical Center. She previously served as President and Chief Executive Officer of Boston University Medical Center Hospital and Faulkner Hospital.
Dion J. Weisler	Australia	Mr. Weisler, age 52, has been a director of Thermo Fisher since March 2017. He served as President and Chief Executive Officer of HP Inc. from 2015 to 2019. Prior to that, he served as Hewlett-Packard Co.’s Printing and Personal Systems division’s Executive Vice President from 2013 to 2015 and Senior Vice President from 2012 to 2013. He is currently a director of HP Inc.
During the last five (5) years, none of Thermo Fisher, Bidder or, after due inquiry and to the best knowledge and belief of Thermo Fisher and Bidder, any of the persons listed in Section 6.3.4 (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
6.4
Persons Acting Jointly with the Bidder and Bidder Parent

The Bidder Parent and the companies listed in Annex 1 are persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and 3 WpÜG.
Beyond this, there are no other persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and 3 WpÜG.
6.5
QIAGEN Shares Currently Held by the Bidder or Persons Acting Jointly with the Bidder and by Their Subsidiaries; Attribution of Voting Rights

Neither the Bidder nor persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and 3 WpÜG nor their subsidiaries hold QIAGEN Shares or voting rights attached to QIAGEN Shares and no voting rights attached to QIAGEN Shares are attributable to them. At the time of the publication of this Offer Document, neither the Bidder nor the persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 of the WpÜG nor their subsidiaries hold directly or indirectly any voting rights or instruments in relation to QIAGEN Shares.
Without limiting the foregoing paragraph, at the time of the publication of this Offer Document, none of Thermo Fisher, the Bidder or Thermo Fisher’s other subsidiaries beneficially owns or has any right to acquire, directly or indirectly, any QIAGEN Shares and, other than as described elsewhere in this Offer Document (including, without limitation, in relation to the Business Combination Agreement, the non-disclosure agreement between QIAGEN and Thermo Fisher, the Non-Tender Agreement (as defined in Section 14.1), the Foundation Support Agreement (as defined in Section 7.8) and the Waiver Letters (as defined in Section 18.1)), none of Thermo Fisher, the Bidder or Thermo Fisher’s other subsidiaries has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of QIAGEN (including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).
Except as described elsewhere in this Offer Document, after due inquiry and to the best knowledge and belief of Thermo Fisher and the Bidder, none of the persons listed in Section 6.3.4 to this Offer Document, (a) beneficially owns or has any right to acquire, directly or indirectly, any QIAGEN Shares and (b) has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of QIAGEN (including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).
6.6
Information on Securities Transactions and Business Relationships with QIAGEN

Neither the Bidder nor the persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor their subsidiaries have acquired QIAGEN Shares or concluded agreements on the acquisition of QIAGEN Shares in the period starting six (6) months before the publication of the decision to launch the Offer and ending on the date of this Offer Document.
Except as described elsewhere in this Offer Document, none of the persons listed in Section 6.3.4, has effected any transaction in respect of any QIAGEN Shares during the sixty (60)-day period preceding the date of this Offer Document.
Furthermore, there have been no transactions that would require reporting under the rules and regulations of the SEC applicable to the Offer between Thermo Fisher, the Bidder, or any of their Affiliates or, after due inquiry and to the best knowledge and belief of Thermo Fisher and the Bidder, any of the persons listed in Section 6.3.4 to this Offer Document, on the one hand, and QIAGEN or any of its executive officers, directors and/or Affiliates, on the other hand.
During the past two (2) years, Thermo Fisher and QIAGEN have engaged in certain business transactions in the ordinary course for the purchase and sale of products and services. The aggregate value of such transactions during the past two (2) years was approximately USD 36.2 million.
Except as set forth in this Offer Document, none of Thermo Fisher, the Bidder or, after due inquiry and to the best knowledge and belief of Thermo Fisher and the Bidder, any of the persons listed in Section 6.3.4 hereto has had any business relationship, or transaction with QIAGEN or any of its executive officers, directors or Affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer Document, there have been no contacts, negotiations, or transactions between Thermo Fisher or any of its subsidiaries or, after due inquiry and to the best knowledge and belief of Thermo Fisher and Bidder, any of the persons listed in Section 6.3.4 to this Offer Document, on the one hand, and QIAGEN or its Affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, or other acquisition of any class of QIAGEN’s securities, an election of QIAGEN’s directors, or a sale or other transfer of a material amount of assets of QIAGEN during the past two (2) years.
6.7
Possible Future Acquisitions of QIAGEN Shares

The Bidder and Thermo Fisher obtained no-action relief from the SEC to acquire, directly or indirectly, additional QIAGEN Shares outside of the Offer on or off the stock exchange, subject to certain limitations described below. See Section 20 for a more detailed description of the relief granted by the SEC.
No such acquisitions of additional QIAGEN Shares outside of the Offer will be made in the United States. To the extent that any such acquisitions occur outside of the United States, information about such acquisitions, including the number and price of the QIAGEN Shares so acquired, will be published in German according to the applicable German statutory provisions (in particular Sec. 23 para. 2 WpÜG in conjunction with Sec. 14 para. 3 sentence 1 WpÜG) in the Federal Gazette in Germany, published in German on the Internet at http://corporate.thermofisher.com/en/offer.html?lang=de and in English on the Internet at http://corporate.thermofisher.com/en/offer.html. Any information about such acquisitions that is made public in Germany will be filed with the SEC and be publicly available in the U.S. The Bidder and Thermo Fisher may make additional disclosures regarding any acquisitions made outside of the Offer upon request by the SEC Division of Corporation Finance.
The Bidder, Thermo Fisher and their Affiliates will comply with applicable requirements under the German Takeover Act.

7.
Description of QIAGEN

7.1
Legal Basis

QIAGEN is registered under its commercial and legal name with the Dutch trade register (kamer van koophandel) under number 12036979. QIAGEN is incorporated under Dutch law as a public limited liability company (naamloze vennootschap). QIAGEN was incorporated in 1996. The address of QIAGEN is: Hulsterweg 82, 5912 PL Venlo, The Netherlands. The telephone number of QIAGEN’s principal executive office is +31-77-355-6600. The QIAGEN Shares are listed on the NYSE under the ticker symbol “QGEN” and on the FSE (Prime Standard) under the symbol “QIA.” In addition, the QIAGEN Shares are tradable on the Berlin Second Regulated Market of the Berlin stock exchange and on the regulated unofficial market (Freiverkehr) of the stock exchanges of Düsseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Quotrix and Tradegate Exchange.
7.2
Capital Structure

7.2.1
Issued and Authorized Capital

At the time of the publication of the Offer, QIAGEN has 230,829,218 QIAGEN Ordinary Shares (including Treasury Ordinary Shares) and 2,448 Fractional QIAGEN Shares (including Treasury Fractional Shares) in issue.
As of April 27, 2020, QIAGEN held in treasury 2,595,338 QIAGEN Ordinary Shares (the “Treasury Ordinary Shares”) and 1,197 Fractional QIAGEN Shares (the “Treasury Fractional Shares,” together with the Treasury Ordinary Shares, the “Treasury Shares”), equal to 1.12% of the total share capital of QIAGEN. QIAGEN has agreed not to tender any of the Treasury Shares into the Offer, but use them solely for delivery of QIAGEN Shares upon exercise of QIAGEN Options, upon release of QIAGEN RSUs (as defined in Section 7.2.3) or QIAGEN PSUs (as defined Section 8.2.10(ii)) or upon exercise of QIAGEN Warrants (as defined in Section 7.2.2).
Pursuant to QIAGEN’s articles of association, QIAGEN’s authorized share capital consists of 410,000,000 ordinary shares EUR 0.01 par value per share, 40,000,000 financing preference shares EUR 0.01 par value per share, and 450,000,000 preference shares EUR 0.01 par value per share.
7.2.2
QIAGEN Call Options and QIAGEN Warrants

At the time of the publication of the Offer, QIAGEN holds 1,483 outstanding 2014 QIAGEN Call Options, 2,000 outstanding 2017 QIAGEN Call Options and 2,500 outstanding 2018 QIAGEN Call Options (each, as defined below and, collectively, the “QIAGEN Call Options”). The QIAGEN Call Options do not obligate QIAGEN to issue any new QIAGEN Shares.
In addition, at the time of the publication of the Offer, QIAGEN has 10,522,703 outstanding 2014 QIAGEN Warrants, 9,659,455 outstanding 2017 QIAGEN Warrants and 10,900,775 outstanding 2018 QIAGEN Warrants (each as defined below and, collectively, the “QIAGEN Warrants”).
The QIAGEN Call Options have been entered into with, and the QIAGEN Warrants have been issued to, certain financial institutions concurrently with the issuance of cash convertible senior notes (as further described in Note 16 “Lines of Credit and Debt” in the Form 20-F of QIAGEN for the fiscal year ended December 31, 2019). The QIAGEN Warrants could have a dilutive effect on the QIAGEN Shares in case of an early termination event or to the extent that the market price per share of the QIAGEN Shares, as measured under the terms of the QIAGEN Warrants, exceeds the exercise price of the QIAGEN Warrants.
The exercise price for all of the 2017 QIAGEN Warrants and for all of the 2018 QIAGEN Warrants is above USD 50.00 (approx. EUR 45.94), which is higher than the Offer Price per QIAGEN Share. Therefore, and because it is not expected that such 2017 QIAGEN Warrants and 2018 QIAGEN Warrants will become exercisable in accordance with their terms before the end of the Additional Acceptance Period, it is not expected that any 2017 QIAGEN Warrants or 2018 QIAGEN Warrants will be exercised before the end of the Additional Acceptance Period.

The exercise price for the 2014 QIAGEN Warrants, as stipulated by the terms and conditions of the 2014 QIAGEN Warrants, is lower than the Offer Price per QIAGEN Share. Under certain conditions, they can be exercised prior to the end of the Additional Acceptance Period. QIAGEN has informed the Bidder and Thermo Fisher that, if all 2014 QIAGEN Warrants are exercisable and are exercised before the end of the Additional Acceptance Period at an exercise price estimated on the basis of the terms and conditions of the 2014 QIAGEN Warrants, approximately 2,800,000 QIAGEN Ordinary Shares would have to be provided. Under certain conditions, a monetary amount to be determined in accordance with the terms and conditions of the 2014 QIAGEN Warrants may be paid upon the exercise of warrants instead of QIAGEN Ordinary Shares being provided. For additional information relating to the treatment of QIAGEN Call Options and QIAGEN Warrants, see Section 8.2.8 of this Offer Document entitled “Treatment of Warrants and Call Options.”
For the purposes of this Offer Document:
•
“2014 QIAGEN Call Options” means the call options evidenced by a series of letter agreements with the subject “Bond Hedge Transaction,” dated as of March 12, 2014, between QIAGEN and the banks named therein.

•
“2014 QIAGEN Warrants” means the warrants evidenced by a series of letter agreements with the subject “Warrant Transaction,” dated as of March 12, 2014, between QIAGEN and the banks named therein.

•
“2017 QIAGEN Call Options” means the call options evidenced by a series of letter agreements with the subject “Bond Hedge Transaction,” dated as of September 6, 2017, between QIAGEN and the banks named therein.

•
“2017 QIAGEN Warrants” means the warrants evidenced by a series of letter agreements with the subject “Warrant Transaction,” dated as of September 6, 2017, between QIAGEN and the banks named therein.

•
“2018 QIAGEN Call Options” means the call options evidenced by a series of letter agreements with the subject “Bond Hedge Transaction,” dated as of November 6, 2018, between QIAGEN and the banks named therein.

•
“2018 QIAGEN Warrants” means the warrants evidenced by a series of letter agreements with the subject “Warrant Transaction,” dated as of November 6, 2018, between QIAGEN and the banks named therein.

7.2.3
QIAGEN Equity Plans

QIAGEN has in the past granted QIAGEN Options (as defined in Section 8.2.10(i)) under the QIAGEN Amended and Restated 2005 Stock Plan (together with the QIAGEN 2014 Stock Plan, the “QIAGEN Equity Plans”) to certain employees. As of April 27, 2020, 487,878 QIAGEN Options were outstanding and vested with a weighted average exercise price of $19.18. All QIAGEN Options are exercisable and in-the-money at the time of publication of the Offer.
QIAGEN has also granted restricted stock units under the QIAGEN Equity Plans to certain employees. The restricted stock units represent rights to receive QIAGEN Shares at a future date and include restricted stock units which are subject to time-vesting only (each, a “QIAGEN RSU”) and QIAGEN PSUs. The final number of QIAGEN PSUs earned is based on the performance achievement which for some grants can reach up to 200% of the granted shares. A summary of stock units as of April 27, 2020 is presented below:
	QIAGEN RSUs (in thousands)	QIAGEN PSUs (in thousands)	Weighted Average Contractual Term (in years)
Outstanding	708.7	5,018.5	2.75
Expected to vest before the end of the Additional Acceptance Period	34.6	330.2	0.10
QIAGEN uses Treasury Shares to satisfy QIAGEN Options being exercised and QIAGEN RSUs and QIAGEN PSUs being released.

For additional information relating to the treatment of QIAGEN Options, QIAGEN RSUs and QIAGEN PSUs, see Section 8.2.10 of this Offer Document entitled “Treatment of QIAGEN Equity Awards.”
In respect of (i) the awards under the QIAGEN Equity Plans that will vest before the end of the Additional Acceptance Period and (ii) the QIAGEN Options, assuming that all such options are exercised before the end of the Additional Acceptance Period, 852,648 QIAGEN Ordinary Shares would have to be delivered. The 852,648 QIAGEN Ordinary Shares represent QIAGEN Shares that would be delivered in respect of 330,210 outstanding QIAGEN PSUs anticipated to vest prior to the end of the Additional Acceptance Period, 34,560 QIAGEN RSUs anticipated to vest prior to the end of the Additional Acceptance Period and the exercise of 487,878 outstanding QIAGEN Options. The foregoing figures are determined on a gross basis, without giving effect to any applicable tax withholding, which may result in fewer QIAGEN Shares being issued. QIAGEN has a sufficient number of Treasury Shares to cover the delivery of 852,648 QIAGEN Ordinary Shares. As agreed by the Bidder, the Treasury Shares will be primarily used to satisfy QIAGEN Options being exercised and QIAGEN RSUs and QIAGEN PSUs being released before the end of the Additional Acceptance Period.
7.3
Historic Stock Exchange Prices

The table below sets forth, for the calendar periods indicated, the high and low intraday prices for the QIAGEN Shares traded on the FSE under the symbol “QIA” and with the security code number A2DKCH, and the high and low prices for the QIAGEN Shares traded on the NYSE under the symbol “QGEN”.
	Price of a QIAGEN Share on FSE in EUR		Price of a QIAGEN Share on NYSE in USD
	High	Low	High	Low
Quarterly 2018:
First Quarter	28.33	25.42	34.79	30.78
Second Quarter	32.36	25.22	37.61	31.10
Third Quarter	34.05	30.64	39.45	35.57
Fourth Quarter	33.05	29.01	38.27	32.33
Quarterly 2019:
First Quarter	36.19	29.19	40.77	33.52
Second Quarter	37.03	31.66	41.55	35.61
Third Quarter	36.32	29.21	40.93	32.36
Fourth Quarter	39.19	22.54	43.16	25.04
Quarterly 2020:
First Quarter	38.75	29.55	42.41	32.97
Second Quarter (through May 13, 2020)	39.80	36.11	43.39	39.05
Source: Bloomberg
On March 2, 2020, the last full trading day prior to the public announcement of the signing of the Business Combination Agreement, the reported closing price was EUR 31.80 per QIAGEN Share on the FSE and USD 36.12 per QIAGEN Share on the NYSE. On May 13, 2020, the latest practicable date before the commencement of the Offer, the reported closing price was EUR 39.45 per QIAGEN Share on the FSE and USD 42.85 per QIAGEN Share on the NYSE. Shareholders are urged to obtain a current market quotation for the QIAGEN Shares.
7.4
Overview of the Business Activities of the QIAGEN Group

The QIAGEN Group’s mission is to enable customers across the continuum of molecular testing to unlock valuable insights faster, better and more efficiently — from the raw biological sample to the final interpreted result.

The QIAGEN Group began operations in 1986 in the emerging biotechnology sector, introducing a method that standardized and accelerated extraction and purification of nucleic acids from biological samples. The QIAGEN Group’s sample technologies are, by its own assessment, top in quality for isolating and preparing DNA (deoxyribonucleic acid), RNA (ribonucleic acid) and proteins from blood or other liquids, tissue, plants or other materials. The QIAGEN Group’s assay technologies amplify, enrich and make these biomolecules accessible for analysis. The QIAGEN Group’s Digital Insights solutions allow users to analyze and interpret data with bioinformatics software and knowledge bases. The QIAGEN Group’s automation systems tie these technologies together in molecular testing workflows.
The QIAGEN Group serves its customers in two broad customer groups: Molecular Diagnostics (human healthcare) and Life Sciences (academia, pharma R&D and industrial applications, primarily forensics). The QIAGEN Group solutions and content serve hospitals and laboratories worldwide to interpret biological information. The QIAGEN Group has grown by developing new instruments, consumables and digital solutions, partnering with researchers and Pharma companies, and acquiring companies or technologies to complement its portfolio. The QIAGEN Group funds its growth through internally generated funds, debt offerings, and private and public sales of equity securities.
Net sales of USD 1.53 billion in 2019 consisted of consumable kits and other revenues (89% of sales) and automation systems and instruments (11% of sales). Approximately 48% of net sales in 2019 were in Molecular Diagnostics, and 52% in Life Sciences customer classes in the Academia/Applied Testing and Pharma markets. In the fiscal year ended December 31, 2019, the QIAGEN Group employed 5,096 individuals, of which 19% worked in research and development, 40% in sales, 23% in production, 6% in marketing and 12% in administration.
Molecular Diagnostics
The QIAGEN Group offers a broad portfolio of molecular technologies for healthcare. The QIAGEN Group’s Molecular Diagnostics business focuses on three priorities for fighting disease: oncology, immune monitoring, and infectious diseases.
Life Sciences
QIAGEN partners with customers across diverse disciplines in academia and industry, providing sample technologies, assay technologies, Digital Insights and services to universities and institutes, Pharma and biotech companies, government and law enforcement agencies.
7.5
Governing Bodies

Set forth below is the name, business address and telephone number, citizenship, present principal occupation, employment history, material occupations, positions, offices or employment for at least the past five (5) years of each of the Managing Directors and members of the Supervisory Board of QIAGEN. The current business address of each person is Hulsterweg 82, 5912 PL Venlo, The Netherlands, and the current business telephone number is +31-77-355-6600.

The Managing Board currently consists of the following person:
Name	Citizenship	Past and Present Principal Occupation or Employment
Roland Sackers	Germany	Mr. Sackers, age 51, joined QIAGEN in 1999 as Vice President Finance and has been Chief Financial Officer since 2004. In 2006, Mr. Sackers became a member of the Managing Board. Between 1995 and 1999, he served as an auditor with Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft. In 2019, he joined the supervisory board of Evotec SE and is chairman of the audit committee. He is a former member of the supervisory board and audit committee of IBS AG and a former member of the board of directors of Operon Biotechnologies, Inc. Mr. Sackers is a board member of the industry association BIO Deutschland. He was previously a non-executive director and chair of the audit committee from 2011 to 2018 of Immunodiagnostic Systems Holding PLC (IDS), a leading producer of immunological tests for research and diagnostic applications publicly listed in the United Kingdom.
The Supervisory Board consists of seven (7) members. The Supervisory Board is currently composed of the following persons:
Name	Citizenship	Past and Present Principal Occupation or Employment
Stéphane Bancel	France
Mr. Bancel, age 47, joined the Supervisory Board as well as the Compensation Committee in 2013 and joined the Audit Committee and Science and Technology Committee in 2014. He is Chief Executive Officer of Moderna, Inc., a clinical-stage biotechnology company. Before joining Moderna, Mr. Bancel served for five years as Chief Executive Officer of the French diagnostics company bioMérieux SA. Prior to bioMérieux, he was Managing Director of Eli Lilly in Belgium and Executive Director of Global Manufacturing Strategy and Supply Chain at Eli Lilly in Indianapolis, Indiana, after having started at Lilly in Great Britain. Before joining Eli Lilly, Mr. Bancel served as Asia-Pacific Sales and Marketing Director for bioMérieux while based in Tokyo, Japan.

Dr. Håkan Björklund	Sweden	Dr. Björklund, age 63, was appointed as a Supervisory Board Member in March 2017 and as Chair of the Supervisory Board in June 2018. He is a member of the Compensation Committee and the Selection and Appointment Committee. Dr. Björklund serves as the Operating Executive at Avista Capital Partners. His previous roles include CEO of the global pharmaceutical company Nycomed, Regional Director at Astra (now AstraZeneca), President of Astra Draco and Operating Executive at Avista Capital Partners. In addition to QIAGEN, he currently serves as Chairman of the Board of Directors of OneMed Top Holding AB and Swedish Orphan Biovitrum AB (Sobi) and as a Member of the Board of Directors of BONESUPPORT AB and Tellacq AB. Dr. Björklund earlier served as Chairman of the Board of Directors of Acino International AG and Lundbeck A/S, and was also a Member of the Board of Directors of several international life science companies, including Alere, Atos, Coloplast and Danisco.

Name	Citizenship	Past and Present Principal Occupation or Employment
Dr. Metin Colpan	Germany	Dr. Colpan, age 65, has been a member of the Supervisory Board since 2004. He has been a member of the Selection and Appointment Committee since 2015 and has served as Chair of the Science and Technology Committee since 2014. He is a co-founder of QIAGEN and was the Chief Executive Officer and a Managing Director from 1985 through 2003. Dr. Colpan also serves as a Supervisory Board member of CGR GmbH in Mettmann, Germany and Heilpflanzenwohl AG in Baar, Germany. Dr. Colpan previously served as a Supervisory Board member of Ingenium Pharmaceuticals AG, GenPat77 Pharmacogenetics AG, GPC Biotech AG and Morphosys AG, each in Munich, Germany and Qalovis Farmer Automatic Energy GmbH, in Laer, Germany.
Dr. Ross L. Levine	United States	Dr. Levine, age 48, joined the Supervisory Board and its Science and Technology Committee in 2016. He is a physician-scientist focused on researching and treating blood and bone marrow cancers as the Laurence Joseph Dineen Chair in Leukemia Research, the Chief of Molecular Cancer Medicine, and an Attending Physician at Memorial Sloan Kettering Cancer Center, as well as Professor of Medicine at Weill Cornell Medical College.
Dr. Elaine Mardis	United States	Dr. Mardis, age 57, joined the Supervisory Board and its Science and Technology Committee in 2014. Dr. Mardis is the Co-Executive Director of the Institute for Genomic Medicine at Nationwide Children’s Hospital in Columbus, OH. She is also Professor of Pediatrics at the Ohio State University College of Medicine. Dr. Mardis is the former Robert E. and Louise F. Dunn Distinguished Professor of Medicine at Washington University School of Medicine in St. Louis, MO, where she was on the faculty for 22 years. Dr. Mardis is a board member of the American Association for Cancer Research, and has scientific advisory roles at Kiadis Pharmaceuticals N.V., PACT Pharma LLC, and Interpreta LLC.
Lawrence A. Rosen	United States	Mr. Rosen, age 62, joined the Supervisory Board in 2013. He has served as the Audit Committee’s Chair since 2014 as well as a member of the Audit Committee since 2013. Mr. Rosen was a member of the Board of Management and Chief Financial Officer of Deutsche Post DHL until September 2016. Holding this position since 2009, Mr. Rosen was in charge of controlling, corporate accounting and reporting, investor relations, corporate finance, corporate internal audit and security, taxes, as well as the group’s global business services. Since 2015, Mr. Rosen has served as a member of the board of Lanxess AG and previously served on the board of Postbank AG from 2009 until 2015.
Elizabeth E. Tallett	United States	Ms. Tallett, age 70, joined the Supervisory Board in 2011. She has served since 2016 as Chair of the Compensation Committee, as well as a member of the Audit Committee and Compensation Committee since 2011. She is a member of the Selection and Appointment Committee. Ms. Tallett was a Principal of Hunter Partners, LLC, a management company

Name	Citizenship	Past and Present Principal Occupation or Employment
for early to mid-stage pharmaceutical, biotechnology and medical device companies, from 2002 until February 2015. Ms. Tallett continues to consult with early stage health care companies. She is a member of the board of directors of Anthem, Inc. (where she is currently Chair), Principal Financial Group, Inc., and Meredith Corp. She is a former director of Coventry Health Care, Inc. Ms. Tallett was a founding board member of the Biotechnology Council of New Jersey and is Chair of the Trustees of Solebury School in Pennsylvania.

7.6
Persons Acting Jointly with QIAGEN

According to the information available to the Bidder at the time of publication of this Offer Document, the companies listed on Annex 2 are subsidiaries of QIAGEN and are therefore regarded as persons acting jointly with each other and with QIAGEN pursuant to Sec. 2 para. 5 sentence 2 of the German Takeover Act in conjunction with Sec. 2 para. 5 sentence 3 of the German Takeover Act. The Bidder is not aware of any other persons acting jointly with QIAGEN within the meaning of Sec. 2 para. 5 of the German Takeover Act.
7.7
Information on the Statements of the QIAGEN Boards

The Business Combination Agreement provides that QIAGEN will prepare one document combining the recommendation statement (Begründete Stellungnahme) by the QIAGEN Boards pursuant to Sec. 27 para. 1 WpÜG and QIAGEN’s position statement (gemotiveerde standpuntbepaling) pursuant to Sec. 18 and appendix G of the Dutch Decree on Public Takeovers (Besluit openbare biedingen Wft) (the “Reasoned Position Statement”). QIAGEN will publish the Reasoned Position Statement on the date of publication of this Offer Document. The QIAGEN Boards will issue and publish another recommendation statement without undue delay after any amendments to this Offer Document by the Bidder. In addition, QIAGEN is preparing and filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on the date hereof in accordance with Rules 14d-9(b) and 14e-2(a) under the Exchange Act.
7.8
Foundation Support Agreement

In connection with the Transactions, QIAGEN and Stichting Preferente Aandelen QIAGEN, a Dutch entity (the “Foundation”), have each unconditionally agreed pursuant to a binding agreement (the “Foundation Support Agreement”) that:
(a)
the Foundation shall not exercise its right to subscribe for preference shares in QIAGEN’s share capital (the “Foundation Call Option”) pursuant to the call option agreement entered into by the Foundation and QIAGEN dated as of August 2, 2004, as amended on December 7, 2008 and June 4, 2012 (the “Foundation Call Option Agreement”), in a way that would reasonably be expected to adversely affect the timely consummation of the Transactions, unless and until the Business Combination Agreement has been terminated in accordance with its terms;

(b)
if the Foundation exercises the Foundation Call Option during the term of the Business Combination Agreement, which will only occur after reasonable consultation with QIAGEN, the Foundation shall not exercise its voting rights as a QIAGEN Shareholder in a manner that would reasonably be expected to adversely affect the timely consummation of the Transactions, unless and until the Business Combination Agreement has been terminated in accordance with its terms;

(c)
the Foundation Call Option Agreement, including the Foundation Call Option, shall be terminated by QIAGEN and the Foundation, without any further action by either party, subject only to and effective upon the Settlement; and

(d)
to the extent that any preference shares in QIAGEN’s share capital are held by the Foundation as of the Settlement, the Foundation shall transfer such shares to the Bidder under the obligation for the Bidder to pay a cash consideration equal to the aggregate capital paid up on such preference shares plus any accrued dividends within three (3) BCA Business Days following the Settlement Date and indemnify the Foundation for any claim by QIAGEN on the basis of section 2:90 of the Dutch Civil Code (the “DCC”).
QIAGEN may not amend, waive or terminate the Foundation Support Agreement unless the Business Combination Agreement is validly terminated in accordance with its terms. If the Foundation breaches or threatens to breach the Foundation Support Agreement, QIAGEN shall enforce its rights to cause the Foundation to comply with its obligations under the Foundation Support Agreement.
8.
Background of the Offer, Economic and Strategic Motives

8.1
General Background of the Offer

8.1.1
Strategic Rationale of the Offer

The transaction provides Thermo Fisher with the opportunity to leverage its capabilities and its research and development expertise to accelerate innovation and address emerging healthcare needs. The transaction will support Thermo Fisher’s mission “to enable our customers to make the world healthier, cleaner and safer.” Following the completion of the transaction, Thermo Fisher expects to generate significant cost and revenue synergy and other financial benefits that can be passed on to customers.
Thermo Fisher’s and QIAGEN’s operations are largely complementary from a product and customer perspective. Combining these two complementary sets of businesses is expected to enhance Thermo Fisher’s ability to provide life sciences researchers as well as customers in clinical diagnostics with broader capabilities, including breadth in respect of research and development, and ultimately to accelerate scientific discovery and clinical application to the benefit of patients around the world. Additionally, Thermo Fisher’s broad distribution network and easily accessible e-commerce platforms will make QIAGEN’s current product portfolio available to a larger number of customers ensuring a broader choice of options in the life sciences sector.
The following are several of additional expected benefits of the transaction to Thermo Fisher:
Expands Specialty Diagnostics Portfolio with Attractive Molecular Diagnostics Capabilities, Including Infectious Disease Testing.   Thermo Fisher has built leading specialty diagnostics capabilities, including allergy and autoimmunity, transplant diagnostics and clinical oncology testing. QIAGEN has a strong presence in molecular diagnostics with a product portfolio focused on infectious disease and other growth opportunities. The transaction will accelerate the development of higher-specificity, faster and more comprehensive tests that may improve patient outcomes and reduce the cost of care.
Complementary Offering Enhances Unique Value Proposition for Life Sciences Customers.   For life sciences researchers, QIAGEN’s innovative sample preparation, assay and bioinformatics technologies are complementary to Thermo Fisher’s genetic analysis and biosciences capabilities. As an example, with an expanded portfolio, Thermo Fisher will be able to provide research customers with broader capabilities to accelerate discovery and enable scientific breakthroughs.
Commercial and Geographic Reach Expand Customer Access.   Thermo Fisher will be able to leverage its extensive commercial reach, including its customer channels and comprehensive e-commerce platforms, to expand customer access to QIAGEN’s product portfolio. Furthermore, given Thermo Fisher’s view that it has a leading presence in high-growth and emerging markets, QIAGEN will be able to further penetrate these regions.
Delivers Attractive Financial Benefits through the PPI Business System, Including Proven Integration Approach.   The transaction is expected to be immediately accretive to Thermo Fisher’s adjusted EPS after close. Thermo Fisher expects to realize total synergies of USD 200 million by year three (3) following the close, consisting of USD 150 million of cost synergies and USD 50 million of adjusted operating income benefit from revenue synergies.

The purpose of the Offer is for Bidder to acquire all of QIAGEN’s Shares so that Bidder will own and control all of QIAGEN’s business, operations and assets. The purpose of the Post-Offer Measures is to acquire all outstanding QIAGEN Shares not tendered and purchased pursuant to the Offer or to otherwise acquire or increase control over QIAGEN’s business, operations and assets. If the Settlement occurs, Thermo Fisher or Bidder may elect to consummate one or more Post-Offer Measures.
8.1.2
Chronicle of the Business Contacts Prior to the Announcement of the Decision to Launch the Offer

The following chronology summarizes the key meetings and events between representatives of Thermo Fisher and representatives of QIAGEN that led to the signing of the Business Combination Agreement and the announcement of the decision to launch the Offer. The following chronology does not purport to catalogue every conversation among representatives of Thermo Fisher and QIAGEN. For purposes of this discussion, “Thermo Fisher” refers to Thermo Fisher and its direct and indirect subsidiaries, including, but not limited to, Bidder.
Thermo Fisher’s senior management team regularly considers, evaluates and discusses with the board of directors of Thermo Fisher (the “Thermo Fisher Board”) potential strategic alternatives, and has considered ways to enhance Thermo Fisher’s performance and prospects in light of competitive and other relevant developments. These reviews have included periodic discussions with respect to potential transactions and collaborations that would further Thermo Fisher’s strategic objectives and the potential benefits and risks of such transactions. In early October 2019, Thermo Fisher began evaluating QIAGEN as a potential target for a strategic business combination in the near-term.
On October 17, 2019, Marc Casper, the President and Chief Executive Officer of Thermo Fisher and Chairman of the Thermo Fisher Board, called Dr. Håkan Björklund, Chairman of the Supervisory Board. Mr. Casper stated that Thermo Fisher was interested in engaging in discussions to acquire QIAGEN and that Dr. Björklund should expect to receive a preliminary non-binding acquisition proposal shortly. Dr. Björklund stated that any such proposal would need to be discussed with the Supervisory Board.
On October 18, 2019, Thermo Fisher submitted a preliminary, non-binding offer to acquire QIAGEN at a price of USD 36.00 per QIAGEN Share in cash with no financing contingency, subject to the completion of due diligence (the “October 18th Proposal”).
On November 4, 2019, Dr. Björklund conveyed to Mr. Casper that the offer price included in the October 18th Proposal was far below the standalone value of QIAGEN, but that the Supervisory Board would be willing to engage with Thermo Fisher at a higher price, and suggested that Thermo Fisher submit a revised proposal at a higher valuation.
On November 5, 2019, Thermo Fisher submitted a revised, non-binding proposal to acquire QIAGEN for USD 40.00 per QIAGEN Share in cash with no financing contingency (the “November 5th Proposal”). The November 5th Proposal was subject to QIAGEN entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a three (3)-week period during which Thermo Fisher was prepared to complete due diligence and negotiate definitive transaction documents.
On November 7, 2019, at a regularly scheduled meeting of the Thermo Fisher Board, Mr. Casper apprised the directors of his discussions with Dr. Björklund. The Thermo Fisher Board expressed interest in exploring the possibility of a transaction with QIAGEN and authorized the management of Thermo Fisher to engage in further discussions with QIAGEN. Later on November 7, 2019, Mr. Casper contacted Dr. Björklund by telephone to continue the discussion regarding the potential acquisition of QIAGEN by Thermo Fisher. Dr. Björklund told Mr. Casper that QIAGEN was unwilling to provide exclusivity at such time.
On November 8, 2019, Mr. Casper and Dr. Björklund spoke by telephone about next steps in exploring a possible transaction, including entry into a non-disclosure agreement and a proposed due diligence plan.
On November 11, 2019, Mr. Casper provided Dr. Björklund with a list of discussion topics for potential management meetings, and on November 13, 2019, Thermo Fisher and QIAGEN executed a non-disclosure agreement that contained a standstill that would terminate automatically in certain circumstances.

On November 13, 2019, following execution of the non-disclosure agreement, there were reports in the press that Thermo Fisher was considering an acquisition of QIAGEN. On November 15, 2019, QIAGEN issued an ad hoc announcement followed by a press release stating that it had begun a review of potential strategic alternatives after receiving several conditional, non-binding indications of interest for the acquisition of QIAGEN and was beginning discussions with interested parties.
On November 18, 2019, members of QIAGEN’s management presented to Thermo Fisher’s management team information concerning, among other things, QIAGEN’s internal management structure, portfolio and business strategy.
On November 20, 2019, Dr. Björklund indicated that Thermo Fisher would need to increase its offer price. Mr. Casper confirmed Thermo Fisher’s continued interest in acquiring QIAGEN to Dr. Björklund and stated that Thermo Fisher would be submitting a revised proposal. On November 21, 2019, Thermo Fisher submitted a revised, non-binding proposal to acquire QIAGEN for USD 41.50 per QIAGEN Share in cash with no financing contingency (the “November 21st Proposal”). The November 21st Proposal was subject to QIAGEN entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a five (5)-day period during which Thermo Fisher would be prepared to complete its due diligence and negotiate transaction documents. Following a telephonic discussion on November 22, 2019 between Mr. Casper and Dr. Björklund, Thermo Fisher submitted a further revised, non-binding proposal to acquire QIAGEN for USD 43.00 per QIAGEN Share in cash with no financing contingency subject to QIAGEN entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a one (1)-week period (the “November 22nd Proposal”). Dr. Björklund indicated that QIAGEN was not prepared to grant exclusivity at that time, but was willing to move forward in discussions with Thermo Fisher regarding potential terms of a transaction.
From November 22, 2019 through December 10, 2019, representatives of Thermo Fisher and QIAGEN, including representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel to Thermo Fisher, and representatives of De Brauw Blackstone Westbroek (“De Brauw”), counsel to QIAGEN, engaged in a series of discussions regarding the potential transaction, including the regulatory approval process and related commitments of the parties, the various legal requirements applicable to the offer as a result of QIAGEN being a Dutch company with listings in the United States and Germany and other potential transaction terms. The representatives of Thermo Fisher and QIAGEN did not reach mutual agreement on the transaction terms during this time.
On December 10, 2019, at the direction of the QIAGEN Boards, representatives of Goldman Sachs and Barclays contacted representatives of Thermo Fisher and informed them that QIAGEN would discontinue discussions due to the inability to reach a mutual agreement at that time.
On December 24, 2019, QIAGEN issued an ad hoc announcement followed by a press release announcing that it had concluded its strategic alternatives review and that the Supervisory Board determined to terminate all discussions with interested parties.
On January 13, 2020, Mr. Casper and Dr. Björklund had informal discussions at the J.P. Morgan Healthcare Conference in San Francisco, California, USA.
Starting in late January and continuing in early February 2020, representatives of Thermo Fisher and QIAGEN had occasional discussions regarding limited legal and regulatory matters associated with a potential transaction.
On February 6 and 7, 2020, members of management of Thermo Fisher and QIAGEN, as well as representatives of their respective legal advisors, attended in-person meetings in Amsterdam, The Netherlands and continued discussions regarding legal and regulatory matters associated with a potential transaction, including the regulatory approval process and related commitments of the parties. Following such meetings, representatives of Thermo Fisher and QIAGEN continued to regularly discuss a potential transaction.
On February 11, 2020, Mr. Casper and Dr. Björklund agreed that the parties had made progress in discussing preliminary legal and regulatory matters associated with a transaction, including the regulatory approval process and related commitments of the parties, discussed next steps with respect to due diligence and definitive transaction documentation and agreed that the parties would move quickly and promptly commence detailed due diligence and negotiation of definitive transaction documentation in the interest of assessing whether a mutually agreeable transaction could be reached between the parties.
On February 13, 2020, De Brauw delivered an initial draft of the Business Combination Agreement to Wachtell Lipton. On February 18, 2020, Wachtell Lipton submitted a revised draft Business Combination Agreement to representatives of De Brauw and subsequently spoke about the principal issues presented in the proposed revisions to the Business Combination Agreement.
From February 18, 2020 through the signing of the Business Combination Agreement, Thermo Fisher and its advisors conducted a confirmatory due diligence investigation of QIAGEN, including review of relevant documents, calls and meetings among management and visits to certain QIAGEN facilities.
During the week of February 24, 2020, Wachtell Lipton and De Brauw exchanged drafts of the Business Combination Agreement and engaged in multiple discussions regarding the Business Combination Agreement and the other transaction documents, in certain instances with the additional participation of representatives of NautaDutilh, Thermo Fisher’s Dutch counsel, Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, Thermo Fisher’s German counsel, Linklaters LLP, QIAGEN’s German counsel, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., QIAGEN’s U.S. counsel. The negotiations focused, among other things, on the circumstances under which the Business Combination Agreement could be terminated, the amount and circumstances in which termination fees would be payable and the nature and scope of QIAGEN’s non-solicitation obligations.
During the week of February 24, 2020, Dr. Björklund and Mr. Casper engaged in a series of telephonic discussions to discuss the final terms of the transaction, although price was not discussed until February 27, 2020 when Dr. Björklund presented a proposal of USD 46.00 per QIAGEN Share to Mr. Casper. On the morning of February 28, 2020, Mr. Casper and Dr. Björklund discussed the potential transaction, including timing and process of reaching an agreement. As a result of the requirement under German law for the Offer to be made in Euros, Mr. Casper advised Dr. Björklund that Thermo Fisher would be willing to offer EUR 38.00 per QIAGEN Share in cash. Dr. Björklund presented a counterproposal of EUR 40.00 per QIAGEN Share in cash. Finally, Mr. Casper informed Dr. Björklund that Thermo Fisher would be willing to offer EUR 39.00 per QIAGEN Share in cash (approximately USD 42.91 per QIAGEN Share at the then-current exchange rate), if the remaining open issues in the draft Business Combination Agreement could be promptly resolved. On February 29, 2020, Dr. Björklund called Mr. Casper to convey the Supervisory Board’s willingness to proceed based on Thermo Fisher’s revised offer of EUR 39.00 per QIAGEN Share in cash.
On February 29, 2020, the Thermo Fisher Board held a special telephonic meeting and discussed the progress of the negotiations with QIAGEN toward an agreed transaction. In the course of that meeting, the Thermo Fisher Board received presentations from management, representatives of Wachtell Lipton and Thermo Fisher’s financial advisors, JPMorgan and Morgan Stanley. The Thermo Fisher Board also received the oral opinions of each of JPMorgan and Morgan Stanley, subsequently confirmed by delivery of written opinions, each dated February 29, 2020, to the effect that, as of that date, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by each such financial advisor as described in their respective opinions, the Offer Price was fair, from a financial point of view, to Thermo Fisher. Following discussion among the Thermo Fisher Board members, the Thermo Fisher Board unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Offer, and the proposed financing in connection with the transactions, and established a transaction committee of the Thermo Fisher Board (the “Transaction Committee”) to exercise the power and authority of the Thermo Fisher Board to provide final approval of the Business Combination Agreement in substantially the form presented to the Thermo Fisher Board, and the transactions contemplated thereby, including the Offer.
On March 1, 2020, the Transaction Committee held a telephonic meeting to consider approval of the Business Combination Agreement and the transactions contemplated thereby, including the Offer. Following discussion with Thermo Fisher’s management team regarding the status of the due diligence and the terms and provisions of the Business Combination Agreement, the Transaction Committee approved the Business Combination Agreement and the transactions contemplated thereby, including the Offer, and resolved to ratify, adopt and approve the resolutions of the Thermo Fisher Board approving the Business Combination Agreement and the transactions contemplated thereby, including the Offer, subject to the finalization of the transaction documents by the authorized officers of Thermo Fisher.
Representatives of Wachtell Lipton and De Brauw negotiated the remaining open issues of the draft Business Combination Agreement (including schedules thereto) and the other transaction documents from March 1 until the morning of March 3, 2020.
On March 3, 2020, shortly after 1:00 a.m. (local time in New York, New York), Thermo Fisher and QIAGEN executed the Business Combination Agreement. Thermo Fisher also delivered an executed copy of its debt commitment letter. Shortly thereafter, Thermo Fisher and QIAGEN issued a joint press release and QIAGEN issued an ad hoc announcement, each announcing the execution of the Business Combination Agreement and the Bidder’s decision to launch the Offer.
8.2
Business Combination Agreement

The following sets forth a description of certain provisions of the Business Combination Agreement, which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC in connection with the Offer.
This summary of the Business Combination Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual disclosures about Thermo Fisher, the Bidder, QIAGEN, or their respective Affiliates. The Business Combination Agreement contains representations, warranties, agreements, and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties, agreements, and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure letter delivered by QIAGEN to Thermo Fisher in connection with the Business Combination Agreement. The representations, warranties, agreements, and covenants in the Business Combination Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Thermo Fisher or QIAGEN. In reviewing the representations, warranties, agreements and covenants contained in the Business Combination Agreement or any descriptions thereof in this Section 8.2, it is important to bear in mind that such representations, warranties, agreements, and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or conditions of Thermo Fisher, the Bidder, QIAGEN, or their respective Affiliates. Moreover, information concerning the subject matter of the representations, warranties, agreements, and covenants may have changed since March 3, 2020 and may change after the publication of this Offer Document, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties, agreements and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements, and filings that Thermo Fisher, the Bidder and QIAGEN publicly file.
8.2.1
The Offer

Thermo Fisher has agreed to make and settle, through the Bidder, the Offer in respect of all QIAGEN Shares. The Offer Price for the QIAGEN Shares in the Offer will be a cash consideration in the amount of EUR 39.00 per QIAGEN Share, without interest.
The Acceptance Period ends on the date that is ten (10) weeks following the commencement date of the Offer, subject to potential extension pursuant to the German Takeover Act. If at the end of the Acceptance Period all of the Offer Conditions, other than the Antitrust Clearance Condition, have been satisfied or previously effectively waived, there will be an Additional Acceptance Period of two (2) weeks starting with the publication of the Offer results of the Acceptance Period, during which Bidder will offer to acquire all remaining QIAGEN Shares in accordance with the German Takeover Act.
The Bidder will settle and consummate the Offer in accordance with its terms and applicable Law and accept for exchange, and exchange and pay the Offer Price for, all the QIAGEN Shares validly tendered and not properly withdrawn pursuant to the Offer without undue delay following, and in any event no later than seven (7) German Business Days following, the later of the end of the Additional Acceptance Period or the satisfaction of the Antitrust Clearance Condition, if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder. For QIAGEN Shares held in the DTC system, the Settlement procedures described in Section 13.2 — “Acceptance and Settlement of the Offer for DTC Shares” describe the process by which tendering holders will receive U.S. dollars upon Settlement.
8.2.2
Certain Adjustments

Pursuant to the Business Combination Agreement, in the event that, during the period between March 3, 2020 and the end of the Additional Acceptance Period, the number of outstanding QIAGEN Shares changes as a result of a reclassification, stock split, including a reverse stock split, capital increase through company funds, stock dividend or distribution, recapitalization or other similar transaction, then the Offer Price and any other amounts payable pursuant to the Business Combination Agreement will be equitably adjusted, without duplication, to reflect such change.
8.2.3
Recommendation and Support

The Business Combination Agreement provides that the QIAGEN Boards will recommend to QIAGEN’s shareholders to accept the Offer and to vote in favor of the Resolutions at the GM and the Merger Resolution (as defined in Section 8.4) at the Subsequent EGM (as defined in Section 8.4) (collectively, such recommendation, the “Company Recommendation”).
Subject to the fiduciary exceptions contained in the Business Combination Agreement, QIAGEN has agreed to ensure that neither the QIAGEN Boards nor any of their members shall, directly or indirectly:
(i)
withhold, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Thermo Fisher, or publicly propose to do any of the foregoing, or fail to make, or include in the applicable offer documents, the Company Recommendation or the approval, adoption, recommendation or declaration of advisability by the QIAGEN Boards or any committee thereof of the Business Combination Agreement, of the Offer or the Merger and Liquidation or the Asset Sale and Liquidation, or make any public statement inconsistent with the Company Recommendation;

(ii)
recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Proposal (as defined in Section 8.2.14);

(iii)
make any public statement in connection with an Alternative Proposal other than (a) a recommendation against such proposal or (b) such neutral factual information that QIAGEN determines in good faith, after consultation with outside legal counsel, to be required in order to comply with Regulation (EU) No 596/2014 of 16 April 2014 on market abuse (provided, however, that if such disclosure has the effect of withdrawing or adversely modifying or qualifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change); or

(iv)
publicly propose to do or cause to be done any of the foregoing.

Any of the actions described in clauses (i)  – (iv), an “Adverse Recommendation Change.”
See Section 7.8 — “Foundation Support Agreement” for the agreed arrangements with respect to the support for the Offer by the Foundation.
8.2.4
General Meetings

QIAGEN has agreed to convene the GM at least six (6) calendar days prior to the end of the Acceptance Period in order to, among other things, provide information regarding the Offer and the other Transactions and adopt the Resolutions. The GM is described in Section 8.3 — “General Meeting.”
On the first (1st) BCA Business Day following the satisfaction of the Antitrust Clearance Condition or such later date as Thermo Fisher requests in writing, QIAGEN will duly call and give notice of the Subsequent

EGM (as defined in Section 8.4), to be held after the Settlement at such date as requested by Thermo Fisher in consultation with QIAGEN, for the adoption of the Merger Resolution and if one or more of the Governance Resolutions or the Back-End Resolution (each, as defined in Section 8.3(i)) have not been adopted at the GM, the adoption of such Governance Resolutions or the Back-End Resolution, as the case may be. The Subsequent EGM is described in Section 8.4 — “Subsequent EGM.”
In addition, subject to QIAGEN’s rights to terminate the Business Combination Agreement in accordance with its terms, QIAGEN has agreed that its obligation to convene the GM and the Subsequent EGM will not be affected by the commencement, public proposal, public disclosure or communication to QIAGEN of any Alternative Proposal (whether or not a Competing Offer) or any Adverse Recommendation Change, and that, unless the Business Combination Agreement is terminated in accordance with its terms, QIAGEN will not submit to the vote of the shareholders of QIAGEN any Alternative Proposal (whether or not a Competing Offer) or any matters relating thereto.
8.2.5
Post-Offer Corporate Governance

The parties have agreed to use, and QIAGEN will cause the QIAGEN Boards and the members thereof to use, their respective reasonable best efforts to ensure that the Managing Board will, as per the Settlement, be comprised of individuals to be identified by Thermo Fisher, at its sole discretion, prior to convening the GM.
The parties have agreed to use, and QIAGEN will cause the QIAGEN Boards and the members thereof to use, their respective reasonable best efforts to ensure that from the Settlement until the later of (A) the earliest of (i) Thermo Fisher and its Affiliates, in the aggregate, directly or indirectly owning 100% of the issued and outstanding QIAGEN Shares, (ii) Thermo Fisher or any of its Affiliates commencing the Compulsory Acquisition or the takeover buy-out procedure in accordance with section 2:359c of the DCC and (iii) completion of the Share Transfer or the Asset Sale, and (B) twelve (12) months after the Settlement Date (the latest such date, the “Completion Date”), QIAGEN will have a Supervisory Board composed as follows:
(i)
five (5) members of the Supervisory Board who will be identified by Thermo Fisher, at its sole discretion, prior to convening the GM; and

(ii)
two (2) members, Dr. Håkan Björklund and another member who will be identified by Thermo Fisher prior to convening the GM, at its sole discretion, but who will qualify as independent within the meaning of the Dutch Corporate Governance Code (the “Independent Members”), provided that any member who would ordinarily be considered independent because he or she falls within the “group exemption” of section 2.1.7(iii) read in conjunction with section 2.1.8(vii) of the Dutch Corporate Governance Code will not be deemed independent for purposes of the definition of Independent Members.

Thermo Fisher will designate the chairman of the Supervisory Board as of the Settlement.
The Independent Members shall act in the best interest of QIAGEN and its business (including the interests of the QIAGEN Group as a whole), taking into account their fiduciary duties under Dutch law. In their position as members of the Supervisory Board, the Independent Members shall generally act as any other member of the Supervisory Board (including by considering the interests of the Minority Shareholders and all other QIAGEN Shareholders) and further monitor compliance with the Minority Shareholder NFC (as defined in Section 8.2.5) and certain other non-financial covenants that Thermo Fisher has agreed to observe, in accordance with the terms and provisions of the Business Combination Agreement, for a period of twelve (12) months following the Settlement Date in the Business Combination Agreement as further described in Sections 9.1, 9.2 and 9.3.1 (together, the “Non-Financial Covenants”).
The prior approval of the Supervisory Board, including the affirmative vote of at least one of the Independent Members, shall be required:
•
if after the Settlement Date, while QIAGEN still has Minority Shareholders, QIAGEN or any of its subsidiaries (i) issues additional shares for cash consideration to any person (other than a member of the QIAGEN Group) which would dilute the interest of any minority shareholder in QIAGEN,

(ii) agrees to or enters into a related party transaction with any material shareholder which is not at arm’s length, or (iii) takes any other action which disproportionally prejudices the value of, or rights relating to the Minority Shareholders, in each case other than (A) pursuant to a rights issue or other share issue where the Minority Shareholders have been offered a reasonable opportunity to subscribe pro rata to their then-existing shareholding, (B) any shares issued to a third party not being an Affiliate of Thermo Fisher or QIAGEN, (C) the Compulsory Acquisition or the takeover buy-out procedure in accordance with section 2:359c of the DCC, or (D) the Merger and Liquidation or the Asset Sale and Liquidation (as applicable) (the “Minority Shareholder NFC”), or
•
in the event of any deviation from the Non-Financial Covenants in the twelve (12) months following the Settlement Date.

The Non-Financial Covenants and the Minority Shareholder NFC have been made to QIAGEN as well as to each of the Independent Members in their capacity as members of the Supervisory Board. No current or former employee, individual consultant, individual independent contractor, individual self-employed contractor, leased or temporary employee or director of QIAGEN or any of its subsidiaries or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Non-Financial Covenants or be deemed to have any right to continued employment with Thermo Fisher or any of its Affiliates (including, following the Settlement, the QIAGEN Group). The Non-Financial Covenants and the Minority Shareholder NFC may be enforced by a joint decision of the Independent Members and, for the avoidance of doubt, any enforcement of the Non-Financial Covenants or the Minority Shareholder NFC shall require the approval of both of the Independent Members. The benefit of this undertaking will be assigned by each of the Independent Members to its successor. Thermo Fisher will bear all reasonable costs and expenses relating to the enforcement of the Non-Financial Covenants or the Minority Shareholder NFC by the Independent Members.
Each Independent Member will resign from, and QIAGEN will take such other action reasonably necessary to ensure that each such Independent Member ceases to be a member of, the Supervisory Board upon the Completion Date.
All Managing Board and Supervisory Board members who will not continue will resign from their positions with effect from the Settlement and each such member will confirm prior to the Settlement that he or she has no claim whatsoever against QIAGEN, except with respect to compensation duly accrued under any remunerations arrangements in respect of services to QIAGEN during the relevant financial year and as to be otherwise agreed separately between QIAGEN and Thermo Fisher. Thermo Fisher has agreed to allow QIAGEN to pay remuneration for the full year 2020 to the current members of the Supervisory Board. Each resigning member of the Managing Board or the Supervisory Board (i) will be fully released from any duties in respect of his or her position as member of the Managing Board or Supervisory Board, as applicable, and (ii) will be granted full and final discharge for his or her acts of management or supervision, as applicable, up to his or her resignation; provided that no discharge shall be given to any such member for acts as a result of fraud, gross negligence (grove schuld) or willful misconduct (opzet) of such member.
8.2.6
Delisting

As soon as possible after the Settlement, the parties have agreed to, if Thermo Fisher requests, procure the delisting of QIAGEN Shares from the FSE and the NYSE and the deregistration of the QIAGEN Shares under the Exchange Act as promptly as practicable after such delisting. As long as QIAGEN remains listed on either the NYSE or the FSE, QIAGEN will continue to comply with the Dutch Corporate Governance Code (except for current and future deviations from the Dutch Corporate Governance Code in accordance with the “explain” requirement in respect of such deviations).
8.2.7
Financing Cooperation

Subject to the limitations contained in the Business Combination Agreement, QIAGEN has agreed to, and to cause its subsidiaries to, use reasonable best efforts to cooperate in connection with the arrangement of financing for the transactions contemplated by the Business Combination Agreement as may be reasonably requested by Thermo Fisher.

Thermo Fisher has agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary to arrange and obtain financing in an amount sufficient, when taken together with Thermo Fisher’s other sources of funds, to permit it to pay the aggregate Offer Price and the aggregate Liquidation Distribution when due pursuant to the Business Combination Agreement, to pay or refinance when due all the QIAGEN Group’s indebtedness that is required to be repaid or refinanced on the Settlement Date or within ninety (90) days thereof in connection with the Transactions and to pay the related fees and expenses on the Settlement Date. The obtaining of any financing is not a condition to the Settlement. If financing has not been obtained, Thermo Fisher will continue to be obligated, prior to any valid termination of the Business Combination Agreement, and subject to the fulfillment or waiver of the Offer Conditions, to complete the Offer and consummate the other Transactions on the terms and conditions of the Business Combination Agreement.
8.2.8
Treatment of Warrants and Call Options

QIAGEN has agreed to, prior to the Completion Date, comply with the terms of the QIAGEN Warrants and QIAGEN Call Options in all respects (including, upon the valid exercise of any QIAGEN Warrants, settling such QIAGEN Warrants in accordance with their terms and the terms of the Business Combination Agreement), provide reasonable advance written notice to Thermo Fisher of, and include Thermo Fisher and permit Thermo Fisher to participate in, any communications, discussions or negotiations between QIAGEN and any counterparty to any QIAGEN Warrants or QIAGEN Call Options relating to proposed adjustments or modifications to the terms of any QIAGEN Warrants or any QIAGEN Call Options and, to the extent reasonably requested by Thermo Fisher, facilitate the termination of any QIAGEN Warrants or QIAGEN Call Options at the Settlement (it being understood that any such termination will be subject to the terms of the QIAGEN Warrants or the QIAGEN Call Options) and cooperate with Thermo Fisher with respect to the termination of any QIAGEN Warrants or QIAGEN Call Options at the Settlement and the negotiation of any termination or settlement payment or valuation related thereto. However, in connection with such facilitation and cooperation at Thermo Fisher’s request, QIAGEN will not be required to incur any fees, expenses or other liabilities prior to the Settlement for which it is not previously or promptly reimbursed or simultaneously indemnified or enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Settlement.
8.2.9
Director and Officer Liability

From the Settlement Date until the six (6)-year anniversary of the Settlement Date, Thermo Fisher will, or will cause one of its subsidiaries to, indemnify and hold harmless, and provide advancement of expenses to, all past and present members of the QIAGEN Boards, directors and officers of the QIAGEN Group in a manner no less advantageous in the aggregate as such persons are or have the right to be indemnified or have the right to advancement of expenses as of March 3, 2020, in each case pursuant to the organizational documents of QIAGEN or any indemnification agreements between QIAGEN or any of its subsidiaries and such person, and to the fullest extent permitted by law, in each case, for acts or omissions occurring at or prior to the Settlement Date, whether asserted or claimed prior to, at or after the Settlement Date.
Thermo Fisher will, as of the Settlement Date, obtain and fully pay, or permit QIAGEN to obtain and fully pay, the premium for a six (6)-year run-off or “tail” endorsement to the directors’ and officers’ liability coverage of QIAGEN’s existing directors’ and officers’ insurance program and QIAGEN’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which, in each case, commences on the Settlement Date. However, QIAGEN and Thermo Fisher have agreed that the total cost for the D&O Insurance will not exceed 350% of the annual premiums paid as of March 3, 2020 by QIAGEN for such insurance (the “Premium Cap”), and that if the premium for such insurance would at any time exceed the Premium Cap, then Thermo Fisher will obtain, or cause to be obtained, D&O Insurance, which based upon consultation between Thermo Fisher and QIAGEN in good faith, provides the maximum limits on liability available at a cost equal to the Premium Cap.

8.2.10
Treatment of QIAGEN Equity Awards

In connection with the Offer, the Business Combination Agreement provides for treatment of QIAGEN equity awards that remain outstanding as of immediately prior to the Settlement as follows:
(i)
At the Settlement, each option granted by QIAGEN to acquire shares of QIAGEN common stock (each, a “QIAGEN Option”) that is outstanding as of immediately prior to the Settlement (all of which are currently vested) will be canceled in exchange for an amount in cash (without interest and subject to any applicable withholding taxes) equal to (x) the excess, if any, of the Offer Price over the applicable per share exercise price of such QIAGEN Option multiplied by (y) the number of QIAGEN Shares subject to such QIAGEN Option as of immediately prior to the Settlement.

(ii)
At the Settlement, unless otherwise agreed with the applicable award holder, each outstanding QIAGEN RSU that is subject to only time-based vesting and each outstanding restricted stock unit in respect of QIAGEN Shares that is subject, in whole or in part, to vesting based on the achievement of one or more performance goals (each, a “QIAGEN PSU”) that is unvested as of immediately prior to the Settlement and that vests at the Settlement either in accordance with its terms or the terms of any applicable employment agreement will be canceled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding taxes) equal to (x) the Offer Price multiplied by (y) the total number of QIAGEN Shares subject to such QIAGEN RSU or QIAGEN PSU, as applicable, as of immediately prior to the Settlement (which, in the event of QIAGEN PSUs for which the applicable performance period remains incomplete as of the Settlement, shall be determined based on deemed achievement of target performance conditions in accordance with the terms of the award).

(iii)
At the Settlement, each outstanding QIAGEN RSU and QIAGEN PSU that is unvested as of immediately prior to the Settlement and that does not vest at the Settlement will be canceled and converted into a restricted stock unit award, with substantially the same terms and conditions (including with respect to vesting) as were applicable to such QIAGEN RSU or QIAGEN PSU, as applicable, immediately prior to the Settlement, with respect to the number of shares of Thermo Fisher common stock that is equal to (x) a specified exchange ratio multiplied by (y) the total number of QIAGEN Shares subject to such QIAGEN RSU or QIAGEN PSU, as applicable, as of immediately prior to the Settlement (which, in the event of QIAGEN PSUs for which the applicable performance period remains incomplete as of the Settlement, shall be determined based on deemed achievement of target performance conditions in accordance with the terms of the award).

8.2.11
Conduct of QIAGEN prior to Settlement

Until the earlier of the termination of the Business Combination Agreement and the Settlement Date, QIAGEN has agreed to conduct its business and to procure that each of its subsidiaries conducts its business in the ordinary course of business and consistent with past practice and has agreed to certain other operating covenants.
8.2.12
Anti-Takeover Measures

QIAGEN and the QIAGEN Boards (and any applicable committees thereof) will take all actions within their power and authority necessary so no anti-takeover measure that may be invoked or implemented by QIAGEN or has been granted by QIAGEN to a third party becomes applicable to any of the Transactions. If any anti-takeover measure becomes applicable to any of the Transactions, or if the Foundation breaches any of its obligations under the Foundation Support Agreement, QIAGEN and the QIAGEN Boards will grant such approvals and take such actions within their power and authority as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by the Business Combination Agreement.
8.2.13
Regulatory Approvals; Efforts

From March 3, 2020 until the earlier of the Settlement Date or the valid termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), the parties have agreed to use their respective reasonable best efforts to consummate and make effective the Transactions in accordance with the terms of the Business Combination Agreement, including their respective reasonable best efforts to promptly obtain all the necessary, required, or advisable approvals, expiration or termination of any waiting period (and any extension thereof), consents, authorizations, Orders or clearances, or other forms of permission to proceed under applicable antitrust Laws (“Antitrust Clearance”), take all actions as may be requested by any applicable antitrust authorities to obtain the Antitrust Clearance and avoid entry of, or effect the dissolution of, any Order that would have the effect of preventing or materially delaying the consummation of the Transactions. Each of Thermo Fisher and QIAGEN have agreed to promptly make all required applications, submissions, filings, and notifications under all applicable antitrust Laws to obtain Antitrust Clearance and to respond as promptly as practicable to any inquiries or requests received from applicable antitrust authorities.
QIAGEN and Thermo Fisher have agreed to promptly furnish to each other all information required or requested to be included in any application, filing, notification, or submission to applicable antitrust authorities in connection with obtaining Antitrust Clearance. Subject to the terms of the Business Combination Agreement, QIAGEN and Thermo Fisher have the right to review in advance any application, filing, notification, or submission to be made with, or written materials to be submitted to applicable antitrust authorities or any third party in connection with the Transactions or under applicable antitrust Laws and to consider in good faith comments proposed by the other.
In addition, each of QIAGEN and Thermo Fisher will give the other prompt notice of any pending or threatened request, inquiry, litigation, action, claim, suit, hearing, arbitration, mediation, interference, cancellation, opposition, reexamination or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority (an “Action”) brought by applicable antitrust authorities, or brought by a third party under applicable antitrust Laws, in each case with respect to the Transactions (an “Antitrust Investigation”). With respect to any such Antitrust Investigation, and subject to applicable Laws and agreements, each of Thermo Fisher and QIAGEN will use its reasonable best efforts to keep the other informed as to the status of any such Antitrust Investigation, give the other reasonable advance notice of all meetings or material teleconferences with applicable antitrust authorities in connection with any such Antitrust Investigation and, to the extent not prohibited by Law and permitted by the applicable antitrust authorities, give the other an opportunity to attend and participate and consider in good faith the views of the other in connection with any material submission to any applicable antitrust authorities.
In the event that any Action is commenced challenging the Transactions as violating any applicable antitrust Law, each of Thermo Fisher and QIAGEN has agreed to, until the Long Stop Date, cooperate with each other in good faith and use its respective reasonable best efforts to contest any such Action and to have vacated or overturned any resulting Order that prohibits or restricts consummation of the Transactions.
Thermo Fisher has agreed to use reasonable best efforts to take all actions necessary to promptly, and in any event prior to the Long Stop Date, secure Antitrust Clearance and to resolve any objections asserted under applicable antitrust Laws by applicable antitrust authorities, in each case, to the extent necessary in order to prevent the entry of any Order that would prohibit, restrict or delay the consummation of the Transactions, including, subject to the terms of the Business Combination Agreement, agreeing to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any assets, licenses, operations, rights, product lines, businesses or interest therein of QIAGEN and any of its Affiliates and subsidiaries or Thermo Fisher and any of its Affiliates and subsidiaries, any material changes (including through a licensing arrangement) or restriction on, or other impairment of Thermo Fisher’s, QIAGEN’s or any of their respective Affiliates’ and subsidiaries’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Thermo Fisher’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of QIAGEN and other structural, behavioral or conduct relief with respect to the behavior of Thermo Fisher or QIAGEN and any of their Affiliates and subsidiaries. However, any such actions with respect to QIAGEN and any of its Affiliates and subsidiaries will be conditioned on the occurrence of, or will become effective only upon and after, the consummation of the Offer. However, notwithstanding the foregoing, the Thermo Fisher Group will not be obligated to, and the QIAGEN Group may not agree to (other than at the written request of Thermo Fisher, in which case the QIAGEN Group will) undertake any remedial actions that would reasonably be expected to result in a substantial detriment to Thermo Fisher or QIAGEN under the Business Combination Agreement.

If reasonably requested by Thermo Fisher so as to permit Antitrust Clearance, and resolve any objections asserted under any applicable antitrust Laws by the applicable antitrust authorities, QIAGEN will, as promptly as reasonably practicable after receipt of such request, agree to remedial actions with respect to assets or businesses of QIAGEN or its Affiliates and subsidiaries. However, any such actions will be conditioned on the occurrence of, or will become effective only upon and after, the consummation of the Offer. To the extent reasonably requested by Thermo Fisher, QIAGEN will cooperate with Thermo Fisher to facilitate any such remedial action. However, if QIAGEN reasonably asserts that any such cooperation would require QIAGEN or any of its Affiliates and subsidiaries to take any action that would unreasonably disrupt the operations of QIAGEN or any of its Affiliates and subsidiaries, result in the disclosure of any trade secret of any third party or violate the terms of any confidentiality provision in any agreement with a third party or any applicable Law or cause a risk of loss or waiver of the protection of any legal privilege, QIAGEN may withhold such cooperation. In certain such cases, QIAGEN and Thermo Fisher have agreed to use their respective commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure as promptly as reasonably practicable. Thermo Fisher will be permitted to control any sales process relating to a remedial action, including the selection of financial advisors to QIAGEN in connection thereto, but will consider in good faith the views of, and consult with, QIAGEN in connection with any such remedial action and any related sales process. QIAGEN will provide Thermo Fisher, to the extent permitted by applicable Laws, with information and access to data and personnel reasonably necessary to permit Thermo Fisher to expeditiously market the assets or businesses that are the subject of such remedial action, prepare, negotiate and finalize documentation effecting such remedial action and conduct and complete discussions with applicable antitrust authorities related to such remedial action, in each case so long as such action does not unreasonably disrupt the operations of QIAGEN and its Affiliates and subsidiaries. QIAGEN will not permit any of its officers or any other representatives or agents to participate in any material meeting or material teleconference with any potential purchasers in a remedial action unless it consults with Thermo Fisher in advance and, to the extent practicable and permitted by Law, gives Thermo Fisher the opportunity to attend and participate. Thermo Fisher will provide QIAGEN with reasonable notice prior to requesting agreement to any such remedial action and assist with the implementation of such remedial action.
Thermo Fisher will have principal responsibility for determining the timing, sequence and strategy of seeking Antitrust Clearance, but shall consider in good faith the views of, and consult with, QIAGEN on such strategy.
8.2.14
No Solicitation and Adverse Recommendation Change

During the Interim Period, except as expressly permitted by the Business Combination Agreement, the parties have agreed that:
(i)
QIAGEN will not and will not publicly announce an intention to, and will make reasonable best efforts that none of its representatives, will or will publicly announce an intention to enter into or continue discussions or negotiations with, or provide any non-public information relating to the QIAGEN Group to, or otherwise approach, solicit or knowingly encourage, any third party with respect to an Alternative Proposal (as defined below);

(ii)
QIAGEN will not approve, recommend or enter into any agreement with respect to an Alternative Proposal; and

(iii)
QIAGEN will, and will make reasonable best efforts to cause each of its representatives to, immediately cease all existing discussions or negotiations with any person conducted prior to March 3, 2020 with respect to any Alternative Proposal, and will not modify, terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which QIAGEN or any of its subsidiaries is a party relating to any such Alternative Proposal and will enforce the provisions of any such agreement. However, QIAGEN will, subject to and in accordance with the terms and conditions of the Business Combination Agreement, be permitted to release or waive any such standstill obligations prior to the end of the Acceptance Period solely to the extent necessary to permit the party referenced therein to submit an unsolicited bona fide written Alternative Proposal to the QIAGEN Boards on a confidential basis conditioned upon such person agreeing that QIAGEN will not be prohibited from providing any information to Thermo Fisher regarding any such Alternative Proposal in accordance with the terms of the Business Combination Agreement.
Prior to the end of the Acceptance Period, if QIAGEN receives an unsolicited bona fide written Alternative Proposal (with each reference in the definition of “Alternative Proposal” to “20%” deemed a reference to “50%”) that did not result from or arise in connection with a breach of QIAGEN’s non-solicitation obligations under the Business Combination Agreement, made by a person who, in the reasonable opinion of QIAGEN, is a bona fide third party and which proposal the QIAGEN Boards determine in good faith, after consultation with their outside legal counsel and financial advisors, would reasonably be expected to become a Competing Offer, then QIAGEN may take the following actions:
(i)
QIAGEN may provide non-public information with respect to the QIAGEN Group to the person making such Alternative Proposal, but only if such person has entered into a confidentiality agreement with QIAGEN containing terms at least as restrictive to such person as the terms contained in the existing confidentiality agreement between Thermo Fisher and QIAGEN are to Thermo Fisher, and which shall not contain any exclusivity provision or other term that would restrict QIAGEN’s ability to consummate the Transactions or to comply with its disclosure obligations to Thermo Fisher pursuant to the Business Combination Agreement and prior to or contemporaneously with furnishing any such non-public information to such person, it furnishes such non-public information to Thermo Fisher to the extent that Thermo Fisher has not previously been provided with such information; and

(ii)
QIAGEN may consider such Alternative Proposal and engage in discussions or negotiations regarding such Alternative Proposal.

QIAGEN is required to provide Thermo Fisher, as promptly as practicable (and in any event within forty-eight (48) hours) after receipt of any Alternative Proposal or any request for non-public information or any inquiry that would reasonably be expected to lead to any Alternative Proposal, with written notice of the material terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the person making any such Alternative Proposal, request or inquiry, if not previously provided, and thereafter to keep Thermo Fisher reasonably informed regarding the status and material terms of discussions and negotiations relating to any such Alternative Proposal, request or inquiry.
For the purposes of the Business Combination Agreement, an “Alternative Proposal” means any potential offer or proposal that constitutes or would reasonably be expected to lead to a potential offer for the acquisition of more than 20% of the QIAGEN Shares or assets (including for this purpose the outstanding equity securities of subsidiaries of QIAGEN and any entity surviving any merger or combination including any of them) of the QIAGEN Group representing more than 20% of the revenues, net income or assets (in each case, on a consolidated basis) of the QIAGEN Group, taken as a whole.
For the purposes of the Business Combination Agreement, a “Competing Offer” means a bona fide unsolicited written Alternative Proposal that is binding on the relevant third party (subject only to the valid termination of the Business Combination Agreement) and that did not result from a breach of QIAGEN’s non-solicitation obligations under the Business Combination Agreement (where such breach proximately caused such Competing Offer being received by QIAGEN), and that the QIAGEN Boards have determined in good faith (after consultation with their outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing and other relevant aspects of the proposal and the person making the proposal (and taking into account any amendment or modification to the Business Combination Agreement proposed by Thermo Fisher): (i) is more favorable to QIAGEN and its shareholders, employees and other stakeholders than the Transactions; (ii) is reasonably likely to be consummated on the terms proposed; and (iii) to the extent that third-party financing is required, such financing is then fully committed with available funds evidenced by fully enforceable and binding financing commitments from a financial institution of internationally recognized reputation. For purposes of the definition of “Competing Offer,” each reference to “20%” in the definition of “Alternative Proposal” will be deemed a reference to “50%.”

As soon as any of the QIAGEN Boards has determined that an Alternative Proposal constitutes a Competing Offer at any time prior to the end of the Acceptance Period, any of the QIAGEN Boards shall be allowed to make an Adverse Recommendation Change; provided that:
(i)
QIAGEN has not breached any of its material non-solicitation obligations under the Business Combination Agreement (where such breach proximately caused such Competing Offer being received by QIAGEN);

(ii)
QIAGEN has provided four (4) BCA Business Days’ prior written notice to Thermo Fisher, which states expressly (1) that it has received a Competing Offer, (2) the material terms and conditions of the Competing Offer (any amendment to the financial terms or any other material term or condition of such Competing Offer shall require a new notice and a new two (2)-BCA Business Day period) and (3) that, subject to the re-evaluation obligations described under (iii) below, the QIAGEN Boards have determined to effect an Adverse Recommendation Change and/or terminate the Business Combination Agreement in order to enter into a definitive agreement with respect to a Competing Offer, and the QIAGEN Boards have determined, in good faith, after consultation with their outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change and/or terminate the Business Combination Agreement in accordance with its terms would be inconsistent with the QIAGEN Boards’ fiduciary duties under the Laws of The Netherlands, and prior to making such an Adverse Recommendation Change and/or termination of the Business Combination Agreement, to the extent requested in writing by Thermo Fisher, engaged in good faith negotiations with Thermo Fisher during such four (4)- or two (2)-BCA Business Day period, as applicable, to amend the Business Combination Agreement in such a manner that the Alternative Proposal ceases to constitute a Competing Offer; and

(iii)
no earlier than the end of the four (4)- or two (2)-BCA Business Day period, as applicable, the QIAGEN Boards have determined, in good faith, after consultation with their outside legal counsel and financial advisors, that, in light of such Competing Offer and taking into account any revised terms proposed by Thermo Fisher, such Competing Offer continues to constitute a Competing Offer and that the failure to effect an Adverse Recommendation Change and/or terminate the Business Combination Agreement in order to enter into a definitive agreement with respect to a Competing Offer would continue to be inconsistent with the QIAGEN Boards’ fiduciary duties under the Laws of The Netherlands.

In addition, upon the occurrence of any Intervening Event, the QIAGEN Boards may, at any time prior to the end of the Acceptance Period, make an Adverse Recommendation Change, or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:
(i)
QIAGEN has (x) provided to Thermo Fisher four (4) BCA Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to the re-evaluation obligations described under (ii) below, the QIAGEN Boards have determined to effect an Adverse Recommendation Change and have determined, in good faith, after consultation with their outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change would be inconsistent with the respective fiduciary duties of the QIAGEN Boards under the Laws of The Netherlands and (y) prior to making such an Adverse Recommendation Change, to the extent requested in writing by Thermo Fisher, engaged in good faith negotiations with Thermo Fisher during such four (4)-BCA Business Day period to amend the Business Combination Agreement in response to the Intervening Event in such a manner that the failure of any of the QIAGEN Boards to effect an Adverse Recommendation Change in response to the Intervening Event in accordance with the re-evaluation obligations described under (ii) below would no longer be inconsistent with the respective fiduciary duties of the QIAGEN Boards under the Laws of The Netherlands; and

(ii)
no earlier than the end of such four (4)-BCA Business Day period, the QIAGEN Boards have determined in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Intervening Event and taking into account any revised terms proposed by

Thermo Fisher, the failure to effect an Adverse Recommendation Change would continue to be inconsistent with the respective fiduciary duties of the QIAGEN Boards under the Laws of The Netherlands (it being understood and agreed that any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice shall require a new notice to Thermo Fisher as provided above; provided that, with respect to each such material change, each reference to a “four (4)-BCA Business Day” period in the negotiation provisions described above will refer to a “two (2)-BCA Business Day” period).
For the purposes of the Business Combination Agreement, an “Intervening Event” means an event, development or change in circumstances occurring or arising after March 3, 2020 and prior to the end of the Acceptance Period that was not known to, or reasonably foreseeable by, the QIAGEN Boards as of March 3, 2020, that has not arisen as a proximate result of any actions taken by QIAGEN in breach of the Business Combination Agreement, which causes any of the QIAGEN Boards to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would be inconsistent with the respective fiduciary duties of the QIAGEN Boards under the Laws of The Netherlands; provided that in no event shall (1) any Alternative Proposal, or any inquiry, offer, or proposal that constitutes or reasonably could be expected to lead to an Alternative Proposal, or any matter relating thereto or consequence thereof, or (2) any change in the market price or trading volume of the QIAGEN Shares or the fact that QIAGEN meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (2)) constitute an Intervening Event.
The Business Combination Agreement does not prohibit QIAGEN, the QIAGEN Boards or any committee thereof from making certain disclosures as required by applicable Law or from communicating with any third party that makes an Alternative Proposal to the extent necessary to clarify and understand the terms and conditions of such Alternative Proposal; provided, however, that the QIAGEN Boards are not permitted to make any Adverse Recommendation Change except in accordance with the Business Combination Agreement.
8.2.15
Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated if Thermo Fisher and QIAGEN so agree in writing or, by either QIAGEN or Thermo Fisher, if:
(i)
any of the Offer Conditions, other than the Antitrust Clearance Condition and the Offer Condition related to the absence of an Adverse Recommendation Change in relation to a Competing Offer, has not been satisfied or effectively waived by Thermo Fisher by the end of the Acceptance Period, and the non-satisfaction of the relevant Offer Condition was not proximately caused by a material breach by the terminating party of any of its obligations under the Business Combination Agreement;

(ii)
the Offer Condition related to the absence of an Adverse Recommendation Change in relation to a Competing Offer has not been satisfied or effectively waived by Thermo Fisher by the end of the Acceptance Period;

(iii)
the Antitrust Clearance Condition has not been satisfied by 11:59 p.m. (Central European Time) on the Long Stop Date, and the non-satisfaction of such condition was not proximately caused by a material breach by the terminating party; or

(iv)
the other party (i) has breached the provisions of the Business Combination Agreement related to the GM, the Subsequent EGM or QIAGEN’s non-solicitation obligations, (ii) has committed fraud with respect to the covenants or obligations contained in the Business Combination Agreement, other than with respect to the representations and warranties of Thermo Fisher and QIAGEN, or (iii) has breached any terms of the Business Combination Agreement, in each case, to the extent that any such breach (a) has or could reasonably be expected to have material adverse consequences for the Offer, the other Transactions or QIAGEN, and (b) has not been remedied within ten (10) BCA Business Days after receipt by the other party of a written notice from the terminating party;
by Thermo Fisher:
(i)
following an Adverse Recommendation Change; or

(ii)
in the event of a final and non-appealable Order, stay, judgment or decree having been issued by any Governmental Authority of competent jurisdiction, or any statute, rule, regulation or other Law of any Governmental Authority of competent jurisdiction having been enacted, which in any such case prohibits the consummation of any of the Transactions, in accordance with the Business Combination Agreement, except if the issuance of such final and non-appealable Order, decree, ruling or other action is proximately caused by a material breach by Thermo Fisher; or

by QIAGEN, if:
(i)
a final and non-appealable Order, stay, judgment or decree has been issued by any Governmental Authority of competent jurisdiction based upon or relating to any Order or other law that is either an antitrust Law or is based upon, promulgated under or issued pursuant to antitrust Laws having been enacted, on or after 11:59 p.m. (Central European Time) on the Long Stop Date, which in any such case prohibits the consummation of the Offer, except if the issuance of such final and non-appealable Order, decree, ruling or other action is proximately caused by a material breach by QIAGEN of its obligations to make certain efforts to obtain applicable Antitrust Clearances; or

(ii)
prior to the end of the Acceptance Period, in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Competing Offer subject to, and in accordance with, the terms and conditions of the Business Combination Agreement; provided that concurrently with such termination, QIAGEN pays the Termination Payment (as defined in Section 8.2.17) and QIAGEN has not breached any of its material non-solicitation obligations under the Business Combination Agreement (where such breach proximately caused such Competing Offer being received by QIAGEN).

“Governmental Authority” means any federal, state, local, foreign or supranational government, any court, administrative, regulatory, taxing or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body, U.S. or non-U.S., including BaFin and the SEC, and further including any government or political subdivision thereof.
8.2.16
Effect of Termination

In the event of a valid termination of the Business Combination Agreement by either QIAGEN or Thermo Fisher, the Business Combination Agreement will have no force or effect, without any liability or obligation on the part of Thermo Fisher or QIAGEN (or their respective directors, officers, employees, shareholders, representatives, agents or advisors), except that certain provisions relating to confidentiality and public disclosure of the Business Combination Agreement and the Transactions and provisions governing the consequences of termination of the Business Combination Agreement (and certain other miscellaneous provisions) will survive. Except as otherwise provided by the Business Combination Agreement, the termination of the Business Combination Agreement will not relieve Thermo Fisher and QIAGEN from any liability arising out of any fraud or willful breach by such party of any covenant or obligation of the Business Combination Agreement prior to such termination, and the aggrieved party shall have the right to assert all rights and remedies available to it at Law.

8.2.17
Termination Payments

QIAGEN has agreed to pay Thermo Fisher an amount equal to USD 367 million in cash (the “Termination Payment”) if:
(i)
Thermo Fisher terminates the Business Combination Agreement following an Adverse Recommendation Change or because the Offer Condition related to the absence of an Adverse Recommendation Change in relation to a Competing Offer has not been satisfied or effectively waived by the end of the Acceptance Period, in which case the Termination Payment is due within five (5) calendar days following such termination;

(ii)
QIAGEN terminates the Business Combination Agreement to enter into a definitive agreement with respect to a Competing Offer or because the Offer Condition related to the absence of an Adverse Recommendation Change in relation to a Competing Offer has not been satisfied or effectively waived by the end of the Acceptance Period, in which case the Termination Payment is due concurrently with such termination; or

(iii)
if (a) an Alternative Proposal has been publicly made or otherwise becomes generally known to the public or any of the QIAGEN Boards following March 3, 2020, (b) the Business Combination Agreement is thereafter validly terminated by (i) QIAGEN or Thermo Fisher because any of the Offer Conditions, other than the Antitrust Clearance Condition and the Offer Condition related to the absence of an Adverse Recommendation Change in relation to a Competing Offer, has not been satisfied or effectively waived by the end of the Acceptance Period and, at the time of such termination, the minimum acceptance threshold has not been satisfied (or shall have ceased to be satisfied) (but in the event of a termination by QIAGEN, only if at such time Thermo Fisher would not be prohibited from terminating the Business Combination Agreement due to the non-satisfaction of the relevant Offer Condition being proximately caused by a material breach by Thermo Fisher) or (ii) by Thermo Fisher because of the breach or fraud of QIAGEN and (C) within twelve (12) months of such termination, QIAGEN enters into a definitive contract with respect to any transaction specified in the definition of “Alternative Proposal” (with each reference to “20%” in the definition of “Alternative Proposal” deemed a reference to “50%”), in which case the Termination Payment is due upon the earlier of the date on which QIAGEN enters into such contract and the date on which such Alternative Proposal is consummated.

Thermo Fisher has agreed to pay QIAGEN, within five (5) calendar days of a first written request from QIAGEN, a reverse termination payment equal to USD 575 million (the “Reverse Termination Payment”) in cash, if:
(i)
Thermo Fisher terminates the Business Combination Agreement because of the issuance or enactment of a final and non-appealable Order, stay, judgment or decree prohibiting the consummation of any of the Transactions, if such Order or other Law is an antitrust Law or is based upon, promulgated under or issued pursuant to antitrust Laws (provided the issuance of any such final and non-appealable Order or other action was not attributable to, and proximately caused by, a failure on the part of QIAGEN to perform in any material respect any covenant or obligation under the Business Combination Agreement related to its efforts to obtain applicable Antitrust Clearances); or

(ii)
Thermo Fisher or QIAGEN terminates the Business Combination Agreement because the Antitrust Clearance Condition is not satisfied or effectively waived by the Long Stop Date, or as a result of any final and non-appealable Order or other action or Law that is either an antitrust Law or is based upon, promulgated under or issued pursuant to antitrust Laws (provided the issuance of any such final and non-appealable Order or other action was not attributable to, and proximately caused by, a failure on the part of QIAGEN to perform in any material respect any covenant or obligation under the Business Combination Agreement related to its efforts to obtain applicable Antitrust Clearances) and each of the other Offer Conditions has been satisfied at the time of termination or as of the end of the Acceptance Period, as applicable; provided that (a) failure to satisfy the Antitrust Clearance Condition was not proximately caused by a material breach by QIAGEN of its obligations under the Business Combination Agreement to make certain efforts to obtain applicable Antitrust Clearances and (b) no failure of an Offer Condition to be satisfied will relieve Thermo Fisher from its obligation to pay the Reverse Termination Payment if such failure was proximately caused by a material breach by Thermo Fisher under the Business Combination Agreement.
If (A) Thermo Fisher pays the Reverse Termination Payment, (B) within fifteen (15) months of the termination giving rise to such Reverse Termination Payment, QIAGEN or any of its Affiliates enters into a definitive and binding contract that includes all the terms for any transaction specified in the definition of “Alternative Proposal” (with each reference to “20%” in the definition of “Alternative Proposal” deemed a reference to “50%”), on terms and conditions that constitute a Threshold Value Contract (such transaction, a “Threshold Value Transaction”), and (C) such Threshold Value Transaction is subsequently consummated, then QIAGEN must pay to Thermo Fisher, on the date on which such Threshold Value Transaction is consummated, a payment in the amount equal to either (i) the Reverse Termination Payment received by QIAGEN, if QIAGEN or any of its Affiliates has entered into a definitive and binding contract that includes all the terms for a Threshold Value Transaction within twelve (12) months following such termination or (ii) 50% of the Reverse Termination Payment received by QIAGEN, if QIAGEN or any of its Affiliates has entered into a definitive and binding contract that includes all the terms for a Threshold Value Transaction between twelve (12) months and fifteen (15) months following such termination. However, Thermo Fisher will not be entitled to any repayment of the Reverse Termination Payment or any portion thereof if (i) failure to satisfy the Antitrust Clearance Condition was proximately caused by a material breach by Thermo Fisher of its obligations under the Business Combination Agreement to make certain efforts to obtain applicable Antitrust Clearances, (ii) following the termination of the Business Combination Agreement, Thermo Fisher makes a proposal to acquire QIAGEN or knowingly encourages QIAGEN’s management, Managing Board, or Supervisory Board to initiate a process to sell itself that results in QIAGEN or any of its Affiliates entering into a definitive and binding contract that includes all the terms for a Threshold Value Transaction or (iii) Thermo Fisher takes any action to materially delay QIAGEN or its applicable Affiliate from entering into or subsequently consummating the Threshold Value Transaction, including, without limitation, any filing, submission or appeal to a Governmental Authority seeking to delay or impede the transaction underlying the Threshold Value Transaction or initiating any action with respect to the transaction underlying the Threshold Value Transaction (other than any action relating in any way to the Business Combination Agreement or the Transactions).
For purposes of the Business Combination Agreement, a “Threshold Value Contract” means a binding contract with a third party, other than Thermo Fisher or any Affiliates of QIAGEN or Thermo Fisher, that includes all the terms for any transaction specified in the definition of “Alternative Proposal” (with each reference to “20%” in the definition of “Alternative Proposal” deemed a reference to “50%”) and that provides for a purchase price in cash and/or stock on a per QIAGEN Share basis as of the date of execution of such Threshold Value Contract representing no less than a 10% cumulative annual growth rate on the Offer Price (as of March 3, 2020) measured from March 3, 2020 until the date on which QIAGEN or any of its Affiliates enters into a binding contract for any transaction specified in the definition of such Alternative Proposal.
In the event that Thermo Fisher receives full payment of the Termination Payment or QIAGEN receives full payment of the Reverse Termination Payment, the receipt of such payment shall substitute for payment of any and all losses or damages suffered or incurred by Thermo Fisher or QIAGEN, respectively, or their respective Affiliates in connection with the Business Combination Agreement (and the termination hereof), the Transactions (or the abandonment thereof) or any matter forming the basis for such termination of the Business Combination Agreement, the failure of the Offer or the Merger to be consummated or for any breach or failure to perform under the Business Combination Agreement or in connection with the Business Combination Agreement or otherwise, except in case of fraud or willful breach of the Business Combination Agreement. Thermo Fisher’s right to receive the Termination Payment or QIAGEN’s right to receive the Reverse Termination Payment will be the sole and exclusive claim for monetary damages for any losses or damages suffered or incurred as a result of, arising out of or in connection with the termination of the Business Combination Agreement, the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Business Combination Agreement or in connection with the Business Combination Agreement or otherwise, except in case of fraud or willful breach of the Business Combination Agreement.

8.2.18
Specific Performance

Thermo Fisher and QIAGEN have agreed that each may demand specific performance (nakoming vorderen) of the provisions of the Business Combination Agreement by the other, and that the provisions of Sec. 6:92, paragraphs 1 and 3 of the DCC will not apply, to the maximum extent possible. Each of Thermo Fisher and QIAGEN has waived any potential right it may have to request mitigation of such liability in any manner (in legal proceedings or otherwise).
8.2.19
Other Covenants

The Business Combination Agreement contains other customary covenants and agreements, including, but not limited to, covenants related to cooperation in the preparation of certain public filings and required documentation, public announcements, access to information and further assurances.
8.2.20
Governing Law, Exclusive Forum

Except for the duties of Thermo Fisher and QIAGEN under the German Takeover Act and the WpÜGAngebV, which will be interpreted, construed and governed by and in accordance with the Laws of the Federal Republic of Germany, and the duties of Thermo Fisher and QIAGEN under the Exchange Act and the U.S. Securities Act of 1933, as amended (the “Securities Act”), which will be interpreted, construed and governed by and in accordance with the Laws of the United States, in each case without regard to conflict of law principles thereof, the Business Combination Agreement will be interpreted, construed and governed in all respects exclusively by and in accordance with the Laws of The Netherlands without regard to the conflict of law principles thereof.
The parties have agreed to the exclusive jurisdiction of the District Court (Rechtbank) of Amsterdam, The Netherlands in first instance, subject to appeal to the appropriate Court of Appeal and the Dutch Supreme Court, if applicable (the “Dutch Courts”) in respect of any claim, dispute or controversy relating to or arising out of the negotiation, interpretation or enforcement of the Business Combination Agreement or any of the Transactions or documents referred to therein. However, the Business Combination Agreement does not limit the right of Thermo Fisher or QIAGEN to commence or prosecute any legal action against the other or any of its subsidiaries or Affiliates in any court of competent jurisdiction in the United States, Germany, or elsewhere to enforce the judgments and orders of the Dutch Courts.
8.2.21
Representations and Warranties

The Business Combination Agreement includes certain representations and warranties of Thermo Fisher and QIAGEN, including, in the event of QIAGEN, with respect to organization and good standing, capitalization, corporate authority, absence of conflicts, governmental approvals and consents, public reports and financial statements, absence of changes, compliance, litigation and liabilities, anti-corruption laws, employee benefit plans, employee and labor matters, tax matters, material contracts and intellectual property, and in the event of Thermo Fisher, with respect to organization and good standing, corporate authority, absence of conflicts, governmental approvals and consents, absence of certain agreements, litigation and ownership of shares. Thermo Fisher and QIAGEN have agreed that the representations and warranties are solely given for informational purposes and without recourse other than with respect to any matters which cannot be waived under applicable Law.
8.2.22
Conditions to the Offer

The conditions to the Offer are described in Section 12 — “Offer Conditions.”
8.2.23
Post-Offer Measures

If the Settlement occurs, Thermo Fisher or Bidder may elect to consummate one or more Post-Offer Measures. These are described in Section 8.5 — “Post-Offer Measures.”
8.3
General Meeting

In accordance with article 18, paragraph 1 of the Dutch Decree, QIAGEN will on the date of this Offer Document convene a general meeting, in order to discuss the Offer and the other Transactions and to adopt the Resolutions (the “GM”). The agenda for this meeting will contain both the annually recurring agenda items and the agenda items relating to the Offer as described below. The GM will be combined with QIAGEN’s 2020 annual general meeting of shareholders. The GM will be held at 15:00 hours (Central European Time) on June 30, 2020. Separate convocation materials will be made available on QIAGEN’s website.
QIAGEN will recommend the Offer to the QIAGEN Shareholders for acceptance and will recommend the QIAGEN Shareholders to vote in favor of the Resolutions, unless in the event of an Adverse Recommendation Change due to an Intervening Event or a Competing Offer.
At the GM, the General Meeting will be requested to adopt, among others, the following resolutions, effective upon Settlement (except for the resolutions under (iv) and (v)):
(i)
the “Back-End Resolution”:

(A)
grant Quebec Court B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under Dutch law, having its corporate seat in Breda, The Netherlands and registered with the Dutch trade register under number 76962725 (the “Bidder Top Up Affiliate”), a wholly-owned subsidiary of Thermo Fisher, an irrevocable right (the “Top Up Option”) to subscribe for ordinary shares in the capital of QIAGEN (“QIAGEN Ordinary Shares”) up to such number of QIAGEN Ordinary Shares (the “Maximum Number of Top Up Shares”) that, as the result of a subscription for such number of QIAGEN Ordinary Shares by the Bidder Top Up Affiliate pursuant to an exercise of the Top Up Option, the aggregate par value of the QIAGEN Ordinary Shares held by the Bidder and the Bidder Top Up Affiliate would, immediately following the share issue upon exercise of the Top Up Option, be equal to 80% of the aggregate par value of the shares in the capital of QIAGEN issued at that time plus one (1) QIAGEN Ordinary Share, in exchange for an amount per QIAGEN Ordinary Share equal to the Offer Price, and to exclude pre-emptive rights that would otherwise arise pursuant to the grant of the Top Up Option;

(B)
amend QIAGEN’s articles of association to ensure that QIAGEN’s authorized share capital shall always be sufficient to allow for the issue of up to the Maximum Number of Top Up Shares on the Settlement Date upon exercise of the Top Up Option;

(C)
subject to the Merger Resolution having been adopted at the Subsequent EGM, in accordance with and to the extent required under applicable law, including section 2:107a of the DCC, (a) approve the resolution of the Managing Board to pursue, and cause QIAGEN Newco to pursue, the Share Transfer, subject to the Merger being effected, and (b) approve the dissolution of QIAGEN Newco, subject to the Share Transfer having been effected; and

(D)
subject to the Merger Resolution not having been adopted at the Subsequent EGM, (a) in accordance with section 2:107a of the DCC, approve the resolution of the Managing Board to pursue the Asset Sale, and, subject to completion of the Asset Sale, (b) dissolve QIAGEN in accordance with section 2:19 of the DCC, (c) appoint Stichting Liquidator QIAGEN (the “Liquidator”) as the liquidator of QIAGEN, (d) approve reimbursement of the Liquidator’s reasonable salary and costs and (e) appoint the Bidder as the custodian of the books and records of QIAGEN following its dissolution;

(ii)
appoint or reappoint the persons identified by Thermo Fisher to the Supervisory Board, being:

Dr. Håkan Björklund (as Independent Member);
Mr. Michael A. Boxer;
Mr. Paul G. Parker;
Mr. Gianluca Pettiti;
Mr. Anthony H. Smith;
Ms. Barbara W. Wall (as Independent Member); and
Mr. Stefan Wolf;

(iii)
accept the resignation of all resigning Supervisory Board members, being:

Mr. Stéphane Bancel;
Dr. Metin Colpan;
Dr. Ross L. Levine;
Dr. Elaine Mardis;
Mr. Lawrence A. Rosen; and
Ms. Elizabeth E. Tallett;
(provided each of them is reappointed at QIAGEN’s 2020 annual general meeting and is still in office immediately prior to the Settlement), and grant such members of the Supervisory Board full and final discharge from liability for their acts of supervision up to the date of the GM, provided that no discharge shall be given to any Supervisory Board member for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such Supervisory Board member;
(iv)
amend QIAGEN’s articles of association in accordance with the draft articles of association included in the convocation materials made available separately on QIAGEN’s website, which resolution shall be conditioned upon, and be subject to, the delisting of the QIAGEN Shares from the NYSE and the FSE and such amendment to QIAGEN’s articles of association shall become effective upon the execution of the relevant notarial deed of amendment of QIAGEN’s articles of association; and

(v)
amend QIAGEN's articles of association with a view to the appointment of the members of the Supervisory Board as per the Settlement as referred to under (ii), which resolution shall be conditioned upon, and subject to, the satisfaction or previous effective waiver of the Antitrust Clearance Condition,

(resolutions (i) through (v), the “Resolutions,” and resolutions (ii), (iv) and (v), the “Governance Resolutions”).
8.4
Subsequent EGM

As the Merger must generally be effectuated within six (6) months from the announcement of the filing of the merger proposal and Settlement is expected to occur more than six (6) months after the convening of the GM, the resolution to resolve to effect the Merger (the “Merger Resolution”) will not be tabled for adoption at the GM. Instead, QIAGEN has undertaken to duly call and give notice of, on the first (1st) BCA Business Day following the satisfaction of the Antitrust Clearance Condition or such later date as Thermo Fisher requests, an extraordinary general meeting of QIAGEN (the “Subsequent EGM”) to be held at such date after the Settlement as requested by Thermo Fisher in consultation with QIAGEN. At the Subsequent EGM, QIAGEN’s shareholders will be asked to adopt the Merger Resolution and, if one (1) or more of the Governance Resolutions or the Back-End Resolution have not been adopted at the GM, adopt such Governance Resolutions or the Back-End Resolution, as the case may be.
The Managing Board and the Supervisory Board will recommend QIAGEN’s shareholders to vote in favor of the Merger Resolution and, if applicable, the relevant Governance Resolutions and the Back-End Resolution.
The Bidder will vote its QIAGEN Shares as of the record date for the Subsequent EGM and entitled to be voted on, in favor of the adoption of the Merger Resolution and, if applicable, the relevant Governance Resolutions and the Back-End Resolution. The Bidder Top Up Affiliate will not vote on the QIAGEN Ordinary Shares it acquired through exercise of the Top Up Option, if any.
8.5
Post-Offer Measures

8.5.1
Importance of 100% Ownership

Taking account of the strategic and business rationale of the Offer, QIAGEN has acknowledged that the terms of the Offer are predicated on, and the importance for Thermo Fisher to achieve, the acquisition of 100% of the QIAGEN Shares or the entirety of QIAGEN’s assets and operations. This importance is based, inter alia, on:

(a)
the fact that having a single shareholder and operating without a public listing increases the QIAGEN Group’s and Thermo Fisher’s ability to achieve the goals of the Transactions and implement the actions of its strategy and reduces the QIAGEN Group’s costs;

(b)
the ability of QIAGEN and Thermo Fisher to terminate the listing of the QIAGEN Shares from the NYSE and the FSE, and all resulting cost savings therefrom; and

(c)
the ability to achieve an efficient capital structure (both from a tax and financing perspective), which would, amongst others, facilitate intercompany transactions and dividend distributions.

In light of the above and the fact that Thermo Fisher’s willingness to pay the Offer Price and pursue the Transactions, through the Bidder, is predicated on the acquisition of 100% of the QIAGEN Shares or the entirety of QIAGEN’s assets and operations and the willingness of Thermo Fisher and the Bidder to have a minimum acceptance threshold of less than 95%, QIAGEN has expressed an interest in and its support for the Merger and Liquidation or Asset Sale and Liquidation (as applicable), the Top Up Option and the Other Post-Offer Measures, as described in more detail in this Section 8.5. However, Thermo Fisher will continue to review the structural, tax, and other implications associated with the implementation of the Merger and Liquidation or Asset Sale and Liquidation (as applicable), the Top Up Option and one or more Other Post-Offer Measures, as well as the availability of each such measure under applicable Law.
8.5.2
General

Following the Settlement, Thermo Fisher intends to implement (or cause to be implemented) certain measures (“Post-Offer Measures”) if deemed necessary or appropriate by Thermo Fisher in order to complete its acquisition of QIAGEN’s business, operations and assets. These Post-Offer Measures may include the implementation of the Merger and Liquidation or the Asset Sale and Liquidation (as applicable) (see Section 8.5.8), the exercise of the Top Up Option (see Section 8.5.9), the Compulsory Acquisition (see Section 8.5.10) or the implementation of any Other Post-Offer Measures (see Section 8.5.11).
Furthermore, Thermo Fisher and its Affiliates reserve the right to use any legally permitted method to acquire all of the QIAGEN Shares (or full ownership of the QIAGEN Group’s business) and to optimize the corporate, financing and tax structure of the QIAGEN Group once it is part of the Thermo Fisher Group. No decision in respect of pursuing any measures as set out in this Section 8.5 has been taken by Thermo Fisher and no such decision is envisaged to be taken prior to the end of the Acceptance Period. Thermo Fisher will continue to review the structural, tax, and other implications associated with the implementation of any Post-Offer Measures, as well as the availability of each such measure under applicable Law.
8.5.3
Merger and Liquidation/Asset Sale and Liquidation — General

After the Settlement having occurred and the Subsequent EGM having been held, Thermo Fisher may determine to, or, if the Top Up Option has been exercised, must implement:
•
if the Merger Resolution has been adopted at the Subsequent EGM, the Merger and Liquidation; or

•
if the Merger Resolution has not been adopted at the Subsequent EGM, the Asset Sale and Liquidation.

8.5.4
Merger and Liquidation — Description of the Merger

In the event of the Merger and Liquidation, a triangular legal merger (juridische driehoeksfusie), as described in more detail below, will be effected in accordance with title 7 of book 2 of the DCC (the “Merger”), immediately after adoption of the Merger Resolution.
At Thermo Fisher’s election, QIAGEN will, prior to the Settlement, incorporate a Dutch private limited liability company to be fully and directly owned by QIAGEN (“QIAGEN Newco”) and incorporate or cause to be incorporated a Dutch private limited liability company to be fully and directly owned by QIAGEN Newco (“QIAGEN Newco Sub”). QIAGEN Newco Sub will file an election to be classified as disregarded as an entity separate from QIAGEN Newco for U.S. federal income tax purposes under Treasury Regulations section 301.7701-3(b).

Prior to the Settlement, QIAGEN as sole shareholder of QIAGEN Newco will adopt a resolution to, subject to and immediately following completion of the Share Transfer:
•
dissolve (ontbinden) QIAGEN Newco in accordance with section 2:19 of the DCC;

•
appoint the Liquidator as liquidator of QIAGEN Newco in accordance with section 2:19 of the DCC;

•
approve reimbursement of the Liquidator’s reasonable salary and costs; and

•
appoint an Affiliate of Thermo Fisher as the custodian of the books and records of QIAGEN in accordance with section 2:24 of the DCC.

On the first (1st) BCA Business Day following the satisfaction of the Antitrust Clearance Condition or such earlier date as Thermo Fisher requests, QIAGEN will:
•
file the merger proposal for the Merger and all ancillary documents required by applicable law with the Dutch trade register;

•
make copies of such merger proposal, the explanatory notes thereto and all ancillary documents required by applicable law available at its offices for QIAGEN’s shareholders and persons who have a special right vis-à-vis QIAGEN (within the meaning of section 2:314(2) of the DCC); and

•
announce in a Dutch national newspaper that the filing has been made and that such copies are available.

Pursuant to the Merger:
•
QIAGEN will merge with and into QIAGEN Newco Sub as a result of which QIAGEN Newco Sub will acquire all the assets, liabilities and legal relationships of QIAGEN by universal succession of title;

•
the parent of QIAGEN Newco Sub, QIAGEN Newco, will allot shares in its share capital to the shareholders of QIAGEN; and

•
QIAGEN will cease to exist.

The share exchange ratio in the Merger will be as follows:
•
for each QIAGEN Ordinary Share in issue immediately before the Merger becomes effective, one (1) class A share in the capital of QIAGEN Newco (a “QIAGEN Newco Class A Share”) will be allotted;

•
for each Fractional QIAGEN Share in issue immediately before the Merger becomes effective, one (1) class B share in the capital of QIAGEN Newco (a “QIAGEN Newco Class B Share,” together with the QIAGEN Newco Class A Shares, the “QIAGEN Newco Shares,” provided that a QIAGEN Newco Class B Share will be treated for purposes of the definition of QIAGEN Newco Shares as one-twenty-seventh (1/27th) of a QIAGEN Newco Class A Share) will be allotted; and

•
for each preference share in the capital of QIAGEN in issue immediately before the Merger becomes effective, one (1) preference share in the capital of QIAGEN Newco (a “QIAGEN Newco Preference Share”) will be allotted.

Each QIAGEN Newco Class A Share and, if any, each QIAGEN Newco Preference Share will have equal economic entitlements with respect to the distribution of profits, reserves, cancellation payments and liquidation proceeds of QIAGEN Newco under QIAGEN Newco’s articles of association as the economic entitlements to such distributions attached to a QIAGEN Ordinary Share and a preference share in the capital of QIAGEN, respectively, under QIAGEN’s articles of association. Each Fractional QIAGEN Share represents one-twenty-seventh (1/27th) of the value of a QIAGEN Ordinary Share and each twenty-seven (27) Fractional QIAGEN Shares entitle the holders thereof, when acting together, to the voting right attached to one (1) QIAGEN Ordinary Share. In light thereof, each QIAGEN Newco Class B Share will have one-twenty-seventh (1/27th) of the voting rights and economic entitlements of a QIAGEN Newco Class A Share.

8.5.5
Merger and Liquidation — Description of the Cash Payment, the Cash Distribution and, if Applicable, the Preference Shares Cancellation

In the event of the Merger and Liquidation and immediately after the Merger becoming effective, the Bidder will make a cash payment to QIAGEN Newco Sub (the “Cash Payment”) in an amount equal to (x) the Offer Price multiplied by (y) the total number of QIAGEN Shares (whereby, for the avoidance of doubt and without duplication, a Fractional QIAGEN Share counts as one-twenty-seventh (1/27th)) held beneficially or of record by the Minority Shareholders (as defined in Section 8.5.11) minus (z) any cash paid in connection with the exercise of the Top Up Option (the amount obtained by multiplying (x) and (y), the “Cash Distribution Amount”) in exchange for a loan note.
Immediately after the Merger becoming effective and the Cash Payment having been made, QIAGEN Newco Sub will make a cash distribution to QIAGEN Newco (the “Cash Distribution”) in an amount equal to (i) the Cash Distribution Amount plus (ii) the amount of the distribution in connection with the Preference Shares Cancellation (if applicable).
Immediately after the Cash Distribution having been made, QIAGEN Newco Sub will make an entity classification election to be treated as a corporation for U.S. federal tax purposes (the “QIAGEN Newco Sub Election”).
If there are any issued QIAGEN Newco Preference Shares, QIAGEN Newco will cancel all QIAGEN Newco Preference Shares against payment of a distribution to which the holders thereof are entitled pursuant to QIAGEN Newco’s articles of association, immediately after the QIAGEN Newco Sub Election having been made (the “Preference Shares Cancellation”).
8.5.6
Merger and Liquidation — Description of the Share Transfer

In the event of the Merger and Liquidation, QIAGEN Newco and the Bidder and, if the Top Up Option is exercised, the Bidder Top Up Affiliate, will enter into a share transfer agreement (the “Share Transfer Agreement”) prior to the Merger becoming effective. Pursuant to the Share Transfer Agreement, all issued and outstanding shares in the capital of QIAGEN Newco Sub will be sold and transferred to the Bidder and, if applicable, the Bidder Top Up Affiliate (or their respective nominees nominated in accordance with the Share Transfer Agreement) in proportion to their respective relative shareholdings in QIAGEN, determined at the time of the execution of the Share Transfer Agreement and disregarding any preference shares of QIAGEN held by either of them (such transfer of all issued and outstanding shares in QIAGEN Newco Sub, the “Share Transfer”).
The consideration to be paid in the Share Transfer shall be an amount equal to (i) the Offer Price multiplied by (ii) the total number of QIAGEN Ordinary Shares and, without duplication, the number of Fractional QIAGEN Shares divided by twenty-seven (27), in each case as issued and outstanding immediately prior to the Merger becoming effective minus (iii) the Cash Distribution Amount.
The Share Transfer will be effected immediately after the QIAGEN Newco Sub Election having been made and, if applicable, the Preference Shares Cancellation having occurred.
8.5.7
Asset Sale and Liquidation — Description of the Asset Sale

In the event of the Asset Sale and Liquidation, QIAGEN and the Bidder and, if the Top Up Option is exercised, the Bidder Top Up Affiliate, will enter into an asset sale agreement (the “Asset Sale Agreement”) immediately following the Subsequent EGM. Pursuant to the Asset Sale Agreement, all assets and liabilities of QIAGEN with the exception of a limited number of excluded assets and liabilities will be sold, assigned and transferred to the Bidder and, if applicable, the Bidder Top Up Affiliate or their respective nominees nominated in accordance with the Asset Sale Agreement (the “Asset Sale”).
The purchase price to be paid in the Asset Sale shall be an amount equal to (i) the Offer Price multiplied by (ii) the total number of QIAGEN Shares (whereby, for the avoidance of doubt and without duplication, a Fractional QIAGEN Share counts as one-twenty-seventh (1/27th)) issued and outstanding immediately prior to completion of the Asset Sale.

8.5.8
Merger and Liquidation/Asset Sale and Liquidation — Description of the Liquidation and the Liquidation Distribution

As part of the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be, and after completion of the Asset Sale (in the event of the Asset Sale and Liquidation) or the Share Transfer (in the event of the Merger and Liquidation), QIAGEN (in the event of the Asset Sale and Liquidation) or QIAGEN Newco (in the event of the Merger and Liquidation) will be dissolved (ontbonden) and liquidated (vereffend) in accordance with sections 2:19 – 2:23b of the DCC (the “Liquidation”).
As promptly as practicable following the initial Liquidation Distribution, the Liquidator shall wind up the affairs of QIAGEN (in the event of the Asset Sale and Liquidation) or QIAGEN Newco (in the event of the Merger and Liquidation) and effectuate the Liquidation in full compliance with applicable Law. Once the Liquidation is completed, QIAGEN (in the event of the Asset Sale and Liquidation) or QIAGEN Newco (in the event of the Merger and Liquidation) will cease to exist by operation of law.
In the Liquidation, all Minority Shareholders who did not tender their QIAGEN Shares under the Offer will ultimately receive for each QIAGEN Share (in the event of the Asset Sale and Liquidation) or QIAGEN Newco Share (in the event of the Merger and Liquidation) then held, cash in an amount equal to the Offer Price, without any interest being paid on such amount and less any applicable withholding taxes.
The withholding taxes imposed on such QIAGEN Shareholder in respect of the Liquidation Distribution may be different from, and greater than, the taxes imposed upon a QIAGEN Shareholder that tenders its QIAGEN Shares under the Offer. Consequently, if the Merger and Liquidation or the Asset Sale and Liquidation is pursued, the net amount received by a QIAGEN Shareholder for QIAGEN Shares that are not tendered under the Offer (and who remains a QIAGEN Shareholder up to and including the time of the Asset Sale and Liquidation or the Merger and Liquidation) will depend upon such shareholder’s individual tax circumstances and the amount of any applicable withholding or other taxes.
It should be noted in this respect that the Liquidation Distribution to be ultimately received by non-tendering QIAGEN Shareholders is generally subject to 15% Dutch dividend withholding tax to the extent that the Liquidation Distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (which QIAGEN expects to be the case, see also below), while the payment of the Offer Price to tendering QIAGEN Shareholders will generally not be subject to Dutch withholding taxes.
To the extent reasonably possible without causing any delays, the Liquidation Distribution shall be imputed to paid up capital (nominaal aandelenkapitaal en agioreserve) recognized for Dutch dividend withholding tax purposes and not to retained earnings (winstreserve), as each such term is defined under applicable accounting principles.
However, QIAGEN expects the Liquidation Distribution to exceed its paid up capital recognized for Dutch dividend withholding tax purposes, and thus the Liquidation Distribution to be subject to Dutch dividend withholding tax. See Sections 19.2.3 and 19.2.4 for a description of the material Dutch tax consequences for QIAGEN Shareholders who do not tender their QIAGEN Shares and of the Merger and Liquidation and of the Asset Sale and Liquidation.
Furthermore, banks may charge administrative costs to Minority Shareholders in relation to the transfer of the Liquidation Distribution to their accounts, for which no compensation will be paid to the Minority Shareholders.
References to the “Merger and Liquidation” refer to the Merger, the Cash Payment, the Cash Distribution, the QIAGEN Newco Sub Election, the Preference Shares Cancellation (if applicable), the Share Transfer and the Liquidation.
References to the “Asset Sale and Liquidation” refer to the Asset Sale and the Liquidation.
8.5.9
Top Up Option

To allow for Thermo Fisher to complete its acquisition of QIAGEN’s business, operations and assets in an optimal manner for U.S. tax purposes, the Bidder Top Up Affiliate will be granted the Top Up Option as part of the Back-End Resolution.

The purpose of the Top Up Option is to allow Thermo Fisher to file an election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) to cause QIAGEN (or, if the Merger has occurred, QIAGEN Newco) and any subsidiary of QIAGEN with respect to which such election is made to be treated as selling, in each case, all of its assets at fair market value in a single transaction that is not expected to generate a tax liability to Thermo Fisher or any of its Affiliates. As a result of such election, the adjusted basis for U.S. federal income tax purposes of the assets of QIAGEN and its subsidiaries with respect to which such election is made will be “stepped up” to fair market value, potentially allowing Thermo Fisher to benefit from greater tax deductions and lower tax liabilities as a result of any disposition of assets. The ability to “step up” the tax basis of such assets in this manner formed an important component of Thermo Fisher’s assessment of QIAGEN.
The Top Up Option will be exercisable immediately once, upon and promptly following Settlement. Upon exercise of the Top Up Option, QIAGEN will immediately, and in any event on the Settlement Date, issue the relevant number of QIAGEN Ordinary Shares to the Bidder Top Up Affiliate. The relevant QIAGEN Ordinary Shares will be issued in exchange for an amount per share equal to the Offer Price, which amount is to be paid in cash, by contribution in kind of a promissory note issued by Thermo Fisher or any of its subsidiaries, or by a combination thereof.
The Top Up Option, if exercised in full, ensures that Thermo Fisher and its Affiliates hold more than 80% of the voting rights and fair market value of QIAGEN’s share capital on the Settlement Date, prior to completion of the Share Transfer or Asset Sale. Following exercise of the Top Up Option, Thermo Fisher must proceed with the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be.
At the Subsequent EGM, the Bidder Top Up Affiliate will not vote on the QIAGEN Ordinary Shares it acquired through exercise of the Top Up Option. At any other general meeting of QIAGEN, the votes on such shares will be cast proportionally to the votes in favor and against any proposal cast on the other QIAGEN Ordinary Shares, except that the Bidder Top Up Affiliate may decide in its discretion how to vote on such shares with respect to any proposals to appoint, suspend or dismiss members of the Managing Board and the Supervisory Board. In the event of the Merger, the Bidder Top Up Affiliate will only vote the QIAGEN Newco Class A Shares allotted for the QIAGEN Ordinary Shares issued pursuant to the exercise of the Top Up Option in favor and against any proposal on the QIAGEN Newco Class A Shares proportionally to the votes in favor and against such proposal cast on the other QIAGEN Newco Class A Shares, except that the Bidder Top Up Affiliate may decide in its discretion how to vote on such shares with respect to any proposals to appoint, suspend or dismiss members of the board of QIAGEN Newco.
8.5.10
Compulsory Acquisition Procedure

If, following the Settlement Date, the Bidder, alone or together with its Affiliates, holds at least 95% of QIAGEN’s aggregate issued and outstanding share capital (geplaatst en uitstaand kapitaal), the Bidder may — but is under no obligation to — commence a compulsory acquisition procedure (uitkoopprocedure) in accordance with section 2:92a or 2:201a of the DCC in order to acquire the remaining QIAGEN Shares not tendered (the “Compulsory Acquisition”). QIAGEN shall provide the Bidder with any reasonable assistance as may be required, including, if needed, joining such proceedings as co-claimant or defendant. In the Compulsory Acquisition, the competent Dutch court has sole discretion to determine the per QIAGEN Share price, which may be greater than, equal to or less than the Offer Price. Alternatively, and provided that the statutory conditions are met, the Bidder could opt to commence a takeover buy-out procedure before the competent Dutch court in accordance with section 2:359c of the DCC.
8.5.11
Other Post-Offer Measures

If the Settlement occurs, Thermo Fisher shall be entitled to effect or cause to effect, other than the Merger and Liquidation and the Asset Sale and Liquidation, any other restructuring of the QIAGEN Group for the purpose of achieving an optimal operational, legal, financial and/or fiscal structure in accordance with applicable law (the “Other Post-Offer Measures”), some of which may have the effect of diluting the shareholding of any shareholders of QIAGEN other than Thermo Fisher and its Affiliates (the “Minority Shareholders”), including:

(a)
a sale of all, or substantially all, of the assets and liabilities of QIAGEN to Thermo Fisher or an Affiliate of Thermo Fisher;

(b)
a subsequent public offer for any QIAGEN Shares held by Minority Shareholders;

(c)
a statutory cross-border or domestic (bilateral or triangular) legal merger (juridische (driehoeks-) fusie) in accordance with section 2:309 et seq. of the DCC between QIAGEN, Thermo Fisher and/or any Affiliate of Thermo Fisher;

(d)
a statutory legal demerger (juridische splitsing) of QIAGEN in accordance with section 2:334a et seq. of the DCC;

(e)
a contribution of cash and/or assets by Thermo Fisher or by any Affiliate of Thermo Fisher in exchange for shares in the share capital of QIAGEN, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of Minority Shareholders may be excluded;

(f)
a distribution of proceeds, cash and/or assets to the shareholders of QIAGEN or share buybacks;

(g)
a sale and transfer of assets and liabilities by Thermo Fisher or any of its Affiliates to any member of the QIAGEN Group, or a sale and transfer of assets and liabilities by any member of the QIAGEN Group to Thermo Fisher or any of its Affiliates;

(h)
any transaction between QIAGEN and Thermo Fisher or their respective Affiliates on terms that are not at arm’s length;

(i)
any transaction, including a sale and/or transfer of any material asset, between QIAGEN and its Affiliate or between QIAGEN and Thermo Fisher or their respective Affiliates with the objective of using any carry forward tax losses available to QIAGEN, Thermo Fisher or any of their respective Affiliates;

(j)
any transactions, restructurings, share issuances, procedures and/or proceedings in relation to QIAGEN and/or one or more of its Affiliates required to effect the aforementioned objectives; or

(k)
any combination of the foregoing.

The implementation of certain Other Post-Offer Measures while QIAGEN still has Minority Shareholders may require the prior approval of the Supervisory Board, including the affirmative vote of at least one of the Independent Members.
In the implementation of any Other Post-Offer Measure, due consideration will be given to the requirements of applicable law, including the requirement to consider the interests of all stakeholders including any Minority Shareholders, and the requirement for the members of the Supervisory Board to form their independent view of the relevant matter. In this respect, the Supervisory Board (and any members thereof) shall continue to have the right to engage, with the reasonable and documented costs thereof being for the account of QIAGEN, their own financial and legal advisors, if and to the extent they reasonably believe that the advice of such advisors is necessary to assist them in reviewing and assessing any matter that comes before the Supervisory Board.
9.
Intentions of the Bidder and the Bidder Parent

The intentions described below are the common intentions of the Bidder and the Bidder Parent at the time of the publication of this Offer Document. These intentions are — as set out in Section 2.2 — based upon the Bidder’s and Thermo Fisher’s knowledge as of the time of publication of this Offer Document. Neither the Bidder nor the Bidder Parent nor any of the Bidder Parent’s subsidiaries have any intentions deviating from the intentions laid out in Sections 9.1 to 9.6. The intentions set forth in Sections 9.1 to 9.6 of this Offer Document have their legal basis in the Business Combination Agreement. Additional information about covenants agreed between Thermo Fisher and QIAGEN in relation to post-offer corporate governance and the duration thereof, are set forth in Section 8.2.5. The Non-Financial Covenants that form the basis for the intentions set forth in Sections 9.1, 9.2 and 9.3.1 only relate to Thermo Fisher’s and the Bidder’s activity for a period of twelve (12) months following the Settlement Date.

9.1
Future Business Activities, Assets and Future Obligations of QIAGEN

Pursuant to the Business Combination Agreement, Thermo Fisher and QIAGEN have agreed on the following non-financial covenants:
For a period of at least twelve (12) months following the Settlement Date, subject to Thermo Fisher’s determination of overall enhanced value, business model fit and conformity with Thermo Fisher’s financial criteria:
•
Thermo Fisher will support QIAGEN’s existing business strategy of expanding its global leadership in “Sample to Insight” solutions for molecular testing in healthcare and life sciences, including, but not limited to, maintaining and striving to increase its existing presence in key markets worldwide, assuring and striving to improve access to QIAGEN’s products and solutions as a growth strategy, as well as seeking to address the most significant unmet medical and scientific needs.

•
Thermo Fisher will maintain the QIAGEN Group’s product brands and their association with premium and high-quality products in the countries where the QIAGEN Group’s brands are maintained.

•
Thermo Fisher will maintain the names and logos of the product brands of the QIAGEN Group in the countries where the QIAGEN Group’s brands are maintained.

•
Thermo Fisher may combine one or more of Thermo Fisher’s relevant businesses with QIAGEN to leverage the infrastructure and capabilities of QIAGEN.

•
Thermo Fisher envisions continuing in the QIAGEN Group’s current and planned R&D activities, for a period of at least twelve (12) months following the Settlement Date.

•
Thermo Fisher acknowledges that the QIAGEN Group may require additional capital in order to pursue add-on acquisitions as part of its buy-and-build strategy and will consider making additional funding available to finance such add-on acquisitions, subject to Thermo Fisher’s applicable approval policies and (financial) parameters as applicable from time to time, using a balanced combination of debt and equity.

Furthermore, for a period of at least twelve (12) months following the Settlement Date:
•
Thermo Fisher will procure that the QIAGEN Group remains prudently financed, including, but not limited to, in respect of the level of senior financial debt incurred or to be incurred by the QIAGEN Group, to safeguard the continuity of the business and to continue the QIAGEN Group’s current business strategy.

•
Thermo Fisher will maintain its commitment to corporate social responsibility including in operating QIAGEN following the Settlement.

The aforementioned non-financial covenants reflect Thermo Fisher’s intentions with respect to (i) QIAGEN’s strategy, its business activities and its brands and logos, (ii) QIAGEN’s R&D activities and (iii) QIAGEN’s financing. Thermo Fisher intends to assess after the publication of the Offer Document whether the aforementioned intended measures are in line with Thermo Fisher’s determination of overall enhanced value, its business model and its financial criteria.
9.2
Seat of QIAGEN, Location of Material Parts of the Business

Thermo Fisher intends, following the Settlement, to implement or cause to be implemented certain measures with regard to QIAGEN’s seat and the location of material parts of its business. Specifically, with respect to the business and production locations of the QIAGEN Group, Thermo Fisher has the intention to work collaboratively with the management of QIAGEN to determine an appropriate geographical footprint for the QIAGEN Group’s business.

9.3
Employees, Employee Representation and Terms and Conditions of Employment

9.3.1
Terms and Conditions of Employment and Employee Representation

Pursuant to the Business Combination Agreement, Thermo Fisher and QIAGEN have agreed on the following non-financial covenants. For a period of at least twelve (12) months following the Settlement Date:
•
Thermo Fisher will assume, in accordance with their terms (as such terms may be amended from time to time), the existing rights and benefits of the employees of the QIAGEN Group under their individual employment agreements and all benefit, compensation and social plans, corporate policies, redundancy practices and collective labor agreements of the QIAGEN Group.

•
Thermo Fisher will assume, in accordance with their terms (as such terms may be amended from time to time), all existing pension plans applicable to the QIAGEN Group’s current and former employees.

•
Thermo Fisher will give to each employee of the QIAGEN Group who remains employed by Thermo Fisher or any Affiliate of Thermo Fisher after the Settlement Date (each, a “Continuing Employee”) full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (excluding for any purpose benefits under defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly-situated employees of Thermo Fisher and its Affiliates do not receive any service credit) maintained by Thermo Fisher or its Affiliates that such Continuing Employees may be eligible to participate in after the Settlement for such Continuing Employees’ service with QIAGEN or any of its subsidiaries to the same extent that such service was credited for purposes of any comparable QIAGEN employee benefit and compensation plan immediately prior to the Settlement, except, in each case, to the extent such treatment would result in duplicative benefits; and provided that, in the absence of such comparable QIAGEN employee benefit and compensation plan, the years of service of Continuing Employees prior to the Settlement will be taken into account and credited in any benefit plan of Thermo Fisher that gives credit to years of service and for which Continuing Employees are eligible to participate in after the Settlement, subject to the limitations with respect to defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly-situated employees of Thermo Fisher and its Affiliates do not receive any service credit and duplicative benefits.

•
Thermo Fisher will adhere to applicable Law and the terms of any applicable collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization or works council in maintaining the QIAGEN Group’s current employee consultation structure with respect to the (i) German workers council for QIAGEN GmbH, (ii) French workers council in QIAGEN SAS and (iii) mandatory employee representatives on the board of QIAGEN Aarhus A/S.

•
Thermo Fisher does not envisage material reductions of the total workforce of the QIAGEN Group as a direct consequence of the Transactions including the Offer, or completion thereof.

•
Each Continuing Employee will receive from Thermo Fisher (or its applicable Affiliate) (i) at least the same base salary and the same target annual bonus opportunity that were provided to such employee immediately prior to the Settlement Date, (ii) with respect to Continuing Employees who are not members of QIAGEN’s executive committee, long-term incentive opportunities that are at least substantially similar in the aggregate as the long-term incentive opportunities provided to the Continuing Employees pursuant to QIAGEN’s existing long-term incentive opportunities and (iii) other compensation and employee benefits (excluding those contemplated under (i) and (ii)) that are at least substantially similar in the aggregate as either (x) the compensation and employee benefits provided to the Continuing Employees pursuant to the QIAGEN compensation and employee benefit plans as in effect immediately prior to the Settlement or (y) the compensation and employee benefits provided to similarly situated employees of Thermo Fisher or its Affiliates.

•
If Thermo Fisher decides to restructure businesses within the QIAGEN Group with similar activities as within the Thermo Fisher Group, Thermo Fisher will consider employees from both legacy groups in evaluating potential redundancies in the interest of seeking the best person for the job, subject to Thermo Fisher’s business objectives and then-current business exigencies.
•
Subject to the applicable Law, Thermo Fisher will base the nomination, selection and appointment of staff for functions within the QIAGEN Group upon, among other things, a non-discriminatory, fair and business-oriented transparent set of criteria.

The aforementioned non-financial covenants reflect Thermo Fisher’s intentions with respect to Thermo Fisher’s employees, employee representation and terms and conditions of employment. The cost synergies expected to be realized by year three (3) following the Settlement that were considered by Thermo Fisher in its evaluation of the Transactions, referred to in Section 8.1.1, were estimated using a top-down approach, and took into account numerous factors including the benefits of business integration opportunities over time, the deployment of Thermo Fisher’s PPI business system to drive productivity and sourcing benefits, and the elimination of public company costs. In terms of determining impact on employees, Thermo Fisher intends to carry out, after the Settlement, a further in-depth analysis of potential synergies and efficiencies between Thermo Fisher and the QIAGEN Group.
9.3.2
Treatment of QIAGEN Equity Awards

Pursuant to the Business Combination Agreement, the QIAGEN equity awards that remain outstanding as of immediately prior to the Settlement will be treated at Settlement in accordance with Section 8.2.10.
9.4
Intentions with Respect to QIAGEN’s Managing Board and Its Supervisory Board

QIAGEN’s existing Managing Board consists of one member (QIAGEN’s current CFO, Mr. Sackers), and it is expected that at the GM a second member (QIAGEN’s current CEO, Mr. Bernard) will be appointed to the Managing Board. Thermo Fisher has been discussing and will discuss the composition of the Managing Board for the time as from the Settlement. Thermo Fisher intends to assess potential replacements or additions to the Managing Board.
Thermo Fisher intends that the Supervisory Board of QIAGEN will continue to be comprised of seven (7) members. Pursuant to the Business Combination Agreement, Thermo Fisher (and QIAGEN) will use their reasonable best efforts to ensure that from the Settlement Date and until the Completion Date, the Supervisory Board will include five (5) members of the Supervisory Board as identified by Thermo Fisher, being Mr. Michael A. Boxer, Mr. Paul G. Parker, Mr. Gianluca Pettiti, Mr. Anthony H. Smith and Mr. Stefan Wolf, and two (2) Independent Members, namely Dr. Håkan Björklund and Ms. Barbara W. Wall (see Sections 8.2.5 and 8.3(ii)). Pursuant to the Business Combination Agreement, QIAGEN shall procure that all Supervisory Board members in office immediately prior to the Settlement, except for Dr. Håkan Björklund, will resign with effect from the Settlement.
9.5
Intended Structural Measures (Strukturmaßnahmen)

Thermo Fisher intends to acquire control over QIAGEN by way of the acquisition of 100% of the QIAGEN Shares or the entirety of QIAGEN’s assets and operations. Accordingly, Thermo Fisher intends, following the Settlement, to implement or cause to be implemented certain structural measures in respect of the QIAGEN Group, which may include the implementation of the Merger and Liquidation, the Asset Sale and Liquidation, the exercise of the Top Up Option, the Compulsory Acquisition or one or more Other Post-Offer Measures. Regarding the details of these potential Post-Offer Measures, reference is made to Section 8.5.
In addition, following the Settlement, Thermo Fisher intends to carry out a further in-depth analysis of potential synergies and efficiencies between Thermo Fisher and the QIAGEN Group.
9.6
Intentions with Regard to the Delisting of QIAGEN Shares

Thermo Fisher intends to seek a delisting of the QIAGEN Shares from the FSE and the NYSE following the Settlement, which delisting may occur as a result of or in connection with a Post-Offer Measure.

9.7
Other Intentions

Other than the intentions and measures referred to in this Section 9, the Bidder and Thermo Fisher have not provided for any other intentions or measures concerning future business operations, the registered office and location of material parts of the business, use of assets, future obligations, employees and their representatives, members of the governing bodies and material changes of employment conditions of QIAGEN.
With the exception of the effects on the Bidder’s and Thermo Fisher’s assets, liabilities, financial position and results presented in Section 15 of this Offer Document, the Bidder and Thermo Fisher have no intentions relating to the Transactions that could affect the registered offices of the Bidder or Thermo Fisher or the location of material parts of the business, their future business activities, the use of the assets or future obligations of the Bidder and Thermo Fisher, the members of the governing bodies of the Bidder and Thermo Fisher, or, if any, the employees, their representation and the employment conditions of the Bidder and Thermo Fisher.
10.
Explanation of the Adequacy of the Offer Price

The Offer Price amounts to EUR 39.00 per QIAGEN Share, without interest.
10.1
Minimum Offer Price

The Offer Price in the amount of EUR 39.00 per QIAGEN Share (and the one-twenty-seventh (1/27th) part thereof as the consideration for the Fractional QIAGEN Shares, see Section 4) corresponds to the statutory provisions of Sec. 31 para. 1 and 7 WpÜG in conjunction with Sec. 4 and 5 of the WpÜGAngebV regarding the prescribed minimum price for the QIAGEN Shares.
(a)
According to Sec. 5 of the WpÜGAngebV, the consideration must, in the event of a voluntary public takeover offer pursuant to Sec. 29 et seq. WpÜG, at least be equivalent to the weighted average domestic stock exchange price of the QIAGEN Shares during the last three (3) months prior to the publication of the decision to launch an offer pursuant to Sec. 10 para. 1 sentence 1 WpÜG. The weighted three (3)-month average price for the QIAGEN Shares up to and including March 2, 2020 was notified by BaFin at EUR 33.02 per QIAGEN Share. The Offer Price of EUR 39.00 per QIAGEN Share exceeds this value considerably and includes a premium of EUR 5.98 or approximately 18.11%, based on this average price.

(b)
Pursuant to Sec. 4 of the WpÜGAngebV, the consideration must, in the event of a voluntary public takeover offer pursuant to Sec. 29 et seq. WpÜG, at least be equivalent to the highest consideration provided or agreed for the acquisition of QIAGEN Shares by the Bidder, any person acting jointly with the Bidder or their subsidiaries within the last six (6) months prior to the publication of this Offer Document pursuant to Sec. 14 para. 2 sentence 1 WpÜG. The Bidder, any persons acting jointly with the Bidder as well as the subsidiaries of these persons have not made, or agreed on, any acquisitions of QIAGEN Shares during that six (6)-month period.

The Offer Price of EUR 39.00 per QIAGEN Share thus fulfills the requirements of Sec. 31 para. 1 and 7 WpÜG in conjunction with sections 4 and 5 of the WpÜGAngebV.
10.2
Economic Adequacy of the Offer Price

When determining the Offer Price, in addition to the factors specified in Section 10.1 and the results of the negotiations with QIAGEN (see Section 8.1.2), the historical stock market prices of the QIAGEN Shares were taken into account. The Bidder believes that the past stock market prices of the QIAGEN Shares constitute a suitable basis for assessing the adequacy of the Offer Price.

10.2.1
Economic Adequacy of the Offer Price for the QIAGEN Shares in Relation to March 2, 2020 Based on the FSE Prices

Based on the stock exchange price of the QIAGEN Shares at the FSE prior to the publication of the decision to make this Offer on March 3, 2020, the Offer Price of EUR 39.00 per QIAGEN Share includes the following premiums:
(a)
The stock exchange price (FSE closing price) on March 2, 2020, the last day prior to the publication of the decision to make this Offer on which QIAGEN Shares were traded on the FSE, amounted to EUR 31.80 per QIAGEN Share (source: Bloomberg). Based on this stock exchange price, the Offer Price for the QIAGEN Shares includes a premium of EUR 7.20 per QIAGEN Share or approximately 22.6%.

(b)
The volume-weighted average price on the FSE on days on which QIAGEN Shares were traded in the last six (6) months prior to March 2, 2020, the last trading day prior to the publication of the decision to make this Offer, amounted to approximately EUR 31.23 (source: Bloomberg). The Offer Price for the QIAGEN Shares thus includes a premium of EUR 7.77 per QIAGEN Share or approximately 24.9% based on this average price.

(c)
With a price of EUR 39.00, the Offer Price for QIAGEN Shares is higher than any previous FSE closing price of the QIAGEN Shares in the nineteen (19) years prior to March 2, 2020, the last trading day prior to the publication of the decision to make the Offer (source: Bloomberg).

10.2.2
Economic Adequacy of the Offer Price for the QIAGEN Shares in Relation to March 2, 2020 Based on the NYSE Prices

Based on the stock exchange price of the QIAGEN Shares at the NYSE prior to the publication of the decision to make this Offer on March 3, 2020, the Offer Price of EUR 39.00 per QIAGEN Share includes the following premiums:
(a)
The stock exchange price (NYSE closing price) on March 2, 2020, the last day prior to the publication of the decision to make this Offer on which QIAGEN Shares were traded on the NYSE, amounted to USD 36.12 (approximately EUR 32.35 based on an exchange rate of 1.1164) per QIAGEN Share (source: Bloomberg). Based on this stock exchange price, the Offer Price for the QIAGEN Shares includes a premium of EUR 6.65 per QIAGEN Share or 20.5%.

(b)
The volume-weighted average price on the NYSE on days on which QIAGEN Shares were traded in the last six (6) months prior to March 2, 2020, the last trading day prior to the publication of the decision to make the Offer, amounted to approximately USD 34.34 (approximately EUR 30.76 based on an exchange rate of 1.1164) (source: Bloomberg). The Offer Price for the QIAGEN Shares thus includes a premium of EUR 8.24 per QIAGEN Share or approximately 26.8% based on this average price.

(c)
With a price of EUR 39.00, the Offer Price for QIAGEN Shares is higher than any previous NYSE closing price of the QIAGEN Shares prior to March 2, 2020, the last trading day prior to the publication of the decision to make the Offer (source: Bloomberg).

10.2.3
Overall Assessment of Economic Adequacy

Beyond this, the Bidder has not applied any valuation methods for the determination of the Offer Price.
Based on the foregoing valuations, the Bidder considers that the Offer Price constitutes an adequate and attractive consideration for the QIAGEN Shares.
Following the above comparison to historic stock prices, the Offer Price significantly exceeds the valuation of QIAGEN Shares by the capital market. In addition, the amount of the Offer Price reflects the result of negotiations with QIAGEN.

Therefore, the Bidder regards these methods of evaluating the adequacy of the Offer Price as appropriate for the Offer and the Offer Price.
10.3
No Applicability of Section 2:359b(3) of the Dutch Civil Code

The articles of association of QIAGEN do not contain any provisions as referred to in section 2:359b(1)-(2) of the DCC, which is the Dutch equivalent of section 33b WpÜG. Therefore, the Bidder is not obliged to pay any compensation pursuant to section 2:359b(3) of the DCC.
11.
Official Approvals and Procedures

11.1
Required Merger Control Approval

The Transactions, including this Offer, are subject to merger control approval by the European Commission, the United States Federal Trade Commission and/or Department of Justice and by the competent authorities in China, Japan, South Korea, Russia, South Africa, Turkey, Australia, New Zealand, Israel, Singapore and Taiwan.
11.1.1
European Union

The Transactions are subject to merger control approval by the European Commission (“EC”) in accordance with Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (“EC Merger Regulation”). The filing of the formal notification commences a twenty-five (25) working day initial review, as may be extended to thirty-five (35) working days. Thereafter, the EC may initiate a second phase investigation, which extends the review for ninety (90) additional working days, as may be extended up to one hundred five (105) working days. In addition, a full or partial referral of the decision on the Transactions to a member state or several member states of the European Union is possible in certain circumstances.
11.1.2
United States

Pursuant to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations adopted thereunder (the “HSR Act”), the competition authorities of the United States, the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “Antitrust Division”), must be notified of the Transactions, and the Transactions may not be completed until the expiration of the applicable statutory waiting period, at 11:59 p.m., Eastern time on the fifteenth (15th) calendar day after such notification by Thermo Fisher (if the last day of such period is a Saturday, Sunday or a U.S. public holiday, the period will be extended until 11:59 p.m., Eastern time, on the following next regular U.S. Business Day) or the earlier termination of the period by the authorities. In the case of the Transactions, review has been assigned to the FTC. A request by the FTC for additional information and documentary materials prior to the expiration of the waiting period extends the waiting period until 11:59 p.m., Eastern time on the tenth (10th) calendar day after substantial compliance by Thermo Fisher with such request (if the last day of such period is a Saturday, Sunday or a U.S. public holiday, the period will be extended until 11:59 p.m., Eastern time, on the following next regular U.S. Business Day), unless such waiting period is terminated earlier by the FTC. After the expiration of such period, the period during which the parties are prevented from closing the Transactions may be extended by court order or with Thermo Fisher’s consent (including, for example, the entry of a timing agreement with the FTC).
11.1.3
China

The Transactions are subject to merger control approval by the State Administration for Market Regulation of the People’s Republic of China (“SAMR”) in accordance with the Chinese Antimonopoly Law as subsequently amended and the regulations promulgated in connection therewith.
After receiving the initial submission of the notification, SAMR will review the completeness of the notification. There is no statutory limit for the duration of such pre-acceptance review period.
Within a period of thirty (30) calendar days of SAMR declaring the notification complete (Phase I), SAMR decides on whether to clear the subject transactions or to initiate a further review. If SAMR initiates such further review, the review period may be extended by up to ninety (90) calendar days (Phase II) and in certain circumstances, by up to another sixty (60) calendar days (Phase III). If no written decision or notice for further review or further extension is issued by the end of each of these periods, the Transactions are deemed to be cleared.
11.1.4
Other Approvals

The Transactions are subject to merger control approval by the Japanese Fair Trade Commission (“JFTC”) in accordance with the Japanese anti-monopoly law. Following a pre-notification procedure and an application to the JFTC, the JFTC has thirty (30) days for the examination (Phase I). Should the authority request further information formally in writing, it has one hundred twenty (120) days from application or ninety (90) days from the submission of additional information (Phase II).
The Transactions are subject to merger control approval by the Korea Fair Trade Commission (“KFTC”) in accordance with the Korean Monopoly Regulation and Fair Trade Act. In Korea, a cash tender offer may be notified to the KFTC for antitrust clearance only as a “post-acquisition” approval. However, the Bidder may file a voluntary “provisional” pre-acquisition merger notification and receive “provisional” clearance. In the absence of material changes after the grant of “provisional” clearance, upon the Bidder’s filing of a “formal” post-acquisition notification, the KFTC grants “formal” clearance within fifteen (15) days. Because the Bidder may only be able to secure “provisional” merger clearance from the KFTC before consummating the cash tender offer transaction, the Bidder’s securing such “provisional” KFTC clearance shall be deemed to fully satisfy the Antitrust Clearance Condition in Section 12.2 of this Offer Document. After the Bidder’s filing of a voluntary “provisional” notification, the KFTC must issue a “provisional” or preliminary decision within thirty (30) calendar days (in a simplified procedure, within fifteen (15) calendar days). The review period may be extended by up to an additional ninety (90) calendar days if the KFTC deems it necessary. During the review period (both the initial thirty (30)-day period and the second ninety (90)-day period), the KFTC may issue an unlimited number of formal written information requests (“RFIs”), which would suspend the review period until the satisfactory response to a pending RFI. The Bidder needs the KFTC’s written affirmative decision or notice for antitrust clearance.
The Transactions are subject to merger control approval by the Federal Anti-monopoly Service of Russia (“FAS”) according to the Russian law “On the protection of competition.” The FAS must issue a decision within thirty (30) calendar days following receipt of a complete notification (Phase I), subject to the following potential extensions. If the FAS determines that the Transactions could lead to a restriction of competition, it may extend the review period by up to two (2) months (Phase II), and if commitments are necessary, further extensions. At the end of the investigation period, the FAS will either issue an approval of the Transactions (which may be subject to conditions), or, in rare cases, a decision prohibiting the Transactions.
The Transactions are subject to merger control approval by the Competition Commission of South Africa (“CCSA”) in accordance with the Competition Act, No. 89 of 1998 (as amended). Within twenty (20) business days of the submission of a complete merger notification, the CCSA will either approve (conditionally or unconditionally) or prohibit the Transactions, or extend the review period by no more than forty (40) business days.
The Transactions are subject to merger control approval of the Turkish Competition Board (Rekabet Kurumu) under Article 7 of Law No. 4054 on Protection of Competition, which requires approval for mergers and acquisitions that fall under the scope of Communiqué No. 2010/4 on Mergers and Acquisitions Requiring Approval of the Competition Board. The Competition Board of the Competition Authority (Rekabet Kurumu), upon its preliminary review (Phase I), will either approve the transaction or launch an in-depth investigation (Phase II). If the Competition Board does not respond within thirty (30) calendar days of a complete filing, the decision is deemed to be an approval. Any written request by the Competition Authority will restart the thirty (30)-calendar day period as of the date on which the responses are submitted. The Phase II review takes about six (6) months. If deemed necessary, this period may be extended only once, for an additional period of up to six (6) months.
The Transactions are subject to approval by the Australian Competition and Consumer Commission (“ACCC”) pursuant to section 50 of the Competition and Consumer Act 2010 (Cth). A decision may take anywhere from two (2)  – four (4) weeks (for a pre-assessment clearance on the papers), to six (6)  – twelve (12) weeks for a Stage 1 clearance, to six (6)  – nine (9) months (on average based on practice to date) for a Stage 2 clearance.
The Transactions are subject to merger control approval (if required) by the New Zealand Commerce Commission (“NZCC”) in accordance with the provisions of the New Zealand Commerce Act 1986. The NZCC has forty (40) working days (which the NZCC can request to extend) to consider requests for merger control approval, which period can be extended.
The Transactions are subject to merger control approval by the Israeli Competition Authority (“ICA”) in accordance with the Economic Competition Law — 1988. The ICA will issue a decision within thirty (30) calendar days following receipt of a complete notification, subject to possible extension either (i) as agreed with Thermo Fisher, Bidder and QIAGEN, or (ii) up to two (2) times independently by the ICA by thirty (30) days in each case. After consultation with the Exemptions and Mergers Committee, the ICA may extend the period by another sixty (60) days. In some cases, the Competition Tribunal may demand or agree to further extensions of the review period.
The Transactions are subject to merger control approval by the Competition and Consumer Commission of Singapore (“CCCS”) in accordance with the Competition Act, Chapter 50B of Singapore. Upon receipt of a complete application, the CCCS will carry out its Phase 1 review which is expected to be completed within the indicative time period of thirty (30) working days. At the end of the Phase 1 review, if the CCCS is not able to issue a favorable decision and does not accept commitments (or no commitments are offered), the CCCS will proceed to a Phase 2 review (upon receipt of the required documents and information), which the CCCS will endeavor to complete within an indicative period of one hundred twenty (120) working days. All timeframes are subject to clock stoppages and extensions of time for the review of commitments.
The Transactions are subject to the merger control clearance of the Taiwanese Fair Trade Commission (“TFTC”) in accordance with the Taiwan Fair Trade law of 1991 as subsequently amended and the regulations promulgated in connection therewith. The TFTC must issue a decision within thirty (30) working days following receipt of a complete filing determined by the TFTC (Phase I review period), which may be extended at the TFTC’s discretion up to a further sixty (60) working days (Phase II).
11.2
Status of the Merger Control Procedures

Thermo Fisher and QIAGEN each made a filing of a Notification and Report Form pursuant to the HSR Act to the FTC and Antitrust Division on March 17, 2020. On April 20, 2020, the FTC issued a request for additional information and documentary material (a “Second Request”), extending the applicable waiting period under the HSR Act until the tenth (10th) calendar day after substantial compliance by Thermo Fisher with the request (if the last day of such period is a Saturday, Sunday or a U.S. public holiday, the period will be extended until 11:59 p.m. Eastern time, on the following next regular U.S. Business Day), unless such waiting period is terminated earlier by the FTC.
Thermo Fisher and QIAGEN plan to make all other required applications, filings, and notifications pursuant to the applicable antitrust laws in the European Union, China and the other jurisdictions set forth in Section 11.1.4 prior to the end of October 2020.
11.3
Investment Control Procedures

The acquisition of a domestic (i.e., German) company or of a direct or indirect stake of more than 10% of the voting rights in such a company by a non-EU resident — inter alia by means of a tender offer — may be subject to a formal investigation by the Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie — the “BMWi”) with regard to the public order or security of the Federal Republic of Germany pursuant to Section 55 et seq. of the Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung — “AWV”). The Bidder voluntarily submitted an application for a certificate of non-objection pursuant to Sec. 58 para. 1 of the AWV.
The Bidder is obligated to submit all relevant documents, as further specified by the BMWi in a general ruling, as well as any additional documents and information the BMWi may request. For up to four (4) months following the date on which the complete set of documents has been submitted, the BMWi may issue orders with respect to, or prohibit, an acquisition in order to safeguard the public order or security of the Federal Republic of Germany. Potential concerns can also be mitigated by certain security orders or contractual safeguards. The BMWi will issue a certificate of non-objection if no such concerns persist.
On May 11, 2020, the Bidder submitted a notification with the French Ministry of the Economy pursuant to the French foreign investment regime (“FFIR”) in accordance with articles L. 151-3 and R.151-1 et seq. of the French Monetary and Financial Code. Pursuant to the FFIR, the French Ministry of the Economy will have thirty (30) working days from the submission of the notification to (i) clear subject transactions without condition, (ii) declare that subject transactions fall outside the scope of the FFIR or (iii) open an in-depth review of subject transactions. If the French Ministry of the Economy decides to open an in-depth review, it has another forty-five (45) working days to clear subject transactions (with or without conditions) or to prohibit subject transactions. The above-mentioned deadlines have been temporarily extended with respect to all transactions during the current COVID-19 outbreak.
The Bidder intends to submit a notification with the Directorate General for International Trade and Investments pursuant to the Spanish foreign investment control regime (“SFIR”) in accordance with Article 7 bis of the Law 19/2003, of 4 July, on the legal regime of capital movements and economic transactions abroad and on certain measures to prevent money laundering. Under the SFIR, non-EU or non-European Free Trade Association companies acquiring direct or indirect control over a Spanish company active in certain sectors, including health-related infrastructure, and with effects on, inter alia, public health, need to obtain prior authorization. Pursuant to the SFIR, the Transactions will benefit from the simplified procedure. The Directorate General for International Trade and Investments will have thirty (30) working days (effectively six (6) weeks) from the submission of the notification to clear subject transactions with the prior report of the Foreign Investment Board (Junta de Inversiones Exteriores). The SFIR deadlines have been temporarily extended with respect to all transactions during the current COVID-19 outbreak.
11.4
Status of the Investment Control Procedures

The Bidder and QIAGEN plan to make, promptly and in accordance with market practice, such foreign investment control filings as the Bidder determines may be required.
The Bidder submitted a voluntary application for a certificate of non-objection pursuant to Sec. 58 para. 1 of the AWV to the BMWi on March 26, 2020. The procedure is still pending.
The Bidder submitted a notification with the French Ministry of the Economy on May 11, 2020. The procedure is still pending.
11.5
Permission to Publish This Offer Document

BaFin approved the publication of this Offer Document on May 15, 2020.
12.
Offer Conditions

The Offer and the agreements which have come into existence as a result of accepting the Offer will only be settled if the following conditions (“Offer Conditions”) have been satisfied or effectively waived by the Bidder before the definitive non-fulfillment of the respective Offer Condition (each, a condition subsequent within the meaning of German law (auflösende Bedingung)) (if one of the following subsections lists more than one (1) condition, each such condition is an Offer Condition for the purposes of this Offer Document).
In the Business Combination Agreement, Thermo Fisher and QIAGEN agreed that the Bidder may waive the Offer Conditions specified in Section 12.1, Section 12.3 with respect to an Adverse Recommendation Change in relation to a Competing Offer, and Section 12.6, only with the written consent of QIAGEN.
12.1
Minimum Acceptance Threshold

At the end of the Acceptance Period, the sum of
(a)
the QIAGEN Shares validly tendered for acceptance in accordance with the terms of the Offer and not validly withdrawn;

(b)
the QIAGEN Shares directly held by Thermo Fisher or any of its Affiliates; and

(c)
the QIAGEN Shares committed in writing to Thermo Fisher or any of its Affiliates via a Notice of Guaranteed Delivery (as defined in Section 13.2.2);

amounts to at least 75% of QIAGEN’s issued and outstanding ordinary share capital at the end of the Acceptance Period, excluding, for the avoidance of doubt, any QIAGEN Shares held by QIAGEN in treasury at the end of the Acceptance Period (at the time of publication of this Offer Document, this equates to, on the basis of the numbers set forth in Section 7.2.1, 171,175,445 QIAGEN Shares).
For the avoidance of doubt, QIAGEN Shares that are subject to several of the preceding sub-paragraphs (a) through (c) will be taken into account only once.
12.2
Merger Control Approvals

Between the publication of the Offer Document and the Long Stop Date (July 27, 2021), Antitrust Clearance has been obtained from all of the following Governmental Authorities: EC (and/or the relevant member states in case of a referral), the FTC and the competent authorities in China, Japan, South Korea, Russia, South Africa, Turkey, Australia, New Zealand, Israel, Singapore and Taiwan (collectively, the “Antitrust Clearance Condition”).
Antitrust Clearance shall also be deemed to have been granted for the purposes of this Offer Condition if the relevant Governmental Authority has declared itself to be non-competent or has decided that registration of the Transactions with it is not required for other reasons, or has declared that the Transactions can be completed without its prior approval. With regard to South Korea, Antitrust Clearance shall also be deemed to have been granted for the purposes of this Offer Condition if the KFTC has granted “provisional” clearance upon reviewing the Bidder’s voluntary pre-acquisition “provisional” merger notification.
12.3
No Adverse Recommendation Change

Between the publication of the Offer Document and the end of the Acceptance Period, neither the Managing Board nor the Supervisory Board of QIAGEN has made an Adverse Recommendation Change in relation to an Intervening Event or a Competing Offer.
12.4
Issued Share Capital

(a)
The number of issued and outstanding QIAGEN Shares (including outstanding Fractional QIAGEN Shares, with twenty-seven (27) Fractional QIAGEN Shares counted as one (1) QIAGEN Share, but, for the avoidance of doubt, excluding any Treasury Shares) do not exceed 230,253,368 at the end of the Acceptance Period;

(b)
Between the publication of the Offer Document and the end of the Acceptance Period, (i) no QIAGEN Shares have been issued and no subscription rights, options, (convertible) bonds or other financial instruments granting a right to receive QIAGEN Shares have been granted by QIAGEN to a third party (other than Thermo Fisher, the Bidder Top Up Affiliate or the Bidder), other than pursuant to (x) QIAGEN Equity Plans or (y) QIAGEN Warrants, and (ii) QIAGEN or its legal representatives have neither publicly announced nor notified Thermo Fisher or the Bidder, nor has the Bidder or Thermo Fisher otherwise obtained knowledge, that any of the events mentioned in the preceding clause (i) has occurred;

(c)
The general meeting of QIAGEN has not adopted any resolutions, other than the Resolutions, regarding any:

(i)
increase of the share capital;

(ii)
split of QIAGEN Shares;

(iii)
consolidation of QIAGEN Shares;

(iv)
change of the rights pertaining to QIAGEN Shares or the nature of the QIAGEN Shares; or

(v)
amendment of the articles of association of QIAGEN;

between the publication of the Offer Document and the end of the Acceptance Period.
12.5
Adoption of Back-End Resolution

The general meeting of QIAGEN has adopted the Back-End Resolution between the publication of the Offer Document and the end of the Acceptance Period.
12.6
No Injunction

Between the publication of the Offer Document and the end of the Acceptance Period, no Order, stay, judgment or decree has been issued by any Governmental Authority of competent jurisdiction that remains in force and effect immediately before the end of the Acceptance Period, and no statute, rule, regulation or other Law of any Governmental Authority of competent jurisdiction has been enacted that remains in force and effect immediately before the end of the Acceptance Period, which in any such case prohibits the consummation of any of the Transactions, in whole or in part, in accordance with the Business Combination Agreement.
“Order” means any order, ruling, decision, judgment, writ, injunction, decree, award or other determination by any Governmental Authority.
“Law” means any international, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit.
12.7
No Insolvency Proceedings

Between the publication of the Offer Document and the end of the Acceptance Period, (i) QIAGEN not being subject to a voluntary or involuntary liquidation, administration order, suspension of payments or any other insolvency proceeding in any jurisdiction and (ii) QIAGEN or its legal representatives not having publicly announced nor notified Thermo Fisher or the Bidder, nor have the Bidder or Thermo Fisher otherwise obtained knowledge, that any of the events mentioned in the preceding clause (i) has occurred.
12.8
No Material Adverse Effect

Between the publication of the Offer Document and the end of the Acceptance Period, no Material Adverse Effect has occurred.
“Material Adverse Effect” means any change, event, occurrence or effect that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, at least,
(a)
a recurring (for at least two (2) consecutive financial years) negative effect on the Consolidated EBITDA in each of 2020 and 2021 financial years or the 2021 and 2022 financial years in excess of USD 90 million in each case, or

(b)
a one-time negative effect on the Consolidated EBITDA in excess of USD 180 million in any of the 2020, 2021 or 2022 financial years;

such amounts above, however, each adjusted upwards by adding the product of (i) in case of (a) above USD 6 million and (ii) in case of (b) above USD 12 million, multiplied in each case by the percentage points by which the S&P 500 Health Care (Sector) (^HCX) — ticker: SPXHC, Bloomberg ticker: S5HLTH — measured over the period starting at January 1, 2020 until the date five (5) BCA Business Days prior to the date of the Independent Expert (as defined in Section 12.10) opinion has decreased (such amounts, the “Financial Threshold”). For illustrative purposes, if the S&P 500 Health Care (Sector) (^HCX) decreased by 10% during such period, the above amounts would be adjusted upwards by adding the product of (i) in case of (a) above USD six (6) million and (ii) in case of (b) above USD twelve (12) million, multiplied in each case by ten (10).

“Consolidated EBITDA” means, in respect of any relevant period, Consolidated EBIT of QIAGEN for that relevant period after:
(a)
adding back any amount attributable to the amortization or depreciation of assets of members of the QIAGEN Group; and

(b)
adding back any dilutive effects resulting from or associated with acquisitions by any member of the QIAGEN Group, pursued with the consent of Thermo Fisher to the extent the acquisition (or connected series of acquisitions) exceeds an amount of USD 30 million individually or USD 60 million in the aggregate, by way of pro forma adjustment of EBITDA for that relevant period.

“Consolidated EBIT” means:
(a)
in respect of any relevant period, the financial metric of the consolidated net income of the QIAGEN Group as defined in QIAGEN’s consolidated statements of income (as contained in QIAGEN’s financial report for financial year 2019) and with the components thereof determined in accordance with U.S. GAAP, as in effect on March 3, 2020; and

(b)
any projections of the consolidated net income of the QIAGEN Group for a relevant period shall be determined on the basis of and in accordance with the business plan and the financial planning for the respective financial year, taking into account the financial impact of (i) any change, event, occurrence or effect that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a decrease of the consolidated net income of the QIAGEN Group, and (ii) potential countermeasures for mitigation of any such negative effects, in each case of the above:
(i)
adding provisions for income tax;

(ii)
adding any expenses in relation to business integration, acquisition related costs (to the extent these relate to acquisitions closed prior to March 3, 2020 or acquisitions to the extent the acquisition (or connected series of acquisitions) does not exceed an amount of USD 30 million individually or USD 60 million in the aggregate or the acquisition is pursued with the consent of Thermo Fisher), and restructuring costs to the extent publicly known as of March 3, 2020, and, to the extent permitted under the Business Combination Agreement, retention payments;

(iii)
deducting extraordinary income;

(iv)
adding share based compensation expense;

(v)
adding losses from equity method investees;

(vi)
deducting gains from equity method investees;

(vii)
adding losses on foreign currency transactions;

(viii)
deducting gains on foreign currency transactions;

(ix)
adding interest expense; and

(x)
deducting interest income,

in each case, measured in accordance with the constant exchange rates policies as generally applied by the QIAGEN Group when reporting on quarterly or full year results and to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the QIAGEN Group before taxation and so that no amount shall be added or deducted more than once.
Whether a Material Adverse Effect has occurred is determined exclusively by an expert opinion of the Independent Expert (as defined in Section 12.10) as set out in greater detail in Section 12.10. If (i) the Independent Expert confirms that a Material Adverse Effect has occurred, (ii) this expert opinion of the Independent Expert has been received by the Bidder by the end of the Acceptance Period and (iii) the Bidder has published the receipt and result of the expert opinion at the latest by the date of the publication pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG, the Offer Condition as set out in this Section 12.8 shall be deemed not satisfied. Otherwise, the Offer Condition as set out in this Section 12.8 shall be deemed to have been satisfied.

12.9
No Material Compliance Violation

Between the publication of the Offer Document and the end of the Acceptance Period, no Material Compliance Violation shall have occurred.
“Material Compliance Violation” means any criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable healthcare Laws, including U.S. Federal Drug Administration regulations and comparable foreign Laws, or corruption, antibribery, money-laundering or cartel Laws by a member of a governing body or officer of QIAGEN or a subsidiary of QIAGEN, while any such Person was operating in their official capacity at or on behalf of QIAGEN or its subsidiaries, and shall be known to have occurred, if any such Material Compliance Violation
(a)
constitutes or would constitute inside information for QIAGEN pursuant to Article 7 of the Regulation (EU) No 596/2014 of 16 April 2014 on market abuse or has constituted inside information prior to its publication, and

(b)
has resulted in, or is reasonably likely to result in, either:

(i)
a penalty or fine imposed by, or settlement with, a Governmental Authority, or

(ii)
any restriction or limitation on the ability of QIAGEN, the Bidder or any of their respective Affiliates to conduct their respective businesses or any revocation or termination of any of their respective licenses, authorizations or agreements, in each case, that has resulted in, or is reasonably likely to result in, the Financial Threshold.
Whether a Material Compliance Violation has occurred is determined exclusively by an expert opinion of the Independent Expert as set out in greater detail in Section 12.10. If (i) the Independent Expert confirms that a Material Compliance Violation has occurred, (ii) this expert opinion of the Independent Expert has been received by the Bidder by the end of the Acceptance Period and (iii) the Bidder has published the receipt and result of the expert opinion at the latest by the date of the publication pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG, the Offer Condition as set out in this Section 12.9 shall be deemed not satisfied. Otherwise, the Offer Condition as set out in this Section 12.9 shall be deemed to have been satisfied.
12.10
Independent Expert

The occurrence of a Material Adverse Effect or a Material Compliance Violation will be determined by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, with its statutory seat in Stuttgart, Germany, in consultation with Ernst & Young LLP, New York, New York, on US GAAP related matters (the “Independent Expert”), who will deliver, using the due and careful consideration of a diligent professional, an opinion in which the Independent Expert determines whether a Material Adverse Effect and/or a Material Compliance Violation has occurred.
The Independent Expert shall act only upon request of the Bidder. The Bidder shall publish without undue delay and with reference to the Offer the commencement of the procedure to determine whether a Material Adverse Effect or a Material Compliance Violation has occurred during the Acceptance Period in the German Federal Gazette (Bundesanzeiger), The Wall Street Journal, on the Internet in German at http://corporate.thermofisher.com/en/offer.html?lang=de and on the Internet in English at http://corporate.thermofisher.com/en/offer.html with reference to the Offer.
If the Bidder receives an opinion of the Independent Expert by the end of the Acceptance Period which states that during the Acceptance Period a Material Adverse Effect or a Material Compliance Violation has occurred, the Bidder is required to publish in the German Federal Gazette (Bundesanzeiger), The Wall Street Journal, on the Internet in German at http://corporate.thermofisher.com/en/offer.html?lang=de and on the Internet in English at http://corporate.thermofisher.com/en/offer.html with reference to the Offer the fact that it has received such opinion and the result of this expert opinion without undue delay, however, at the latest on the date of the publication pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG.
The expert opinion of the Independent Expert will be binding and non-appealable upon the Bidder. The fees and expenses of the Independent Expert shall be borne by the Bidder.

12.11
Non-Fulfillment of the Offer Conditions; Waiver of Offer Conditions

The Bidder may waive all or individual Offer Conditions — to the extent permissible — pursuant to Sec. 21 para. 2 WpÜG prior to the end of the Acceptance Period, provided such condition did not already become incapable of being satisfied (each, a condition subsequent within the meaning of German law (auflösende Bedingung)). The waiver is equivalent to the fulfillment of the relevant Offer Condition. In the Business Combination Agreement, Thermo Fisher and QIAGEN agreed that the Bidder will waive the Offer Conditions specified in Section 12.1, Section 12.3 with respect to an Adverse Recommendation Change in relation to a Competing Offer and Section 12.6, only with the written consent of QIAGEN.
If and to the extent one or more of the Offer Conditions have not been timely satisfied and the Bidder did not previously effectively waive such condition, the Offer will lapse and the agreements which have been entered into as a result of acceptance of the Offer will cease to exist and will not be consummated. The Clearstream Settlement Agent will rebook or return tendered QIAGEN Shares promptly, at the latest within four (4) Banking Days after announcement of the end of the Offer, and will order the rebooking of the tendered QIAGEN Shares (ISIN NL0014676538) to ISIN NL0012169213 by the Custodian Banks through Clearstream Banking AG (“Clearstream”). The rebooking is generally free of costs and expenses of the Custodian Banks for the QIAGEN Shareholders who hold their QIAGEN Shares in a securities deposit account in Germany. Any foreign taxes or costs and fees of foreign Custodian Banks that do not have securities deposit account connections with Clearstream must, however, be paid by the respective QIAGEN Shareholders. Likewise, the Settlement Agent will, promptly after announcement of the end of the Offer and without expense to tendering QIAGEN Shareholders, return the tendered QIAGEN Shares to the applicable tendering QIAGEN Shareholders (in the case of QIAGEN Shares tendered by book-entry transfer into the Settlement Agent’s account at DTC in accordance with the procedure set forth in Section 13.2, by crediting such QIAGEN Shares to the applicable accounts maintained at DTC).
In the event that the Offer lapses, QIAGEN Shareholders that previously elected to transfer their DTC Shares or Directly Registered Shares to the Clearstream system prior to tendering such QIAGEN Shares into the Offer will receive rebooked Clearstream Shares that trade on the FSE. QIAGEN Shareholders may elect to transfer rebooked Clearstream Shares back to the DTC system by instructing their bank, broker, dealer or other nominee to transfer their Clearstream Shares into a securities account with an institution which is a member in the DTC system.
Neither DTC nor Clearstream charges an incremental fee for movements of QIAGEN Shares from one system to the other. However, a broker or other securities intermediary may charge a nominal fee in connection with such a transfer.
12.12
Publication of the Fulfillment or Non-Fulfillment of the Offer Conditions

The Bidder will promptly announce on the Internet in German at http://corporate.thermofisher.com/en/offer.html?lang=de, in English at http://corporate.thermofisher.com/en/offer.html and in the Federal Gazette (Bundesanzeiger) if (i) an Offer Condition has been previously effectively waived, (ii) an Offer Condition has been fulfilled, (iii) all Offer Conditions have either been fulfilled or have been previously effectively waived, or (iv) the Offer is not settled because one or more Offer Conditions became incapable of being timely satisfied. Likewise, the Bidder will promptly announce at the end of the Acceptance Period, as part of the publication according to Sec. 23 para. 1 no. 2 WpÜG, which of the Offer Conditions have been fulfilled by such time. The Bidder will also make public announcements in accordance with the applicable rules, regulations and interpretations of the SEC.
13.
Acceptance and Settlement of the Offer for QIAGEN Shares

QIAGEN Ordinary Shares are admitted for trading on the NYSE and on the FSE. There are different procedures for the acceptance of the Offer by QIAGEN Shareholders holding QIAGEN Shares via the Clearstream system (“Clearstream Shares”), QIAGEN Shares in the DTC system but not via Clearstream (“DTC Shares”) and QIAGEN Shares that are directly registered on the QIAGEN shareholders register (“Directly Registered Shares,” which includes (i) QIAGEN Shares that are held in book-entry form on the books of QIAGEN’s U.S. transfer agent and (ii) all outstanding Fractional QIAGEN Shares).

If QIAGEN Shareholders hold Clearstream Shares in a securities deposit with a Custodian Bank, or hold DTC Shares in “street name,” their Custodian Bank or broker, dealer, commercial bank, trust company or other nominee should provide the appropriate transmittal materials, and QIAGEN Shareholders must contact their Custodian Bank or broker, dealer, commercial bank, trust company or other nominee to tender their QIAGEN Shares.
If QIAGEN Shareholders hold Directly Registered Shares, they should receive a Letter of Transmittal in the mailing that included this Offer Document.
If QIAGEN Shareholders have any questions regarding the appropriate method for tendering their QIAGEN Shares, they can call +49 800 186 0230 (toll-free in Germany) or +1 (877) 297-1744 (toll-free in the United States), or ask the Custodian Bank or broker, dealer, commercial bank, trust company or other nominee which holds QIAGEN Shares on their behalf.
The procedures for acceptance and the Settlement of the Offer for QIAGEN Shareholders that hold Clearstream Shares are described in Section 13.1. The procedures for acceptance and the Settlement of the Offer for QIAGEN Shareholders that hold DTC Shares are described in Section 13.2. The procedures for acceptance and the Settlement of the Offer for QIAGEN Shareholders that hold Directly Registered Shares are described in Section 13.3.
13.1
Acceptance and Settlement of the Offer for Clearstream Shares

13.1.1
Clearstream Settlement Agent

The Bidder has appointed Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Germany (the “Clearstream Settlement Agent”) as the settlement agent for the tender of Clearstream Shares.
13.1.2
Declaration of Acceptance and Rebooking

QIAGEN Shareholders who wish to accept the Offer for Clearstream Shares should contact their custodian bank or other investment service provider with a registered office or a branch in Germany (each, a “Custodian Bank”) with any questions they may have about acceptance and the Settlement of the Offer. Those Custodian Banks have been separately informed about the procedures for acceptance and the Settlement of the Offer and are required to inform customers who hold QIAGEN Shares in their securities deposit accounts about such procedures.
QIAGEN Shareholders who wish to accept the Offer can accept the Offer during the Acceptance Period (see Section 13.1.5 regarding acceptance during the Additional Acceptance Period) by:
(a)
submitting a declaration of acceptance of the Offer in written or in text form (“Declaration of Acceptance”) to their Custodian Bank; and

(b)
instructing their Custodian Bank to effect without undue delay the rebooking of their Clearstream Shares, which are held in their securities deposit account and for which they wish to accept the Offer, to ISIN NL0014676538 at Clearstream.

The Declaration of Acceptance will only become effective if the Clearstream Shares have been rebooked to ISIN NL0014676538 at Clearstream by 18:00 hours (Frankfurt am Main local time)/12:00 hours (New York local time) on the second (2nd) Banking Day after the end of the Acceptance Period (additional booking period). Such rebookings are to be effected by the relevant Custodian Bank without undue delay after receipt of the Declaration of Acceptance.
Declarations of Acceptance not received by a QIAGEN Shareholder’s Custodian Bank within the Acceptance Period, or incorrectly or incompletely filled out, will not count as an acceptance of the Offer and will not entitle such QIAGEN Shareholder to receive the Offer Price. Neither the Bidder nor the Clearstream Settlement Agent is obliged to notify the respective QIAGEN Shareholder of any deficiencies or errors in the Declaration of Acceptance and they bear no liability if such notification is not made.

13.1.3
Further Declarations of the QIAGEN Shareholders upon Acceptance of the Offer for Clearstream Shares

By accepting the Offer pursuant to Section 13.1.2,
(a)
the accepting QIAGEN Shareholders instruct and authorize their respective Custodian Bank and any intermediate custodians of the relevant Clearstream Shares for which the Offer has been accepted,

(i)
to leave the Clearstream Shares for which the Offer has been accepted in the securities deposit accounts of the accepting QIAGEN Shareholders, but to initiate their rebooking to ISIN NL0014676538 at Clearstream (such Clearstream Shares, once booked under ISIN NL0014676538, “Tendered Clearstream Shares”);

(ii)
to instruct and authorize Clearstream to make the Tendered Clearstream Shares available to the Clearstream Settlement Agent in its securities account at Clearstream for transfer to the Bidder following expiry of the Additional Acceptance Period (but not before fulfillment of the Offer Conditions to the extent that these have not been effectively waived in advance by the Bidder pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG);

(iii)
to instruct and authorize Clearstream to transfer the Tendered Clearstream Shares, including any ancillary rights (in particular the entitlement to profit) existing at the time of the Settlement, to the Bidder concurrently against payment of the Offer Price for the Tendered Clearstream Shares to the account of the relevant Custodian Bank at Clearstream in accordance with the terms of the Offer;

(iv)
to instruct and authorize any intermediate custodians of the relevant Tendered Clearstream Shares and Clearstream to make available to the Bidder or to the Clearstream Settlement Agent all information necessary for declarations or publications of the Bidder pursuant to the WpÜG, in particular to notify on each Stock Exchange Trading Day during the Acceptance Period, during the Additional Acceptance Period and during the additional booking period, the number of QIAGEN Shares booked to ISIN NL0014676538; and

(v)
to forward the Declaration of Acceptance or, if applicable, a declaration of withdrawal, to the Clearstream Settlement Agent upon request;

(b)
the accepting QIAGEN Shareholders instruct and authorize their respective Custodian Bank and the Clearstream Settlement Agent, in each case under exemption from the prohibition of self-contracting pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch — BGB), to take all steps and to make and to receive all declarations that are necessary or expedient for the Settlement in accordance with this Offer Document and in particular to effect the transfer of title to the Tendered Clearstream Shares to the Bidder in accordance with paragraph (a) above;

(c)
the accepting QIAGEN Shareholders declare that:

•
they accept the Offer for all QIAGEN Shares in their securities account with the Custodian Bank at the time they declare their acceptance of the Offer, unless expressly specified otherwise in writing or in text form in the Declaration of Acceptance;

•
at the time of transfer of title to the Bidder, the QIAGEN Shares for which they accept the Offer are their exclusive property and are free of rights and claims of third parties; and

•
they are transferring their Tendered Clearstream Shares to the Bidder concurrently and simultaneously (Zug um Zug) against payment of the Offer Price to the account of the relevant Custodian Bank with Clearstream subject to the following conditions precedent:

•
fulfillment of the Offer Conditions, provided that an Offer Condition will also be deemed as fulfilled if the Bidder has previously effectively waived the condition pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG, as well as

•
expiry of the Additional Acceptance Period.

In the interest of a smooth and prompt Settlement, the instructions, declarations, mandates, powers of attorney and authorizations listed in this Section 13.1.3(a) to (c) are issued irrevocably by the accepting QIAGEN Shareholders. They shall lapse only in the event of a valid withdrawal in accordance with Section 17 from the contract concluded as a result of acceptance of the Offer or in case the Offer lapses as a result of one or more of the Offer Conditions having been neither fulfilled by the relevant time set forth in the respective Offer Condition nor previously effectively waived.
13.1.4
Legal Consequences of Acceptance of the Offer for Clearstream Shares

Upon acceptance of the Offer, a contract for the sale of the Tendered Clearstream Shares to the Bidder will come into existence between the accepting Clearstream Shareholder and the Bidder subject to the terms of the Offer and such contract is subject to German law. The consummation of the contract takes place only after all Offer Conditions described in Sections 12.1 to 12.9 of this Offer Document which the Bidder has not previously effectively waived pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG have been met. The contract will terminate if one or more of the Offer Conditions set out in Sections 12.1 to 12.9 of this Offer Document has or have not been fulfilled by the relevant time set forth in the respective Offer Condition and if the Bidder did not previously effectively waive the relevant Offer Conditions pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG (see Section 12.11 of this Offer Document). Furthermore, by accepting the Offer, the accepting QIAGEN Shareholders issue and grant the instructions, authorizations, mandates and powers of attorney referred to in Sections 13.1.3(a) and (b) and make the declarations listed in Section 13.1.3(c).
13.1.5
Acceptance of the Offer for Clearstream Shares during the Additional Acceptance Period

In accordance with the following, the terms of Sections 13.1.1 to 13.1.4 apply mutatis mutandis to the acceptance of the Offer during the Additional Acceptance Period. Booking at Clearstream of the QIAGEN Shares tendered during the Additional Acceptance Period shall be deemed timely if it has been effected no later than 18:00 hours (Frankfurt am Main local time)/12:00 hours (New York local time) on the second (2nd) Banking Day following the end of the Additional Acceptance Period and Declarations of Acceptance not received by the respective Custodian Bank within the Additional Acceptance Period do not count as acceptance of the Offer and do not entitle the respective QIAGEN Shareholder to receive the Offer Price.
QIAGEN Shareholders who wish to accept the Offer during the Additional Acceptance Period should contact their Custodian Bank with any questions.
13.1.6
Settlement of the Offer and Payment of the Purchase Price for Clearstream Shares

Settlement will be effected by payment of the Offer Price to the applicable Custodian Bank concurrently against transfer of the Tendered Clearstream Shares to the account of the Clearstream Settlement Agent at Clearstream. The Clearstream Settlement Agent will have the Offer Price for the Tendered Clearstream Shares transferred via Clearstream to the relevant Custodian Bank without undue delay, but no later than seven (7) German Business Days following, the later of the end of the Additional Acceptance Period and the satisfaction of the Antitrust Clearance Condition if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder.
As a result of the procedures for the merger control that need to be conducted (see Section 11.1), Settlement may be delayed until August 5, 2021 or may not take place at all.
Upon payment of the Offer Price to the relevant Custodian Bank, the Bidder will have fulfilled its obligation to pay the Offer Price for Tendered Clearstream Shares. It will be the responsibility of the Custodian Banks to credit the Offer Price to the relevant QIAGEN Shareholder.
13.1.7
Costs and Expenses

The Settlement will be free of costs and expenses (except for the costs of transmitting the Declaration of Acceptance to the relevant Custodian Bank) for QIAGEN Shareholders who hold their Clearstream Shares in a securities deposit account with a Custodian Bank in Germany. For this purpose, the Bidder will pay to the Custodian Banks compensation which has been separately communicated to them and which includes a market-standard custodian bank commission. For the avoidance of doubt, the Bidder cannot issue binding instructions to the Custodian Banks on what costs and expenses they will charge the QIAGEN Shareholders for accepting the Offer.
Any additional costs and expenses imposed by other Custodian Banks or foreign intermediate custodians will be borne by each QIAGEN Shareholder tendering Clearstream Shares. Any non-German exchange, sales taxes or stamp duty arising from the acceptance of the Offer for Clearstream Shares shall similarly be borne by the respective QIAGEN Shareholder.
13.1.8
Stock Exchange Trading with Tendered Clearstream Shares

The Tendered Clearstream Shares will be eligible to trade on the regulated “as-tendered” market of the FSE (Prime Standard) under ISIN NL0014676538. Trading is expected to start on the third (3rd) Banking Day after commencement of the Acceptance Period. Trading is expected to be terminated at the close of FSE trading on the day on which a publication is made that all Offer Conditions have been met or effectively waived in advance. Such publication will also contain information on the termination of the trading. Clearstream Shares not tendered into the Offer will continue to be traded under ISIN NL0012169213.
The purchasers of Tendered Clearstream Shares traded under ISIN NL0014676538 will assume all rights and obligations arising from the contracts created by accepting the Offer with respect to these Clearstream Shares. Any purchaser of Tendered Clearstream Shares will assume all rights and obligations arising as a result of the acceptance of the Offer, including the irrevocable declarations, instructions, orders and authorizations set out in this Section 13.1. Trading volumes and liquidity of the Tendered Clearstream Shares depend on the specific acceptance rate and may be subject to heavy fluctuations.
There will be no stock market trading of DTC Shares or Directly Registered Shares that have been tendered into the Offer. There may be a lengthy period of time between the deadline for tendering QIAGEN Shares into the Offer and the Settlement, which is currently expected to occur in the first half of 2021. QIAGEN Shareholders will not have withdrawal rights for the forty-five (45)-calendar day period following the end of the Acceptance Period, even if the Antitrust Clearance Condition has not yet been satisfied or previously effectively waived and, therefore, the Bidder has not yet become obligated to pay the Offer price. In addition, as described in Section 17.1, the Bidder may request one or more extensions of this forty-five (45)-calendar day period from the Staff of the SEC. If granted, tendering QIAGEN Shareholders may not have the right to withdraw their QIAGEN Shares for the entire period between the end of the Acceptance Period and the Settlement, which may not occur until August 5, 2021. Holders of DTC Shares and Directly Registered Shares who wish to have the ability to trade tendered QIAGEN Shares on the regulated “as-tendered” market of the FSE should promptly contact their bank, broker, dealer or other nominee to effect a transfer of such QIAGEN Shares from the DTC or transfer agent, as applicable, to the Clearstream system prior to tendering their QIAGEN Shares into the Offer as described in Section 13.2.8. The deadline for tendering QIAGEN Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. QIAGEN Shareholders who hold DTC Shares or Directly Registered Shares are advised to allow sufficient time for the transfer of their QIAGEN Shares to the Clearstream system.
13.1.9
Right of Withdrawal

Under the conditions set forth in Section 17, QIAGEN Shareholders who have accepted the Offer for Clearstream Shares may withdraw their acceptances of the Offer at any time during the Acceptance Period. However, QIAGEN Shareholders will not have the right to withdraw tendered QIAGEN Shares for the forty-five (45)-calendar day period (as it may be extended as described in Section 17.1) following the end of the Acceptance Period. Regarding the exercise and the legal consequences of the right of withdrawal, reference is made to Section 17.
Although tendered QIAGEN Shares may not be withdrawn for the forty-five (45)-calendar day period (as it may be extended as described in Section 17.1) following the end of the Acceptance Period, Tendered Clearstream Shares will be eligible to trade on the regulated market of the FSE (Prime Standard) under ISIN NL0014676538 under certain circumstances as described in Section 13.1.8.
13.2
Acceptance and Settlement of the Offer for DTC Shares

The following terms and conditions only apply to QIAGEN Shareholders who intend to accept the Offer in respect of QIAGEN Shares held in the DTC system.

13.2.1
General and Settlement Agent

The acceptance of this Offer in respect of DTC Shares may be made through American Stock Transfer & Trust Company (“Settlement Agent”) as settlement agent. The address of the Settlement Agent is as follows:
American Stock Transfer & Trust Co., LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219
The acceptance of the Offer for DTC Shares will be effectuated through a Letter of Transmittal in the appropriate form to the Settlement Agent, pursuant to Section 13.2.2 below.
The method of submission of the Letter of Transmittal is at the option and risk of the shareholder. If sent by mail, properly insured registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Bidder.
13.2.2
Procedures for Accepting the Offer and Tendering Shares

QIAGEN Shareholders whose DTC Shares are held in “street name” may accept the Offer for their DTC Shares by completing the following prior to the end of the Acceptance Period:
•
a book-entry transfer of the DTC Shares to the securities account of the Settlement Agent at DTC and a confirmation regarding the book-entry (the “Book-Entry Confirmation”) received by the Settlement Agent pursuant to the procedures described below;

•
the delivery to the Settlement Agent at the address set forth in Section 13.2.1 of either:

•
a properly completed and signed letter of transmittal for QIAGEN Shares (the “Letter of Transmittal”) or a facsimile copy with an original manual signature, with all required signature guarantees, or

•
an Agent’s Message (as defined below); and

•
the delivery to the Settlement Agent at the address set forth in Section 13.2.1 of any other documents required by the Letter of Transmittal.

Within two (2) U.S. Business Days after the publication of this Offer Document, the Settlement Agent will establish a securities account at DTC for the DTC Shares. Any financial institution that is a participant in the DTC’s system may make book-entry transfers of DTC Shares by causing DTC to transfer such DTC Shares into the securities account of the Settlement Agent in accordance with DTC’s procedure for the transfer.
An “Agent’s Message” delivered in lieu of the Letter of Transmittal is a message transmitted by DTC to the Settlement Agent as part of a Book-Entry Confirmation. The message states that DTC has received an express acknowledgment from the DTC participant tendering the DTC Shares that such participant has received and agrees to be bound by the Letter of Transmittal and that the Bidder may enforce the Letter of Transmittal against such participant.
QIAGEN Shareholders that hold DTC Shares through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee and give instructions that the DTC Shares be tendered.
If a QIAGEN Shareholder of DTC Shares wishes to accept this Offer and its DTC Shares are not immediately available and/or if such QIAGEN Shareholder cannot deliver its DTC Shares and all other required documents to the Settlement Agent prior to the end of the Acceptance Period, he or she may nevertheless accept the Offer provided that all of the conditions listed under (a) through (c) are satisfied:
(a)
the tender for sale must be made by or through an Eligible Institution (as defined below);

(b)
a properly completed notice of guaranteed delivery, substantially in the form made available by the Bidder (“Notice of Guaranteed Delivery”), must be received by the Settlement Agent prior to the end of the Acceptance Period; and

(c)
the following must be delivered to the Settlement Agent at its address set forth in the Letter of Transmittal within two (2) NYSE trading days after the date of execution of such Notice of Guaranteed Delivery: (i) a properly completed and duly executed Letter of Transmittal (or, alternatively an Agent’s Message in the case of tendering DTC Shares held in “street” name by book-entry transfer), (ii) a Book-Entry Confirmation with respect to all tendered DTC Shares (in the case of tendering DTC Shares held in “street” name by book-entry transfer) and (iii) all other documents required by the Letter of Transmittal, if any.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Settlement Agent. The Notice of Guaranteed Delivery must in all cases include a guarantee by an Eligible Institution in the form set forth in the sample Notice of Guaranteed Delivery provided by the Bidder. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Settlement Agent.
An “Eligible Institution” means a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized Medallion Program approved by the Securities Transfer Association, Inc. or certain other eligible guarantor institutions.
Letter of Transmittal
Holders of DTC Shares should note the following information with respect to the form and content of the Letter of Transmittal:
•
Signature Guarantees:   In general, signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. However, signature guarantees are not required in cases where DTC Shares are tendered:

•
by a registered holder of QIAGEN Shares who has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•
for the account of an Eligible Institution.

•
Irregularities:   The tender of DTC Shares pursuant to any one of the procedures described above will constitute the QIAGEN Shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering QIAGEN Shareholder’s representation and warranty that such QIAGEN Shareholder has the full power and authority to tender and transfer the DTC Shares tendered, as specified in the Letter of Transmittal, and that when the Bidder accepts the DTC Shares for payment, it will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claims. The Bidder’s acceptance for payment of DTC Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering QIAGEN Shareholder and the Bidder upon the terms and subject to the conditions of the Offer.

Holders of Clearstream Shares should not submit a Letter of Transmittal. Such QIAGEN Shareholders may instead submit a Declaration of Acceptance according to the procedures set forth in Section 13.1.
13.2.3
Legal Consequence of Acceptance for DTC Shares

By tendering DTC Shares through the execution of the Letter of Transmittal as set forth above, the tendering QIAGEN Shareholder will irrevocably appoint designees of the Bidder as such QIAGEN Shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such QIAGEN Shareholder’s rights with respect to the DTC Shares tendered by such QIAGEN Shareholder and accepted for payment by the Bidder and with respect to any and all other securities or rights issued or issuable in respect of such DTC Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered DTC

Shares. Such appointment will be effective when, and only to the extent that, the Bidder accepts for payment DTC Shares tendered by such QIAGEN Shareholder as provided in this Offer Document. Upon such appointment, all prior powers of attorney, proxies, and consents given by such QIAGEN Shareholder with respect to such DTC Shares or other securities or rights issued or issuable in respect of such DTC Shares will, without further action, be revoked, and no subsequent powers of attorney, proxies, consents, or revocations may be given by such QIAGEN Shareholder (and, if given, will not be deemed effective). The designees of the Bidder will thereby be empowered to exercise all voting and other rights with respect to such DTC Shares and other securities or rights, including, without limitation, with respect to any annual or extraordinary general meeting of QIAGEN Shareholders or otherwise, as they in their sole discretion deem proper.
13.2.4
Acceptance of DTC Shares During the Additional Acceptance Period

In accordance with the following, the terms of Sections 13.2.1 to 13.2.3 apply mutatis mutandis to the acceptance of the Offer during the Additional Acceptance Period; provided that the acceptance of the Offer during the Additional Acceptance Period shall be deemed timely if it has been effectuated no later than 18:00 hours (Frankfurt am Main local time)/12:00 hours (New York local time) on the second (2nd) Banking Day following the end of the Additional Acceptance Period.
13.2.5
Settlement of the Offer and Receipt of the Offer Price for DTC Shares

The Offer Price owed for DTC Shares tendered for sale in accordance with this Offer will be paid only if the QIAGEN Shareholder has validly complied with the procedures described in this Section 13.2.
For purposes of this Offer, the Bidder will be deemed to have acquired ownership of the DTC Shares for which the Offer was validly accepted and not validly withdrawn and the DTC Shares will be deemed accepted for payment, if and when the Bidder has announced in accordance with Section 12.12 that all Offer Conditions have been satisfied or previously effectively waived and the Bidder has paid the Offer Price for the relevant number of DTC Shares tendered into the Offer.
Upon transfer of title to tendered DTC Shares to the Bidder, all rights associated with these QIAGEN Shares at the time of the Settlement shall transfer to the Bidder.
Subject to the terms and conditions of this Offer, the Bidder shall, with respect to the DTC Shares properly tendered and not validly withdrawn, pay the Offer Price to the Settlement Agent’s cash account without undue delay, and in any event no later than seven (7) German Business Days following, the later of (i) the end of the Additional Acceptance Period and (ii) the satisfaction of the Antitrust Clearance Condition if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder.
Upon crediting of the Offer Price to the Settlement Agent’s cash account, the Bidder will have fulfilled its obligation to pay the Offer Price. It is the Settlement Agent’s responsibility to transfer the Offer Price to the applicable QIAGEN Shareholders. The Settlement is expected to occur no later than August 5, 2021 or may not take place at all.
Tendering holders of DTC Shares will receive U.S. dollars in exchange for their DTC Shares upon Settlement. The Offer Price will be converted using the simple average of the two WM/Reuters 4:00 p.m. (London time) fixings of the USD/EUR exchange rate on the second (2nd) and third (3rd) day prior to the Settlement Date. Holders of DTC Shares should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of U.S. dollar denominated consideration paid to them in respect of their QIAGEN Shares to fluctuate accordingly.
The exchange rate used in connection with the Offer may not be the most favorable rate that could be obtained at the time, and the method by which that rate will be determined may not be the most favorable to tendering QIAGEN Shareholders.
The Offer Price owed for Clearstream Shares tendered for sale in accordance with this Offer will be paid in accordance with the procedures described in Section 13.1.6.

13.2.6
Costs for Acceptance of DTC Shares

QIAGEN Shareholders who hold their DTC Shares through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Offer on the QIAGEN Shareholder’s behalf may be charged a fee.
Any non-German exchange tax, sales tax or stamp tax resulting from the acceptance of the Offer shall be borne by QIAGEN Shareholders.
13.2.7
Stock Exchange Trading for DTC Shares

There will be no stock market trading in DTC Shares or Directly Registered Shares tendered through the Settlement Agent on the NYSE. There may be a lengthy period of time between the deadline for tendering QIAGEN Shares into the Offer and the Settlement, which is currently expected to occur in the first half of 2021. QIAGEN Shareholders will not have withdrawal rights for the forty-five (45)-calendar day period following the end of the Acceptance Period, even if the Antitrust Clearance Condition has not yet been satisfied or previously effectively waived and, therefore, the Bidder has not yet become obligated to pay the Offer Price. In addition, as described in Section 17.1, the Bidder may request one or more extensions of this forty-five (45)-calendar day period from the Staff of the SEC. If granted, tendering QIAGEN Shareholders may not have the right to withdraw their QIAGEN Shares for the entire period between the end of the Acceptance Period and the Settlement, which may not occur until August 5, 2021. However, tendered Clearstream Shares may be traded on an “as-tendered” basis on the FSE as described in Section 13.1.8. Holders of DTC Shares and Directly Registered Shares may participate in the “as-tendered” trading market by transferring their QIAGEN Shares to the Clearstream system prior to tendering their QIAGEN Shares into the Offer, as described below in Section 13.2.8. The deadline for tendering QIAGEN Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. QIAGEN Shareholders who hold DTC Shares or Directly Registered Shares are advised to allow sufficient time for the transfer of their QIAGEN Shares to the Clearstream system. DTC Shares and Directly Registered Shares that are transferred to the Clearstream system will become Clearstream Shares and must be tendered in accordance with the acceptance procedures described in Section 13.1 applicable to Clearstream Shares.
13.2.8
Transfer of DTC Shares and Directly Registered Shares to the Clearstream System

As described above, there will be no stock market trading in DTC Shares or Directly Registered Shares tendered through the Settlement Agent on the NYSE. Only holders of Clearstream Shares may participate in the “as-tendered” trading market described in Section 13.1.8.
Holders of DTC Shares and Directly Registered Shares may elect to transfer their DTC Shares or Directly Registered Shares to the Clearstream system by instructing their bank, broker, dealer or other nominee to transfer their DTC Shares or Directly Registered Shares into a securities account with an institution which is a member in the Clearstream system prior to tendering such QIAGEN Shares into the Offer. The deadline for tendering QIAGEN Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. DTC Shares and Directly Registered Shares that are transferred to the Clearstream system will become Clearstream Shares and must be tendered in accordance with the acceptance procedures described in Section 13.1 applicable to Clearstream Shares.
Holders of DTC Shares or Directly Registered Shares who wish to have the ability to participate in the trading of tendered shares should promptly contact their bank, broker, dealer or other nominee to effect a transfer of such QIAGEN Shares from the DTC system or transfer agent, as applicable, to the Clearstream system prior to tendering such QIAGEN Shares into the Offer. QIAGEN Shareholders who hold DTC Shares or Directly Registered Shares are advised to allow sufficient time for the transfer of their QIAGEN Shares to the Clearstream system.
Neither DTC nor Clearstream charges an incremental fee for movements of QIAGEN Shares from one system to the other. However, a broker or other securities intermediary may charge a nominal fee in connection with such a transfer.

13.2.9
Rescission Upon Non-Satisfaction of the Offer Conditions

The Offer will only be completed and the Bidder will only be required to effect the transfer of tendered DTC Shares to the Bidder in accordance with this Offer Document and to effect the transfer of the Offer Price, if all Offer Conditions have been satisfied or the Bidder has previously effectively waived the Offer Conditions and the Additional Acceptance Period has expired. In order to waive certain Offer Conditions, the Bidder is required to obtain QIAGEN’s consent in advance.
If the Offer is not completed, the DTC Shares will be returned without undue delay to the QIAGEN Shareholders free of charge.
13.2.10
Right of Withdrawal

Under the conditions set forth in Section 17, QIAGEN Shareholders who have accepted the Offer for the DTC Shares may withdraw their acceptances of the Offer at any time during the Acceptance Period. However, QIAGEN Shareholders will not have the right to withdraw tendered QIAGEN Shares for the forty-five (45)-calendar day period (as it may be extended as described in Section 17.1) following the end of the Acceptance Period. Regarding the exercise and the legal consequences of the right of withdrawal, reference is made to Section 17.
Although tendered QIAGEN Shares may not be withdrawn for the forty-five (45)-calendar day period (as it may be extended as described in Section 17.1) following the end of the Acceptance Period, Tendered Clearstream Shares will be eligible to trade on the regulated market of the FSE (Prime Standard) under ISIN NL0014676538 under certain circumstances as described in Section 13.1.8. Holders of DTC Shares or Directly Registered Shares who wish to have the ability to trade tendered QIAGEN Shares on the regulated “as-tendered” market of the FSE should promptly contact their bank, broker, dealer or other nominee to effect a transfer of such QIAGEN Shares from the DTC system or transfer agent, as applicable, to the Clearstream system prior to tendering such QIAGEN Shares into the Offer. The deadline for tendering QIAGEN Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. QIAGEN Shareholders who hold DTC Shares or Directly Registered Shares are advised to allow sufficient time for the transfer of their QIAGEN Shares to the Clearstream system.
13.3
Acceptance and Settlement of the Offer for Directly Registered Shares

QIAGEN Shareholders holding Directly Registered Shares, which includes all holders of outstanding Fractional QIAGEN Shares, may accept the Offer for their QIAGEN Shares by delivering to the Settlement Agent at the address set forth in Section 13.2.1: (a) a properly completed and signed Letter of Transmittal or a facsimile copy with an original manual signature, with all required signature guarantees; and (b) any other documents required by the Letter of Transmittal, in each case prior to the end of the Acceptance Period or the end of the Additional Acceptance Period, as the case may be. The proper completion and due execution of the Letter of Transmittal by the relevant QIAGEN Shareholder and by the Settlement Agent on behalf of the Bidder (or the Bidder’s assignee, if applicable) and QIAGEN will constitute a private deed of transfer as required under Dutch law for the transfer of the QIAGEN Shares tendered therewith and QIAGEN’s acknowledgement of such transfer of such tendered QIAGEN Shares.
The method of submission of the Letter of Transmittal is at the option and risk of the QIAGEN Shareholder. If sent by mail, properly insured registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Bidder.
Tendering holders of Directly Registered Shares will receive the Offer Price in U.S. dollars in exchange for their Directly Registered Shares upon Settlement.
Except as provided otherwise in this Section 13.3, Sections 13.2.3 and 13.2.5 shall apply mutatis mutandis to acceptance and the Settlement of the Offer for Directly Registered Shares. Regarding the transfer of Directly Registered Shares into the Clearstream system, please refer to Section 13.2.8.
The acceptance of the Offer for Directly Registered Shares will be free of costs and expenses (except for costs incurred for transmitting a Letter of Transmittal to the Settlement Agent). Any non-German exchange tax, sales tax or stamp tax resulting from the acceptance of the Offer shall be borne by QIAGEN Shareholders.

Under the conditions set forth in Section 17, QIAGEN Shareholders who have accepted the Offer for Directly Registered Shares may withdraw their acceptances of the Offer at any time during the Acceptance Period. However, QIAGEN Shareholders will not have the right to withdraw tendered QIAGEN Shares for the forty-five (45)-calendar day period (as it may be extended as described in Section 17.1) following the end of the Acceptance Period. Regarding the exercise and the legal consequences of the right of withdrawal, reference is made to Section 17.
14.
Financing the Offer

14.1
Maximum Consideration

The total number of shares issued by QIAGEN and outstanding (excluding 2,595,338 Treasury Ordinary Shares and 1,197 Treasury Fractional Shares, see Section 7.2.1) amounts to 228,233,880 QIAGEN Ordinary Shares and 1,251 Fractional QIAGEN Shares (representing 46 9/27 QIAGEN Ordinary Shares). The amount that would be necessary if all outside QIAGEN Shareholders accepted the Offer at an Offer Price in the amount of EUR 39.00 per QIAGEN Share would, thus, equal EUR 8,901,123,127.
The Bidder and QIAGEN entered into a non-tender agreement (the “Non-Tender Agreement”) pursuant to which QIAGEN has undertaken not to tender any of the Treasury Shares (in whole or in part) in the Offer and to solely use them for the delivery of QIAGEN Shares upon exercise of QIAGEN Options, upon release of QIAGEN RSUs or QIAGEN PSUs or, if and to the extent so agreed following good faith discussions between the Bidder and QIAGEN, upon exercise of QIAGEN Warrants. If all of the 2,595,338 Treasury Ordinary Shares and 1,197 Treasury Fractional Shares were nevertheless tendered into the Offer, the financing need of the Bidder would increase from EUR 8,901,123,127 by EUR 101,219,911 to EUR 9,002,343,038.
Furthermore, 852,648 QIAGEN Ordinary Shares would have to be provided in respect of (i) the awards under the QIAGEN Equity Plans that will vest before the end of the Additional Acceptance Period and (ii) the options under the QIAGEN Equity Plans, assuming that all such options are exercised before the end of the Additional Acceptance Period. If QIAGEN issues new QIAGEN Ordinary Shares for that purpose, and all such newly issued QIAGEN Ordinary Shares are tendered into this Offer, the financing need of the Bidder will increase by a further EUR 33,253,272 from EUR 9,002,343,038 to EUR 9,035,596,310. With respect to the 2014 QIAGEN Warrants, the Bidder does not expect that all 2014 QIAGEN Warrants will be exercised prior to the end of the Additional Acceptance Period. However, if all warrantholders exercise their 2014 QIAGEN Warrants prior to the end of the Additional Acceptance Period, QIAGEN issues new QIAGEN Ordinary Shares to settle the 2014 QIAGEN Warrants and all such warrantholders accept this Offer with respect to all 2,800,000 newly issued QIAGEN Ordinary Shares (see Section 7.2.1), the financing need of the Bidder will further increase from EUR 9,035,596,310 by EUR 109,200,000 to EUR 9,144,796,310.
The 2017 QIAGEN Warrants and the 2018 QIAGEN Warrants do not have an impact on the financing need of the Bidder, since it is not to be expected that holders of options under the 2018 QIAGEN Warrants or under the 2017 QIAGEN Warrants will exercise their options before the end of the Additional Acceptance Period because none of them are in the money at the Offer Price, and because it is not expected that such 2017 QIAGEN Warrants and 2018 QIAGEN Warrants will become exercisable in accordance with their terms before the end of the Additional Acceptance Period (see Section 7.2.2).
The Bidder itself does not bear or pay any Transaction Costs. All estimated Transaction Costs (as defined in Section 15.1.2(b)) of EUR 367,545,713 will be borne and paid by Thermo Fisher in cash.
The Bidder’s maximum total costs for the acquisition of all QIAGEN Shares (including all Fractional QIAGEN Shares) on the basis of this Offer would, thus, amount to a maximum of EUR 9,144,796,310 (the “Offer Costs”).
14.2
Financing Measures

Before publishing the Offer Document, the Bidder has taken the necessary measures to ensure that thefunds necessary for complete fulfillment of the Offer Costs will be available to it in due time.
The Bidder has taken the following measures to ensure financing:

Based on a financing commitment agreement dated April 23, 2020, Thermo Fisher has undertaken toprovide or cause to be provided to the Bidder funds in an amount of up to the total Offer Costs to finance the Offer (the “Parent Financing Commitment”).
Thermo Fisher has in turn obtained or intends to obtain debt financing in connection with the Offer, as follows:
(a)
The Bridge Credit Agreement:

On April 17, 2020, Thermo Fisher entered into the Bridge Credit Agreement (the “Bridge Credit Agreement”) providing for a three hundred sixty-four (364)-day senior unsecured bridge loan facility in the principal amount of up to €9.25 billion (the “Bridge Commitments”), among Thermo Fisher, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., New York, USA (“JPMorgan”), as administrative agent (the “Administrative Agent”). The Bridge Credit Agreement is the definitive agreement relating to the previously obtained committed debt financing relating to the Offer. Loans under the Bridge Credit Agreement (the “Loans”) will be available in Euros to fund the purchase of equity securities of QIAGEN pursuant to the Business Combination Agreement and to pay all or a portion of the cost incurred by Thermo Fisher or any of its subsidiaries in connection therewith. The Loans will be available in up to two drawings as follows:
(i)
the first drawing may be made on the date (the “Closing Date”) (x) Thermo Fisher or one of its subsidiaries shall have accepted all outstanding equity interests of QIAGEN validly tendered pursuant to the Offer, and shall have tendered payment for such equity interests in accordance with the terms of the Business Combination Agreement or (y)(I) the Administrative Agent shall have received an officer’s certificate from Thermo Fisher certifying that Thermo Fisher or one of its subsidiaries shall accept all outstanding equity interests that have been validly tendered pursuant to the Offer and shall tender payment for such equity interests in accordance with the terms of the Business Combination Agreement, in each case, within one (1) business day following the Closing Date and (II) Thermo Fisher shall have caused the proceeds of the Loans to be deposited with the Settlement Agent and Clearstream Settlement Agent pursuant to the terms of the Offer Materials or shall have made such other arrangements reasonably satisfactory to the Administrative Agent for the payment of the equity interests that have validly tendered pursuant to the Offer; and

(ii)
the second drawing may be made at any time on or prior to the date that is one hundred twenty (120) days after the Closing Date.

If no default (as further specified in the Bridge Credit Agreement) or event of default (as further specified in the Bridge Credit Agreement) has occurred, (i) each eurocurrency rate loan (as further specified in the Bridge Credit Agreement) thereunder will bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the EURIBO rate (as further specified in the Bridge Credit Agreement) for such interest period plus a margin of 0.750% to 1.375% per annum based on Thermo Fisher’s debt ratings (as further specified in the Bridge Credit Agreement) and (ii) each base rate loan (as further specified in the Bridge Credit Agreement) thereunder will bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the base rate (as further specified in the Bridge Credit Agreement) plus a margin of 0.000% to 0.375% per annum based on Thermo Fisher’s Debt Ratings.
From June 1, 2020 and continuing through and including the earlier of (i) the Closing Date or (ii) the date of termination of the Bridge Commitments, Thermo Fisher will pay a ticking fee equal to a rate between 0.070% and 0.175% per annum based on Thermo Fisher’s Debt Ratings times the actual daily aggregate amount of the Bridge Commitments. The ticking fee is earned, due and payable on the earlier of (i) the Closing Date and (ii) the date the Bridge Commitments are terminated. Thermo Fisher has also agreed to pay a funding fee equal to 0.50% of the aggregate principal amount of the Loans funded and a duration fee on each of the ninetieth (90th), one hundred eightieth (180th) and two hundred seventieth (270th) day after the Closing Date in an amount equal to 0.50%, 0.75% and 1.00%, respectively, of the aggregate amount of the Loans outstanding at the time.

The Bridge Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. The negative covenants include restrictions on liens and fundamental changes. The Bridge Credit Agreement also requires that Thermo Fisher maintain (i) a consolidated indebtedness to consolidated EBITDA ratio of no greater than 4.5 to 1.0 as of the last date of each of the first two (2) full fiscal quarters ended after the Closing Date, with such ratio stepping down to 4.0 to 1.0 for the last date of each of the two (2) immediately following fiscal quarters, and then stepping down to 3.5 to 1.0 of each fiscal quarter thereafter, subject to the right of Thermo Fisher to increase such maximum consolidated leverage ratio tests in connection with certain qualified acquisitions and (ii) a consolidated interest coverage ratio as of the last day of any fiscal quarter of Thermo Fisher (commencing with the first full fiscal quarter completed at the Closing Date) of at least 3.0 to 1.0.
(b)
Replacement of Bridge Credit Facility

Thermo Fisher intends to replace all or a substantial part of the interim financing under the Bridge Credit Agreement with permanent financing. Such replacement may take the form of one or more series of debt securities, new term loans or other instruments.
(i)
Term Loan Facilities

On March 3, 2020, Thermo Fisher entered into a commitment letter (the “Commitment Letter”) with JPMorgan and Morgan Stanley Senior Funding, Inc., New York, USA (“MSSF”), pursuant to which JPMorgan and MSSF agreed to arrange (and to provide a portion of), subject to the terms of the Commitment Letter and the execution of definitive financing documents based on the agreed term sheet (the “Financing Term Sheet”), (i) a senior unsecured one (1)-year term loan facility (the “Term A-1 Facility”) in an aggregate principal amount of up to EUR 5.55 billion and (ii) a senior unsecured three (3)-year term loan facility (together with the Term A-1 Facility, the “Term Loan Facility”) in an aggregate principal amount of up to EUR 3.7 billion. The definitive documentation governing the Term Loan Facility, which is to be prepared based on the terms and conditions set forth in the Financing Term Sheet, has not been finalized, the remaining commitments have not been obtained, and the conditions to effectiveness have not been satisfied, and, accordingly, the actual terms of the Term Loan Facility and the amount thereof may differ from those described in this Offer Document, and the Term Loan Facility may never be obtained.
Thermo Fisher may enter into other credit facilities in the future to finance the acquisition of QIAGEN.
(ii)
Debt Securities

On March 25, 2020, Thermo Fisher issued $1.1 billion aggregate principal amount of 4.133% Senior Notes due 2025 (the “2025 Notes”) and $1.1 billion aggregate principal amount of 4.497% Senior Notes due 2030 (the “2030 Notes”, and together with the 2025 Notes, the “March Notes”), and on April 2, 2020, Thermo Fisher issued €600 million aggregate principal amount of 1.750% Senior Notes due 2027 (the “2027 Notes”) and €600 million aggregate principal amount of 2.375% Senior Notes due 2032 (the “2032 Notes,” and together with the 2027 Notes, the “April Notes,” and the April Notes together with the March Notes, the “Notes”). Thermo Fisher intends to use a portion of the net proceeds from the offerings of the Notes to pay a portion of the consideration for the acquisition of QIAGEN, including the repayment of indebtedness of QIAGEN.
The 2027 Notes will mature on April 15, 2027, the 2032 Notes will mature on April 15, 2032, the 2025 Notes will mature on March 25, 2025, and the 2030 Notes will mature on March 25, 2030.
Interest on the March Notes will be paid semi-annually in arrears on March 25 and September 25 each year, commencing on September 25, 2020. Interest on the April Notes will be paid annually in arrears on April 15 of each year, beginning on April 15, 2020.
The Notes of each series are redeemable at Thermo Fisher’s option at the times and at specific prices set out in the indenture related to the applicable series of Notes.
Upon the occurrence of a change of control (as further specified in the indenture related to the applicable series of Notes) of Thermo Fisher and a contemporaneous downgrade of the applicable series of Notes below an investment grade rating by at least two of Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc., and Fitch Ratings, Limited, Thermo Fisher will, in certain circumstances, be required to make an offer to purchase the Notes of such series at a price equal to 101% of the principal amount of the applicable series of Notes, plus any accrued and unpaid interest to, but excluding, the date of repurchase.
The Notes are general unsecured obligations of Thermo Fisher. The Notes rank equally in right of payment with existing and any future unsecured and unsubordinated indebtedness of Thermo Fisher and rank senior in right of payment to any existing and future indebtedness of Thermo Fisher that is subordinated to the Notes. The Notes are also effectively subordinated to any existing and future secured indebtedness of Thermo Fisher to the extent of the assets securing such indebtedness, and are structurally subordinated to all existing and any future indebtedness and any other liabilities of its subsidiaries.
The indenture related to each series of Notes contains limited affirmative and negative covenants of Thermo Fisher. The negative covenants restrict the ability of Thermo Fisher and its subsidiaries to incur debt secured by liens on principal properties (as further specified in the applicable indenture) or on shares of stock of Thermo Fisher’s principal subsidiaries (as further specified in the applicable indenture) and engage in sale and lease-back transactions with respect to any principal property. The indenture related to each series of Notes also limits the ability of Thermo Fisher to merge or consolidate or sell all or substantially all of its assets.
Upon the occurrence of an event of default under the indenture related to the applicable series of Notes, which includes payment defaults, defaults in the performance of affirmative and negative covenants, bankruptcy and insolvency related defaults and failure to pay certain indebtedness, the obligations of Thermo Fisher under such Notes may be accelerated, in which case the entire principal amount of such Notes would be immediately due and payable.
Thermo Fisher may issue other debt securities in the future to finance the acquisition of QIAGEN.
(iii)
Other Sources

Under the Bridge Credit Agreement, Thermo Fisher and the Bidder are under no obligation to fund the Offer using debt drawn under such credit facility, and Thermo Fisher may (in addition to other sources of financing) use cash available at Thermo Fisher or the Bidder to ultimately finance the Offer. The cash available at Thermo Fisher substantially exceeds the amount of the Transaction Costs.
14.3
Confirmation of Financing

J.P. Morgan Securities plc (Frankfurt Branch), with its registered office in Frankfurt am Main, and Morgan Stanley & Co. International plc, with its registered office in London, United Kingdom, each an investment service providers (Wertpapierdienstleistungsunternehmen) independent of the Bidder, have confirmed in writing in accordance with Sec. 13 para. 1 sentence 2 WpÜG that the Bidder has taken the necessary measures to ensure that it has at its disposal, at the time the cash consideration is due, the funds necessary for complete fulfillment of the Offer Costs. These financing confirmations are attached as Annex 3.
15.
Expected Effects of a Successful Offer on the Assets, Liabilities, Financial Position and Results of the Bidder and of Thermo Fisher

The following explanatory financial information (the “Explanatory Financial Information”) describes the expected effects of the successful consummation of the Offer on the assets, financial and earnings positions of the Bidder and Thermo Fisher.
15.1
General Explanations and Assumptions

15.1.1
General Explanations

The Explanatory Financial Information presents information within the meaning of Sec. 11 para. 2 sentence 3 no. 1 clause 2 German Takeover Act.
Based on unaudited financial information, the Explanatory Financial Information describes the expected effects that a successful consummation of the Offer would have:

•
on the simplified unaudited stand-alone balance sheet of the Bidder as of February 27, 2020 if the consummation of the Offer had occurred on February 27, 2020, and

•
on the future results of the Bidder.

Based on the audited consolidated financial statements of Thermo Fisher, the Explanatory Financial Information describes the expected effects that a successful consummation of the Offer would have:
•
on the simplified audited consolidated balance sheet of Thermo Fisher as of December 31, 2019 if the consummation of the Offer had occurred on December 31, 2019, and

•
on the simplified audited profit and loss statement of Thermo Fisher for the period ending on December 31, 2019 if the consummation of the Offer had occurred on December 31, 2019.

By its nature, the Explanatory Financial Information presents a situation based on certain assumptions that may or may not prove to be accurate and as such is not indicative of the financial position or operating results of the Bidder or Thermo Fisher that would have occurred if the Offer had been completed as of the beginning of the period presented, nor is it indicative of the future financial position or results of operations of the Bidder or Thermo Fisher. The Explanatory Financial Information is not pro forma financial information. It was not prepared in accordance with U.S. GAAP, IFRS or the IDW Accounting Guidelines for the Preparation of Pro Forma Financial Data (IDW RH HFA 1.004), from which it differs significantly. The Explanatory Financial Information includes a simplified representation and has not been audited. Furthermore, had the Explanatory Financial Information been prepared based on financial information for any other period and as of any other date, any assets, financial position or results of operations of the Bidder or Thermo Fisher derived from such Explanatory Financial Information would change.
15.1.2
Assumptions

The Explanatory Financial Information assumes, in particular, the following:
(a)
The Bidder will acquire all outstanding QIAGEN Shares (including, for the avoidance of doubt and without duplication, all Fractional QIAGEN Shares) at the Offer Price of EUR 39.00 for each QIAGEN Share (i.e., against payment of a total purchase price of approximately EUR 8,901 million). It is further assumed that QIAGEN will not issue any new QIAGEN Shares pursuant to outstanding QIAGEN Options or QIAGEN Warrants at or prior to the end of the Additional Acceptance Period.

(b)
The “Transaction Costs” amount to approximately USD 400 million (EUR 356 million). Thermo Fisher will assume the incidental financing costs associated with the financing of the Offer that will presumably amount to approximately USD 114 million (EUR 101 million) and further Transaction Costs in the amount of approximately USD 286 million (EUR 255 million). The Bidder will not bear any of the Transaction Costs. The exact amount of costs and their effect on the assets, financial position and results in connection with the Offer for the Bidder and on the consolidated assets, financial position and results of Thermo Fisher can only be finally determined after the Offer has been completed. The Bidder and Thermo Fisher have assumed that all Transaction Costs are expensed as incurred and are therefore deducted from operating profit or equity respectively.

(c)
The funds required to effect payment of the Offer Price will be provided to the Bidder by Thermo Fisher. However, the final financing structure for the Offer has not yet been determined.

For the purpose of the Explanatory Financial Information it is assumed that, in order to finance the payment of the Offer Price and the payment of the Transaction Costs, Thermo Fisher obtains funds under the Bridge Facility Agreement in the amount of USD 10,385 million (EUR 9,250 million). It is assumed, that the interest rate applied to borrowings under the Bridge Facility Agreement will amount to 2% per annum, resulting in interest charges per year in the amount of USD 208 million (EUR 185 million).
Thermo Fisher will provide funds in the total amount of USD 9,993 million (EUR 8,901 million) to the Bidder via a capital increase for the purpose of payment of the Offer Price.

(d)
The effects of the Post-Offer Measures, if any, and of a potential refinancing of QIAGEN have not been taken into account in the description of the net assets, financial position and results of operation of the Bidder and/or Thermo Fisher.

(e)
Potential synergies and business opportunities arising as a result of the acquisition of QIAGEN have not been taken into account.

(f)
In the course of the initial consolidation, QIAGEN assets and liabilities are assumed at their respective fair values, with any remaining difference being allocated to goodwill. Currently, the necessary work to assess such fair values has not yet been performed. As this has not yet been completed, the total difference arising from the consolidation of the investment book value recorded at the Bidder with the QIAGEN equity has instead been accounted for as an intangible asset in the form of goodwill. Hence, the impact resulting from any change in amortization or depreciation in connection with the revaluation of the acquired assets and liabilities has not been taken into account.

(g)
For the purpose of simplification, tax effects (if any) on the Bidder and Thermo Fisher have not been taken into account.

(h)
As QIAGEN is holding real estate property located in Germany and elsewhere, any real estate transfer taxes might arise. However, the amount can currently not be determined and has therefore not been taken into account.

(i)
No intercompany transactions or other pre-existing relationships between QIAGEN and the Bidder exist and therefore have not been taken into account for purposes of describing the effects on the net assets, financial position and results of operations. Pre-existing sales and corresponding cost of sales between QIAGEN and Thermo Fisher have been taken into account for purposes of describing the effects on the results of operations.

(j)
Conversions of USD amounts to EUR amounts and EUR amounts to USD amounts, as applicable, in this Section 15 were calculated using a conversion rate of USD 1.1227 per EUR 1.00, which represents the Noon Buying Rate on December 31, 2019, except that conversions of USD amounts to EUR amounts and EUR amounts to USD amounts, as applicable, for income statement items in Section 15.4.2 were calculated using a conversion rate of USD 1.1184 per EUR 1.00, which represents the average Noon Buying Rate for the year ended December 31, 2019.

(k)
Rounding adjustments have been made in calculating certain financial information included in this Section 15. As a result, figures shown as totals may not appear as exact sums of the numbers that precede them.

15.2
Methodology and Reservations

In order to assess the expected effects of the Offer on the net assets, financial position and results of operations of the Bidder and of Thermo Fisher, the Bidder and Thermo Fisher have made a preliminary and unaudited assessment of the net assets, financial position and results of operations of the Bidder and Thermo Fisher, which would have resulted, in the case of the Bidder, on the basis of the provisions of Title 9, Book 2 of the DCC and the firm pronouncements in the Dutch Accounting Standards as published by the Dutch Accounting Standards Board (“Dutch GAAP”) and, in the case of Thermo Fisher, on the basis of U.S. GAAP. The financial statements are therefore based on different financial reporting methods, principles, procedures and guidelines. The Bidder is currently unable to quantify the consequences of the differences. These consequences are therefore not considered in the presentation.
Below, based on the status quo and the assumptions set out in Section 15.1 and this Section 15.2, this preliminary and unaudited assessment of the Bidder’s net assets and financial position will be compared to the Bidder’s unaudited opening balance sheet as at February 27, 2020. The expected effects on the results of operations of the Bidder will be presented based on future expected results because the Bidder was not operational prior to its incorporation on February 27, 2020.
The net assets and financial position of Thermo Fisher will be compared to Thermo Fisher’s audited consolidated balance sheet as at December 31, 2019. The preliminary and unaudited assessment of the results of operations of Thermo Fisher will be compared to the audited consolidated income statement of Thermo Fisher for the financial year ending on December 31, 2019.
Irrespective of the above, it should be noted that the effects of such transaction on the future net assets, financial position and results of operations of the Bidder and of Thermo Fisher cannot be accurately predicted today. Furthermore, the following considerations have been applied:
(1)
The exact amount of the costs which the Bidder and Thermo Fisher have to pay in connection with the transaction can only be determined reliably once the Offer is completed. The amount of costs may also vary depending on the final financing structure. As the financing structure and the respective costs are not yet known, Transaction Costs amounted to the estimated costs USD 400 million (EUR 356 million) and have been recognized as expenses.

(2)
An allocation of the purchase price to the acquired assets and liabilities is to be performed as part of the initial consolidation. However, because this cannot take place until after the consummation of the Offer, a division among the individual balance sheet items was not carried out. The total difference from the capital consolidation has instead been shown as an intangible asset in the form of goodwill. The results therefore do not consider any increased amortization as part of the revaluation of the acquired assets.

15.3
Expected Effects on the Financial Statements of the Bidder

15.3.1
Expected Effects on the Unaudited Stand-Alone Balance Sheet of the Bidder as at February 27, 2020

Subject to the assumptions and reservations made in Sections 15.1 and 15.2 and based on its current assessments, the Bidder expects that the completion of the Offer will have the following effects on its unaudited stand-alone balance sheet as of February 27, 2020 (simplified and rounded):
Effects on the Bidder’s balance sheet as at February 27, 2020 prepared in accordance with the Dutch GAAP (simplified and rounded)
In EUR millions (USD millions)	Bidder prior to the Offer	Changes resulting from capital increase	After capital increase	Calculated changes resulting from the Settlement of the Offer		After the Settlement of the Offer
ASSETS
Non-current assets	0	0	0		€8,901 ($9,993)	€8,901 ($9,993)
Cash and cash equivalents	0	€8,901 ($9,993)	€8,901 ($9,993)	-€	8,901 (-$9,993)	0
Balance sheet total	0	€8,901 ($9,993)	€8,901 ($9,993)		0	€8,901 ($9,993)
EQUITY AND LIABILITIES
Equity	0	€8,901 ($9,993)	€8,901 ($9,993)		0	€8,901 ($9,993)
Liabilities	0	0	0		0	0
Balance sheet total	0	€8,901 ($9,993)	€8,901 ($9,993)		0	€8,901 ($9,993)

(a)
Through the completion of the Offer, by which the Bidder will acquire 228,233,880 QIAGEN Shares with acquisition costs in the amount of EUR 39.00 per QIAGEN Share and 1,251 Fractional QIAGEN Shares (representing 46 9/27 QIAGEN Ordinary Shares) with acquisition costs in the amount of one-twenty-seventh (1/27th) of the Offer Price per Fractional QIAGEN Share, the non-current assets of the Bidder will be increased from EUR 0 by EUR 8,901 million to EUR 8,901 million.

(b)
Due to the funding provided by Thermo Fisher, the liquid funds of the Bidder will first be increased from EUR 0 by EUR 8,901 million to EUR 8,901 million. Through the completion of the Offer, the liquid funds of the Bidder will then be decreased from EUR 8,901 million by EUR 8,901 million to EUR 0 million.

(c)
Due to a capital increase in the amount of EUR 8,901 million the equity of the Bidder will first be increased from EUR 0 by EUR 8,901 million to EUR 8,901 million.

15.3.2
Expected Effects on Bidder’s Future Results of Operations

From the day of its incorporation until the date of publication of this Offer Document, the Bidder has not generated any income. The Bidder expects that the future revenues and earnings of the Bidder will in particular derive from the dividends paid by QIAGEN. It is uncertain whether and to what amount QIAGEN will pay dividends to the Bidder for the financial year ending December 31, 2020 and the following financial years.
QIAGEN has not paid a cash dividend since its incorporation and has announced it does not intend to pay any dividends in the foreseeable future. Taking into account the assumption that the distribution policy of QIAGEN remains unchanged (which the Bidder expects to be the case), the Bidder will have no direct income or expenses.
15.4
Effects on the Consolidated Financial Statements of Thermo Fisher

The consolidated balance sheet and income statement information of Thermo Fisher as of and for the financial year ending December 31, 2019, has been derived from the audited consolidated financial statements of Thermo Fisher as of that date. The consolidated financial information of Thermo Fisher as set out in this Offer Document is only included for the purpose of this Offer Document and does not contain all information that is included in Thermo Fisher’s annual financial statements and the notes thereto. The consolidated financial information included in this Offer Document should be read in conjunction with the consolidated financial statements and notes included in Thermo Fisher’s Annual Report on Form 10-K filed with the SEC.
The consolidated balance sheet and income statement information of QIAGEN as of and for the financial year ending December 31, 2019, has been derived from the audited consolidated financial statements of QIAGEN as of that date. The consolidated financial information of QIAGEN as set out in this Offer Document is only included for the purpose of this Offer Document and does not contain all information that is included in QIAGEN’s annual financial statements and the notes thereto. The consolidated financial information included in this Offer Document should be read in conjunction with the consolidated financial statements and notes included in QIAGEN’s Annual Report on Form 20-F filed with the SEC.

15.4.1
Expected Effects on the Consolidated Balance Sheet of Thermo Fisher as at December 31, 2019

Subject to the assumptions and reservations made in Sections 15.1 and 15.2 and based on its current assessments, the Bidder and Thermo Fisher believe that the completion of the Offer will have the following effects on the audited consolidated balance sheet of Thermo Fisher (on the basis of U.S. GAAP) as of December 31, 2019 (simplified and rounded):
Effects on the Audited Consolidated Balance Sheet of Thermo Fisher as at December 31, 2019 Prepared in Accordance with U.S. GAAP (Simplified and Rounded)
	Audited	Audited	Unaudited
In USD millions (EUR millions)	Consolidated balance sheet Thermo Fisher as at December 31, 2019	Consolidated balance sheet QIAGEN as at December 31, 2019	Calculated changes resulting from the Settlement of the Offer	Combined balance sheet after Settlement of the Offer
ASSETS
	$2,399	$629	-$8	$3,020
Cash and cash equivalents	(€2,137)	(€560)	(-€7)	(€2,690)
	$9,495	$941		$10,436
Other current assets	(€8,457)	(€838)	0	(€9,295)
	$46,488	$3,666	$7,456	$57,610
Non-current assets	(€41,407)	(€3,265)	(€6,640)	(€51,312)
	$58,382	$5,236	$7,448	$71,066
Total assets	(€52,001)	(€4,663)	(€6,633)	(€63,297)
LIABILITIES AND EQUITY
	$6,197	$951	$10,385	$17,533
Total current liabilities	(€5,519)	(€847)	(€9,250)	(€15,616)
	$22,510	$1,748		$24,258
Total non-current liabilities	(€20,050)	(€1,557)	0	(€21,607)
	$29,675	$2,537	$-2,937	$29,275
Total equity	(€26,432)	(€2,259)	(-€2,615)	(€26,074)
	$58,382	$5,236	$7,448	$71,066
Total liabilities and equity	(€52,001)	(€4,663)	(€6,633)	(€63,297)

(a)
The cash and cash equivalents of Thermo Fisher will be increased through completion of the Offer by USD 621 million (EUR 553 million), from USD 2,399 million (EUR 2,137 million) to USD 3,020 million (EUR 2,690 million); the increase is the result of (i) consolidating the corresponding item on QIAGEN’s balance sheet in the amount of USD 629 million (EUR 560 million), (ii) obtaining funds under the Bridge Facility Agreement in the amount of USD 10,385 million (EUR 9,250 million), (iii) paying the Offer Price in the amount of USD 9,993 million (EUR 8,901 million), and (iv) paying the Transaction Costs in the amount of USD 400 million (EUR 356 million).

(b)
The other current assets of Thermo Fisher will be increased through the completion of the Offer by USD 941 million (EUR 838 million), from USD 9,495 million (EUR 8,457 million) to USD 10,436 million (EUR 9,295 million); the increase is the result of consolidating the corresponding item on QIAGEN’s balance sheet.

(c)
The non-current assets of Thermo Fisher will be increased through completion of the Offer by USD 11,122 million (EUR 9,905 million), from USD 46,488 million (EUR 41,407 million) to USD 57,610 million (EUR 51,312 million); the increase is the result of (i) consolidating the corresponding item on QIAGEN’s balance sheet in the amount of USD 3,666 million (EUR 3,265 million), (ii) allocating the payment of the Offer Price which, for purposes of simplification, is insofar taken into account as goodwill in the amount of USD 9,993 million (EUR 8,901 million), and (iii) eliminating the amount of QIAGEN equity which, for purposes of simplification, is insofar taken into account as goodwill in the amount of USD 2,537 million (EUR 2,259 million).

(d)
The current liabilities of Thermo Fisher will be increased through the completion of the Offer by USD 11,336 million (EUR 10,097 million), from USD 6,197 million (EUR 5,519 million) to USD 17,532 million (EUR 15,616 million); the increase is the result of (i) consolidating the corresponding item on QIAGEN’s balance sheet in the amount of USD 951 million (EUR 847 million) and (ii) obtaining funds under the Bridge Facility Agreement in the amount of USD 10,385 million (EUR 9,250 million).

(e)
The non-current liabilities of Thermo Fisher will be increased through completion of the Offer by USD 1,748 million (EUR 1,557 million), from USD 22,510 million (EUR 20,050 million) to USD 24,258 million (EUR 21,607 million); the increase is the result of consolidating the corresponding item on QIAGEN’s balance sheet in the amount of USD 1,748 million (EUR 1,557 million).

(f)
The total equity of Thermo Fisher will be decreased through completion of the Offer by USD 400 million (EUR 356 million), from USD 29,675 million (EUR 26,432 million) to USD 29,275 million (EUR 26,074 million); the decrease is the result of (i) consolidating the corresponding item on QIAGEN’s balance sheet in the amount of USD 2,537 million (EUR 2,259 million) (ii) eliminating the amount of QIAGEN equity which, for purposes of simplification, is insofar taken into account as goodwill in the amount of USD 2,537 million (EUR 2,259 million), and (iii) paying the Transaction Costs in the amount of USD 400 million (EUR 356 million).

15.4.2
Expected Effects on the Consolidated Profit and Loss Statement of Thermo Fisher for the Period Ending on December 31, 2019

Subject to the assumptions and reservations made in Sections 15.1 and 15.2 and based on its current assessments, the Bidder and Thermo Fisher believe that the completion of the Offer would have the following effects on its audited consolidated income statement (on the basis of U.S. GAAP) of Thermo Fisher as of December 31, 2019 (simplified and rounded):
Effects on the consolidated income statement of Thermo Fisher for the financial year ending on December 31, 2019 (simplified and rounded)
	Audited	Audited	Unaudited
In USD millions (EUR millions)	2019 Thermo Fisher income statement	2019 QIAGEN income statement	Calculated changes resulting from the Settlement of the Offer	Combined income statement after Settlement of the Offer
Revenues	$25,542 (€22,838)	$1,526 (€1,365)	$-18 (-€16)	$27,050 (€24,187)
Net Income/Loss	$3,696 (€3,305)	$-42 (-€37)	$-608 (-€543)	$3,046 (€2,725)

(a)
Revenues of Thermo Fisher will be increased through the completion of the Offer from USD 25,542 million (EUR 22,838 million) by the corresponding profit and loss item of QIAGEN in the amount of USD 1,526 million (EUR 1,365 million) and will be decreased to eliminate pre-existing sales between QIAGEN and Thermo Fisher in the amount of USD 18 million (EUR 16 million) to USD 27,050 million (EUR 24,187 million).

(b)
Consolidated net profit of Thermo Fisher will be decreased from USD 3,696 million (EUR 3,305 million) by USD 650 million (EUR 580 million) to USD 3,046 million (EUR 2,725 million), considering the corresponding loss item of QIAGEN in the amount of USD 42 million (EUR 37 million) and deducting the Transaction Costs expensed in the amount of USD 400 million (EUR 357 million) and the expected interest charges on borrowings under the Bridge Facility Agreement in the amount of USD 208 million (EUR 186 million). The interest charges in the amount of USD 208 million (EUR 186 million) are based on borrowings under the Bridge Facility Agreement in the amount of USD 10,385 million (EUR 9,250 million) and an interest rate applied of 2% per annum.

16.
Information for QIAGEN Shareholders Who Do Not Accept the Offer

QIAGEN Shareholders who do not intend to accept the Offer should consider, among other things, the following:
(a)
The present stock prices of the QIAGEN Shares reflect the fact that the Bidder published its decision to launch this Offer on March 3, 2020. It is uncertain whether the stock prices of QIAGEN Shares after the Settlement will continue to stay at the current level or will be higher or lower.

(b)
The Settlement could, depending on the acceptance rate, result in a reduction of the free float of QIAGEN Shares. It is further expected that the supply of and the demand for QIAGEN Shares may be less than today after the Settlement and, therefore, that the liquidity of the QIAGEN Shares will decrease further. It will, therefore, be possible that buy and sell orders with respect to QIAGEN Shares cannot be executed or cannot be executed in a timely manner. Moreover, the possible limitation of the liquidity of QIAGEN Shares could result in substantially greater price fluctuations of the QIAGEN Shares in the future.

(c)
After the Settlement, Thermo Fisher may choose to implement (or cause to be implemented) certain Post-Offer Measures, including, but not limited to, the implementation of the Merger and Liquidation or the Asset Sale and Liquidation (as applicable), the exercise of the Top Up Option, the commencement of the Compulsory Acquisition or the implementation of any Other Post-Offer Measures, as described in more detail in Section 8.5. If the Settlement occurs, non-tendering QIAGEN Shareholders will not be able to prevent the implementation of one or more Post-Offer Measures considering inter alia the voting rights that Bidder can exercise at general meetings of QIAGEN after the Settlement. No decision in respect of pursuing any such measures has been taken by Thermo Fisher and no such decision is envisaged to be taken prior to the end of the Acceptance Period. Thermo Fisher and its Affiliates reserve the right to use any legally permitted method to acquire all of the QIAGEN Shares (or full ownership of the QIAGEN Group’s business) and to optimize the corporate, financing and tax structure of the QIAGEN Group once it is part of the Thermo Fisher Group.

(d)
Also, the tax treatment of any payments received in the Merger and Liquidation or the Asset Sale and Liquidation or any Other Post-Offer Measure, if implemented, may be different from and less favorable than the tax treatment of receipt of the Offer Price as a consequence of accepting the Offer. See Section 19 for a description of material U.S., Dutch and German tax consequences for tendering and non-tendering QIAGEN Shareholders. In particular, if Thermo Fisher elects to implement the Merger and Liquidation or the Asset Sale and Liquidation, the applicable withholding taxes and other taxes, if any, imposed on a non-tendering QIAGEN Shareholder in respect of the Liquidation Distribution may be different from, and greater than, the taxes imposed upon a QIAGEN Shareholder that tenders its QIAGEN Shares under the Offer. If the Merger and Liquidation or the Asset Sale and Liquidation is pursued, the net amount received by a QIAGEN Shareholder for QIAGEN Shares that are not tendered under the Offer (and who remains a QIAGEN Shareholder up to and including the time of the Asset Sale and Liquidation or the Merger and Liquidation) will depend upon such shareholder’s individual tax circumstances and the amount of any required withholding or other taxes. It should be noted in this respect that, if Thermo Fisher elects to effect the Merger and Liquidation or the Asset Sale and Liquidation, the Liquidation Distribution to be ultimately received by the non-tendering QIAGEN Shareholders is generally subject to 15% Dutch dividend withholding tax to the extent that the Liquidation Distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (which QIAGEN expects to be the case), while the payment of the Offer Price to tendering QIAGEN Shareholders will generally not be subject to Dutch withholding taxes. In addition, if the Offer and the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measure are completed, another difference between tendering and non-tendering QIAGEN Shareholders is that the tendering QIAGEN Shareholders may be paid earlier than non-tendering QIAGEN Shareholders that receive payment in connection with the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measure. For further information on the details of the Post-Offer Measures that may be implemented, see Section 8.5.

(e)
In the event that the Bidder, alone or together with its group companies, provides for its own account, as shareholder, at least 95% of QIAGEN’s issued share capital and represents at least 95% of the voting rights of QIAGEN, a non-tendering QIAGEN Shareholder may be entitled to commence sell-out proceedings before the competent Dutch court in accordance with section 2:359d of the DCC to oblige the Bidder to acquire such non-tendering shareholder’s QIAGEN Shares at a price to be set by the court (“Sell-Out Right”). Such proceedings must be commenced within three months after the end of the time allowed for acceptance of the Offer.

(f)
In the event of the delisting of the QIAGEN Shares, a conversion of the legal form of QIAGEN or implementation of the Merger after the Settlement, the QIAGEN Shares or QIAGEN Newco Shares, as the case may be, will only be transferable pursuant to a notarial deed executed before a Dutch notary. This will require compliance by the transferor and transferee of QIAGEN Shares (or QIAGEN Newco Shares, as the case may be) with various administrative formalities under Dutch law and will also require shareholders to incur costs for Dutch notarial fees when they transfer QIAGEN Shares (or QIAGEN Newco Shares, as the case may be). Furthermore, a transfer of QIAGEN Shares or QIAGEN Newco Shares may in such case require approval from the Supervisory Board or the management board of QIAGEN Newco, respectively.

(g)
After the Settlement, the Bidder may also cause QIAGEN to terminate or apply for termination of the listing of QIAGEN Shares on the NYSE and/or the FSE. As a result, there would be no active trading market for QIAGEN Shares on the NYSE and/or the FSE. In addition, the Bidder may cause QIAGEN to terminate the registration of QIAGEN Shares under the Exchange Act and take steps to cause the suspension of its reporting obligations with respect to the QIAGEN Shares with the SEC. As a result of such termination, with respect to the QIAGEN Shares, QIAGEN would no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC. Furthermore, the ability of certain Affiliates of QIAGEN and persons holding “restricted securities” of QIAGEN to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

(h)
The Bidder, after the Settlement or at a later time within the limits of the Law, could cause QIAGEN to apply for downlisting of the QIAGEN Shares from the regulated market at the FSE with additional listing obligations (Prime Standard) after the conditions required therefore have been met. In this case, the QIAGEN Shareholders would no longer profit from the increased reporting duties of the regulated market.

(i)
The QIAGEN Shares are currently included in the MDAX and TecDAX, both indices calculated by Deutsche Börse AG. The Settlement may result in a reduction of the free float of QIAGEN Shares. A possible consequence could be that QIAGEN would no longer be able to satisfy the requirements set by Deutsche Börse AG for the QIAGEN Shares to remain in the MDAX and/or TecDAX. An exclusion from the MDAX and/or TecDAX may have the consequence, inter alia, that institutional investors that reflect the MDAX and/or TecDAX in their portfolio may dispose of QIAGEN Shares and refrain from future acquisitions of such QIAGEN Shares. An increased supply of QIAGEN Shares together with a lower demand for QIAGEN Shares may adversely affect the stock price of the QIAGEN Shares.

(j)
The QIAGEN Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the QIAGEN Shares. Depending upon factors such as liquidity, market value of the remaining QIAGEN Shares and the number of QIAGEN Shares purchased pursuant to the Offer, it is possible that, following the Offer, the QIAGEN Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

17.
Rights of Withdrawal

QIAGEN Shareholders that have accepted the Offer have the following rights of withdrawal.

17.1
Right to Withdraw without Giving Reasons

Prior to the publication of the Offer Document, the Bidder obtained exemptive and no-action relief from certain provisions of U.S. securities laws from the Staff of the SEC as described in Section 20. Such relief affects in particular QIAGEN Shareholders’ withdrawal rights. Accordingly, QIAGEN Shareholders who have accepted the Offer have withdrawal rights as follows:
(a)
QIAGEN Shareholders who accept the Offer during the Acceptance Period may, on the basis of a withdrawal right granted by the Bidder, withdraw their declared acceptance in respect of their QIAGEN Shares at any time until the end of the Acceptance Period, without having to give any reason;

(b)
QIAGEN Shareholders will have no withdrawal rights during the forty-five (45)-calendar day period following the end of the Acceptance Period, even if the Offer Conditions have not yet been satisfied or previously effectively waived and the Bidder has, accordingly, not yet become obligated to pay the Offer Price. It is possible that the Bidder will request one or more extensions of such forty-five (45)-calendar day period from the Staff of the SEC. The Bidder will publish any such grant prior to the expiration of the forty-five (45)-calendar day period in accordance with Section 21. If the Bidder publishes any such grant in accordance with Section 21, QIAGEN shareholders will be entitled to withdrawal rights as described in such publication; and

(c)
If the Offer Conditions have not yet been satisfied or previously effectively waived as of the forty-fifth (45th) calendar day after the end of the Acceptance Period, QIAGEN Shareholders will have the right to withdraw their declared acceptance in respect of their QIAGEN Shares during the period after the forty-fifth (45th) calendar day after the end of the Acceptance Period until the date on which the Bidder publishes notice that all of the Offer Conditions have been satisfied or previously effectively waived, unless the Bidder has been granted an extension of the forty-five (45)-calendar day period from the Staff of the SEC and has published such grant prior to the expiration of the forty-five (45)-calendar day period in accordance with Section 21.

QIAGEN Shareholders who have exercised their right of withdrawal may re-accept the Offer only prior to the end of the Additional Acceptance Period.
17.2
Right to Withdraw in the Event of an Amendment of the Offer or a Competing Offer

In addition to the rights described in Section 17.1:
(a)
In the event of an amendment of the Offer pursuant to Sec. 21 para. 1 WpÜG, QIAGEN Shareholders may, at any time until the end of the Acceptance Period, withdraw from the contracts entered into as a result of acceptance of the Offer if and to the extent that they have accepted the Offer prior to the publication of the amendment of the Offer (pursuant to Sec. 21 para. 4 WpÜG); and

(b)
In the event of a competing offer pursuant to Sec. 22 para. 1 WpÜG, QIAGEN Shareholders may, at any time until the end of the Acceptance Period, withdraw from the contracts entered into as a result of acceptance of the Offer if and to the extent that they have accepted the Offer prior to publication of the offer document for the competing offer (Sec. 22 para. 3 WpÜG).

17.3
Exercise of the Right of Withdrawal in Respect of Clearstream Shares

QIAGEN Shareholders that have accepted the Offer for Clearstream Shares may exercise their right of withdrawal in respect of such Clearstream Shares pursuant to Section 17.1 or 17.2 only prior to the end of the Acceptance Period or after the expiration of the forty-five (45)-calendar day period following the end of the Acceptance Period, unless the Bidder has been granted an extension of the forty-five (45)-calendar day period from the Staff of the SEC and has published such grant prior to the expiration of the forty-five (45)-calendar day period in accordance with Section 21. QIAGEN Shareholders that have accepted the Offer for Clearstream Shares may exercise such right of withdrawal by:

(a)
declaring their withdrawal in writing or in text form to their Custodian Bank for a specified number of Tendered Clearstream Shares, where, in the event that no number is specified, the withdrawal shall be deemed to have been declared for all of the Tendered Clearstream Shares of the QIAGEN Shareholder concerned; and

(b)
instructing their Custodian Bank to have the number of Tendered Clearstream Shares held in their securities deposit account as is equivalent to the number of tendered QIAGEN Shares for which they have declared their withdrawal to be rebooked to ISIN NL0012169213 at Clearstream.

Declarations of withdrawal declared for Tendered Clearstream Shares within the Acceptance Period will only become effective if the Tendered Clearstream Shares in respect of which the withdrawal has been declared have been rebooked under ISIN NL0012169213 at Clearstream at the latest by 18:00 hours (Frankfurt am Main local time)/12:00 hours (New York local time) on the second (2nd) Banking Day after the end of the Acceptance Period. Declarations of withdrawal declared for Tendered Clearstream Shares after the expiration of the forty-five (45)-calendar day period following the end of the Acceptance Period will only become effective if the Tendered Clearstream Shares in respect of which the withdrawal has been declared have been rebooked under ISIN NL0012169213 at Clearstream at the latest by 18:00 hours (Frankfurt am Main local time)/12:00 hours (New York local time) on the second (2nd) Banking Day after the date on which the Bidder publishes notice that all of the Offer Conditions have been satisfied or effectively waived. The Custodian Bank is required to cause the Tendered Clearstream Shares for which withdrawal is being declared to be rebooked to the original ISIN NL0012169213 at Clearstream without undue delay, in cooperation with the Clearstream Settlement Agent as applicable. The Clearstream Shares may resume trading under ISIN NL0012169213 immediately after rebooking.
The withdrawal of acceptance of the Offer is irrevocable. Tendered QIAGEN Shares for which the right of withdrawal has been exercised are considered to have not been tendered in the Offer following the withdrawal. However, tendering QIAGEN Shareholders who have exercised their right of withdrawal may re-accept the Offer prior to the end of the Additional Acceptance Period as described in this Offer Document.
17.4
Exercise of the Right of Withdrawal in Respect of DTC Shares

QIAGEN Shareholders that have accepted the Offer for DTC Shares may exercise their right of withdrawal in respect of such DTC Shares pursuant to Section 17.1 or 17.2 only prior to the end of the Acceptance Period or after the expiration of the forty-five (45)-calendar day period following the end of the Acceptance Period, unless the Bidder has been granted an extension of the forty-five (45)-calendar day period from the Staff of the SEC and has published such grant prior to the expiration of the forty-five (45)-calendar day period in accordance with Section 21. For a withdrawal made during the Acceptance Period to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Settlement Agent at its address set forth in Section 13.2.1 or the Letter of Transmittal prior to the end of the Acceptance Period. For a withdrawal made after the expiration of the forty-five (45)-calendar day period following the end of the Acceptance Period to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Settlement Agent at its address set forth in Section 13.2.1 or the Letter of Transmittal prior to the date on which the Bidder publishes notice that all of the Offer Conditions have been satisfied or previously effectively waived.
Any such notice of withdrawal must specify the name of the person who tendered the DTC Shares to be withdrawn, the number of DTC Shares to be withdrawn and the name of the registered holder of such DTC Shares, if different from that of the person who tendered such Shares.
If the Bidder extends the Offer, is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment for QIAGEN Shares) for DTC Shares, or is unable to accept DTC Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Settlement Agent may retain tendered DTC Shares on the Bidder’s behalf, and such DTC Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.
Withdrawals of DTC Shares may not be rescinded. Any DTC Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, tendering QIAGEN

Shareholders who have exercised their right of withdrawal may re-accept the Offer prior to the end of the Additional Acceptance Period as described in this Offer Document.
The Bidder reserves the right to waive any defect or irregularity in the withdrawal of any DTC Shares.
17.5
Exercise of the Right of Withdrawal in Respect of Directly Registered Shares

QIAGEN Shareholders that have accepted the Offer for Directly Registered Shares may exercise their right of withdrawal in respect of such Directly Registered Shares pursuant to Section 17.1 or 17.2 only prior to the end of the Acceptance Period or after the expiration of the forty-five (45)-calendar day period following the end of the Acceptance Period, unless the Bidder has been granted an extension of the forty-five (45)-calendar day period from the Staff of the SEC and has published such grant prior to the expiration of the forty-five (45)-calendar day period in accordance with Section 21.
For a withdrawal made during the Acceptance Period to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Settlement Agent at its address set forth in Section 13.2.1 or the Letter of Transmittal prior to the end of the Acceptance Period. For a withdrawal made after the expiration of the forty-five (45)-calendar day period following the end of the Acceptance Period to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Settlement Agent at its address set forth in Section 13.2.1 or the Letter of Transmittal prior to the date on which the Bidder publishes notice that all of the Offer Conditions have been satisfied or previously effectively waived.
Any such notice of withdrawal must specify the number of Directly Registered Shares to be withdrawn and the name of the registered holder of such Directly Registered Shares.
If the Bidder extends the Offer, is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment for QIAGEN Shares) for Directly Registered Shares, or is unable to accept Directly Registered Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Settlement Agent may retain tendered Directly Registered Shares on the Bidder’s behalf, and such Directly Registered Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.
Withdrawals of Directly Registered Shares may not be rescinded. Any Directly Registered Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, tendering QIAGEN Shareholders who have exercised their right of withdrawal may re-accept the Offer prior to the end of the Additional Acceptance Period as described in this Offer Document.
The Bidder reserves the right to waive any defect or irregularity in the withdrawal of any Directly Registered Shares.
18.
Interests of the Members of the Managing Board, the Supervisory Board and Other Executive Officers

18.1
Specific Interests of the Members of the Managing Board, the Supervisory Board and Other Executive Officers

The Supervisory Board members and Executive Officers (defined below) may be deemed to have interests in the Business Combination Agreement and the transactions contemplated thereby, including the Offer, that are different from or in addition to those of the QIAGEN Shareholders generally. The Supervisory Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Business Combination Agreement and in reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby and to recommend acceptance of the Offer. The amounts set forth in the tables below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described in this Offer Document. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by an Executive Officer or Supervisory Board member may differ in material respects from the amounts set forth below. In addition, certain amounts in this Section 18 are alternatively expressed in U.S. Dollars, Euros and

British Pounds Sterling. Such amounts were calculated using a Noon Buying Rate on April 17, 2020 of USD 1.0883 per EUR 1.000 and a Noon Buying Rate on April 17, 2020 of USD 1.2503 per GBP 1.00.
Members of the Supervisory Board comprise the following seven (7) non-employee individuals: Dr. Håkan Björklund, Chairman of the Supervisory Board; Stéphane Bancel; Dr. Metin Colpan; Prof. Dr. Ross L. Levine; Prof. Dr. Elaine Mardis; Lawrence A. Rosen; and Elizabeth E. Tallett.
QIAGEN’s current executive officers comprise the following seven (7) individuals: Thierry Bernard, Chief Executive Officer; Roland Sackers, Chief Financial Officer; Dr. Barthold Piening, Senior Vice President and Head of Global Operations; Dr. Thomas Schweins, Senior Vice President, Life Science Business Area; Dr. Jonathan Sheldon, Senior Vice President, QIAGEN Digital Insights Business Area; Jean-Pascal Viola, Senior Vice President, Head of Corporate Business Development & Intellectual Property & Litigation; and Stephany Foster, Senior Vice President and Head of Human Resources (each an “Executive Officer,” and together the “Executive Officers”).
Treatment of QIAGEN Options
The Business Combination Agreement provides that, at the Settlement, each outstanding option to acquire QIAGEN Shares granted by QIAGEN pursuant to the QIAGEN Equity Plans (all of which are currently vested) as of immediately prior to the Settlement will be automatically canceled and converted into a right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such QIAGEN Option multiplied by (ii) the number of QIAGEN Shares subject to such QIAGEN Option as of immediately prior to the Settlement. The applicable amounts will be paid as soon as reasonably practicable after the Settlement, but no later than the second (2nd) payroll date of QIAGEN after the Settlement.
The following table summarizes, as of April 17, 2020, the outstanding and vested QIAGEN Options held by each Executive Officer and Supervisory Board member of QIAGEN, and the cash consideration that each of them may become entitled to receive in respect of such QIAGEN Options, assuming continued employment or service as an Executive Officer or Supervisory Board member, as applicable, through the Settlement and based on the Offer Price of EUR 39.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due).
	Aggregate No. of QIAGEN Options (#)(1)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)
Executive Officers
Thierry Bernard	—	—	—
Roland Sackers	58,360	$1,294,768	€1,189,716
Barthold Piening	—	—	—
Thomas Schweins	—	—	—
Jonathan Sheldon	—	—	—
Jean-Pascal Viola	—	—	—
Stephany Foster	3,000	$69,181	€63,568
Supervisory Board Members
Håkan Björklund	—	—	—
Stéphane Bancel	—	—	—
Metin Colpan	4,567	$104,277	€95,816
Ross L. Levine	—	—	—
Elaine Mardis	—	—	—
Lawrence A. Rosen	—	—	—
Elizabeth E. Tallett	1,563	$41,972	€38,567
TOTAL	67,490	$1,510,198	€1,387,667

(1)
The amounts in this column represent all QIAGEN Options held by each Executive Officer and Supervisory Board member, all of which are fully vested as of April 17, 2020.

(2)
The amounts in this column are equal to the product of (i) the total number of QIAGEN Shares subject to the QIAGEN Options identified in column (1), multiplied by (ii) EUR 39.00 (or the USD-equivalent thereof, as applicable), less the applicable per share exercise price of such QIAGEN Option.

Treatment of QIAGEN RSUs and QIAGEN PSUs That Will Vest at the Settlement
The Business Combination Agreement provides that, at the Settlement, unless otherwise agreed with the applicable award holder, each QIAGEN RSU and QIAGEN PSU that is outstanding as of immediately prior to the Settlement and that vests at the Settlement in accordance with its terms or the terms of any applicable employment agreement, will be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the Offer Price multiplied by (ii) the total number of QIAGEN Shares subject to such QIAGEN PSU or QIAGEN RSU as of immediately prior to the Settlement (which, in the case of QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, will be the number of QIAGEN PSUs earned based on actual performance through the applicable performance period as determined under the award and the QIAGEN Equity Plans, and which, in the case of QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, will be the number of QIAGEN PSUs that would be earned assuming 100% achievement of applicable performance targets as set forth in the award and the QIAGEN Equity Plans). The applicable amounts will be paid as soon as reasonably practicable after the Settlement, but no later than the second (2nd) payroll date of QIAGEN after the Settlement.
The following table summarizes, as of April 17, 2020 the outstanding QIAGEN RSUs and QIAGEN PSUs that will vest at the Settlement held by each Executive Officer and Supervisory Board member of QIAGEN, and the cash consideration that each of them may become entitled to receive in respect of such QIAGEN RSUs and QIAGEN PSUs, assuming continued employment or service as an Executive Officer or Supervisory Board member, as applicable, through the Settlement and based on the Offer Price of EUR 39.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due).
	Aggregate No. of QIAGEN RSUs (#)(1)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)	Aggregate No. of QIAGEN PSUs (#)(3)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)	Total Resulting Consideration (USD) (4)	Total Resulting Consideration (EUR) (4)
Executive Officers
Thierry Bernard	20,000	$848,874	€780,000	227,171	$9,641,978	€8,859,669	$10,490,852	€9,639,669
Roland Sackers	53,472	$2,269,550	€2,085,408	641,957	$27,247,030	€25,036,323	$29,516,580	€27,121,731
Barthold Piening	—	—	—	69,135	$2,934,345	€2,696,265	$2,934,345	€2,696,265
Thomas Schweins	19,534	$829,095	€761,826	281,570	$11,950,873	€10,981,230	$12,779,968	€11,743,056
Jonathan Sheldon	—	—	—	105,000	$4,456,589	€4,095,000	$4,456,589	€4,095,000
Jean-Pascal Viola	6,110	$259,331	€238,290	211,688	$8,984,822	€8,255,832	$9,244,153	€8,494,122
Stephany Foster	1,310	$55,601	€51,090	86,527	$3,672,526	€3,374,553	$3,728,127	€3,425,643
Supervisory Board Members
Håkan Björklund	28,623	$1,214,866	€1,116,297	—	—	—	$1,214,866	€1,116,297
Stéphane Bancel	41,509	$1,761,796	€1,618,851	—	—	—	$1,761,796	€1,618,851
Metin Colpan	39,208	$1,664,133	€1,529,112	—	—	—	$1,664,133	€1,529,112
Ross L. Levine	35,063	$1,488,203	€1,367,457	—	—	—	$1,488,203	€1,367,457
Elaine Mardis	41,509	$1,761,796	€1,618,851	—	—	—	$1,761,796	€1,618,851
Lawrence A. Rosen	41,509	$1,761,796	€1,618,851	—	—	—	$1,761,796	€1,618,851
Elizabeth E. Tallett	38,740	$1,644,269	€1,510,860	—	—	—	$1,644,269	€1,510,860
TOTAL	366,587	$15,559,309	€14,296,893	1,623,048	$68,888,162	€63,298,872	$84,447,471	€77,595,765
(1)
The amounts in this column represent all QIAGEN RSUs that will vest at the Settlement held by each Executive Officer and Supervisory Board member.

(2)
The amount in this column is equal to the product of (i) the total number of QIAGEN Shares subject to the QIAGEN RSUs or QIAGEN PSUs identified in column (1) or column (4) respectively, as applicable, multiplied by (ii) EUR 39.00 (or the USD-equivalent thereof, as applicable).

(3)
The amounts in this column represent all QIAGEN PSUs that will vest at the Settlement held by each Executive Officer and Supervisory Board member (in the case of any QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, based on the number of QIAGEN PSUs earned based on actual performance through the applicable performance period, and in the case of any QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, assuming 100% achievement of applicable performance targets).

(4)
The amount in this column is equal to the sum of the amounts in columns (2) and (5) or columns (3) and (6), as applicable.

Treatment of Unvested QIAGEN RSUs and QIAGEN PSUs
The Business Combination Agreement provides that, at the Settlement, each outstanding QIAGEN RSU and QIAGEN PSU that is unvested as of immediately prior to the Settlement and that does not vest at the Settlement in accordance with its terms or the terms of any applicable employment agreement will automatically be canceled and converted into a time-vesting restricted stock unit award (an “Adjusted RSU”), with substantially the same terms and conditions (including with respect to vesting) as were applicable to such QIAGEN RSU or QIAGEN PSU immediately prior to the Settlement, with respect to a number of shares of Thermo Fisher common stock that is equal to the product (rounded to the nearest whole share) of (i) a specified exchange ratio multiplied by (ii) the total number of QIAGEN Shares subject to such QIAGEN RSU or QIAGEN PSU as of immediately prior to the Settlement (which, in the case of QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, will be the number of QIAGEN PSUs earned based on actual performance through the applicable performance period as determined under the award and the QIAGEN Equity Plans, and which, in the case of QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, will be the number of QIAGEN PSUs that would be earned assuming 100% achievement of applicable performance targets as set forth in the award and QIAGEN Equity Plans). Notwithstanding the foregoing, (i) with respect to any Adjusted RSU in respect of a converted QIAGEN PSU, the applicable vesting period shall be the duration of the originally scheduled performance period relating to such QIAGEN PSU or any longer period set forth in an applicable award agreement, subject to any applicable provisions relating to acceleration of vesting and (ii) the Adjusted RSUs will not be subject to any minimum share ownership requirements (as may be required in any QIAGEN RSU or QIAGEN PSU) and will provide that any employee notice of termination included in a QIAGEN RSU or QIAGEN PSU will be interpreted and implemented in compliance with applicable law.
Pursuant to the letter agreements between Thermo Fisher and each of Messrs. Bernard and Viola and Drs. Piening, Schweins and Sheldon dated March 2, 2020 (the “Waiver Letters”), with respect to any QIAGEN RSUs or QIAGEN PSUs granted to Messrs. Bernard and Viola and Drs. Piening, Schweins and Sheldon on or after January 1, 2020 and prior to the Settlement (excluding certain RSUs granted to Mr. Bernard), such QIAGEN RSUs and QIAGEN PSUs will automatically be cancelled and converted at the Settlement into Adjusted RSUs, which will vest as to 25% of such Adjusted RSUs at the Settlement, 25% on the first (1st) anniversary of the Settlement (subject to continued service with Thermo Fisher through such date), and 50% on the second (2nd) anniversary of the Settlement (subject to continued service with Thermo Fisher through such date), in each case with any applicable performance conditions deemed earned assuming 100% achievement of target levels and with any such Adjusted RSUs that vest to be settled within sixty (60) days of the applicable vesting date. In the event that prior to any applicable vesting date following the Settlement the employment of Messrs. Bernard or Viola or Drs. Piening, Schweins or Sheldon is terminated without cause or such Executive Officer resigns his employment with Thermo Fisher for good reason, in each case during the twenty-four (24)-month period following the Settlement, subject to such Executive Officer’s execution of a release of claims, any such Adjusted RSUs that remain unvested as of the date of termination of employment will vest in full and be settled within sixty (60) days following termination of employment.
The following table summarizes the QIAGEN RSUs and QIAGEN PSUs outstanding as of April 17, 2020 held by each Executive Officer that are expected to convert into Adjusted RSUs and the estimated amounts that the Executive Officers would be eligible to receive in respect of such awards assuming continued employment or service through the Settlement and a qualifying termination of employment or service immediately thereafter and based on the Offer Price of EUR 39.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due). No Supervisory Board members hold QIAGEN RSUs or QIAGEN PSUs that will be converted into Adjusted RSUs.
	No. of QIAGEN RSUs Converting into Adjusted RSUs (#)	No. of QIAGEN PSUs Converting into Adjusted RSUs (#)	Total Value (USD) (1)	Total Value (EUR) (1)
Executive Officers
Thierry Bernard	—	120,000	$5,093,244	€4,680,000
Roland Sackers	—	—	—	—
Barthold Piening	—	20,000	$848,874	€780,000
Thomas Schweins	—	75,000	$3,183,278	€2,925,000
Jonathan Sheldon	—	35,000	$1,485,530	€1,365,000
Jean-Pascal Viola	—	35,000	$1,485,530	€1,365,000
Stephany Foster	—	—	—	—
TOTAL	—	285,000	$12,096,455	€11,115,000

(1)
The amount in this column equals the sum of (i) the number of QIAGEN RSUs converting into Adjusted RSUs multiplied by EUR 39.00 (or the USD-equivalent thereof, as applicable) and (ii) the number of QIAGEN PSUs converting into Adjusted RSUs multiplied by EUR 39.00 (or the USD-equivalent thereof, as applicable) (in the case of any QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, based on the number of QIAGEN PSUs earned based on actual performance through the applicable performance period, and in the case of any QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, assuming 100% achievement of applicable performance targets).

18.2
Agreements with Members of the Managing Board or Supervisory Board or Other Executive Officers

Thierry Bernard Employment Agreement
QIAGEN Inc., a subsidiary of QIAGEN, entered into an employment agreement with Mr. Bernard, dated January 7, 2015, as amended (the “Bernard Employment Agreement”); and QIAGEN LLC, a subsidiary of QIAGEN, entered into a bonus agreement with Mr. Bernard, dated December 4, 2019 (the “Bernard Bonus Agreement”). The Bernard Employment Agreement provides that if Mr. Bernard’s employment is terminated by QIAGEN without cause or by Mr. Bernard without good reason, then the terminating party must provide a ninety (90)-day notice period of the intent to terminate his employment, with termination to be effective on the last day of the calendar quarter in which such ninety (90)-day period concludes, during which time Mr. Bernard will receive his salary and benefits. In lieu of such notice period, QIAGEN may terminate Mr. Bernard’s employment immediately and provide the payments and benefits to which Mr. Bernard would be entitled had he remained employed through the notice period. In the event Mr. Bernard resigns his employment for good reason, then Mr. Bernard must provide a ninety (90)-day notice period of the intent to terminate employment (during which period QIAGEN may cure the events giving rise to good reason). The Bernard Employment Agreement further provides that if Mr. Bernard’s employment is terminated by QIAGEN without cause or by Mr. Bernard for good reason, then Mr. Bernard will be entitled to (i) his base salary for twelve (12) months following his termination date or until he begins employment with another employer, provided that if Mr. Bernard begins employment with another employer and his salary from such employer is less than the amount of his QIAGEN base salary, QIAGEN shall pay to Mr. Bernard an amount equal to the difference between the base salary and Mr. Bernard’s salary from the new employer until the expiration date of the twelve (12)-month period following the termination date, (ii) continued medical insurance coverage at no cost to Mr. Bernard and to the same extent such insurance is provided to similarly-situated executives currently employed by QIAGEN, for twelve (12) months following his termination date or until he begins employment with another employer, and (iii) continued vesting of outstanding equity-based awards during any applicable notice period. Mr. Bernard’s severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Confidentiality, Non-Competition, and Assignment of Inventions Agreement that QIAGEN and Mr. Bernard entered into concurrently with the Bernard Employment Agreement, which includes a confidentiality covenant and one (1) year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants. The Bernard Bonus Agreement provides for the payment of an additional monthly bonus in connection with Mr. Bernard’s role as interim chief executive officer of QIAGEN and will continue in effect while Mr. Bernard serves as chief executive officer of QIAGEN, until such time as Mr. Bernard enters into a new arrangement with respect to his service as chief executive officer of QIAGEN.
Roland Sackers Employment Agreement
Mr. Sackers joined QIAGEN in 1999 and became QIAGEN’s Chief Financial Officer in 2004. Mr. Sackers’ current employment arrangements with the QIAGEN Group consist of three agreements: an employment agreement between QIAGEN and Mr. Sackers, dated August 5, 2004, as amended (the “Sackers NL Employment Agreement”); an employment agreement between QIAGEN Deutschland Holding GmbH and Mr. Sackers, dated November 9, 2006, as amended (the “Sackers DE Employment Agreement”); and an employment agreement among QIAGEN, QIAGEN Deutschland Holding GmbH and QIAGEN North American Holdings, Inc. and Mr. Sackers, dated December 1, 2006, as amended (the “Sackers U.S. Employment Agreement” and together with the Sackers NL Employment Agreement and the Sackers DE Employment Agreement, the “Sackers Employment Agreements”). The Sackers U.S. Employment Agreement and Sackers DE employment Agreement provide that the term of Mr. Sackers’ employment under those agreements ends on June 30, 2022. Both agreements provide that QIAGEN must give notice to Mr. Sackers at least one year before June 30, 2022 of QIAGEN’s intention not to renew the agreements. In addition, the Sackers U.S. Employment Agreement provides that if Mr. Sackers’ employment is terminated by QIAGEN without cause prior to June 30, 2022, Mr. Sackers will be entitled to further compensation in an amount equal to his U.S. base salary plus his U.S. target annual bonus (in aggregate approximately ten percent of his total cash compensation) times two. The Sackers NL Employment Agreement does not provide for a specific employment term, but requires that QIAGEN must provide at least six months’ notice to Mr. Sackers of QIAGEN’s intention to terminate the agreement. In the event of an involuntary termination of the Sackers NL Employment Agreement without cause, Mr. Sackers’ compensation provided under that agreement will become due to him under and pursuant to the terms of the Sackers DE Employment Agreement. As a result, the Sackers Employment Agreements provide for Mr. Sackers to receive his full compensation and benefits in accordance with applicable law through June 30, 2022. Mr. Sackers is additionally subject to a confidentiality covenant under the Sackers Employment Agreements.
Barthold Piening Employment Agreement
QIAGEN GmbH, a subsidiary of QIAGEN, entered into an employment agreement with Dr. Piening, dated November 9, 2018 (the “Piening Employment Agreement”). The Piening Employment Agreement provides that if Dr. Piening’s employment is terminated by QIAGEN without cause, then Dr. Piening will be entitled to a nine (9)-month notice period of the intent to terminate his employment, beginning on the last day of the calendar quarter in which termination occurs, during which time he will receive his salary and benefits. The Piening Employment Agreement contains a confidentiality covenant.
Thomas Schweins Employment Agreement
QIAGEN GmbH, a subsidiary of QIAGEN, entered into an employment agreement with Dr. Schweins, dated May 15, 2006, as amended (the “Schweins Employment Agreement”). The Schweins Employment Agreement provides that if Dr. Schweins’ employment is terminated by QIAGEN without cause, then Dr. Schweins will be entitled to a nine (9)-month notice period of the intent to terminate his employment, beginning on the last day of the calendar quarter in which termination occurs, during which time he will receive his salary and benefits. The Schweins Employment Agreement contains a confidentiality covenant.
Jonathan Sheldon Employment Agreement
QIAGEN Manchester Limited, a subsidiary of QIAGEN, entered into an employment agreement with Dr. Sheldon, dated December 21, 2017, as amended (the “Sheldon Employment Agreement”). The Sheldon Employment Agreement provides that if Dr. Sheldon’s employment is terminated by QIAGEN without cause, then Dr. Sheldon will be entitled to a nine (9)-month notice period of the intent to terminate his employment, beginning on the last day of the calendar quarter in which termination occurs, during which time he will receive his salary and benefits. In lieu of such notice period, QIAGEN may terminate Dr. Sheldon’s employment immediately and provide to Dr. Sheldon the base salary to which Dr. Sheldon would be entitled had he remained employed through the notice period. The Sheldon Employment Agreement contains a confidentiality covenant.
Jean-Pascal Viola Employment Agreement
QIAGEN GmbH, a subsidiary of QIAGEN, entered into an employment agreement with Mr. Viola, dated March 15, 2017, as amended (the “Viola DE Employment Agreement”); and Q Biotechnology CV, a subsidiary of QIAGEN, entered into an employment agreement with Mr. Viola, dated January 11, 2018 (the “Viola NL Employment Agreement”). The Viola DE Employment Agreement provides that if Mr. Viola’s employment is terminated by QIAGEN without cause, then Mr. Viola will be entitled to a nine (9)-month notice period of the intent to terminate his employment, beginning on the last day of the calendar quarter in which termination occurs, during which time he will receive his salary and benefits. The Viola NL Employment Agreement is terminable by either party upon compliance with the applicable statutory notice period. Pursuant to the Non-Competition Agreement between Mr. Viola and QIAGEN dated March 15, 2017, Mr. Viola is subject to a confidentiality covenant and one (1) year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.
Stephany Foster Employment Agreement
QIAGEN LLC, a subsidiary of QIAGEN, entered into an employment agreement with Ms. Foster, dated October 15, 2019 (the “Foster Employment Agreement”). The Foster Employment Agreement provides that if Ms. Foster’s employment is terminated by QIAGEN without cause or by Ms. Foster without good reason, then the terminating party must provide a nine (9)-month notice period of the intent to terminate employment, beginning on the last day of the calendar quarter in which termination occurs, during which time Ms. Foster will receive her salary and benefits. In lieu of such notice period, QIAGEN may terminate Ms. Foster’s employment immediately and provide the payments and benefits to which Ms. Foster would be entitled had she remained employed through the notice period. If Ms. Foster resigns her employment with good reason, then Ms. Foster must provide a ninety (90)-day notice period of the intent to terminate employment (during which period QIAGEN may cure the events giving rise to good reason). The Foster Employment Agreement further provides that if Ms. Foster’s employment is terminated by QIAGEN without cause or by Ms. Foster for good reason, then Ms. Foster will be entitled to (i) her base salary for twelve (12) months following her termination date or until she begins employment with another employer, provided that if Ms. Foster begins employment with another employer and her salary from such employer is less than the amount of her QIAGEN base salary, QIAGEN shall pay to Ms. Foster an amount equal to the difference between the base salary and Ms. Foster’s salary from the new employer until the expiration date of the twelve (12)-month period following the termination date, (ii) continued medical insurance coverage at no cost to Ms. Foster and to the same extent such insurance is provided to similarly-situated executives currently employed by QIAGEN, for twelve (12) months following her termination date or until she begins employment with another employer, and (iii) continued vesting of outstanding equity-based awards during any applicable notice period. Ms. Foster’s severance payments are subject to her execution and non-revocation of a release and her compliance with the restrictive covenants set forth in the Confidentiality, Non-Competition, and Assignment of Inventions Agreement that QIAGEN and Ms. Foster entered into concurrently with the Foster Employment Agreement, which includes a confidentiality covenant and one (1) year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.
Post-Settlement Employment Terms
Each of the Waiver Letters contains an annex setting forth proposed employment terms with Thermo Fisher following the Settlement, the terms of which are described below.
Pursuant to the Waiver Letter with Mr. Bernard, Thermo Fisher and Mr. Bernard have agreed to certain terms and conditions of Mr. Bernard’s employment with Thermo Fisher following the Settlement. The Waiver Letter with Mr. Bernard provides for a base salary of $521,000 (€478,728.29) and a target bonus opportunity equal to 100% of base salary. In addition, Mr. Bernard will be entitled to a one (1)-time

Founders Grant award with a fair market value equal to $2,000,000 (€1,837,728.57) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Fisher stock options (the “Thermo Options”) and 50% in Thermo Fisher time-based restricted stock units (the “Thermo RSUs”). Beginning in 2022, Mr. Bernard will be entitled to an annual equity award with a fair market value equal to $1,000,000 (€918,864.28), which award will be denominated based on the methodology applicable to other executives of Mr. Bernard’s seniority. Mr. Bernard will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $521,000 (€478,728.29), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance. Mr. Bernard will also be eligible to participate in Thermo Fisher’s health and welfare plans, including supplemental long-term disability up to an additional amount equal to $10,000 (€9,188.64) and life insurance plans and financial planning programs. If Mr. Bernard’s employment with Thermo Fisher is terminated by Thermo Fisher without cause following the Settlement, Mr. Bernard will be entitled to a prorated bonus for the year of termination, a severance payment equal to the sum of twelve (12) months’ base salary plus target bonus for the year of termination, twelve (12) months’ continued participation in Thermo Fisher health and welfare plans, and outplacement services in an amount up to $20,000 (€18,377.29), in each case subject to Mr. Bernard’s execution and non-revocation of a release of claims and compliance with the terms of Thermo Fisher’s standard non-competition agreement. If Mr. Bernard’s employment with Thermo Fisher is terminated on terms to be agreed between Thermo Fisher and Mr. Bernard following a change in control that occurs following the Settlement, Mr. Bernard will be entitled to a prorated bonus for the year of termination, a severance payment equal to the sum of eighteen (18) months’ base salary plus target bonus for the year of termination and twenty-four (24) months’ continued participation in Thermo Fisher health and welfare plans.
Pursuant to the Waiver Letter with Dr. Piening, Thermo Fisher and Dr. Piening have agreed to certain terms and conditions of Dr. Piening’s employment with Thermo Fisher following the Settlement. The Waiver Letter with Dr. Piening provides for a base salary of $496,264.80 (€456,000) and a target bonus opportunity equal to 35% of base salary. In addition, Dr. Piening will be entitled to a one (1)-time Founders Grant award with a fair market value equal to $700,000 (€643,205.00) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Options and 50% in Thermo RSUs. Beginning in 2022, Dr. Piening will be entitled to an annual equity award with a fair market value equal to $350,000 (€321,602.50), which award will be denominated based on the methodology applicable to other executives of Dr. Piening’s seniority. Dr. Piening will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $174,128 (€160,000), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance.
Pursuant to the Waiver Letter with Dr. Schweins, Thermo Fisher and Dr. Schweins have agreed to certain terms and conditions of Dr. Schweins’ employment with Thermo Fisher following the Settlement. The Waiver Letter with Dr. Schweins provides for a base salary of $460,350.90 (€423,000) and a target bonus opportunity equal to 60% of base salary. In addition, Dr. Schweins will be entitled to a one (1)-time Founders Grant award with a fair market value equal to $1,000,000 (€918,864.28) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Fisher Options and 50% in Thermo Fisher RSUs. Beginning in 2022, Dr. Schweins will be entitled to an annual equity award with a fair market value equal to $500,000 (€459,432.14), which award will be denominated based on the methodology applicable to other executives of Dr. Schweins’ seniority. Dr. Schweins will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $276,210.54 (€253,800), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance.
Pursuant to the Waiver Letter with Dr. Sheldon, Thermo Fisher and Dr. Sheldon have agreed to certain terms and conditions of Dr. Sheldon’s employment with Thermo Fisher following the Settlement. The Waiver Letter with Dr. Sheldon provides for a base salary of $391,593.96 (£313,200) (€359,821.70) and a target bonus opportunity equal to 52% of base salary. In addition, Dr. Sheldon will be entitled to a one (1)-time Founders Grant award with a fair market value equal to $1,000,000 (£799,808.05) (€918,864.28) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Options and 50% in Thermo RSUs. Beginning in 2022, Dr. Sheldon will be entitled to an annual equity award with a fair market value equal to $500,000 (£399,904.02) (€459,432.14), which award will be denominated based on the methodology applicable to other executives of Dr. Sheldon’s seniority. Dr. Sheldon will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $203,798.90 (£163,000) (€187,263.53), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance.
Pursuant to the Waiver Letter with Mr. Viola, Thermo Fisher and Mr. Viola have agreed to certain terms and conditions of Mr. Viola’s employment with Thermo Fisher following the Settlement. The Waiver Letter with Mr. Viola provides for a base salary of $291,664.40 (€268,000) and a target bonus opportunity equal to 50% of base salary. In addition, Mr. Viola will be entitled to a one (1)-time Founders Grant award with a fair market value equal to $700,000 (€643,205.00) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Options and 50% in Thermo RSUs. Beginning in 2022, Mr. Viola will be entitled to an annual equity award with a fair market value equal to $350,000 (€321,602.50), which award will be denominated based on the methodology applicable to other executives of Mr. Viola’s seniority. Mr. Viola will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $145,832.20 (€134,000), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance.
Severance Payments and Change of Control Transaction Payments
Pursuant to the employment agreements between QIAGEN and each Executive Officer, in the event of the sale or the transfer of all or substantially all of QIAGEN’s assets or business to an acquirer in one (1) or several transactions, including a merger, consolidation or a transfer of shares to a third party, each Executive Officer is entitled to a change of control payment commensurate to a multiple of his or her base salary and annual bonus, including salaries and bonuses set forth in employment agreements with QIAGEN Affiliates (a “Transaction Payment”). At the Settlement, Mr. Sackers will receive a Transaction Payment equal to a multiple of three (3) times his base salary and annual bonus; and Messrs. Bernard and Viola, Drs. Piening, Schweins and Sheldon and Ms. Foster will each receive a Transaction Payment equal to a multiple of one (1) times their respective annual base salary and annual bonus, assuming that performance goals underlying annual bonuses for 2020 will be satisfied at the target level. The applicable amounts will be paid as soon as reasonably practicable after the Settlement, but no later than the second (2nd) payroll date of QIAGEN after the Settlement.
The estimated severance payments and Transaction Payments for the Executive Officers, assuming continued employment or service through the Settlement (which, for this purpose, will be deemed to be April 17, 2020), a qualifying termination, as described above, of employment or service immediately thereafter and that performance goals underlying annual bonuses for 2020 will be satisfied at the target level, are set forth below and are included for illustrative purposes. The estimated severance payments include amounts to be paid in respect of applicable notice periods set forth in the employment agreements with each Executive Officer, as described above (but do not include payments that may be required in respect of the value of benefits associated with pension schemes, reimbursement of medical and health insurance expenses or other benefits, and do not include any future grants under the QIAGEN Equity Plans prior to the Settlement or accelerated vesting with respect thereto). The actual amount of severance payments may be different from the amount listed below due to statutory severance payments pursuant to the laws governing the employment relationship or a severance amount or compensation awarded by a court or agreed between QIAGEN and the Executive Officer. In addition, the amounts set forth in the table below do not take into account any accelerated vesting of equity awards (which are described above) and do not reflect payments under non-competition agreements or statutory non-competition payments, or the terms of any employment arrangements that may be agreed following the date of this Offer Document between the Executive Officers and Thermo Fisher, including but not limited to the proposed terms of employment described in the Waiver Letters.

	Estimated Salary and Bonus Component of Severance Payments (USD) (1)	Estimated Salary and Bonus Component of Severance Payments (EUR) (1)	Estimated Transaction Payments (USD)	Estimated Transaction Payments (EUR)	Total (USD)	Total (EUR)
Executive Officers
Thierry Bernard	$1,375,616	€1,264,004	$1,600,000	€1,470,183	$2,975,616	€2,734,187
Roland Sackers	$1,851,243	€1,701,041	$2,416,026	€2,220,000	$4,267,269	€3,921,041
Barthold Piening	$630,732	€579,557	$618,274	€568,110	$1,249,006	€1,147,667
Thomas Schweins	$756,183	€694,830	$710,442	€652,800	$1,466,625	€1,347,630
Jonathan Sheldon (2)	$601,296	€552,509	$570,137	€523,878	$1,171,433	€1,076,387
Jean-Pascal Viola	$440,039	€404,336	$418,266	€384,330	$858,305	€788,666
Stephany Foster	$613,288	€563,528	$350,000	€321,602	$963,288	€885,130

(1)
The amounts in this column include amounts to be paid in respect of applicable notice periods set forth in the employment agreements with each Executive Officer, as described above (but do not include payments that may be required in respect of the value of benefits associated with pension schemes, reimbursement of medical and health insurance expenses or other benefits).

(2)
For Mr. Sheldon, includes certain amounts denominated in British Pounds Sterling which have been converted to U.S. Dollars and Euros using a Noon Buying Rate on April 17, 2020 of USD 1.0883 per EUR 1.000 and a Noon Buying Rate on April 17, 2020 of USD 1.2503 per GBP 1.00.

Post-Closing Arrangements
Pursuant to the Business Combination Agreement and subject to the terms thereof, for a period of one (1) year following the Settlement, each Executive Officer who is a Continuing Employee will receive from Thermo Fisher (or its applicable Affiliate) (i) at least the same base salary and the same target annual bonus opportunity that was provided to such Continuing Employee immediately prior to the Settlement Date and (ii) other compensation and benefits (excluding base salary, target annual bonus opportunity, and long-term incentive opportunities) that are at least substantially similar in the aggregate as either the compensation and benefits provided by QIAGEN to the Continuing Employees pursuant to the QIAGEN benefit plans as in effect immediately prior to the Settlement or the compensation and benefits provided to similarly situated employees of Thermo Fisher or its Affiliates. Pursuant to the Business Combination Agreement and subject to the terms thereof, for a period of one (1) year following the Settlement, Thermo Fisher will cause QIAGEN and its subsidiaries to honor the terms of all labor agreements to which QIAGEN or its subsidiaries are bound.
Pursuant to the Business Combination Agreement and subject to the terms thereof and for a period of at least twelve (12) months following the Settlement Date, each Continuing Employee will receive full credit for such Continuing Employee’s service with QIAGEN or any of its subsidiaries for purposes of eligibility, vesting and determination of level of benefits under the employee benefit plans of Thermo Fisher or its applicable Affiliates (excluding any defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly situated employees of Thermo Fisher and its Affiliates do not receive any service credit) that such Continuing Employees may be eligible to participate in after the Settlement, to the same extent as such service was credited for purposes of any comparable QIAGEN benefit plan immediately prior to the date of the Settlement, to the extent that there is no duplication of benefits; and provided that, in the absence of such comparable QIAGEN benefit plan, the years of service of Continuing Employees prior to the Settlement Date will be taken into account and credited in any benefit plan of Thermo Fisher that gives credit to years of service and for which Continuing Employees are eligible to participate in after the Settlement Date.
Supervisory Board Member and Officer Exculpation, Indemnification and Insurance
QIAGEN’s articles of association provide that QIAGEN will, unless law provides otherwise and subject to certain exceptions, reimburse certain costs, damages and fines to each of its now acting and former Supervisory Board members and officers, for threatened, pending or completed actions, suits or proceedings against them by reason of the fact that they are or were QIAGEN Supervisory Board members or officers. QIAGEN’s articles of association also provide that QIAGEN may purchase and maintain liability insurance on behalf of Supervisory Board members and officers. In addition, pursuant to the Sackers DE Employment Agreement, Mr. Sackers is entitled to indemnification in his function as a current or former managing director of QIAGEN.
Pursuant to the Business Combination Agreement and subject to the terms thereof, for six (6) years following the Settlement, Thermo Fisher will or will cause one (1) of its subsidiaries to indemnify and hold harmless, and provide advancement of expenses (as incurred by such person in connection with and prior to the final disposition of any claim, action or proceeding, subject to the execution by such person of appropriate undertakings to repay such advanced fees, costs and expenses if it is ultimately determined that such person is not entitled to indemnification) to, the present and former Supervisory Board members and officers of QIAGEN and its subsidiaries (each, an “Indemnified Person”), in a manner no less advantageous in the aggregate as such persons are or have the right to be indemnified or have the right to advancement of expenses as of the date of the Business Combination Agreement, in each case pursuant to QIAGEN’s articles of association or any indemnification agreements between the QIAGEN Group and such person, and to the fullest extent permitted by applicable law, in each case, for acts or omissions occurring at or prior to the Settlement Date. Pursuant to the Business Combination Agreement and subject to the terms thereof, Thermo Fisher will, as of the Settlement Date, obtain and fully pay, or cause to be obtained and fully paid, or permit QIAGEN to obtain and fully pay, the premium for a six (6)-year run-off or “tail” endorsement to the D&O Insurance, which, in each case, commences on the Settlement Date; provided, that in no event shall the total cost for the D&O Insurance exceed the Premium Cap, and if such premium for such insurance would at any time exceed the Premium Cap, then Thermo Fisher will obtain, or cause to be obtained, D&O Insurance, which based upon consultation between Thermo Fisher and QIAGEN in good faith, provides the maximum limits on liability available at a cost equal to the Premium Cap.
The foregoing summary of the indemnification of Supervisory Board members and Executive Officers and D&O Insurance does not purport to be complete. Reference is hereby made to Section 8.2.9 of this Offer Document with respect to the indemnification of Supervisory Board members and Executive Officers and the D&O Insurance undertaken by Thermo Fisher from the date of the Settlement in accordance with the terms of the Business Combination Agreement.
19.
Taxes

The Bidder recommends that, prior to accepting the Offer, QIAGEN Shareholders obtain tax advice regarding the tax consequences of accepting or not accepting the Offer, taking into account their personal circumstances.
19.1
Material U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation and the Compulsory Acquisition to U.S. Holders of QIAGEN Shares whose QIAGEN Shares are tendered and accepted for payment pursuant to the Offer or whose QIAGEN Shares are not tendered but who receive cash in the Compulsory Acquisition or the Liquidation. The summary is based on current provisions of the Code, existing, proposed, and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary applies only to U.S. Holders who hold their QIAGEN Shares as capital assets within the meaning of Section 1221 of the Code. The summary is not a complete description of all of the tax consequences of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation or the Compulsory Acquisition and in particular, does not address many of the tax considerations that may be relevant to a shareholder in light of his, her or its particular circumstances or that may be applicable to shareholders that may be subject to special tax rules, including, without limitation: non-U.S. taxpayers; small business investment companies; banks, certain financial institutions or insurance companies; real estate investment trusts, regulated investment companies or grantor trusts; dealers or traders in securities, commodities or currencies; persons that mark their securities to market; cooperatives; tax-exempt entities; retirement plans; certain former citizens or long-term residents of the United States; persons that received QIAGEN Shares as compensation for the performance of services; persons that hold QIAGEN Shares as part of a “hedging,” “integrated,” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes; partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that hold QIAGEN Shares through such an entity; S-corporations; persons whose functional currency is not the U.S. dollar; persons that own directly, indirectly, or through attribution 10% or more of the voting power or value of the outstanding QIAGEN Shares; persons holding QIAGEN Shares in connection with a trade or business conducted outside the United States; persons required to report income no later than when such income is reported on an “applicable financial statement”; controlled foreign corporations within the meaning of Section 957 of the Code; or passive foreign investment companies within the meaning of Section 1297 of the Code (each, a “PFIC”). In addition, this discussion does not address persons that are or may be deemed to be resident in a country other than the United States or that have a permanent establishment in a country other than the United States for purposes of any tax treaty. Moreover, this summary does not address the U.S. federal estate tax or gift tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax, or any other applicable non-income tax laws, or any applicable state, local or non-U.S. tax laws.
The term “U.S. Holder” means a beneficial owner of QIAGEN Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the United States; (b) a corporation, or an entity or arrangement treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to persons who are not U.S. Holders.
If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds QIAGEN Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold QIAGEN Shares, and persons treated as partners in such entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation and the Compulsory Acquisition.
This discussion assumes that QIAGEN is not, and has not been, a PFIC during the holding period of any U.S. Holder. U.S. Holders should consult their tax advisors regarding the consequences of receiving cash in exchange for QIAGEN Shares pursuant to the Offer, the Compulsory Acquisition or the Liquidation if QIAGEN was regarded as a PFIC at any time during their holding period of such QIAGEN Shares.
QIAGEN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, THE MERGER AND LIQUIDATION, THE ASSET SALE AND LIQUIDATION AND THE COMPULSORY ACQUISITION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME, AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Receipt of Cash in Exchange for QIAGEN Shares Pursuant to the Offer or the Compulsory Acquisition
The exchange of QIAGEN Shares by U.S. Holders for cash pursuant to the Offer or the Compulsory Acquisition will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges QIAGEN Shares for cash pursuant to the Offer or the Compulsory Acquisition will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for QIAGEN Shares pursuant to the Offer or the Compulsory Acquisition and the U.S. Holder’s adjusted tax basis in such QIAGEN Shares. Any such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for such QIAGEN Shares is more than one (1) year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss is subject to certain limitations. If a U.S. Holder acquired different blocks of QIAGEN Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of QIAGEN Shares.
Receipt of QIAGEN Newco Shares for QIAGEN Shares Pursuant to the Merger
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the remainder of this discussion assumes that such treatment will be respected. Accordingly, U.S. Holders will generally not recognize gain or loss upon the exchange of QIAGEN Shares for QIAGEN Newco Shares. The aggregate tax basis of the QIAGEN Newco Shares received in the Merger will equal the aggregate adjusted tax basis in the QIAGEN Shares surrendered in the Merger. A U.S. Holder’s holding period for the QIAGEN Newco Shares received in the Merger will include the holding period for the QIAGEN Shares surrendered in the Merger. If a U.S. Holder acquired different blocks of QIAGEN Shares at different times or different prices, the QIAGEN Newco Shares received will be allocated pro rata to each block of QIAGEN Shares, and the basis and holding period of each block of QIAGEN Newco Shares received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of QIAGEN Shares exchanged for such block of QIAGEN Newco Shares.
Receipt of Cash in Exchange for QIAGEN Shares or QIAGEN Newco Shares Pursuant to the Liquidation.
If a U.S. Holder receives cash for QIAGEN Shares (or, if the Merger has occurred, QIAGEN Newco Shares) in the Liquidation, the U.S. federal income tax consequences to such U.S. Holder would generally be the same as described above. A U.S. Holder may be subject to Dutch dividend withholding tax, as further described in Section 19.2. Gain or loss, if any, recognized by a U.S. Holder as a result of the cash received for QIAGEN Shares (or, if the Merger has occurred, QIAGEN Newco Shares) pursuant to the Offer, the Compulsory Acquisition or the Liquidation will generally be treated as U.S. source gain or loss, as the case may be. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from the Dutch dividend withholding tax on the exchange of the QIAGEN Shares (or, if the Merger has occurred, QIAGEN Newco Shares) for cash unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Alternatively, a U.S. Holder may take a deduction for any Dutch dividend withholding tax imposed if such U.S. Holder does not elect to claim a foreign tax credit for any foreign taxes paid during the taxable year. The calculation of deductions and U.S. foreign tax credits involves the application of complex rules and limitations may apply. Each U.S. Holder should consult such U.S. Holder’s own tax advisor concerning the tax consequences of exchanging QIAGEN Shares (or, if the Merger has occurred, QIAGEN Newco Shares) pursuant to the Liquidation.
Informational Reporting and Backup Withholding
Payments made to a U.S. Holder in the Offer, the Compulsory Acquisition or the Liquidation generally will be subject to U.S. federal income tax information reporting and may be subject to backup withholding unless such U.S. Holder properly certifies that (a) such U.S. Holder is a “United States person” as defined in the Code, (b) the taxpayer identification number provided is correct, and (c) such U.S. Holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is timely furnished in the appropriate manner to the IRS.
The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Offer, the Merger and Liquidation, the Asset Sale and Liquidation or the Compulsory Acquisition. Because individual circumstances may differ, each QIAGEN Shareholder is urged to consult such QIAGEN Shareholder’s tax advisor regarding the applicability of the rules discussed above to the QIAGEN Shareholder and the particular tax effects to the QIAGEN Shareholder of the Offer, Merger and Liquidation, Asset Sale and Liquidation and Compulsory Acquisition in light of such QIAGEN Shareholder’s particular circumstances, the application of state, local, non-U.S. and other tax laws. U.S. Holders who own, directly, indirectly or constructively, 10% or more of the total combined voting power or the total value of the stock of QIAGEN should consult with their tax advisors regarding the tax consequences to them and the effect of any election under Section 338(g) of the Code that may be made by Thermo Fisher or any of its Affiliates with respect to QIAGEN or any of its subsidiaries in connection with the consummation of the Offer, the Merger and Liquidation, the exercise of the Top Up Option, the Asset Sale and Liquidation or the Compulsory Acquisition, as well as any alternatives for mitigating any adverse tax consequences to such U.S. Holders potentially resulting therefrom (including the desirability of selling their QIAGEN Shares).
19.2
Material Dutch Tax Consequences

19.2.1
General

The following is a summary of certain material Dutch tax consequences of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation and the Compulsory Acquisition to holders of QIAGEN Shares whose QIAGEN Shares are tendered and accepted for payment pursuant to the Offer or whose QIAGEN Shares are not tendered but who receive cash in the Compulsory Acquisition or the Liquidation. This summary does not purport to be a comprehensive description of all Dutch tax considerations that may be relevant. It is based on Dutch tax laws, published regulations thereunder and published authoritative case law, all as in effect on the date of this Offer Document, and all of which are subject to change, possibly with retroactive effect. Where the summary refers to “The Netherlands” or “Dutch” it refers only to the part of the Kingdom of The Netherlands located in Europe.
For Dutch tax purposes, a holder of QIAGEN Shares may include an individual or entity not holding the legal title to such shares, but to whom, or to which, such shares are, or the income from such shares is, nevertheless attributed based either on this individual or entity owning a beneficial interest in such shares or on specific statutory provisions. These include statutory provisions attributing shares to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds such shares.
This summary does not constitute tax advice and is intended as a general guide. It does not purport to describe all possible tax considerations or consequences that may be relevant to a holder of QIAGEN Shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules. In view of its general nature, this description should be treated with corresponding caution.
This summary does not apply to holders of QIAGEN Shares where such holder:
(i)
is an individual and the holder’s income or capital gains derived from the QIAGEN Shares are attributable to employment activities, the income from which is taxable in The Netherlands;

(ii)
has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in QIAGEN under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally speaking, a holder of QIAGEN Shares is considered to have a substantial interest in QIAGEN if that holder alone or — in the case of an individual — together with such holder’s partner for Dutch tax purposes, or certain relatives by blood or by marriage in the direct line (including foster children) of the holder of QIAGEN Shares or such holder’s partner, directly or indirectly, holds (a) an interest of 5% or more of the issued and outstanding capital of QIAGEN or of 5% or more of the issued and outstanding capital of a certain class of shares of QIAGEN; or (b) rights to acquire, directly or indirectly, such interest; or (c) certain profit participating rights in QIAGEN relating to 5% or more of QIAGEN’s annual profits or 5% or more of QIAGEN’s liquidation proceeds or a right to acquire such interest;

(iii)
is subject to Dutch corporate income tax and holds a shareholding in QIAGEN that qualifies, qualified, or would qualify as a participation (deelneming) under the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder’s shareholding of 5% or more in QIAGEN’s nominal paid up share capital qualifies as a participation; and

(iv)
pension funds, investment institutions (fiscale beleggingsinstellingen), exempt investment institutions (vrijgestelde beleggingsinstellingen) (as defined in the Dutch Corporate Income Tax Act 1969) and other entities that are, in whole or in part, not subject to or exempt from Dutch corporate income tax as well as entities that are exempt from corporate income tax in their country of residence.

QIAGEN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, THE MERGER AND LIQUIDATION, THE ASSET SALE AND LIQUIDATION AND THE COMPULSORY ACQUISITION, INCLUDING THE APPLICABILITY AND EFFECT OF DUTCH TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
19.2.2
Dutch Tax Consequences for QIAGEN Shareholders Who Tender Their QIAGEN Shares in the Offer

(i)
Dutch Dividend Withholding Tax

The payment of the Offer Price by the Bidder to the QIAGEN Shareholders in exchange for QIAGEN Shares pursuant to the Offer, will not be subject to withholding or deduction for any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.
(ii)
Dutch Income Tax

(a)
Dutch Resident Entities

Generally speaking, if the holder of QIAGEN Shares is an entity that is resident or deemed to be resident of The Netherlands for Dutch corporate income tax purposes (a “Dutch Resident Entity”), any payment in respect of the QIAGEN Shares or any gain or loss realized on the disposal of the QIAGEN Shares in connection with the Offer is subject to Dutch corporate income tax at a rate of up to 25%.
(b)
Dutch Resident Individuals

If the holder of QIAGEN Shares is an individual resident or deemed to be resident of The Netherlands for Dutch income tax purposes (a “Dutch Resident Individual”), any payment in respect of the QIAGEN Shares or any gain or loss realized on the disposal of the QIAGEN Shares in connection with the Offer is taxable at the progressive Dutch income tax rates (with a maximum of 49.50%), if:
(x)
the QIAGEN Shares are attributable to an enterprise from which the holder of QIAGEN Shares derives a share of the profit, whether (I) as an entrepreneur (ondernemer) (as defined in the Dutch Income Tax Act 2001) or (II) as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder or an entrepreneur; or

(y)
the holder of QIAGEN Shares is considered to perform activities with respect to the QIAGEN Shares that go beyond ordinary active portfolio management (normaal, actief vermogensbeheer) or derives benefits from the QIAGEN Shares that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

If the above-mentioned conditions (x) and (y) do not apply to the individual holder of QIAGEN Shares, such holder will be taxed annually on a deemed return on the individual’s net investment assets (rendementsgrondslag) for the year, insofar as the individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The deemed return on the individual’s net investment assets for the year is taxed at a rate of 30%. Actual income, gains or losses in respect of the disposal of the QIAGEN Shares in connection with the Offer are as such not subject to Dutch income tax.
The net investment assets for the year are the fair market value of the investment assets less the allowable liabilities on January 1 of the relevant calendar year. The QIAGEN Shares are included as investment assets. For the net investment assets on January 1, 2020, the deemed return ranges from 1.7893% up to 5.28% (depending on the aggregate amount of the net investment assets of the individual on January 1, 2020). The deemed return will be adjusted annually on the basis of historic market yields.
(c)
Non-residents of The Netherlands

A holder of QIAGEN Shares that:
(x)
neither is a Dutch Resident Entity nor a Dutch Resident Individual;

(y)
does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969) which, in whole or in part, is either effectively managed in The Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the QIAGEN Shares are attributable; and

(z)
if such holder is an individual, does not carry out any activities in The Netherlands with respect to the QIAGEN Shares that go beyond ordinary active portfolio management and does not derive benefits from the QIAGEN Shares that are otherwise taxable as benefits from other activities in The Netherlands, will not be subject to Dutch taxes on income or capital gains in respect of any payment under the QIAGEN Shares or in respect of any gain or loss realized on the disposal of the QIAGEN Shares in connection with the Offer.
19.2.3
Dutch Tax Consequences for QIAGEN Shareholders Who Do Not Tender Their QIAGEN Shares in the Offer

Following the Settlement, Thermo Fisher may choose to implement (or, if the Top Up Option has been exercised, must implement) the Merger and Liquidation or the Asset Sale and Liquidation (as applicable) or to commence the Compulsory Acquisition.
No decision in respect of pursuing any Post-Offer Measures has been taken by Thermo Fisher and no such decision is envisaged to be taken prior to the end of the Acceptance Period.
The Dutch dividend withholding tax consequences and the Dutch income tax consequences of the Compulsory Acquisition are in principle similar to the Dutch dividend withholding tax and Dutch income tax consequences for QIAGEN Shareholders who tender their QIAGEN Shares in the Offer. See Section 19.3.2 (Dutch Tax Consequences for QIAGEN Shareholders Who Tender Their QIAGEN Shares in the Offer) above in this respect.
See below for a non-exhaustive description of certain material Dutch tax consequences of the Merger and Liquidation and the Asset Sale and Liquidation, if implemented.
19.2.4
Dutch Tax Consequences of the Merger and Liquidation and of the Asset Sale and Liquidation

(i)
Dutch dividend withholding tax

The Liquidation Distribution to be received by the holders of QIAGEN Shares who did not tender their QIAGEN Shares in the Offer on their QIAGEN Shares (in the event of the Asset Sale and Liquidation) or their QIAGEN Newco Shares (in the event of the Merger and Liquidation) is generally subject to 15% Dutch dividend withholding tax to the extent that the Liquidation Distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of the QIAGEN Newco Shares (in the event of the Merger and Liquidation) or the QIAGEN Shares (in the event of the Asset Sale and Liquidation). QIAGEN Newco (in the event of the Merger and Liquidation) or QIAGEN (in the event of the Asset Sale and Liquidation) is responsible for the withholding of any Dutch dividend withholding tax at source; any Dutch dividend withholding tax will be for the account of the holder of QIAGEN Newco Shares (in the event of the Merger and Liquidation) or QIAGEN Shares (in the event of the Asset Sale and Liquidation).

QIAGEN has calculated the paid up capital recognized for Dutch dividend withholding tax purposes of QIAGEN and based on such calculation expects the Liquidation Distribution to be subject to Dutch dividend withholding tax. If Dutch dividend withholding tax is to be withheld in respect of the Liquidation Distribution, the Liquidation Distribution shall be made less any applicable withholding taxes. This would result in the holders of QIAGEN Shares who did not tender their QIAGEN Shares in the Offer receiving a lower consideration than they would have received in the event they had tendered their QIAGEN Shares in connection with the Offer.
Dutch Resident Entities and Dutch Resident Individuals generally are entitled to an exemption of or a credit for any Dutch dividend withholding tax against their corporate income tax or income tax liability and to a refund of any residual Dutch dividend withholding tax. The same generally applies to holders of QIAGEN Shares or QIAGEN Newco Shares, as applicable, that are neither resident nor deemed to be resident of The Netherlands if the QIAGEN Shares or QIAGEN Newco Shares, as applicable, are attributable to a Dutch permanent establishment of such non-resident holder.
A holder of QIAGEN Shares or QIAGEN Newco Shares, as applicable, resident of a country other than The Netherlands may, depending on such holder’s specific circumstances, be entitled to exemptions from, reductions of, or full or partial refunds of, Dutch dividend withholding tax under Dutch national tax legislation, European Union Law or a double taxation convention in effect between The Netherlands and such other country.
It is envisaged that the Liquidator will not apply any reductions at source based on any domestic exemption or double taxation convention, any regulations for claiming relief or otherwise. Holders of QIAGEN Shares or QIAGEN Newco Shares, as applicable, that qualify for an exemption, reduction or refund may generally claim a refund by timely making the requisite filing.
(ii)
Dutch income tax

The Dutch income tax consequences of the Merger and Liquidation and of the Asset Sale and Liquidation are in principle the same as the Dutch income tax consequences of the disposal of the QIAGEN Shares in connection with the Offer. See Section 19.2.2 (Dutch Tax Consequences for QIAGEN Shareholders Who Tender Their QIAGEN Shares in the Offer) above in this respect.
19.3
Material German Tax Consequences

19.3.1
General

The following is a summary of certain material German tax consequences of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation and the Compulsory Acquisition to QIAGEN Shareholders, who are tax residents in Germany and whose QIAGEN Shares are tendered and accepted for payment pursuant to the Offer or whose QIAGEN Shares are not tendered but who receive cash in the Compulsory Acquisition or the Liquidation. This summary does not purport to be a comprehensive description of all German tax considerations that may be relevant and does, inter alia, not address any other German tax than (corporate) income tax and solidarity surcharge thereon (Solidaritätszuschlag) as well as trade tax (e.g., not church tax). It is based on German tax laws, published regulations thereunder and published authoritative case law, all as in effect on the date of this Offer Document, and all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the German tax authorities will agree with the views expressed herein, or that a court will not sustain any challenge by the German tax authorities in the event of litigation.
For German tax purposes, a QIAGEN Shareholder may include an individual or entity not holding the legal title to such shares, but to whom, or to which, such shares are, or the income from such shares is, nevertheless attributed, based either on this individual or entity owning an economic interest in such shares or on specific statutory provisions.
This summary does not constitute tax advice and is intended as a general guide with respect to the aspects described therein. The summary is not a complete description of all of the tax consequences of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation or the Compulsory Acquisition and it does not purport to describe all possible German tax considerations or consequences that may be relevant to a QIAGEN Shareholder and does not purport to deal with the German tax consequences applicable to all categories of investors, some of which may be subject to special rules. This summary does not address many of the tax considerations that may be relevant to a QIAGEN Shareholder in light of his, her or its particular circumstances. In view of its general nature, this description should be treated with corresponding caution.
This summary in particular, without limitation, does not apply to a QIAGEN Shareholder where such shareholder:
(i)
is an individual and the holder’s income or capital gains derived from the QIAGEN Shares are attributable to employment activities, the income from which is taxable in Germany;

(ii)
is a co-entrepreneurship (Mitunternehmerschaft) or (other) partnership;

(iii)
is a company operating in the financial and insurance sectors or a pension fund which are subject to special tax treatment; or

(iv)
is not resident in Germany for German (corporate) income tax purposes (even if it has a permanent establishment or permanent representative in Germany).

QIAGEN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, THE MERGER AND LIQUIDATION, THE ASSET SALE AND LIQUIDATION AND THE COMPULSORY ACQUISITION, INCLUDING THE APPLICABILITY AND EFFECT OF GERMAN TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
19.3.2
German Tax Consequences for QIAGEN Shareholders Who Tender Their QIAGEN Shares in the Offer

(i)
Shares Held as Non-Business Assets

Any gains realized in connection with the Offer on the disposal of QIAGEN Shares acquired after December 31, 2008 and held as non-business assets by an individual, who is resident or deemed to be resident in Germany for German income tax purposes (a “German Resident Individual”) are generally — regardless of the holding period — subject to a flat tax rate on capital investment income in Germany of 25% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon (i.e., 26.375% in total (see below for the treatment applying in case of a so-called Qualified Holding)). The taxable capital gain is computed from the difference between (i) the proceeds of the disposal and (ii) the acquisition costs of the shares and the expenses related directly and materially to the disposal. Further specific rules apply in connection with such flat tax rate.
If the QIAGEN Shares are deposited with or administered by a German branch of a German or non-German bank or financial services institution (inländisches Kredit- oder Finanzdienstleistungsinstitut), a German securities trading company (inländisches Wertpapierhandelsunternehmen) or a German securities trading bank (inländische Wertpapierhandelsbank), or if such an office executes the disposal of the QIAGEN Shares and pays out or credits the proceeds of the disposal (a “Domestic Paying Agent”), the individual income tax on the capital gains will in general be settled by the Domestic Paying Agent withholding the withholding tax on investment income in the amount of 26.375% (including the solidarity surcharge) on the capital gains and transferring it to the tax authority for the account of the respective German Resident Individual. If the withholding tax (including the solidarity surcharge) on capital gains is not withheld, the German Resident Individual is required to declare the capital gains in his, her or its income tax return. The income tax (including the solidarity surcharge) on the capital gains will then be collected by way of assessment.
Under certain circumstances, a German Resident Individual may apply for the application of its individual progressive income tax rate with further specifics.
Regardless of the holding period and the time of acquisition, gains from the disposal of the QIAGEN Shares in connection with the Offer are not subject to the flat tax rate but to the individual progressive income tax (plus the solidarity surcharge) at a total tax rate of up to approximately 47.5% in case the German Resident Individual or, in the event of a gratuitous transfer, its legal predecessor(s), directly or indirectly held at least 1% of the share capital of QIAGEN at any point during the five (5) years preceding the disposal (a “Qualified Holding”). In this case, the partial income method applies to the gains on the disposal of the QIAGEN Shares, which, as a rule, means that only 60% of the capital gains are subject to tax and only 60% of the losses on the disposal and expenses economically related thereto are tax deductible. Even though withholding tax is to be withheld by a Domestic Paying Agent, in the case of a Qualified Holding this does not settle the tax liability of the German Resident Individual. Consequently, a German Resident Individual must declare the capital gains in his, her or its income tax returns. The German withholding tax (including the solidarity surcharge) withheld and paid will generally be credited against the QIAGEN Shareholder’s income tax on his, her or its tax assessment or be refunded in the amount of any excess.
(ii)
Shares Held as Business Assets

(a)
Withholding Tax

Even if the QIAGEN Shares are deposited with or administered by a Domestic Paying Agent, there is generally no German withholding tax in the case of a corporation that is resident or deemed to be resident in Germany for German corporate income tax purposes (a “German Resident Corporation”; German Resident Corporations and German Resident Individuals holding shares in QIAGEN or QIAGEN Newco, as applicable, the “German Resident Holders”) or a German Resident Individual, who holds the QIAGEN Shares as assets of a business in Germany and certifies this on an officially prescribed form to the Domestic Paying Agent.
(b)
Shares Held by a Sole Proprietor

Gains on the disposal of the QIAGEN Shares which are held as business assets by a German Resident Individual, who is a sole proprietor, are not subject to the flat tax rate. Instead, as a rule, 60% of the gains are subject to the individual progressive income tax (plus the solidarity surcharge) at a total tax rate of up to approximately 47.5% and only 60% of the losses on the disposal and expenses economically related thereto are tax deductible (partial income method). If the QIAGEN Shares are allocated to a German permanent establishment of a business operation of the German Resident Individual, 60% of the gains of the disposal of the QIAGEN Shares are, in addition, subject to trade tax (the rate depending on the municipal trade tax multiplier applied by the municipal authority in which the German Resident Individual maintains its operations or permanent establishments; the average trade tax rate amounting to approximately 15%). All or part of the trade tax levied may be credited on a lump-sum basis against the German Resident Individual’s income taxes, depending on the multiplier set by the relevant municipality and the individual tax situation of the respective German Resident Individual.
(c)
Shares Held by a Corporation

Generally speaking, if the QIAGEN Shareholder is a German Resident Corporation, the gains on the disposal of the QIAGEN Shares realized in connection with the Offer will in general be effectively 95% exempt from corporate income tax (including solidarity surcharge) and trade tax, currently regardless of the size of the participation and the holding period. 5% of the gains are treated as non-deductible business expenses and are, therefore, subject to corporate income tax (plus solidarity surcharge) at a combined tax rate amounting to 15.825% and trade tax (see above with regard to the trade tax rate). As a rule, losses on disposals and other profit reductions in connection with shares (e.g., from a write-down) cannot be deducted as business expenses.
19.3.3
German Tax Consequences for German Resident Holders Who Do Not Tender Their QIAGEN Shares in the Offer

Following the Settlement, Thermo Fisher may choose to implement (or, if the Top Up Option has been exercised, must implement) the Merger and Liquidation or the Asset Sale and Liquidation (as applicable) or to commence the Compulsory Acquisition.
No decision in respect of pursuing any Post-Offer Restructuring Measures has been taken by Thermo Fisher and no such decision is envisaged to be taken prior to the end of the Acceptance Period.

The German tax consequences of the Compulsory Acquisition are in principle similar to the German tax consequences for German Resident Holders who tender their QIAGEN Shares in the Offer. See Section 19.3.2 of this Offer Document for further details.
See below for a non-exhaustive description of certain material German tax consequences of the Merger and Liquidation and the Asset Sale and Liquidation, if implemented. Regardless of German tax consequences, the German Resident Holders of QIAGEN Shares who did not tender their QIAGEN Shares in the Offer may receive a lower consideration than they would have received in the event they had tendered their QIAGEN Shares in connection with the Offer. This is due to the fact that applicable withholding taxes, including generally a 15% Dutch dividend withholding tax, and other taxes imposed on non-tendering QIAGEN Shareholders in respect of the Liquidation Distribution or in respect of the Merger may be different from, and greater than, the taxes imposed upon such QIAGEN Shareholders who tendered their QIAGEN Shares pursuant to the Offer.
(i)
German Tax Consequences of the Merger

(a)
Shares Held as Non-Business Assets

If the QIAGEN Shareholder is a German Resident Individual, who holds the QIAGEN Shares as non-business assets that do not constitute a Qualified Holding, the QIAGEN Newco Shares received in connection with the Merger will replace the QIAGEN Shares for income tax purposes and the Merger will not lead to a taxable event. Generally, a later disposal of the QIAGEN Newco Shares will be taxed in the same way as the disposal of the QIAGEN Shares would have been taxed.
If the QIAGEN Shareholder is a German Resident Individual with a Qualified Holding, the tax consequences for the QIAGEN Shareholder are the same as described in Section 19.3.3(i)(b) of this Offer Document.
(b)
Shares Held as Business Assets

In principle, a triangular merger is not a type of transformation provided for in the German Transformation Tax Act (Umwandlungssteuergesetz). It is therefore unclear if the tax authorities and/or a court will classify the Merger as comparable to a German merger within the meaning of the German Transformation Tax Act. If this is the case, the QIAGEN Newco Shares should replace the QIAGEN Shares for (corporate) income tax and trade tax purposes. In principle, the QIAGEN Shares are deemed to be sold at fair market value and the QIAGEN Newco Shares replacing them are deemed to be acquired at this value. However, in case the Merger is comparable to a German merger within the meaning of the German Transformation Tax Act, it should be possible upon application to record the QIAGEN Newco Shares at the tax book value of the QIAGEN Shares. Thus, in such case the German Resident Corporation and the German Resident Individual, who holds the shares as business assets, should not be realizing any gains or losses in connection with the Merger and should, therefore, not be subject to (corporate) income tax, solidarity surcharge or trade tax thereon.
If, however, the Merger should not be comparable to a German merger within the meaning of the German Transformation Tax Act, the Merger would be regarded as an exchange of the QIAGEN Shares against the QIAGEN Newco Shares. The Merger would then constitute a taxable event for a German Resident Corporation and a German Resident Individual, who holds the shares as business assets. It would not be possible to record the QIAGEN Newco Shares at the tax book value or the acquisition costs, respectively, of the QIAGEN Shares and, thus, capital gains would be realized. The tax consequences of any gains or losses realized in connection with the Merger would be similar to the tax consequences for QIAGEN Shareholders, who tender their QIAGEN Shares that they are holding as business assets described in Section 19.3.2(ii) of this Offer Document.
(ii)
German Tax Consequences of the Liquidation

(a)
QIAGEN Shares or QIAGEN Newco Shares Held as Non-Business Assets

The Liquidation Distribution to be received by the German Resident Holders, who did not tender their QIAGEN Shares in the Offer, on their QIAGEN Shares (in the event of the Asset Sale and Liquidation) or their QIAGEN Newco Shares (in the event of the Merger and Liquidation) held as non-business assets forms part of their taxable capital investment income, which is generally subject to the special flat tax rate of 25% plus solidarity surcharge of 5.5% thereon (i.e., 26.375% in total) (see below for the treatment applying in case of a so-called Qualified Holding). Further specific rules apply in connection with such flat tax rate. Upon application, exemptions from the flat tax rate (and the application of the partial income regime) may for certain German Resident Individuals be available.
The income tax owed for the Liquidation Distribution is in general settled by the German withholding tax if withheld by a Domestic Paying Agent. The Domestic Paying Agent generally has to credit the amount of withholding tax withheld in The Netherlands against the German withholding tax. If the German withholding tax (including the solidarity surcharge) is not withheld by a Domestic Paying Agent, the shareholder is required to declare his income in his income tax return. The income tax (including the solidarity surcharge) on the Liquidation Distribution will then be collected by way of assessment. An assessment procedure may also be applied for in order to credit Dutch withholding tax which has not been credited against the German withholding tax.
As an exemption, if and to the extent that the Liquidation Distribution qualifies as repayment of share capital or is deemed to be funded from QIAGEN’s or QIAGEN Newco’s, as applicable, contribution account for tax purposes (steuerliches Einlagekonto; Sec. 27 German Corporate Income Tax Act (Körperschaftsteuergesetz, “KStG”)), which, inter alia, requires the fulfillment of certain formal requirements, the Liquidation Distribution does not — contrary to the above — form part of the taxable income of a German Resident Individual holding QIAGEN Shares or QIAGEN Newco Shares, as applicable, as non-business assets and no German withholding tax is to be withheld. However, it is currently not possible to determine whether a portion of the Liquidation Distribution will be deemed to be funded out of the contribution account for tax purposes.
In the case of a Qualified Holding, however, a deemed sale of the QIAGEN Shares or QIAGEN Newco Shares, as applicable, is assumed and a capital gain is to be taxed, if and to the extent that the Liquidation Distribution qualifies as repayment of share capital or is deemed to be funded from QIAGEN’s or QIAGEN Newco’s, as applicable, contribution account for tax purposes (steuerliches Einlagekonto; Sec. 27 KStG), which, inter alia, requires the fulfillment of certain formal requirements, and exceeds the acquisition costs of the shares. In this case, the taxation corresponds with the description in Section 19.3.2(i) of this Offer Document made with regard to German Resident Individuals maintaining a Qualified Holding. However, it is currently not possible to determine whether a portion of the Liquidation Distribution will be deemed to be funded out of the contribution account for tax purposes.
(b)
QIAGEN Shares or QIAGEN Newco Shares Held as Business Assets

Liquidation Distributions to a German Resident Holder of QIAGEN Shares or QIAGEN Newco Shares, as applicable, which are held as business assets are not subject to the flat tax rate. The taxation depends on whether the German Resident Holder is a corporation or a sole proprietor.
(1)
Shares Held by a Sole Proprietor

Even if the QIAGEN Shares or QIAGEN Newco Shares, as applicable, are deposited with or administered by a Domestic Paying Agent, there is generally no German withholding tax in the case of a German Resident Individual, who is a sole proprietor and holds the QIAGEN Shares or QIAGEN Newco Shares, as applicable, as assets of a business in Germany and certifies this on an officially prescribed form to the Domestic Paying Agent.
To the extent that the Liquidation Distribution qualifies as repayment of QIAGEN’s or QIAGEN Newco’s, as applicable, share capital or is deemed to be funded from QIAGEN’s or QIAGEN Newco’s, as applicable, contribution account for tax purposes (steuerliches Einlagekonto; Sec. 27 KStG), which, inter alia, requires the fulfillment of certain formal requirements, and is paid to a German Resident Individual, whose shares are held as business assets, the Liquidation Distribution reduces the tax book value of the shares and does insofar not lead to taxable income. However, it is currently not possible to finally evaluate whether a portion of the Liquidation Distribution will be deemed to be funded out of the contribution account for tax purposes. To the extent that such payment exceeds the tax book value of the QIAGEN

Shares or QIAGEN Newco Shares, as applicable, a taxable capital gain should occur. The taxation of such capital gain corresponds with the description in Section 19.3.2(ii)(b) of this Offer Document made with regard to German Resident Individuals who are sole proprietors and hold the shares as business assets.
If and to the extent that the Liquidation Distribution neither qualifies as repayment of share capital nor is deemed to be funded out of the contribution account for tax purposes, as a rule, only 60% of the Liquidation Distribution are subject to progressive income tax (plus the solidarity surcharge) at a total tax rate of up to approximately 47.5% (partial income method). Only 60% of the business expenses economically related to the Liquidation Distribution are tax deductible. If the shares belong to a permanent establishment in Germany of a business operation of the German Resident Individual, the Liquidation Distribution (after deducting business expenses economically related thereto) is not only subject to income tax but is also fully subject to trade tax, unless the prerequisites of the trade tax participation exemption privilege are fulfilled, which requires a shareholding in QIAGEN or QIAGEN Newco, as applicable, of at least 15% from the beginning of the relevant taxable period. In this latter case, the net amount of the Liquidation Distribution, i.e., after deducting directly related expenses, is exempt from trade tax. All or part of the trade tax levied may be credited on a lump-sum basis against the German Resident Individual’s income taxes, depending on the multiplier set by the relevant municipality and the individual tax situation of the respective German Resident Individual.
(2)
Shares Held by a Corporation

Even if the QIAGEN Shares or QIAGEN Newco Shares, as applicable, are deposited with or administered by a Domestic Paying Agent, there is generally no German withholding tax in the case of a German Resident Corporation.
To the extent the Liquidation Distribution qualifies as a repayment of QIAGEN’s or QIAGEN Newco’s, as applicable, share capital or is deemed to be funded from QIAGEN’s or QIAGEN Newco’s, as applicable, contribution account for tax purposes (steuerliches Einlagekonto; Sec. 27 KStG), which, inter alia, requires the fulfillment of certain formal requirements, and is paid to a German Resident Corporation, the Liquidation Distribution reduces the tax book value of the shares and does not insofar lead to taxable income. However, it is currently not possible to determine whether a portion of the Liquidation Distribution will be deemed to be funded out of the contribution account for tax purposes. To the extent such payment exceeds the tax book value of the QIAGEN Shares or QIAGEN Newco Shares, as applicable, a taxable capital gain should occur. The taxation of such capital gain corresponds with the description in Section 19.3.2(ii)(c) of this Offer Document with regard to German Resident Corporations. While accepted by tax authorities, the application of the 95% effective tax exemption for German Resident Corporations for payments funded from the contribution account for tax purposes (steuerliches Einlagekonto; Sec. 27 KStG) is not undisputed in the legal literature and has not yet been confirmed by the German Federal Fiscal Court (Bundesfinanzhof).
If and to the extent the Liquidation Distribution neither qualifies as a repayment of share capital nor is deemed to be funded out of the contribution account for tax purposes, the Liquidation Distribution (after the deduction of business expenses related thereto) is generally subject to German corporate income tax and solidarity surcharge at a total tax rate of 15.825% and to trade tax (see Section 19.3.2(ii)(b) of this Offer Document with regard to the trade tax rate). Partial or full exemptions from corporate income tax (and solidarity surcharge) and/or trade tax may, subject to further requirements, apply under German domestic tax law or the German/Dutch double tax treaty in case of shareholdings in QIAGEN Shares or QIAGEN Newco Shares, as applicable, of at least 10% or 15%, respectively.
20.
Relief Granted by the SEC

This Offer, which is subject to German law, in particular German Takeover Law, is extended to all QIAGEN Shareholders in the U.S. in compliance with applicable U.S. securities laws. In order to reconcile certain areas of conflict between German Takeover Law and applicable law of the United States, the Bidder requested certain exemptive and no-action relief from the Staff of the SEC’s Division of Corporation Finance with respect to matters in which the securities laws and practice in the United States conflict with those in Germany. Prior to the publication of the Offer Document, the Staff of the SEC granted certain exemptive or no-action relief to allow, among other things:

(i)
the payment for QIAGEN Shares in accordance with German practice in the manner described in Sections 13.1 and 13.2;

(ii)
with respect to QIAGEN Shares tendered during the Acceptance Period or the Additional Acceptance Period, to suspend withdrawal rights for a forty-five (45)-calendar day period following the end of the Acceptance Period;

(iii)
the Additional Acceptance Period to commence in accordance with German practice in the manner described in Section 5.3;

(iv)
to issue any notice of extension of the Acceptance Period in accordance with German practice in the manner described in Section 5.3;

(v)
the Acceptance Period to be extended by two (2) calendar weeks, rather than ten (10) U.S. Business Days following an amendment of the Offer occurring during the last two (2) weeks of the Acceptance Period, even if two (2) calendar weeks were a shorter period than ten (10) U.S. Business Days; and

(vi)
to make purchases outside of the Offer in accordance with German law in the manner described in Section 6.7.

As discussed in Section 17.1, in accordance with the granted relief, QIAGEN Shareholders will not have the right to withdraw tendered QIAGEN Shares during the forty-five (45)-calendar day period following the end of the Acceptance Period. The Bidder may request further relief from the Staff of the SEC to extend this forty-five (45)-calendar day period. The Bidder will promptly, and no later than within two (2) Banking Days, announce if additional relief to extend the forty-five (45)-calendar day period is granted by the Staff of the SEC (i) in German on the Internet at http://corporate.thermofisher.com/en/offer.html?lang=de and in English on the Internet at http://corporate.thermofisher.com/en/offer.html, (ii) in German in the Federal Gazette (Bundesanzeiger) and (iii) in English in the United States as part of a press release.
21.
Publications

The publication of the German language version of the Offer Document was permitted by BaFin as of May 15, 2020. The German language version of the Offer Document was published on May 18, 2020 by (i) announcement on the Internet at http://corporate.thermofisher.com/en/offer.html?lang=de, and (ii) making copies of this Offer Document available free of charge from D.F. King Ltd, Mergenthaler Allee 15-21, 65760 Eschborn, Germany (inquiries via email to QGEN@dfking.com, via fax to +49 69 2222 129 19 or via phone to +49 800 186 0230, indicating a valid mailing address) (the “German Information Agent”). The announcement about making copies of this Offer Document available free of charge in Germany and the Internet address at which the publication of the German language version Offer Document is available will be published on May 18, 2020 in the Federal Gazette (Bundesanzeiger).
In addition, the Bidder will provide an English language version of the Offer Document, which has not been reviewed by BaFin, at the aforementioned Internet address.
All publications and announcements required according to the WpÜG in connection with this Offer will be published on the Internet at http://corporate.thermofisher.com/en/offer.html (in German and in English) and, to the extent necessary pursuant to the WpÜG, in the Federal Gazette (Bundesanzeiger).
In the United States, the corresponding announcement regarding making copies of the English version of the Offer Document available free of charge will be published in The Wall Street Journal. To the extent legally required or at the Bidder’s sole discretion, all notifications and announcements will be published in the United States as part of a press release. Requests for copies of the Offer Document, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the U.S. Information Agent for the Offer, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, United States, email: QGEN@dfking.com and by calling + 1 (877) 297-1744 (toll-free in the United States) for distribution free of charge.

Pursuant to Rule 14d-3 under the Exchange Act, the Bidder and Thermo Fisher have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Document forms a part, and may file amendments thereto. The Schedule TO and any amendments thereto, exhibits to the Schedule TO, and other information that the Bidder and Thermo Fisher have filed electronically with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.
QIAGEN is also required under the Business Combination Agreement to file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on the date of publication of this Offer Document, setting forth the recommendation of QIAGEN with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto when filed, may be examined at, and copies may be obtained from, the SEC free of charge at the SEC’s website at www.sec.gov. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY VOTING DECISION OR DECISION REGARDING TENDERING THEIR ORDINARY SHARES.
The Bidder will publish the notifications pursuant to Sec. 23 para. 1 WpÜG as follows:
(i)
On a weekly basis after publication of this Offer Document (Sec. 23 para. 1 sentence 1 no. 1 WpÜG);

(ii)
On a daily basis during the final week prior to the end of the Acceptance Period (Sec. 23 para. 1 sentence 1 no. 1 WpÜG);

(iii)
Without undue delay (unverzüglich) after end of the Acceptance Period (Sec. 23 para. 1 sentence 1 no. 2 WpÜG); and

(iv)
Without undue delay (unverzüglich) after end of the Additional Acceptance Period (Sec. 23 para. 1 sentence 1 no. 3 WpÜG).

Publications of the Bidder pursuant to Sec. 23 para. 1 and 2 WpÜG, as well as additional publications and announcements in connection with the Offer, which are required under the WpÜG, will be published in German on the Internet at http://corporate.thermofisher.com/en/offer.html?lang=de and in English on the Internet at http://corporate.thermofisher.com/en/offer.html.
Furthermore, notices and announcements will be filed with the SEC and, to the extent necessary pursuant to the WpÜG, be published in German in the Federal Gazette (Bundesanzeiger). Such notices and announcements filed by the Bidder in connection with this Offer are available in English at the website of the SEC at http://www.sec.gov.
22.
Fees and Expenses

Thermo Fisher has retained D.F. King & Co., Inc. to be the U.S. Information Agent, D.F. King Ltd to be the German Information Agent, Ipreo by IHS Markit to be the advisory firm for investor relations matters (“German Solicitation Agent”), American Stock Transfer & Trust Company, LLC to be the Settlement Agent and Deutsche Bank Aktiengesellschaft, Germany, to be the Clearstream Settlement Agent in connection with the Offer. As part of the services included in such retention, the U.S. Information Agent, the German Information Agent and the German Solicitation Agent may contact QIAGEN Shareholders by mail, telephone, telecopy, telegraph, personal interview, electronic mail, and other methods of electronic communication. The U.S. Information Agent, the German Information Agent and the German Solicitation Agent may request brokers, dealers, commercial banks, depositary banks, trust companies, and other nominees to forward materials relating to the Offer to beneficial owners of QIAGEN Shares.
The U.S. Information Agent, the German Information Agent, the German Solicitation Agent, the Settlement Agent and the Clearstream Settlement Agent each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Except as set forth above, neither Thermo Fisher nor the Bidder will pay any fees or commissions to any broker or dealer or to any other person (other than to the U.S. Information Agent, the German Information Agent, the German Solicitation Agent, the Clearstream Settlement Agent and the Settlement Agent) in connection with the solicitation of tenders of QIAGEN Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies, and other nominees will, upon request, be reimbursed by Thermo Fisher for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Thermo Fisher by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Thermo Fisher.
23.
Applicable Law and Jurisdiction

This Offer is subject to German law and is being implemented in accordance with the provisions of WpÜG and the U.S. securities laws. Every contract entered into as a result of the acceptance of this Offer by QIAGEN Shareholders tendering Clearstream Shares will be exclusively subject to and construed in accordance with German law and the exclusive jurisdiction is, to the extent legally permissible, Frankfurt am Main, Germany. The acceptance of this Offer by QIAGEN Shareholders tendering DTC Shares or Directly Registered Shares will be exclusively subject to and governed by the laws of the United States and the jurisdiction competent in accordance with the applicable laws of the United States (and the states thereof).
In addition, information to be provided to the employees of QIAGEN and questions pertaining to corporate law as it concerns QIAGEN (including the conditions under which the QIAGEN Boards may undertake any action that might result in the frustration of the Offer) are governed by the laws of The Netherlands.
24.
Appraisal Rights

Without prejudice to Sell-Out Rights or a Compulsory Acquisition, if any, QIAGEN Shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer.
25.
Declaration of Assumption of Responsibility

Quebec B.V., having its corporate seat in Breda, Netherlands, assumes responsibility for the content of this Offer Document and declares that, to its knowledge, the information provided in this Offer Document is correct and no material facts have been omitted.
Breda, May 18, 2020
Quebec B.V.
Signed
/s/ Anthony Hugh Smith
Anthony Hugh Smith Managing Director (bestuurder)

Annex 1
Subsidiaries of Thermo Fisher Scientific Inc. (Excluding Quebec B.V.)
Name of Company	Seat
236 Perinton Parkway, LLC	Albany, New York, USA
27 Forge Parkway LLC	Dover, Delaware, USA
Abgene Inc.	Dover, Delaware, USA
Abgene Limited	Cheshire, United Kingdom
ABII 2 Limited	Cheshire, United Kingdom
ACI Holdings Inc.	Albany, New York, USA
Acoustic Cytometry Systems, Inc.	Dover, Delaware, USA
AcroMetrix LLC	Sacramento, California, USA
Acros Organics BV	Geel, Belgium
Advanced Biotechnologies Limited	Cheshire, United Kingdom
Advanced Scientifics International, Inc.	Harrisburg, Pennsylvania, USA
Advanced Scientifics, Inc.	Harrisburg, Pennsylvania, USA
Affymetrix Biotech Shanghai Ltd	Shanghai, China
Affymetrix Japan K.K.	Tokyo, Japan
Affymetrix UK Ltd	Cheshire, United Kingdom
Affymetrix, Inc	Dover, Delaware, USA
Alchematrix LLC	Dover, Delaware, USA
Alchematrix, Inc.	Dover, Delaware, USA
Alfa Aesar (China) Chemical Co. Ltd.	Shanghai, China
Alfa Aesar (Hong Kong) Limited	Causeway Bay, Hong Kong
Allergon AB	Ängelholm, Sweden
Ambion, Inc.	Dover, Delaware, USA
Apogent Denmark ApS	Roskilde, Denmark
Apogent Finance Company	Dover, Delaware, USA
Apogent Holding Company	Dover, Delaware, USA
Apogent Technologies Inc.	Madison, Wisconsin, USA
Apogent Transition Corp.	Dover, Delaware, USA
Apogent U.K. Limited	Cheshire, United Kingdom
Applied Biosystems B.V.	Nieuwerkerk aan den IJssel, Netherlands
Applied Biosystems de Mexico S. de R.L. de C.V.	Mexico City, Mexico
Applied Biosystems Finance B.V.	Nieuwerkerk aan den IJssel, Netherlands
Applied Biosystems International Inc.	Dover, Delaware, USA
Applied Biosystems Taiwan LLC	Dover, Delaware, USA
Applied Biosystems Trading (Shanghai) Company Ltd.	Shanghai, China
Applied Biosystems, LLC	Dover, Delaware, USA
Applied Scientific Corporation	Sacramento, California, USA
App-Tek International Pty Ltd	Melbourne, Australia
ARG Services LLC	Dover, Delaware, USA
ASPEX Corporation	Harrisburg, Pennsylvania, USA

Name of Company	Seat
Avances Cientificos de Mexico, S. de R.L. de C.V.	Matamoros, Mexico
Avocado Research Chemicals Limited	Cheshire, United Kingdom
B.R.A.H.M.S. Biotech GmbH	Hennigsdorf, Germany
B.R.A.H.M.S. GmbH	Hennigsdorf, Germany
B.R.A.H.M.S. UK Ltd	Cheshire, United Kingdom
BAC B.V.	Naarden, Netherlands
BAC IP B.V.	Naarden, Netherlands
Barnstead Thermolyne LLC	Dover, Delaware, USA
Beijing Phadia Diagnostics Co Ltd	Beijing, China
Bender MedSystems GmbH	Vienna, Austria
Bioanalysis Labsystems, S.A.	Barcelona, Spain
Biochemical Sciences LLC	Dover, Delaware, USA
BioTrove Corporation	Dover, Delaware, USA
BioTrove International, Inc.	Dover, Delaware, USA
BmT GmbH Laborprodukte	Meerbusch — Osterath, Germany
Bonsai Tecnologies — Sistemas para Biotecnología e Industria, Unipessoal Lda	Loures, Portugal
Brammer Bio Holding Company, LLC	Dover, Delaware, USA
Brammer Bio MA, LLC	Dover, Delaware, USA
Brammer Bio, LLC	Dover, Delaware, USA
Bumi-Sans Sendirian Berhad	Kuala Lumpur, Malaysia
CAC Limited	Cheshire, United Kingdom
Capitol Scientific Products, Inc.	Albany, New York, USA
Capitol Vial, Inc.	Montgomery, Alabama, USA
CB Diagnostics AB	Uppsala, Sweden
CB Diagnostics Holding AB	Uppsala, Sweden
CB Diagnostics I AB	Goteborg, Sweden
Cellomics, Inc.	Dover, Delaware, USA
CellzDirect, Inc.	Dover, Delaware, USA
CEPH International Corporation	San Juan, Puerto Rico, USA
Cezanne S.A.S.	Nimes, France
Chase Scientific Glass, Inc.	Madison, Wisconsin, USA
CHK Holdings Inc.	Dover, Delaware, USA
Chromacol Limited	Cheshire, United Kingdom
Clintrak Clinical Labeling Services, LLC	Dover, Delaware, USA
Clintrak Pharmaceutical Services, LLC	Dover, Delaware, USA
Cohesive Technologies (UK) Limited	Cheshire, United Kingdom
Cohesive Technologies Inc.	Dover, Delaware, USA
Columbia Diagnostics, Inc.	Dover, Delaware, USA
Compendia Bioscience, Inc.	Canton, Michigan, USA
Comtest Limited	Cheshire, United Kingdom
Consolidated Technologies, Inc.	Madison, Wisconsin, USA
Consultores Fisher Scientific Chile Ltd	Santiago, Chile

Name of Company	Seat
Core Informatics UK Ltd.	Cheshire, United Kingdom
Core Informatics, LLC	East Hartford, Connecticut, USA
CTPS LLC	Dover, Delaware, USA
DCG Systems B.V.	Amsterdam, Netherlands
DCG Systems C.V.	Breda, Netherlands
DCG Systems G.K.	Tokyo, Japan
DCG Systems GmbH	Munich, Germany
DCG Systems Korea Ltd.	Seoul, Korea
DCG Systems LLC	Dover, Delaware, USA
D-finitive Technologies, Inc.	Charleston, South Carolina, USA
Diagnostix Ltd.	Toronto, Canada
Dionex (Switzerland) AG	Reinach, Switzerland
Dionex (UK) Limited	Cheshire, United Kingdom
Dionex Austria GmbH	Vienna, Austria
Dionex Benelux B.V.	Amsterdam, Netherlands
Dionex Canada Ltd.	Toronto, Canada
Dionex China Limited	Causeway Bay, Hong Kong
Dionex Corporation	Dover, Delaware, USA
Dionex Denmark A/S	Hvidovre, Denmark
Dionex Holding GmbH	Dreieich, Germany
Dionex I, LLC	Dover, Delaware, USA
Dionex Pty Limited	Melbourne, Australia
Dionex S.A.	Villebon-sur-Yvette, France
Dionex S.p.A.	Rodano, Italy
Dionex Singapore Pte Ltd.	Singapore, Singapore
Dionex Softron GmbH	Germering, Germany
Dionex Sweden AB	Hägersten, Sweden
Distribution Solutions International, Inc.	Plymouth, Michigan, USA
Doe & Ingalls Investors, Inc.	Dover, Delaware, USA
Doe & Ingalls Limited	Dublin, Ireland
Doe & Ingalls Management, LLC	Dover, Delaware, USA
Doe & Ingalls of California Operating LLC	Raleigh, North Carolina, USA
Doe & Ingalls of Florida Operating LLC	Tallahassee, Florida, USA
Doe & Ingalls of Maryland Operating LLC	Raleigh, North Carolina, USA
Doe & Ingalls of Massachusetts Operating LLC	Raleigh, North Carolina, USA
Doe & Ingalls of North Carolina Operating LLC	Raleigh, North Carolina, USA
Doe & Ingalls Properties II, LLC	Raleigh, North Carolina, USA
Doe & Ingalls Properties, LLC	Raleigh, North Carolina, USA
Doublecape Holding Limited	Cheshire, United Kingdom
Doublecape Limited	Cheshire, United Kingdom
DPI Newco LLC	Dover, Delaware, USA
Drakeside Real Estate Holding Company LLC	Dover, Delaware, USA
DSM Pharmaceutical Products, Inc.	Dover, Delaware, USA

Name of Company	Seat
Duke Scientific Corporation	Sacramento, California, USA
Dynal Biotech Beijing Limited	Beijing, China
eBioscience SAS	Paris, France
eBioscience, Ltd	Cheshire, United Kingdom
Ecochem N.V.	Geel, Belgium
EGS Gauging Ltd.	Cheshire, United Kingdom
EGS Gauging Technical Services Company	Dover, Delaware, USA
EP Scientific Products LLC	Dover, Delaware, USA
Epsom Glass Industries Limited	Cheshire, United Kingdom
Equibio Limited	Cheshire, United Kingdom
Erie Finance 1 Limited	Cheshire, United Kingdom
Erie Finance 2 Limited	Cheshire, United Kingdom
Erie Finance Holding Limited	Cheshire, United Kingdom
Erie Finance Limited	Cheshire, United Kingdom
Erie Finance LLC	Dover, Delaware, USA
Erie LP Holding LLC	Dover, Delaware, USA
Erie Luxembourg LLC	Dover, Delaware, USA
Erie N10 LLC	Dover, Delaware, USA
Erie N2 LLC	Dover, Delaware, USA
Erie N2 UK Limited	Cheshire, United Kingdom
Erie Scientific Company of Puerto Rico	Dover, Delaware, USA
Erie Scientific Hungary Ipari és Szolgáltató Kft	Budapest, Hungary
Erie Scientific LLC	Dover, Delaware, USA
Erie U.K. Limited	Cheshire, United Kingdom
Erie UK 1 Limited	Cheshire, United Kingdom
Erie UK 1 LLC	Dover, Delaware, USA
Erie UK 2 Limited	Cheshire, United Kingdom
Erie UK 3 Limited	Cheshire, United Kingdom
Erie UK 4 Limited	Cheshire, United Kingdom
Erie UK 5 Limited	Cheshire, United Kingdom
Erie UK Holding Company	Dover, Delaware, USA
Erie UK Senior Holding Limited	Cheshire, United Kingdom
Erie US II LLC	Dover, Delaware, USA
Erie US III LLC	Dover, Delaware, USA
European Laboratory Holdings Limited	Dublin, Ireland
Eutech Instruments Europe B.V.	Nijkerk, Netherlands
Eutech Instruments Pte Ltd.	Singapore, Singapore
Eutech Instruments Sdn Bhd	Kuala Lumpur, Malaysia
Ever Ready Thermometer Co., Inc.	Madison, Wisconsin, USA
FB2 Blocker, LLC	Dover, Delaware, USA
FEI Asia Pacific Co., Ltd.	Shanghai, China
FEI Australia Pty Ltd	Melbourne, Australia
FEI Company	Salem, Oregon, USA

Name of Company	Seat
FEI Company Japan Ltd.	Tokyo, Japan
FEI Company of USA (S.E.A.) Pte Ltd.	Singapore, Singapore
FEI CPD B.V.	Eindhoven, Netherlands
FEI Deutschland GmbH	Dreieich, Germany
FEI EFA International Pte. Ltd.	Singapore, Singapore
FEI EFA, Inc.	Dover, Delaware, USA
FEI Electron Optics B.V.	Eindhoven, Netherlands
FEI Electron Optics International B.V.	Eindhoven, Netherlands
FEI Europe B.V.	Eindhoven, Netherlands
FEI France SAS	Villebon-Sur-Yvette, France
FEI Global Holdings C.V.	Eindhoven, Netherlands
FEI Hong Kong Company Limited	Causeway Bay, Hong Kong
FEI Houston, Inc.	Dover, Delaware, USA
FEI Italia Srl	Milano, Italy
FEI Korea Ltd.	Gyeonggi-do, Korea
FEI Melbourne Pty Ltd.	Melbourne, Australia
FEI Microscopy Solutions Ltd	Kiriyat Sade Hateufa, Israel
FEI Norway Holding AS	Drammen, Norway
FEI SAS	Bordeaux, France
FEI Saudi Arabia LLC	Thuwal, Saudi Arabia
FEI Servicos de Nanotecnologia Ltda.	Rio de Janeiro, Brazil
FEI Technologies, Inc.	Salem, Oregon, USA
FEI Technology de Mexico S.A. de C.V.	Monterrey, Nuevo Leon, Mexico
FEI Trading (Shanghai) Co., Ltd.	Shanghai, China
FEI Trondheim AS	Trondheim, Norway
FEI UK Ltd.	Cheshire, United Kingdom
Fermentas China Co., Ltd	Shenzhen, China
Fermentas Inc.	Rockville, Maryland
Fermentas Sweden AB	Stockholm, Sweden
Fermentas UK Limited	Cheshire, United Kingdom
FHP LLC	Dover, Delaware, USA
Fiberlite Centrifuge LLC	Dover, Delaware, USA
Finesse Scientific Equipment (Shanghai) Co., Ltd.	Shanghai, China
Finesse Solutions AG	Reinach, Switzerland
Finesse Solutions, Inc.	Dover, Delaware, USA
Fisher Alder S. de R.L. de C.V.	Queretaro, Mexico
Fisher Asia Manufacturing Ventures Inc.	Tortola, British Virgin Islands
Fisher Bermuda Holdings Limited	Hamilton, Bermuda
Fisher Bioblock Holding II SNC	llkirch-Gaffenstaden, France
Fisher BioImage ApS	Roskilde, Denmark
Fisher BioPharma Services (India) Private Limited	Ahmedabad, Gujarat, India
Fisher BioSciences Japan G.K.	Yokohama, Japan
Fisher BioServices Inc.	Rockville, Virginia, USA

Name of Company	Seat
Fisher Canada Holding ULC 1	Halifax, Nova Scotia, Canada
Fisher Canada Holding ULC 2	Halifax, Nova Scotia, Canada
Fisher Canada Holding ULC 3	Halifax, Nova Scotia, Canada
Fisher Canada Limited Partnership	New Brunswick, Canada
Fisher Clinical Logistics LLC	Dover, Delaware, USA
Fisher Clinical Services (Beijing) Co., Ltd.	Beijing, China
Fisher Clinical Services (Bristol), LLC	Dover, Delaware, USA
Fisher Clinical Services (Colombia) LLC	Dover, Delaware, USA
Fisher Clinical Services (Korea) Co., Ltd	Seoul, Korea
Fisher Clinical Services (Mexico) LLC	Dover, Delaware, USA
Fisher Clinical Services (Peru) LLC	Dover, Delaware, USA
Fisher Clinical Services (Suzhou) Co., Ltd.	Suzhou, China
Fisher Clinical Services Colombia S.A.S.	Bogota, Colombia
Fisher Clinical Services GmbH	Allschwil, Switzerland
Fisher Clinical Services GmbH	Weil am Rhein, Germany
Fisher Clinical Services Inc.	Harrisburg, Pennsylvania, USA
Fisher Clinical Services Japan K.K.	Tokyo, Japan
Fisher Clinical Services Latin America S.R.L.	Buenos Aires, Argentina
Fisher Clinical Services Limited Liability Company	Podolsk, Moscow Region, Russia
Fisher Clinical Services Mexico, S. de R.L. de C.V.	Ciudad de México, Mexico
Fisher Clinical Services Peru S.R.L	Lima, Peru
Fisher Clinical Services Pte Ltd.	Singapore, Singapore
Fisher Clinical Services Rheinfelden GmbH	Baden, Germany
Fisher Clinical Services U.K. Limited	Cheshire, United Kingdom
Fisher CLP Holding Limited Partnership	New Brunswick, Canada
Fisher Emergo B.V.	Landsmeer, Netherlands
Fisher Germany Holdings GmbH	Braunschweig, Germany
Fisher Hamilton China Inc.	Dover, Delaware, USA
Fisher Hamilton Mexico LLC	Dover, Delaware, USA
Fisher Holdings ApS	Roskilde, Denmark
Fisher Internet Minority Holdings L.L.C.	Dover, Delaware, USA
Fisher Luxembourg Danish Holdings SARL	Luxembourg, Luxembourg
Fisher Manufacturing (Malaysia) Sdn Bhd	Kuala Lumpur, Malaysia
Fisher Maybridge Holdings Limited	Cheshire, United Kingdom
Fisher Mexico, S. de R.L. de C.V.	Ciudad de Mexico, Mexico
Fisher Scientific (Austria) GmbH	Wein, Austria
Fisher Scientific (Hong Kong) Limited	Causeway Bay, Hong Kong
Fisher Scientific (M) Sdn Bhd	Kuala Lumpur, Malaysia
Fisher Scientific (SEA) Pte. Ltd.	Singapore, Singapore
Fisher Scientific A/S	Oslo, Norway
Fisher Scientific AG	Reinach, Switzerland
Fisher Scientific Australia Pty Limited	Melbourne, Australia
Fisher Scientific Biotech Line ApS	Roskilde, Denmark

Name of Company	Seat
Fisher Scientific Brazil Inc.	Dover, Delaware, USA
Fisher Scientific Central America Inc.	Dover, Delaware, USA
Fisher Scientific Chile Inc.	Dover, Delaware, USA
Fisher Scientific Colombia Inc.	Dover, Delaware, USA
Fisher Scientific Company	Halifax, Nova Scotia, Canada
Fisher Scientific Company L.L.C.	Dover, Delaware, USA
Fisher Scientific Costa Rica Sociedad de Responsabilidad Limitada	Santa Ana, Costa Rica
Fisher Scientific de Mexico S.A.	Ciudad de Mexico, Mexico
Fisher Scientific Europe Holdings B.V.	Amsterdam, Netherlands
Fisher Scientific Germany Beteiligungs GmbH	Schwerte, Germany
Fisher Scientific GmbH	Schwerte, Germany
Fisher Scientific GTF AB	Göteborg, Sweden
Fisher Scientific Holding Company LLC	Dover, Delaware, USA
Fisher Scientific Holding HK Limited	Causeway Bay, Hong Kong
Fisher Scientific Holding U.K., Limited	Cheshire, United Kingdom
Fisher Scientific Holdings (M) Sdn Bhd	Kuala Lumpur, Malaysia
Fisher Scientific Holdings (S) Pte Ltd	Singapore, Singapore
Fisher Scientific International LLC	Dover, Delaware, USA
Fisher Scientific Investments (Cayman), Ltd.	George Town, Cayman Islands
Fisher Scientific Ireland Investments Unlimited	Dublin, Ireland
Fisher Scientific Ireland Limited	Dublin, Ireland
Fisher Scientific Japan, Ltd.	Yokohama, Japan
Fisher Scientific Jersey Island Limited	St. Heller, Jersey
Fisher Scientific Korea Ltd	Incheon, Korea
Fisher Scientific Latin America Inc.	Dover, Delaware, USA
Fisher Scientific Luxembourg S.a.r.l.	Luxembourg, Luxembourg
Fisher Scientific Mexicana, S. de R.L. de C.V.	Tlalnepantla, Mexico
Fisher Scientific Mexico Inc.	Dover, Delaware, USA
Fisher Scientific Middle East and Africa Inc.	Dover, Delaware, USA
Fisher Scientific Norway AS	Oslo, Norway
Fisher Scientific of the Netherlands B.V.	Zoetermeer, Netherlands
Fisher Scientific Operating Company	Dover, Delaware, USA
Fisher Scientific Oxoid Holdings Ltd.	Cheshire, United Kingdom
Fisher Scientific Oy	Vantaa, Finland
Fisher Scientific Pte. Ltd.	Singapore, Singapore
Fisher Scientific S.A.S.	D’illkirch-Graffenstaden, France
Fisher Scientific S.L.	Madrid, Spain
Fisher Scientific SPRL	Brussels, Belgium
Fisher Scientific The Hague I B.V.	The Hague, Netherlands
Fisher Scientific The Hague II B.V.	The Hague, Netherlands
Fisher Scientific The Hague III B.V.	The Hague, Netherlands
Fisher Scientific The Hague IV B.V.	The Hague, Netherlands

Name of Company	Seat
Fisher Scientific The Hague V B.V.	The Hague, Netherlands
Fisher Scientific U.K., Limited	Cheshire, United Kingdom
Fisher Scientific UK Holding Company 2	Cheshire, United Kingdom
Fisher Scientific UK Holding Company Limited	Cheshire, United Kingdom
Fisher Scientific Venezuela Inc.	Dover, Delaware, USA
Fisher Scientific Worldwide (Shanghai) Co., Ltd.	WaiGaoQiao, China
Fisher Scientific Worldwide Holdings I C.V.	Breda, Netherlands
Fisher Scientific Worldwide Inc.	Dover, Delaware, USA
Fisher Scientific, spol. S.r.o	Pardubice, Czech Republic
Fisher Scientific, Unipessoal, Lda.	Oeiras, Portugal
Fisher Servicios Clinicos (Chile) LLC	Dover, Delaware, USA
Fisher Servicios Clinicos Chile Ltda	Santiago, Chile
Fisher Worldwide Distribution SPV	George Town, Cayman Islands
Fisher Worldwide Gene Distribution SPV	George Town, Cayman Islands
Fisher WWD Holding L.L.C.	Dover, Delaware, USA
FRC Holding Inc., V	Dover, Delaware, USA
FS (Barbados) Capital Holdings Ltd.	St. Michael, Barbados
FS Casa Rocas Holdings LLC	Dover, Delaware, USA
FS Mexicana Holdings LLC	Dover, Delaware, USA
FSI Receivables Company LLC	Dover, Delaware, USA
FSII Sweden Holdings AB	Göteborg, Sweden
FSII Sweden Holdings I AB	Göteborg, Sweden
FSII Sweden Holdings II AB	Göteborg, Sweden
FSIR Holdings (UK) Limited	Cheshire, United Kingdom
FSIR Holdings (US) Inc.	Dover, Delaware, USA
FSUK Holdings Limited	Cheshire, United Kingdom
FSWH Company LLC	Dover, Delaware, USA
FSWH I LLC	Dover, Delaware, USA
FSWH II C.V.	Breda, Netherlands
FSWH II LLC	Dover, Delaware, USA
FSWH International Holdings LLC	Dover, Delaware, USA
Fuji Partnership	Tokyo, Japan
G & M Procter Limited	Renfrewshire, Scotland
G V Instruments Limited	Cheshire, United Kingdom
General Scientific Company Sdn Bhd (M)	Kuala Lumpur, Malaysia
Gold Cattle Standard Testing Labs, Inc.	Austin, Texas, USA
Golden West Indemnity Company Limited	Hamilton, Bermuda
Goring Kerr Detection Limited	Cheshire, United Kingdom
Greenville Service Company, Inc.	Dover, Delaware, USA
GV Instruments Canada Ltd.	Brossard, Quebec, Canada
GV Instruments Inc	Dover, Delaware, USA
Hangar 215, Inc.	Dover, Delaware, USA
Helmet Securities Limited	Cheshire, United Kingdom

Name of Company	Seat
HENO GmbH i.L.	Berlin, Germany
HighChem s.r.o.	Bratislava, Slovakia
Hybaid Limited	Cheshire, United Kingdom
HyClone International Trade (Tianjin) Co., Ltd	Tianjin, China
I.Q. (BIO) Limited	Cheshire, United Kingdom
IDnostics AG	Schlieren, Switzerland
ILS Laboratories Scandinavia, AB	Uppsala, Sweden
Inel Inc.	Dover, Delaware, USA
Inel SAS	Artenay, France
InnaPhase Limited	Cheshire, United Kingdom
InnaPhase, Inc.	Toronto, Canada
IntegenX Ltd	Cheshire, United Kingdom
IntegenX, Inc.	Sacramento, California, USA
Intrinsic BioProbes, Inc.	Phoenix, Arizona, USA
Invitrogen (Shanghai) Investment Co., Ltd.	Shanghai, China
Invitrogen Argentina SA	Buenos Aires, Argentina
Invitrogen BioServices India Private Limited	Bangalore, India
Invitrogen Europe Limited	Renfrewshire, Scotland
Invitrogen Finance Corp.	Dover, Delaware, USA
Invitrogen Holdings LLC	Dover, Delaware, USA
Invitrogen Holdings Ltd.	Renfrewshire, Scotland
Invitrogen Hong Kong Limited	Causeway Bay, Hong Kong
Invitrogen IP Holdings, Inc.	Dover, Delaware, USA
Invitrogen Trading (Shanghai) Co., Ltd.	Shanghai, China
Ion Torrent Systems, Inc.	Dover, Delaware, USA
Jouan Limited	Cheshire, United Kingdom
Jouan LLC	Dover, Delaware, USA
JSC “Thermo Fisher Scientific”	St. Petersburg, Russia
Kendro Containment & Services Limited	Cheshire, United Kingdom
Kendro Laboratory Products Ltd	Cheshire, United Kingdom
Kettlebrook Insurance Co. ltd.	Honolulu, Hawaii, USA
Kyle Jordan Investments LLC	Dover, Delaware, USA
Lab Vision (UK) Limited	Cheshire, United Kingdom
Lab-Chrom-Pack LLC	Albany, New York, USA
Lab-Line Instruments, Inc.	Dover, Delaware, USA
Labomex MBP, S. de R. L. De C.V.	Tijuana, Baja California, Mexico
Laboratoire Service International — L.S.I	Lissieu, France
Laboratory Management Systems, Inc.	Dover, Delaware, USA
Laboratory Specialties Proprietary Ltd.	Gauteng, South Africa
LambTrack Limited	Cheshire, United Kingdom
La-Pha-Pack GmbH	Langerwehe, Germany
Laser Analytical Systems, Inc.	Sacramento, California, USA
Liberty Lane Investment LLC	Dover, Delaware, USA

Name of Company	Seat
Liberty Lane Real Estate Holding Company LLC	Dover, Delaware, USA
Life Sciences International (Poland) SP z O.O	Breda, Netherlands
Life Sciences International Holdings B.V.	Eindhoven, Netherlands
Life Sciences International Limited	Cheshire, United Kingdom
Life Sciences International LLC	Dover, Delaware, USA
Life Technologies AS	Oslo, Norway
Life Technologies Australia PTY Ltd.	Melbourne, Australia
Life Technologies BPD AB	Göteborg, Sweden
Life Technologies BPD UK Limited	Cheshire, United Kingdom
Life Technologies Brasil Comercio e Industria de Produtos para Biotecnologia Ltda	Sao Paulo, Brazil
Life Technologies Chile SpA	Santiago, Chile
Life Technologies Clinical Services Lab, Inc.	Dover, Delaware, USA
Life Technologies Co., Ltd.	Taipei City, Taiwan
Life Technologies Corporation	Dover, Delaware, USA
Life Technologies Czech Republic s.r.o	Praha, Nové Mesto, Czech Republic
Life Technologies DaAn Diagnostic (Guangzhou) Co., Ltd.	Guangzhou, China
Life Technologies Europe B.V.	Nieuwerkerk aan den IJssel, Netherlands
Life Technologies Finance Ltd.	Renfrewshire, Scotland
Life Technologies Finland Oy	Helsinki, Finland
Life Technologies GmbH	Darmstadt, Germany
Life Technologies Holdings PTE Ltd.	Singapore, Singapore
Life Technologies Inc.	Burlington, Canada
Life Technologies International B.V.	Nieuwerkerk aan den IJssel, Netherlands
Life Technologies Japan Ltd.	Tokyo, Japan
Life Technologies Limited	Causeway Bay, Hong Kong
Life Technologies Limited	Renfrewshire, Scotland
Life Technologies Magyarorszag Kft	Budapest, Hungary
Life Technologies New Zealand Ltd.	Auckland, New Zealand
Life Technologies Norway Investments US LLC	Dover, Delaware, USA
Life Technologies Polska Sp z.o.o.	Warsaw, Poland
Life Technologies s.r.o	Bratislava, Slovakia
Life Technologies SA	Madrid, Spain
Life Technologies SAS	Courtaboeuf, France
Linkage Biosciences, Inc.	Sacramento, California, USA
Linkage Biosciences, S.a.r.l.	Plan-les-Ouates, Switzerland
Loftus Furnace Company	Harrisburg, Pennsylvania, USA
Lomb Scientific (Aust) Pty Limited	Melbourne, Australia
LTC Tech South Africa PTY Ltd.	Gauteng, South Africa
Marketbase International Limited	Causeway Bay, Hong Kong
Matrix MicroScience Inc.	Dover, Delaware, USA

Name of Company	Seat
Matrix MicroScience Ltd.	Cheshire, United Kingdom
Matrix Technologies Corporation Limited	Cheshire, United Kingdom
Matrix Technologies LLC	Dover, Delaware, USA
Maybridge Chemical Company Limited	Cheshire, United Kingdom
Maybridge Chemical Holdings Limited	Cheshire, United Kingdom
Maybridge Limited	Cheshire, United Kingdom
Medical Analysis Systems International, Inc.	Sacramento, California, USA
Medical Analysis Systems, Inc.	Dover, Delaware, USA
Medical Diagnostics Systems, Inc.	Sacramento, California, USA
Metavac LLC	Dover, Delaware, USA
Microgenics B.V. & Co. KG	Hennigsdorf, Germany
Microgenics Corporation	Dover, Delaware, USA
Microgenics Diagnostics Pty Limited	Melbourne, Australia
Microm Laborgerate S.L.	Barcelona, Spain
Molecular BioProducts, Inc.	Sacramento, California, USA
Molecular Probes, Inc.	Salem, Oregon, USA
Molecular Transfer, Inc.	Dover, Delaware, USA
Nalge (Europe) Limited	Cheshire, United Kingdom
Nalge Nunc International (Monterrey) LLC	Dover, Delaware, USA
Nalge Nunc International Corporation	Dover, Delaware, USA
Nanjing WeiKangLe Trading Industrial Co Ltd	Nanjing, China
NanoDrop Technologies LLC	Dover, Delaware, USA
NAPCO, Inc.	East Hartford, Connecticut, USA
National Scientific Company	Madison, Wisconsin, USA
Navaho Acquisition Corp.	Dover, Delaware, USA
NERL Diagnostics LLC	Madison, Wisconsin, USA
New FS Holdings Inc.	Dover, Delaware, USA
NewcoGen PE, LLC	Dover, Delaware, USA
Nihon Dynal K.K.	Tokyo, Japan
Niton Asia Limited	Causeway Bay, Hong Kong
NovaWave Technologies, Inc.	Sacramento, California, USA
Nunc A/S	Roskilde, Denmark
Odyssey Holdings Corporation	Dover, Delaware, USA
Odyssey Holdings LLC	Dover, Delaware, USA
Odyssey Luxembourg Holdings S.C.S.	Luxembourg, Luxembourg
Odyssey Luxembourg IP Holdings 1 S.à r.l.	Luxembourg, Luxembourg
Odyssey Luxembourg IP Holdings 2 S.à r.l.	Luxembourg, Luxembourg
Odyssey Venture Corporation	Dover, Delaware, USA
Oncomine Molecular Inc.	Dover, Delaware, USA
One Lambda, Inc	Sacramento, California, USA
Onix Holdings Limited	Cheshire, United Kingdom
ONIX Systems Inc.	Dover, Delaware, USA
Orme Scientific Limited	Cheshire, United Kingdom

Name of Company	Seat
Owl Separation Systems LLC	Madison, Wisconsin, USA
Oxoid (ELY) Limited	Cheshire, United Kingdom
Oxoid 2000 Limited	Cheshire, United Kingdom
Oxoid A/S	Roskilde, Denmark
Oxoid Australia Pty. Limited	Melbourne, Australia
Oxoid Company	Halifax, Nova Scotia, Canada
OXOID CZ s.r.o.	Brno, Czech Republic
Oxoid Deutschland GmbH	Wesel, Germany
Oxoid Holding SAS	Dardilly, France
Oxoid Holdings Limited	Cheshire, United Kingdom
Oxoid Inc.	Dover, Delaware, USA
Oxoid International Limited	Cheshire, United Kingdom
Oxoid Investments GmbH	Braunschweig, Germany
Oxoid Limited	Cheshire, United Kingdom
Oxoid Limited	Dublin Ireland
Oxoid N.V.	Dilbeek, Belgium
Oxoid New Zealand Limited	Auckland, New Zealand
Oxoid Pension Trustees Limited	Cheshire, United Kingdom
Oxoid Senior Holdings Limited	Cheshire, United Kingdom
Oxoid UKH LLC	Dover, Delaware, USA
Pacific Rim Far East Industries LLC	Dover, Delaware, USA
Pacific Rim Investment, LLC	Dover, Delaware, USA
Panomics S.R.L.	Pioltello, Italy
Panomics, L.L.C.	Sacramento, California, USA
Pasteur Acquisition SRL	Bridgetown, Barbados
Pasteur U.S. Corporation	Dover, Delaware, USA
Patheon API Inc.	Columbia, South Carolina, USA
Patheon API Manufacturing Inc.	Columbia, South Carolina, USA
Patheon API Services Inc.	Columbia, South Carolina, USA
Patheon Austria GmbH & Co. KG	Linz, Austria
Patheon B.V.	Amsterdam, Netherlands
Patheon Banner U.S. Holdings Inc.	Dover, Delaware, USA
Patheon Biologics (NJ) LLC	Dover, Delaware, USA
Patheon Biologics Australia Pty Ltd	Melbourne, Australia
Patheon Biologics B.V.	Groningen, Netherlands
Patheon Biologics LLC	Dover, Delaware, USA
Patheon Calculus Merger LLC	Dover, Delaware, USA
Patheon Coöperatief U.A.	Amsterdam, Netherlands
Patheon Development Services Inc.	Dover, Delaware, USA
Patheon Finance LLC	Dover, Delaware, USA
Patheon France SAS	Bourgoin-Jallieu, France
Patheon Holdings B.V.	Amsterdam, Netherlands
Patheon Holdings I B.V.	Amsterdam, Netherlands

Name of Company	Seat
Patheon Holdings II B.V.	Amsterdam, Netherlands
Patheon Holdings SAS	Bourgoin-Jallieu, France
Patheon I B.V.	Amsterdam, Netherlands
Patheon I Holding GmbH	Linz, Austria
Patheon Inc.	Toronto, Canada
Patheon International AG	Baar, Switzerland
Patheon Italia S.p.A.	Monza, Italy
Patheon KK	Tokyo, Japan
Patheon Life Science Products International GmbH	Linz, Austria
Patheon Manufacturing Services LLC	Dover, Delaware, USA
Patheon Pharmaceuticals Inc.	Dover, Delaware, USA
Patheon Pharmaceuticals Services Inc.	Dover, Delaware, USA
Patheon Puerto Rico Acquisitions Corporation	San Juan, Puerto Rico, USA
Patheon Puerto Rico, Inc.	San Juan, Puerto Rico, USA
Patheon Regensburg GmbH	Regensburg, Germany
Patheon Softgels B.V.	Tilburg, Netherlands
Patheon Softgels Inc.	Dover, Delaware, USA
Patheon U.S. Holdings Inc.	Dover, Delaware, USA
Patheon U.S. Holdings LLC	Dover, Delaware, USA
Patheon UK Limited	Cheshire, United Kingdom
Patheon UK Pension Trustees Limited	Cheshire, United Kingdom
PAX — DSI Acquisition LLC	Dover, Delaware, USA
PE AG	Zurich, Switzerland
Pelican Acquisition Corporation	Dover, Delaware, USA
Perbio Science (Canada) Company	Halifax, Nova Scotia, Canada
Perbio Science AB	Göteborg, Sweden
Perbio Science BVBA	Brussels Belgium
Perbio Science France SAS	Bourgoin-Jallieu, France
Perbio Science International Netherlands B.V.	Amsterdam, Netherlands
Perbio Science Invest AB	Göteborg, Sweden
Perbio Science Nederland B.V.	Etten-Leur, Netherlands
Perbio Science Projekt AB	Göteborg, Sweden
Perbio Science Sweden Holdings AB	Horby, Sweden
Perbio Science Switzerland SA	Ecublens, Switzerland
Perbio Science UK Limited	Cheshire, United Kingdom
Perbio Science, Inc.	Dover, Delaware, USA
Percivia LLC	Dover, Delaware, USA
Phadia AB	Uppsala, Sweden
Phadia Diagnosticos Ltda	Santa Catarina, Brazil
Phadia GmbH	Freiburg im Breisgau, Germany
Phadia Holding AB	Uppsala, Sweden
Phadia International Holdings C.V.	Breda, Netherlands
Phadia International LLC	Dover, Delaware, USA

Name of Company	Seat
Phadia Luxembourg Holdings S.a.r.l.	Luxembourg, Luxembourg
Phadia Malta Holdings Limited	Birkirkara Malta
Phadia Real Property AB	Uppsala, Sweden
Phadia s.r.o.	Prague, Czech Republic
Phadia Sweden AB	Uppsala, Sweden
Phadia Taiwan Inc.	Taipei City, Taiwan
Phadia US Inc.	Dover, Delaware, USA
Phadia US Market Holdings LLC	Dover, Delaware, USA
Pharmacaps Mexicana S.A. de C.V.	Ciudad de Mexico, Mexico
picoSpin, LLC	Brighton, Colorado
Pierce Biotechnology, Inc.	Dover, Delaware, USA
Pierce Milwaukee Holding Corp.	Dover, Delaware, USA
Pierce Milwaukee, Inc.	Dover, Delaware, USA
Power Sweden Holdings I AB	Göteborg, Sweden
Power Sweden Holdings II AB	Göteborg, Sweden
Power Sweden Holdings III Aktiebolag	Göteborg, Sweden
Princeton Gamma-Tech Instruments LLC	Dover, Delaware, USA
Prionics AG	Schlieren-Zurich, Switzerland
Prionics Asia Ltd.	Hong Kong Central, Hong Kong
Prionics France SAS	Villebon-sur-Yvette, France
Prionics Italia S.r.l.	Milan, Italy
Prionics Lelystad B.V.	Lelystad, Netherlands
Prionics USA Inc.	Dover, Delaware, USA
Priority Air Express Pte. Ltd.	Singapore, Singapore
Priority Air Express UK Limited	Cheshire, United Kingdom
Priority Air Express, LLC	Dover, Delaware, USA
Priority Air Holdings Corp	Dover, Delaware, USA
Proxeon Biosystems ApS	Roskilde, Denmark
Quebec Court B.V.	Breda, Netherlands
Remel Europe Limited	Cheshire, United Kingdom
Remel Inc.	Madison, Wisconsin, USA
REP GBP I-B Blocker, Inc.	Dover, Delaware, USA
Robbins Scientific LLC	Sacramento, California, USA
Robocon Labor- und Industrieroboter Gesellschaft m.b.H	Wien, Austria
Russell pH Limited	Renfrewshire, Scotland
S.C.I. du 10 rue Dugay Trouin	Saint-Herblain, France
Samco Scientific (Monterrey) LLC	Dover, Delaware, USA
Samco Scientific LLC	Dover, Delaware, USA
Saroph Sweden AB	Uppsula, Sweden
Schantz Road LLC	Harrisburg, Pennsylvania, USA
SCI Inno 92	Illkirch-Graffenstaden, France
Seradyn Inc.	Dover, Delaware, USA
Shanghai Life Technologies Biotechnology Co. Limited	Shanghai, China

Name of Company	Seat
Shanghai Thermo Fisher (C-I) Trading Co. Ltd	Shanghai, China
Shanghai Thermo Fisher (S) Trading Co. Ltd	Shanghai, China
Southern Trials (Pty) Ltd.	Western Cape, South Africa
Specialty (SMI) Inc.	Sacramento, California, USA
Spectra-Physics AB	Uppsala, Sweden
Spectra-Physics Holdings Limited	Cheshire, United Kingdom
Spectra-Physics Holdings USA, LLC	Dover, Delaware, USA
Staten Island Cogeneration Corporation	Albany, New York, USA
STC Bio Manufacturing, Inc.	Springfield, Illinois, USA
Sterilin Limited	Cheshire, United Kingdom
Stokes Bio Ltd.	Dublin, Ireland
Sweden DIA (Sweden) AB	Uppsala, Sweden
SwissAnalytic Group GmbH	Reinach, Switzerland
Systems Manufacturing Corporation	Dover, Delaware, USA
Technology Design Solutions Pty Ltd	Melbourne, Australia
TFLP LLC	Dover, Delaware, USA
TFS (Barbados) I Srl	Bridgetown, Barbados
TFS Breda B.V.	Breda, Netherlands
TFS FEI Holding LLC	Dover, Delaware, USA
TFS Group Holding I LLC	Dover, Delaware, USA
TFS Group Holding II LLC	Dover, Delaware, USA
TFS Life Holding LLC	Dover, Delaware, USA
TFS LLC	Boston, Massachusetts, USA
TFS Singapore HK Limited	Causeway Bay, Hong Kong
TFS Third Avenue (Barbados) I Srl	Bridgetown, Barbados
TFSL Financing GP LLC	Dover, Delaware, USA
TFSL Senior GP Holdings 2 LLC	Dover, Delaware, USA
Thermedics Detection de Argentina S.R.L	Buenos Aires, Argentina
Thermo Allen Coding Limited	Cheshire, United Kingdom
Thermo Asset Management Services Inc.	Dover, Delaware, USA
Thermo BioAnalysis Limited	Cheshire, United Kingdom
Thermo BioAnalysis LLC	Dover, Delaware, USA
Thermo BioSciences Holdings LLC	Dover, Delaware, USA
Thermo Cambridge Limited	Cheshire, United Kingdom
Thermo Cayman Holdings Ltd.	George Town, Cayman Islands
Thermo Cayman USC Ltd.	George Town, Cayman
Thermo CIDTEC Inc.	Albany, New York, USA
Thermo CN Luxembourg LLC	Dover, Delaware, USA
Thermo Corporation	Dover, Delaware, USA
Thermo CRS Holdings Ltd.	Toronto, Ontario, Canada
Thermo CRS Ltd.	Toronto, Ontario, Canada
Thermo Detection de Mexico S. de R.L. de C.V.	Ciudad de Mexico, Mexico
Thermo DMA Inc.	Austin, Texas, USA

Name of Company	Seat
Thermo Dutch Holdings Limited Partnership	George Town, Grand Cayman, Cayman Islands
Thermo Eberline Holdings I LLC	Dover, Delaware, USA
Thermo Eberline Holdings II LLC	Dover, Delaware, USA
Thermo Eberline LLC	Dover, Delaware, USA
Thermo EGS Gauging LLC	Dover, Delaware, USA
Thermo Electron (Calgary) Limited	Alberta, Canada
Thermo Electron (Chile) S.p.A.	Santiago, Chile
Thermo Electron (Karlsruhe) GmbH	Karlsruhe, Germany
Thermo Electron (Management Services) Limited	Cheshire, United Kingdom
Thermo Electron (Proprietary) Limited	Johannesburg, South Africa
Thermo Electron A/S	Hvidovre, Denmark
Thermo Electron Australia Pty Limited	Melbourne, Australia
Thermo Electron Export Inc.	Christ Church, Barbados
Thermo Electron Holdings SAS	Saint-Herblain, France
Thermo Electron Industries	Saint-Herblain, France
Thermo Electron LED GmbH	Langenselbold, Germany
Thermo Electron LED GmbH	Wein, Austria
Thermo Electron LED S.A.S.	Saint-Herblain, France
Thermo Electron Limited	Cheshire, United Kingdom
Thermo Electron Manufacturing Limited	Cheshire, United Kingdom
Thermo Electron Metallurgical Services, Inc.	Austin, Texas, USA
Thermo Electron North America LLC	Dover, Delaware, USA
Thermo Electron Pension Trust GmbH	Karlsruhe, Germany
Thermo Electron Puerto Rico, Inc.	San Juan, Puerto Rico, USA
Thermo Electron SAS	Villebon-sur-Yvette, France
Thermo Electron Scientific Instruments LLC	Dover, Delaware, USA
Thermo Electron Sweden AB	Stockholm, Sweden
Thermo Electron Sweden Forvaltning AB	Uppsala, Sweden
Thermo Electron Weighing & Inspection Limited	Cheshire, United Kingdom
Thermo Elemental Limited	Cheshire, United Kingdom
Thermo Environmental Instruments LLC	Sacramento, California, USA
Thermo Fast U.K. Limited	Cheshire, United Kingdom
Thermo Finland Holdings LLC	Dover, Delaware, USA
Thermo Finland Holdings MT1 B.V.	Amsterdam, Netherlands
Thermo Finland Holdings MT2 B.V.	Amsterdam, Netherlands
Thermo Finnigan Limited	Cheshire, United Kingdom
Thermo Finnigan LLC	Dover, Delaware, USA
Thermo Fisher (Cayman) Holdings I Ltd.	George Town, Cayman Islands
Thermo Fisher (Cayman) Holdings II Ltd.	George Town, Cayman Islands
Thermo Fisher (CN) Luxembourg Holding S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher (CN) Luxembourg S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher (CN) Malta Holdings Limited	Birkirkara, Malta

Name of Company	Seat
Thermo Fisher (CN-I) Luxembourg LLC	Dover, Delaware, USA
Thermo Fisher (CN-II) Luxembourg LLC	Dover, Delaware, USA
Thermo Fisher (FEI) Ireland Ltd	Dublin, Ireland
Thermo Fisher (Finland Holdings 2) LLC	Dover, Delaware, USA
Thermo Fisher (Finland Holdings) Limited Partnership	Cheshire, United Kingdom
Thermo Fisher (Gibraltar) II Limited	Gibraltar, Gibraltar
Thermo Fisher (Gibraltar) Limited	Gibraltar, Gibraltar
Thermo Fisher (Heysham) Limited	Cheshire, United Kingdom
Thermo Fisher (Kandel) GmbH	Karlsruhe, Germany
Thermo Fisher Bioprocessing Research and Development (Shanghai) Co., Ltd.	Shanghai, China
Thermo Fisher China Business Trust	Shanghai, China
Thermo Fisher China Business Trust II	Shanghai, China
Thermo Fisher CHK Holding LLC	Dover, Delaware, USA
Thermo Fisher CM II LLC	Dover, Delaware, USA
Thermo Fisher Costa Rica Sociedad de Responsabilidad Limitada	San Jose, Santa Ana, Costa Rica
Thermo Fisher Cyprus Holdings LLC	Dover, Delaware, USA
Thermo Fisher Detection Mexico LLC	Dover, Delaware, USA
Thermo Fisher Diagnostics (Ireland) Limited	Dublin, Ireland
Thermo Fisher Diagnostics AB	Göteborg, Sweden
Thermo Fisher Diagnostics AG	Pratteln, Switzerland
Thermo Fisher Diagnostics Aps	Allerod, Denmark
Thermo Fisher Diagnostics AS	Oslo, Norway
Thermo Fisher Diagnostics Austria GmbH	Wien, Austria
Thermo Fisher Diagnostics B.V.	Landsmeer, Netherlands
Thermo Fisher Diagnostics GmbH	Hennigsdorf, Germany
Thermo Fisher Diagnostics K.K.	Tokyo, Japan
Thermo Fisher Diagnostics Limited	Cheshire, United Kingdom
Thermo Fisher Diagnostics NV	Merelbeke, Belgium
Thermo Fisher Diagnostics Oy	Vantaa, Finland
Thermo Fisher Diagnostics S.p.A.	Rodano, Italy
Thermo Fisher Diagnostics SAS	Dardilly, France
Thermo Fisher Diagnostics, S.L.U.	Cornella de Llobregat, Spain
Thermo Fisher Diagnostics, Sociedade Unipessoal Lda	Oeiras, Portugal
Thermo Fisher Eurobonds Ltd.	George Town, Cayman Islands
Thermo Fisher Financial Services Inc.	Dover, Delaware, USA
Thermo Fisher German Holdings LLC	Dover, Delaware, USA
Thermo Fisher Germany B.V.	Breda, Netherlands
Thermo Fisher GP LLC	Dover, Delaware, USA
Thermo Fisher India Holding B.V.	Breda, Netherlands
Thermo Fisher Insurance Holdings Inc.	Dover, Delaware, USA
Thermo Fisher Insurance Holdings LLC	Dover, Delaware, USA

Name of Company	Seat
Thermo Fisher Investments (Cayman) LLC	Dover, Delaware, USA
Thermo Fisher Investments (Cayman) Ltd.	George Town, Cayman Islands
Thermo Fisher Israel Ltd.	Kiriyat Sade Hateufa, Israel
Thermo Fisher Production et Services SAS	Morlaas, France
Thermo Fisher Project Cyprus LLC	Dover, Delaware, USA
Thermo Fisher RE I Corporation	Dover, Delaware, USA
Thermo Fisher RE II Corporation	Dover, Delaware, USA
Thermo Fisher Re Ltd.	Hamilton, Bermuda
Thermo Fisher Scientific (Asheville) LLC	Dover, Delaware, USA
Thermo Fisher Scientific (Australia) C.V.	Breda, Netherlands
Thermo Fisher Scientific (Barbados) Holding, Limited	Bridgetown, Barbados
Thermo Fisher Scientific (Breda) Holding B.V.	Breda, Netherlands
Thermo Fisher Scientific (Bremen) GmbH	Bremen, Germany
Thermo Fisher Scientific (Cayman) LLC	Dover, Delaware, USA
Thermo Fisher Scientific (China) Co., Ltd.	Shanghai, China
Thermo Fisher Scientific (China) Holding Limited	Cheshire, United Kingdom
Thermo Fisher Scientific (China-HK) Holding Limited	Causeway Bay, Hong Kong
Thermo Fisher Scientific (CN) Limited Partnership	Saint John, New Brunswick, Canada
Thermo Fisher Scientific (DE) Holding S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific (Ecublens) SARL	Ecublens, Switzerland
Thermo Fisher Scientific (Finance I) B.V.	Breda, Netherlands
Thermo Fisher Scientific (Finance I) S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific (Finance II) S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific (Finance III) LLC	Dover, Delaware, USA
Thermo Fisher Scientific (Finance III) S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific (Fuji) LLC	Dover, Delaware, USA
Thermo Fisher Scientific (Guangzhou) Co., Ltd	Guangzhou, China
Thermo Fisher Scientific (Holding II) B.V. & Co. KG	Braunschweig, Germany
Thermo Fisher Scientific (Hong Kong) Limited	Causeway Bay, Hong Kong
Thermo Fisher Scientific (IVGN) B.V.	Breda, Netherlands
Thermo Fisher Scientific (IVGN) Limited	Causeway Bay, Hong Kong
Thermo Fisher Scientific (Johannesburg) (Proprietary) Limited	Kempton Park, South Africa
Thermo Fisher Scientific (Luxembourg) II S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific (Mexico City) LLC	Dover, Delaware, USA
Thermo Fisher Scientific (Milwaukee) LLC	Dover, Delaware, USA
Thermo Fisher Scientific (Mississauga) Inc.	Toronto, Ontario, Canada
Thermo Fisher Scientific (Monterrey), S. De R.L. De C.V.	Monterrey, Nuevo Leon, Mexico
Thermo Fisher Scientific (NK) LLC	Dover, Delaware, USA
Thermo Fisher Scientific (Panama) B.V.	Breda, Netherlands
Thermo Fisher Scientific (Panama) Dutch LLC	Dover, Delaware, USA
Thermo Fisher Scientific (Panama) II B.V.	Breda, Netherlands
Thermo Fisher Scientific (PN) Austria Holding GmbH	Wien, Austria
Thermo Fisher Scientific (PN) UK Limited Partnership	Cheshire, United Kingdom

Name of Company	Seat
Thermo Fisher Scientific (PN) UK LLC	Dover, Delaware, USA
Thermo Fisher Scientific (PN1) UK Ltd	Cheshire, United Kingdom
Thermo Fisher Scientific (PN-I) SRL	St. Michael, Barbados
Thermo Fisher Scientific (PN-II) SRL	St. Michael, Barbados
Thermo Fisher Scientific (Praha) s.r.o.	Prague, Czech Republic
Thermo Fisher Scientific (Real Estate 1) GmbH & Co. KG	Schwerte, Germany
Thermo Fisher Scientific (Real Estate 1) S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific (Schweiz) AG	Reinach, Switzerland
Thermo Fisher Scientific (Shanghai) Instruments Co., Ltd.	Shanghai, China
Thermo Fisher Scientific (Shanghai) Management Co., Ltd.	Shanghai, China
Thermo Fisher Scientific (Suzhou) Instruments Co., Ltd	Suzhou, China
Thermo Fisher Scientific (Thailand) Co., Ltd.	Bangkok, Thailand
Thermo Fisher Scientific Africa Proprietary Ltd	Johannesburg, South Africa
Thermo Fisher Scientific AL-1 LLC	Dover, Delaware, USA
Thermo Fisher Scientific Aquasensors LLC	Dover, Delaware, USA
Thermo Fisher Scientific Asset Management 1 GmbH	Braunschweig, Germany
Thermo Fisher Scientific Asset Management 2 GmbH	Braunschweig, Germany
Thermo Fisher Scientific AU C.V.	Breda, Netherlands
Thermo Fisher Scientific AU II Limited	Cheshire, United Kingdom
Thermo Fisher Scientific AU Limited	Cheshire, United Kingdom
Thermo Fisher Scientific AU LLC	Dover, Delaware, USA
Thermo Fisher Scientific Australia Pty Ltd	Melbourne, Australia
Thermo Fisher Scientific B.V.	Breda, Netherlands
Thermo Fisher Scientific B.V.	Merelbeke, Belgium
Thermo Fisher Scientific Baltics UAB	Vilnius City, Lithuania
Thermo Fisher Scientific Beteiligungsverwaltungs GmbH	Braunschweig, Germany
Thermo Fisher Scientific BHK (I) Limited	Causeway Bay, Hong Kong
Thermo Fisher Scientific BHK (II) Limited	Causeway Bay, Hong Kong
Thermo Fisher Scientific Biosciences Corp.	Halifax, Nova Scotia, Canada
Thermo Fisher Scientific Brahms LLC	Dover, Delaware, USA
Thermo Fisher Scientific Brasil Instrumentos de Processo Ltda.	Sao Paulo, Brazil
Thermo Fisher Scientific Brasil Serviços de Logística Ltda	Sao Paulo, Brazil
Thermo Fisher Scientific Brno s.r.o.	Brno, Czech Republic
Thermo Fisher Scientific C.V.	Breda, Netherlands
Thermo Fisher Scientific Canada Financing 1 ULC	Halifax, Nova Scotia, Canada
Thermo Fisher Scientific Canada Financing 2 ULC	Halifax, Nova Scotia, Canada
Thermo Fisher Scientific Cayman Investments LLC	Dover, Delaware, USA
Thermo Fisher Scientific Chemicals Inc.	Dover, Delaware, USA
Thermo Fisher Scientific (China) Analytical Ltd	Shanghai, China
Thermo Fisher Scientific China (C-I) LLC	Dover, Delaware, USA
Thermo Fisher Scientific China (S) LLC	Dover, Delaware, USA
Thermo Fisher Scientific China Holdings I B.V.	Breda, Netherlands
Thermo Fisher Scientific China Holdings II B.V.	Breda, Netherlands

Name of Company	Seat
Thermo Fisher Scientific China Holdings III B.V.	Breda, Netherlands
Thermo Fisher Scientific China Holdings IV B.V.	Breda, Netherlands
Thermo Fisher Scientific Chromatography Holdings Aps	Roskilde, Denmark
Thermo Fisher Scientific Chromatography Holdings S.à r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific CMN LLC	Dover, Delaware, USA
Thermo Fisher Scientific Cork Ltd	Dublin, Ireland
Thermo Fisher Scientific Cyprus I C.V.	Breda, Netherlands
Thermo Fisher Scientific Cyprus I Ltd	George Town, Cayman Islands
Thermo Fisher Scientific Cyprus II C.V.	Breda, Netherlands
Thermo Fisher Scientific Cyprus II Ltd	George Town, Cayman Islands
Thermo Fisher Scientific Cyprus III C.V.	Breda, Netherlands
Thermo Fisher Scientific Cyprus III Ltd	George Town, Cayman Islands
Thermo Fisher Scientific Cyprus IV C.V.	Breda, Netherlands
Thermo Fisher Scientific Cyprus V C.V.	Breda, Netherlands
Thermo Fisher Scientific Denmark Senior Holdings ApS	Roskilde, Denmark
Thermo Fisher Scientific eCommerce Solutions, LLC	Dover, Delaware, USA
Thermo Fisher Scientific EMEA Limited	Dublin, Ireland
Thermo Fisher Scientific Erie 1 Financing (Barbados) SRL	Bridgetown, Barbados
Thermo Fisher Scientific Erie Financing (Barbados) SRL	St. Michael, Barbados
Thermo Fisher Scientific Erie Financing S.a r.l	Luxembourg, Luxembourg
Thermo Fisher Scientific Falcon Senior Holdings Inc.	Dover, Delaware, USA
Thermo Fisher Scientific Finance Company B.V.	Roosendaal, Netherlands
Thermo Fisher Scientific FLC B.V.	Breda, Netherlands
Thermo Fisher Scientific FLC Hong Kong Limited	Wanchai, Hong Kong
Thermo Fisher Scientific FLC II B.V.	Breda, Netherlands.
Thermo Fisher Scientific FSIR Financing (Barbados) SRL	St. Michael, Barbados
Thermo Fisher Scientific FSIR Financing S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific FSUKHCO Financing (Barbados) SRL	St. Michael, Barbados
Thermo Fisher Scientific GENEART GmbH	Regensberg, Germany
Thermo Fisher Scientific Germany BV & Co. KG	Braunschweig, Germany
Thermo Fisher Scientific GmbH	Dreieich, Germany
Thermo Fisher Scientific Holdings (Cayman) I	George Town, Cayman Islands
Thermo Fisher Scientific Holdings (Cayman) II	George Town, Cayman Islands
Thermo Fisher Scientific Holdings Europe Limited	Cheshire, United Kingdom
Thermo Fisher Scientific HR Services Mexico, S. de R.L. de C.V.	Monterrey, Nuevo Leon, Mexico
Thermo Fisher Scientific India Holding LLC	Dover, Delaware, USA
Thermo Fisher Scientific India Pvt Ltd	Mumbai, India
Thermo Fisher Scientific Investments (Luxembourg) II S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Investments (Luxembourg) S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Investments (Malta) Limited	Birkirkara, Malta
Thermo Fisher Scientific Investments (Sweden) II LLC	Dover, Delaware, USA
Thermo Fisher Scientific Investments (Sweden) LLC	Dover, Delaware, USA

Name of Company	Seat
Thermo Fisher Scientific Investments (Sweden) S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Investments Malta (Sweden Financing) Limited	Birkirkara Malta
Thermo Fisher Scientific Invitrogen Financing (Barbados) SRL	St. Michael, Barbados
Thermo Fisher Scientific IT Services GmbH	Karlsruhe, Germany
Thermo Fisher Scientific Japan Holdings I B.V.	Breda, Netherlands
Thermo Fisher Scientific Japan Holdings II B.V.	Breda, Netherlands
Thermo Fisher Scientific Japan Holdings III B.V.	Breda, Netherlands
Thermo Fisher Scientific K.K.	Tokyo, Japan
Thermo Fisher Scientific Korea Ltd.	Seoul, Korea
Thermo Fisher Scientific Life Canada Holding ULC	Halifax, Nova Scotia, Canada
Thermo Fisher Scientific Life CV GP Holdings II LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life CV GP Holdings LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Enterprises C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Enterprises GP LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Financing (Barbados) SRL	St. Michael, Barbados
Thermo Fisher Scientific Life Financing (Cayman)	George Town, Cayman Islands
Thermo Fisher Scientific Life Financing C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Financing Limited	Cheshire, United Kingdom
Thermo Fisher Scientific Life Holdings I C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Holdings II C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Holdings III C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Holdings Limited	Cheshire, United Kingdom
Thermo Fisher Scientific Life International GP Holdings LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life International Holdings I C.V.	Breda, Netherlands
Thermo Fisher Scientific Life International Holdings II C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Investments C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Investments GP LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Investments I S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Life Investments II S.à r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Life Investments IV S.a.r.l	Luxembourg, Luxembourg
Thermo Fisher Scientific Life Investments Malta Holding I LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Investments Malta II Limited	Birkirkara, Malta
Thermo Fisher Scientific Life Investments US Financing I LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Investments US Financing II LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Netherlands Holding C.V.	Breda, Netherlands
Thermo Fisher Scientific Life NL Holdings GP LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Senior GP Holdings II LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Senior GP Holdings LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Senior Holdings C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Senior Holdings II C.V.	Breda, Netherlands
Thermo Fisher Scientific Life Senior Holdings, Inc.	Dover, Delaware, USA
Thermo Fisher Scientific Life Switzerland Holdings GP LLC	Dover, Delaware, USA

Name of Company	Seat
Thermo Fisher Scientific Life Tech Korea Holdings LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Technologies Enterprise Holding Limited	Cheshire, United Kingdom
Thermo Fisher Scientific Life Technologies Investment I LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Technologies Investment II LLC	Dover, Delaware, USA
Thermo Fisher Scientific Life Technologies Investment UK I Limited	Cheshire, United Kingdom
Thermo Fisher Scientific Life Technologies Investment UK II Limited	Cheshire, United Kingdom
Thermo Fisher Scientific Life Technologies Investments Holding LP	Cheshire, United Kingdom
Thermo Fisher Scientific Life Technologies Israel Investment I Limited	Cheshire, United Kingdom
Thermo Fisher Scientific Life Technologies Israel Investment II Limited	Cheshire, United Kingdom
Thermo Fisher Scientific Life Technologies Luxembourg Holding LLC	Dover, Delaware, USA
Thermo Fisher Scientific LSI Financing (Barbados) SRL	St. Michael, Barbados
Thermo Fisher Scientific Luxembourg Enterprise Holdings S.à r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Luxembourg German Holdings S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Luxembourg Life Technologies UK Holding S.à r.l	Luxembourg, Luxembourg
Thermo Fisher Scientific Luxembourg Sweden Holdings I S.à r.l	Luxembourg, Luxembourg
Thermo Fisher Scientific Luxembourg Sweden Holdings II S.à r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Luxembourg Venture Holdings I S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Luxembourg Venture Holdings II S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Malaysia Sdn. Bhd.	Kuala Lumpur, Malaysia
Thermo Fisher Scientific Malta Holdings LLC	Dover, Delaware, USA
Thermo Fisher Scientific Messtechnik GmbH	Erlangen, Germany
Thermo Fisher Scientific Middle East Holdings Inc.	Dover, Delaware, USA
Thermo Fisher Scientific Milano Srl	Rodano, Italy
Thermo Fisher Scientific New Zealand Holdings	Auckland, New Zealand
Thermo Fisher Scientific New Zealand Limited	Auckland, New Zealand
Thermo Fisher Scientific NHK Limited	Causeway Bay, Hong Kong
Thermo Fisher Scientific Norway Holdings AS	Oslo, Norway
Thermo Fisher Scientific Norway US Investments LLC	Dover, Delaware, USA
Thermo Fisher Scientific Odyssey Financing (Barbados) SRL	St. Michael, Barbados
Thermo Fisher Scientific Odyssey Holdings Limited	Cheshire, United Kingdom
Thermo Fisher Scientific One Limited	Cheshire, United Kingdom
Thermo Fisher Scientific Operating Company LLC	Dover, Delaware, USA
Thermo Fisher Scientific Oy	Vantaa, Finland
Thermo Fisher Scientific Panama I Cayman Ltd	George Town, Cayman Islands

Name of Company	Seat
Thermo Fisher Scientific Peru S.R.L.	Lima, Peru
Thermo Fisher Scientific PN2 C.V	Breda, Netherlands
Thermo Fisher Scientific PN2 LLC	Dover, Delaware, USA
Thermo Fisher Scientific PNM Limited Liability Partnership	Cheshire, United Kingdom
Thermo Fisher Scientific PNM S.a.r.l	Luxembourg, Luxembourg
Thermo Fisher Scientific PRB LLC	Dover, Delaware, USA
Thermo Fisher Scientific PRB Malta Limited	Mriehel, Malta
Thermo Fisher Scientific PRB S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Pte. Ltd.	Singapore, Singapore
Thermo Fisher Scientific Re Ltd.	Hamilton, Bermuda
Thermo Fisher Scientific Senior Financing LLC	Dover, Delaware, USA
Thermo Fisher Scientific Senior Holdings Australia LLC	Dover, Delaware, USA
Thermo Fisher Scientific Senior Holdings LP	Saint John, New Brunswick, Canada
Thermo Fisher Scientific SL	Madrid, Spain
Thermo Fisher Scientific Solutions LLC	Seoul, Korea
Thermo Fisher Scientific South Africa Proprietary Ltd	Johannesburg, South Africa
Thermo Fisher Scientific SpA	Rodano, Italy
Thermo Fisher Scientific Spectra LLC	Dover, Delaware, USA
Thermo Fisher Scientific Spectra Malta Limited	Mriehel, Malta
Thermo Fisher Scientific Spectra S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Spectra-Physics Holdings Luxembourg I S.à r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Spectra-Physics Holdings Luxembourg II S.à r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Spectra-Physics Investments Malta Limited	Birkirkara, Malta
Thermo Fisher Scientific Sweden Holdings LLC	Dover, Delaware, USA
Thermo Fisher Scientific Sweden Holdings S.a.r.l	Luxembourg, Luxembourg
Thermo Fisher Scientific Switzerland B.V.	Breda, Netherlands
Thermo Fisher Scientific Switzerland Holdings C.V.	Breda, Netherlands
Thermo Fisher Scientific Taiwan Co., Ltd.	Taipei City, Taiwan
Thermo Fisher Scientific TR Limited	Causeway Bay, Hong Kong
Thermo Fisher Scientific Vector Holdings LLC	Dover, Delaware, USA
Thermo Fisher Scientific Vector Holdings UAB	Vilnius City, Lithuania
Thermo Fisher Scientific Vector Senior Holdings I UAB	Vilnius City, Lithuania
Thermo Fisher Scientific Vector Senior Holdings II UAB	Vilnius City, Lithuania
Thermo Fisher Scientific West Palm Holdings LLC	Dover, Delaware, USA
Thermo Fisher Scientific Wissenschaftliche Geräte GmbH	Vienna, Austria
Thermo Fisher Scientific Worldwide Investments (Cayman)	George Town, Cayman Islands
Thermo Fisher Scientific Worldwide Investments (Luxembourg) S.a.r.l.	Luxembourg, Luxembourg
Thermo Fisher Scientific Worldwide Investments LLC	Dover, Delaware, USA
Thermo Fisher Senior Canada Holdings LLC	Dover, Delaware, USA

Name of Company	Seat
Thermo Foundation, Inc.	Boston, Massachusetts, USA
Thermo Gamma-Metrics Holdings Pty Ltd.	Melbourne, Australia
Thermo Gamma-Metrics LLC	Dover, Delaware, USA
Thermo Gamma-Metrics Pty Ltd	Melbourne, Australia
Thermo Holding European Operations LLC	Dover, Delaware, USA
Thermo Hypersil Ltd	Cheshire, United Kingdom
Thermo Hypersil-Keystone LLC	Dover, Delaware, USA
Thermo Instrument Controls de Mexico, S.A. de C.V.	Ciudad de Mexico, Mexico
Thermo Kevex X-Ray LLC	Dover, Delaware, USA
Thermo Keytek LLC	Dover, Delaware, USA
Thermo LabSystems Inc.	Boston, Massachusetts, USA
Thermo LabSystems S.A.	Madrid, Spain
Thermo Life Science International Trading (Tianjin) Co., Ltd.	Tianjin, China
Thermo Life Sciences AB	Uppsala, Sweden
Thermo Luxembourg Holding LLC	Dover, Delaware, USA
Thermo Luxembourg Holding S.a.r.l.	Luxembourg, Luxembourg
Thermo Luxembourg S.a.r.l.	Luxembourg, Luxembourg
Thermo Luxembourg U.S. S.a.r.l.	Luxembourg, Luxembourg
Thermo Measurement Ltd	Cheshire, United Kingdom
Thermo Measuretech Canada Inc.	Toronto, Ontario Canada
Thermo MF Physics LLC	Dover, Delaware, USA
Thermo MT II Limited	Birkirkara, Malta
Thermo MT II LLC	Dover, Delaware, USA
Thermo Neslab LLC	Concord, New Hampshire
Thermo Nicolet Limited	Cheshire, United Kingdom
Thermo Onix Limited	Cheshire, United Kingdom
Thermo Optek Limited	Cheshire, United Kingdom
Thermo Optek S.A.	Madrid, Spain
Thermo Orion Inc.	Boston, Massachusetts, USA
Thermo Portable Holdings LLC	Dover, Delaware, USA
Thermo Power Corporation	Boston, Massachusetts, USA
Thermo Process Instruments GP, LLC	Dover, Delaware, USA
Thermo Process Instruments, L.P	Austin, Texas, USA
Thermo Projects Limited	Cheshire, United Kingdom
Thermo Quest S.A.	Madrid, Spain
Thermo Radiometrie Limited	Cheshire, United Kingdom
Thermo Ramsey Italia S.r.l.	Rodano, Italy
Thermo Ramsey LLC	Boston, Massachusetts, USA
Thermo Ramsey S.A.	Madrid, Spain
Thermo Re, Ltd.	Hamilton, Bermuda
Thermo Scientific Microbiology Pte Ltd.	Singapore, Singapore
Thermo Scientific Microbiology Sdn Bhd	Kuala Lumpur, Malaysia
Thermo Scientific Portable Analytical Instruments Inc.	Dover, Delaware, USA

Name of Company	Seat
Thermo Scientific Services, Inc.	Sacramento, California, USA
Thermo Securities Corporation	Dover, Delaware, USA
Thermo Sentron Canada Inc.	Toronto, Ontario, Canada
Thermo Sentron Limited	Cheshire, United Kingdom
Thermo Services (Hungary) Kft	Budapest, Hungary
Thermo Suomi Holding B.V.	Breda, Netherlands
Thermo TLH (MT) Limited	Mriehel, Malta
Thermo TLH (UK) Limited	Cheshire, United Kingdom
Thermo TLH L.P.	Dover, Delaware, USA
Thermo TLH Luxembourg S.a.r.l.	Luxembourg, Luxembourg
Thermo Trace Pty Ltd.	Melbourne, Australia
Thermo USC I LLC	Dover, Delaware, USA
Thermo-Fisher Biochemical Product (Beijing) Co., Ltd.	Beijing, China
ThermoLase LLC	Dover, Delaware, USA
ThermoSpectra Limited	Cheshire, United Kingdom
TK Partnership (aka Silent Partnership)	Tokyo, Japan
TMOI Inc.	Dover, Delaware, USA
TPI Real Estate Holdings LLC	Dover, Delaware, USA
Trek Diagnostic Systems LLC	Dover, Delaware, USA
Trek Diagnostic Systems Ltd.	Cheshire, United Kingdom
Trek Holding Company II Ltd.	Cheshire, United Kingdom
Trek Holding Company Ltd.	Cheshire, United Kingdom
Trex Medical Corporation	Dover, Delaware, USA
TSP Holdings I LLC	Dover, Delaware, USA
TWX, LLC	Boston, Massachusetts, USA
United Diagnostics, Inc.	Dover, Delaware, USA
USB Corporation	Cleveland, Ohio, USA
VG Systems Limited	Cheshire, United Kingdom
Westover Scientific, Inc.	Bothell, Washington, USA

Annex 2
Persons Acting Jointly with QIAGEN N.V. within the Meaning of Sec. 2 Para 5 WpÜG
Name of the Company	Seat
Amnisure International LLC	USA; Boston, Massachusetts
ATQ Biyoteknoloji iç ve Diş Ticaret Ltd.	Turkey; Çankaya — Ankara
Cellestis International Pty. Ltd.	Australia; Chadstone, Victora
Cellestis Pty. Ltd.	Australia; Chadstone, Victoria
DxS EBT Ltd.	United Kingdom; Manchester
DxS Ltd.	United Kingdom; Manchester
Gensutek/Gurmed HPV JV	Turkey; Ankara
Ingenuity Systems S.R.L.	Romania; Cluj Napoca
Life Biotech Partners B.V.	The Netherlands; Venlo
PreAnalytiX GmbH / JV	Switzerland; Hombrechtikon
Q Biotechnology CV	The Netherlands; Venlo
QIAGEN Aarhus A/S	Denmark; Aarhus
QIAGEN AB	Sweden; Solna
QIAGEN AG	Switzerland; Hombrechtikon
QIAGEN Australia Holding Pty. Ltd.	Australia; Chadstone, Victoria
QIAGEN Benelux B.V.	The Netherlands; Venlo
QIAGEN Beverly LLC	USA; Beverly, Massachusetts
QIAGEN Biotechnology Malaysia Sdn. Bhd.	Malaysia; Kuala Lumpur
QIAGEN Biotecnologia Brasil Ltda.	Brasil; São Paulo
QIAGEN Business Services (Manila), Inc.	Philippines; Manila
QIAGEN Business Services S.p.z.o.o.	Poland; Wroclaw
QIAGEN Canada Inc.	Canada; Montreal, Quebec
QIAGEN China (Shanghai) Co. Ltd.	China; Shanghai
QIAGEN Deutschland Finance Holding (Luxembourg) SARL	Luxembourg, Luxembourg
QIAGEN Deutschland Holding GmbH	Germany; Hilden
QIAGEN Distribution B.V.	The Netherlands; Venlo
QIAGEN Egypt Ltd.	Egypt; New Cairo
QIAGEN Finance (Malta) Ltd.	Malta; Mt-Gzira
QIAGEN France S.A.S.	France; Courtaboeuf
QIAGEN Gaithersburg LLC	USA; Germantown, Maryland
QIAGEN GmbH	Germany; Hilden
QIAGEN Hamburg GmbH	Germany; Hilden
QIAGEN Healthcare Biotechnologies LLC	USA; Wilmington, County of New Castle, Delaware
QIAGEN Healthcare Biotechnologies Ltd.	United Kingdom; Manchester
QIAGEN Healthcare Biotechnologies Systems Ltd.	United Kingdom; Manchester
QIAGEN Hongkong Pte. Ltd.	China; Hong Kong
QIAGEN Iberia, S.L.	Spain; Las Matas (Madrid)
QIAGEN Inc.	Canada; Toronto, Ontario
QIAGEN India Pvt. Ltd.	India; New Delhi

Name of the Company	Seat
QIAGEN Instruments AG	Switzerland; Hombrechtikon
QIAGEN K.K.	Japan; Tokyo
QIAGEN Korea Ltd.	Korea; Seoul
QIAGEN Lake Constance GmbH	Germany; Stockach
QIAGEN LLC	USA; Germantown, Maryland
QIAGEN Ltd.	United Kingdom; Manchester
QIAGEN Manchester Ltd.	United Kingdom; Manchester
QIAGEN Mansfield, Inc.	USA; Mansfield, Massachusetts
QIAGEN Marseille S.A.S.	France; Les Ulis
QIAGEN México S. De R.L. de C.V.	Mexico; Mexico City
QIAGEN Middle East and Africa	United Arab Emirates; Dubai
QIAGEN Monheim GmbH & Co. KG	Germany; Hilden
QIAGEN North American Holdings Inc.	USA; Valencia, California
QIAGEN Polska Sp.z.o.o.	Poland; Wroclaw
QIAGEN Pty. Ltd.	Australia; Melbourne, Victoria
QIAGEN Redwood City Inc.	USA; Redwood City, California
QIAGEN Rus LLC	Russia; Moskau
QIAGEN S.r.l.	Italy; Mailand
QIAGEN Sciences LLC	USA; Germantown, Maryland
QIAGEN Servicios México S. de R.L. de C.V.	Mexico; Mexico City
QIAGEN Shared Services LLC	USA; Germantown, Maryland
QIAGEN Shenzhen Co. Ltd.	China; Shenzhen
QIAGEN Singapore Pte. Ltd.	Singapore
QIAGEN South Africa Pty. Ltd.	South Africa; Johannesburg
QIAGEN Taiwan Co. Ltd.	Taiwan; Taipei
QIAGEN Thailand	Thailand; Bangkok
QIAGEN Treasury Management Services Ltd.	United Arab Emirates; Dubai
QIAGEN U.S. Finance Holdings (Luxembourg) SARL	Luxembourg, Luxembourg
QIAGEN U.S. Finance LLC	USA; Germantown, Maryland
QIAGEN U.S. Finance Ltd.	Ireland; Dublin
QIAGEN US REAL ESTATE MANAGEMENT LLC	USA; Germantown, Maryland
Research Biolabs Pte. Ltd.	Singapore
Scandinavian Gene Synthesis (SGS) AB	Sweden; Köping
STAT-Dx Life S.L.	Spain; Barcelona
TianGen Biotech (Beijing) Co. Ltd.	China; Peking

Annex 3
Financing Confirmations of J.P. Morgan Securities plc Frankfurt Branch and Morgan Stanley & Co. International plc
[see attached]

NON-BINDING ENGLISH TRANSLATION
Quebec B.V. Takkebijsters 1 4817 BL Breda The Netherlands
Frankfurt am Main, 28 April 2020
Cash confirmation pursuant to section 13 para. 1 sentence 2 of the German Securities Acquisition and Takeover Act (WpÜG) regarding the voluntary public takeover offer of Quebec B.V. to the shareholders of QIAGEN N.V. relating to the acquisition of all outstanding shares of QIAGEN N.V. against payment of a cash consideration in the amount of EUR 39.00 per share of QIAGEN N.V.
Ladies and Gentlemen,
J.P. Morgan Securities plc Frankfurt Branch, registered in the commercial register of Frankfurt am Main under HRB 45952, with its seat at Taunustor 1, 60310 Frankfurt am Main, is an investment service enterprise independent of Quebec B.V. within the meaning of section 13 para. 1 sentence 2 WpÜG.
We hereby confirm pursuant to section 13 para. 1 sentence 2 WpÜG that Quebec B.V. has taken the necessary measures to ensure that it has at its disposal the necessary means to fully perform the above-mentioned takeover offer at the time the cash consideration will be due.
We consent to the publication of this letter in the offer document regarding the above-mentioned takeover offer pursuant to section 11 para. 2 sentence 3 no. 4 WpÜG.
Yours sincerely,
J.P. Morgan Securities plc Frankfurt Branch
(This translation is non-binding and will not be signed)	(This translation is non-binding and will not be signed)

Dorothee Blessing Managing Director	Florian Roeckl Managing Director

[Morgan Stanley & Co International plc Letterhead]
NON-BINDING ENGLISH TRANSLATION
Quebec B.V.
Takkebijsters 1
4817 BL Breda
The Netherlands
London, 28 April 2020
Confirmation pursuant to section 13 para. 1 sentence 2 of the German Securities Acquisition and Takeover Act (WpÜG) regarding the takeover offer of Quebec B.V. to the shareholders of QIAGEN N.V. relating to the acquisition of all outstanding shares of QIAGEN N.V. against payment of a cash consideration in the amount of EUR 39.00 per share of QIAGEN N.V.
Ladies and Gentlemen,
Morgan Stanley & Co International plc is an investment service enterprise independent of Quebec B.V. within the meaning of section 13 para. 1 sentence 2 WpÜG.
We hereby confirm that Quebec B.V. has taken the necessary measures to ensure that it has at its disposal the necessary means to fully perform the above-mentioned takeover offer at the time the cash consideration will be due.
We consent to the publication of this letter in the offer document regarding the above takeover offer pursuant to section 11 para. 2 sentence 3 no. 4 WpÜG.
Yours sincerely,
/s/ Jan Weber Jan Weber Managing Director Morgan Stanley & Co International plc